As filed with the U.S. Securities and Exchange Commission on June 13, 2017
Registration No. 333-217498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pyxis Tankers Inc.
(Exact name of Registrant as specified in its charter)

Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
59 K. Karamanli Street
Maroussi 15125 Greece
+30 210 638 0200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Pyxis Maritime (USA) LLC
47 Duck Pond Road
Glen Cove, NY 11542
(516) 455-0106
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Antonios C. Backos, Esq. Pyxis Tankers Inc. 59 K. Karamanli Street Maroussi 15125 Greece +30 210 638 0180	Alexander A. Gendzier, Esq. Rory T. Hood, Esq. Jones Day 250 Vesey Street New York, NY 10281 (212) 326-3939	Barry I. Grossman, Esq. Sarah Williams, Esq. Joshua N. Englard, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value U.S. $0.001 per share	$11,500,000	$1,333(3)

(1)
Includes the offering price of common stock that may be sold pursuant to the underwriters’ over-allotment option.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUSSUBJECT TO COMPLETION DATED JUNE 13, 2017
$10,000,000
         Shares of Common Stock
PYXIS TANKERS INC.

We are offering $10,000,000 in shares of our common stock (“Common Stock”).
Our Common Stock is listed on the NASDAQ Capital Market under the symbol “PXS.” On June 12, 2017, the last reported sale price of our Common Stock on the NASDAQ Capital Market was $1.97 per share.

We are an “emerging growth company” as that term is used in the Securities Act of 1933, as amended (the “Securities Act”), and, as such, we may elect to comply with certain reduced public company reporting requirements.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us Before Expenses(1)
Per share	$	$	$
Total	$	$	$

(1)
We have agreed to reimburse Maxim Group LLC (“Maxim”) for certain expenses incurred by them in connection with this offering. See “Underwriting.”

We have granted the underwriters (together, the “Underwriters”) a 45-day option to purchase up to an additional             shares of Common Stock to cover over-allotments at the public offering price less the underwriting discount. If the Underwriters exercise their option in full, the total underwriting discounts and commissions payable by us will be $         and the total proceeds to us will be $        .
Delivery of the shares of Common Stock is expected to be made on or about            , 2017.
Joint Book Running Managers
Maxim Group LLCAegis Capital Corp.
Prospectus dated            , 2017

We and the Underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We may not sell these securities until the registration statement, of which this prospectus forms a part, that we have filed with the SEC is effective. We and the Underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of the securities offered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We will update this prospectus as required by law.
We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
i

Industry and Market Data
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. We believe that such third-party information concerning industry and market data is reliable. Such third-party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.
ii

PROSPECTUS SUMMARY
This section summarizes some of the key information that appears in other sections of this prospectus. It may not contain all of the information that may be important to you. You should review carefully the risk factors and the more detailed information and financial statements included in this prospectus before making an investment decision. Unless the context otherwise requires, when used in this prospectus, the terms “Pyxis,” “we,” “our” and “us” refer to Pyxis Tankers Inc. and our consolidated subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. See the “Glossary of Shipping Terms” included in this prospectus for definitions of certain terms used in this prospectus that are commonly used in the shipping industry.
The Company
We are an international maritime transportation company focused on the product tanker sector. Our fleet is comprised of six double hull product tankers, which are employed under a mix of spot and medium-term time charters. As of June 1, 2017, our fleet had an average age of 6.2 years, based on dead weight tonnage, compared to an industry average of approximately 10.7 years as of February 28, 2017, with a total cargo carrying capacity of 216,635 dead weight tonnage (“dwt”). We acquired these six vessels from affiliates of our founder and Chief Executive Officer, Mr. Valentios Valentis. Four of the vessels in the fleet are medium-range tankers (“MRs”), three of which have eco-efficient or eco-modified designs, and two are short-range tanker sister ships. Each of the vessels in the fleet has International Maritime Organization (“IMO”) certifications and is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.
Our principal objective is to own and operate our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the product tanker sector to maximize our revenues. We intend to expand the fleet through selective acquisitions of modern product tankers, primarily MRs, and to employ our vessels through time charters to creditworthy customers and on the spot market. We intend to continually evaluate the markets in which we operate and, based upon our view of market conditions, adjust our mix of vessel employment by counterparty and stagger our charter expirations. In addition, we may choose to opportunistically direct asset sales when conditions are appropriate, and may pursue a sale or other long-term strategies for our small tankers.
Current Fleet
The following chart provides summary information concerning our fleet as of June 1, 2017:
Vessel Name	Year Built	Shipyard	Vessel Type	Carrying Capacity (dwt)	Type of Charter	Charter Rate (p/day)(1)	Anticipated Delivery Date
Pyxis Epsilon	2015	SPP/ S. Korea	MR	50,295	Time	$13,350	Dec. 2017
Pyxis Theta	2013	SPP/ S. Korea	MR	51,795	Spot	n/a	n/a
Pyxis Malou	2009	SPP/ S. Korea	MR	50,667	Spot	n/a	n/a
Pyxis Delta	2006	Hyundai/S. Korea	MR	46,616	Time	$13,125	Sep. 2017
Northsea Alpha	2010	Kejin/China	Small Tanker	8,615	Spot	n/a	n/a
Northsea Beta	2010	Kejin/China	Small Tanker	8,647	Spot	n/a	n/a
	Avg Age: 6.2			Total: 216,635

(1)
This table shows gross rates and does not reflect any commissions payable.

Targeted Vessel
Promptly after closing this offering, we intend to use the proceeds of this offering to pay a portion of the purchase price of the common stock of Ninthone Corp., a Republic of the Marshall Islands (the “Marshall Islands”) registered company (“Ninthone”), whose principal asset is the following vessel (the “Targeted Vessel”):
Vessel Name	Year Built	Shipyard	Vessel Type	Carrying Capacity (dwt)	Type of Charter	Charter Rate (p/day)(1)	Anticipated Delivery Date
Pyxis Lamda	2017	SPP/S. Korea	MR	50,147	Time	$13,250	Jan. 2018

(1)
The Targeted Vessel is chartered for one year at a daily charter rate of  $13,250 for the first six months and $14,250 for the balance of the charter period.

The double hull tanker is considered to be the latest generation of eco-efficient design and is currently operating under a one-year time charter with one of our established customers. The acquisition of this high specification MR will reduce the average age of our fleet and increase charter coverage of available days in 2017.
We have entered into a stock purchase agreement with Pyxis Holdings Inc. (“Holdings”), the 100% owner of Ninthone, to purchase the common stock of Ninthone. The acquisition price of  $9.3 million will be financed by utilizing approximately $4.5 million of the proceeds of this offering and issuing $4.8 million in a number of shares of our Common Stock determined based on the public offering price per share of the Common Stock offered hereby to Holdings’ parent, Maritime Investors Corp. (“Maritime Investors”), pursuant to an exemption from the registration requirements of the Securities Act (the “Acquisition Placement”). We will also assume Ninthone’s outstanding debt of  $25.3 million and its restricted cash of $0.4 million, as part of Ninthone’s other assets and liabilities. For more information on our relationship with Maritime Investors, see “Risk Factors — Risks Related to our Common Stock and this Offering — Maritime Investors beneficially owns approximately 93% of our total outstanding Common Stock, which may limit shareholders’ ability to influence our actions.” The closing of our purchase of Ninthone pursuant to the stock purchase agreement is subject to customary closing conditions as well as the consummation of this offering.
We intend to use the balance of the proceeds of this offering for working capital and other general corporate purposes.
Competitive Strengths
We believe that we possess a number of competitive strengths relative to other product tanker companies, including:
•
High Quality Fleet of Modern Tankers.   As of June 1, 2017, our fleet had an average age of 6.2 years, based on dwt, compared to an industry average of approximately 10.7 years as of February 28, 2017. Our fleet of vessels consists mainly of MR tankers that were built in Korean shipyards. We believe these vessels, along with our smaller tankers, provide our customers with high quality and reliable transportation of cargos at competitive operating costs. Owning a modern fleet reduces off-hire time, repairs and maintenance costs, including dry-docking expenses, and improves safety and environmental performance. Also, lenders are attracted to modern, well maintained vessels, which can result in more reasonable terms for secured loans.

•
Established Relationships with Charterers.   We have developed long-standing relationships with a number of leading tanker charterers, including major integrated and national oil companies, refiners, international trading firms and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. Our customers have included, among others, Shell, Valero, Koch, Trafigura, Total and Vitol. We strive to meet high standards of operating performance, achieve cost-efficient operations, reliability and safety in all of our operations and maintain long-term relationships with our customers. We believe that our charterers value our fleet of modern, quality tankers as well as our management team’s industry experience. These attributes should allow us to continue to charter our vessels and expand our fleet.
•
Competitive Cost Structure.   Even though we currently operate a relatively small number of vessels, we believe we are very cost competitive as compared to other companies in our industry. For example, during the year ended December 31, 2016, our daily operating costs per vessel were $5,861, while our general and administrative expenses were $1,172 per vessel, per ownership day. In addition, during the three-month period ended March 31, 2017, our daily operating costs per vessel were $5,491, while our general and administrative expenses were $1,424 per vessel, per ownership day. This is a result of our fleet profile, our experienced technical and commercial managers as well as the hands-on approach and substantial equity ownership of our management team. Our technical manager, International Tanker Management (“ITM”), manages 42 tankers, including our vessels. Our technical and commercial management fees aggregate to approximately $750 per day per vessel, which is competitive within our industry. The collaborative approach between our management team and our external managers creates a platform that we believe is able to deliver excellent operational results at competitive costs and positions us for further growth.

•
Well-Positioned to Capitalize on Improving Rates.   We believe our current fleet is positioned to capitalize when spot and time charter rates improve. As of June 1, 2017, we had two tankers under time charters and four under spot voyages. As of June 1, 2017, 23% of our fleet’s available days in 2017 were contracted, exclusive of charterers’ options. For any additional tankers we acquire, we expect to continue to employ our mixed chartering strategy.

•
Experienced Management Team.   Our four senior officers, led by our Chairman and Chief Executive Officer, Mr. Valentis, have combined over 100 years of industry experience in shipping, including vessel ownership, acquisitions, divestitures, newbuildings, dry-dockings and vessel modifications, on-board operations, chartering, technical supervision, corporate management, legal/regulatory, accounting and finance.

Business Strategy
Our principal objective is to own, operate and grow our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the tanker sector. Our strategy to achieve this objective includes the following:
•
Maintain High Quality Fleet of Modern Tankers.   We intend to maintain a high quality fleet that meets rigorous industry standards and our charterers’ requirements and that has an average age of seven years or less. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built the vessels. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of modern, high quality vessels. Our MR tankers include eco-efficient and eco-modified designed vessels which offer the benefits of lower bunker consumption and reduced emissions. In addition, we are able to cost-effectively operate standard older MRs. We also intend to maintain the quality of our fleet through ITM’s comprehensive planned maintenance and preventive maintenance programs.

•
Grow the Fleet Opportunistically.   We plan to take advantage of what we believe to be attractive asset values in the product tanker sector to expand our fleet through acquisitions. We believe that demand for tankers will expand as trade routes for liquid cargoes continue to evolve to developed markets, such as those in the United States and Europe, and as changes in refinery production patterns in developing countries such as China and India, as well as in the Middle East, contribute to increases in the transportation of refined petroleum products. We believe that a diversified tanker fleet will enable us to serve our customers across the major tanker trade routes and to continue to develop a global presence. We have strong relationships with reputable owners, charterers, banks and shipyards, which we believe will assist us in identifying attractive vessel acquisition opportunities. We intend to focus primarily on the acquisition of IMO II and III class MR tankers of eight years of age or less, which have been built in Tier 1 Asian shipyards and have modern bunker efficient designs given demands for lower bunker consumption and concerns about environmental emissions. We will also consider acquisitions of newbuild vessels (also called re-sales), which typically have lower operating costs, and of fleets of existing vessels when such acquisitions are accretive to shareholders or provide other strategic or operating advantages to us.
•
Optimize the Operating Efficiency of our Fleet.   We evaluate each of our existing and future vessels regarding their operating efficiency, and if we believe it will advance the operation of our fleet and benefit our business, we may make vessel modifications to improve fuel consumption and meet stricter environmental standards. We will consider making such modifications when the vessels complete their charter contracts or undergo scheduled dry-docking, or with new acquisitions, at the time we acquire them. Among the modifications that we monitor and may make in the future to our vessels include: fitting devices that reduce main engine bunker consumption without reducing available power and speed; fitting devices that improve bunker combustion and therefore bunker consumption for auxiliary equipment; efficient electrical power generation and usage; minimizing hull and propeller frictional losses; systems that allow for optimized routing; and systems that allow for improved maintenance, performance monitoring and management. We refer to vessels that have one or more of these modifications as “eco-modified.” We have evaluated and successfully installed in vessels a variety of technologies and equipment that have resulted in operating efficiencies. For example, we completed modifications on the Pyxis Malou to improve its fuel efficiency and lower emissions during its fifth year special survey that we believe has resulted in our attaining an attractive return on such capital investment in the first year of operation. We will continue to build on our experience with these and other modifications and seek methods to efficiently improve the operational performance of our vessels while keeping costs competitive and in full regulatory compliance.

•
Utilize Portfolio Approach for Commercial Employment.   We expect to employ the vessels in our fleet under a mix of spot and time charters (with and without profit share), bareboat charters and pooling arrangements. We expect to diversify our charters by customer and staggered duration. In addition, any long-term time charters we enter into with a profit sharing component will offer us some protection when charter rates decrease, while allowing us to share in increased profits in the event rates increase. We believe that this portfolio approach to vessel employment is an integral part of risk management which will provide us a base of stable cash flows while providing us the optionality to take advantage of rising charter rates and market volatility in the spot market.

•
Preserve Strong Safety Record & Commitment to Customer Service and Support.   Pyxis Maritime Corp. (“Maritime”), our ship manager, and ITM have strong histories of complying with rigorous health, safety and environmental protection standards and have excellent vessel safety records. We intend to maintain these high standards in order to provide our customers with a high level of safety, customer service and support.

•
Maintain Financial Flexibility.   We intend to maintain financial flexibility to expand our fleet by targeting a balanced capital structure of debt and equity. As part of our risk management policies, we expect to enter into time charters for most of the vessels we acquire, which provide us predictable cash flows for the duration of the charter and attract lower-cost debt financing at more favorable terms. We believe this will allow us to build upon our strong commercial lending relationships and optimize our ability to access the public capital markets to respond opportunistically to changes in our industry and financial market conditions.

Tanker Industry Trends
Based on information provided by Drewry Maritime Advisors, we believe that following a long downturn in global shipping, the product tanker industry is in the process of stabilizing and shows signs of improving supply and demand fundamentals. In particular, we believe that the product tanker industry trends identified below create growth opportunities.
•
Newbuilding and secondhand vessel prices remain near historical lows and present an attractive entry point to make acquisitions. For example, as of May 31, 2017, the second hand value of a five year old MR2 was $24 million, which is 27.1% less than the average price during the period of 2006 – 16 of  $32.9 million.

•
Record low ordering of new MR tankers, which are considered the industry’s workhorse, is a function of various economic factors, including a soft market during the past year, Asian ship yard financial problems, restructurings and in some cases even closures, and limited availability of capital available to the industry primarily due to traditional commercial banks exiting the shipping sector. In addition, a number of mixed fleet owners have faced difficult financial circumstances because of challenging market conditions in other shipping sectors. As a result, from May 31, 2016 to May 31, 2017, only 27 new build orders were placed, all with Asian shipyards. As of this most recent date, the MR2 orderbook stood at 5.5% of worldwide fleet in terms of units of which an average of 2.5% per year is expected to be delivered during 2017-18, exclusive of delays in new build deliveries and scrapping.

•
New environmental regulations could result in older vessels becoming less economical to operate and result in greater vessel scrapping. New industry regulations for the treatment of ballast water, effective September 8, 2017, will require owners of each vessel to be in compliance at the next special survey after such date. The estimated fully-installed cost to retro-fit an MR2 tanker for a ballast water treatment system is estimated to be up to $1.0 million. In addition, stricter regulations regarding Sulphur emissions are scheduled to become effective as of January 1, 2020. At that time, in order to be in compliance, vessel owners may face the alternatives of either a) retro-fit the vessel with scrubber technology which is preliminarily estimated to cost upwards of  $3 million or b) burn more expensive low Sulphur fuels which are currently estimated to increase fuel cost for an older MR2 by approximately $6,000/day fully laden. As of May 31, 2017, 6.4% of the worldwide MR2 fleet or 104 ships were 20 years of age or more.

•
Overall seaborne trade of refined petroleum products has increased at a compound annual growth rate (“CAGR”) of 3.8% from 2006 to 2016 due to fundamental economic growth worldwide resulting in more demand for refined products, especially transportation fuels. Also, product tanker ton mile demand has risen at a CAGR of 5.3% during this period because of geographical shifts in trade routes and a changing refinery landscape. Further growth is expected as the U.S. has become a major exporter of products, due to increases in shale oil production and its relatively efficient refineries. Also, the growth of refinery capacity in areas such as India and the Middle East which are heavily focused on servicing export markets. Management estimates demand growth to be 2.5-3% per year over the near-term.

Our Corporate Structure
We were incorporated under the laws of the Marshall Islands on March 23, 2015. We own the vessels in our fleet through six separate wholly-owned subsidiaries that were incorporated in the Marshall Islands. We acquired the vessel-owning subsidiaries from affiliates of our founder and Chief Executive Officer in advance of the closing of the transactions contemplated by the LookSmart Agreement. In accordance with the terms of the Agreement and Plan of Merger, which we entered into on April 23, 2015 (the “LookSmart Agreement”), LookSmart, Ltd. (“LookSmart”), a company then listed on the NASDAQ Capital Market, completed its merger with and into our wholly-owned subsidiary, Maritime Technologies Corp., on October 28, 2015. As a condition precedent to the consummation of the merger, LookSmart transferred all of its business, assets and liabilities to its wholly-owned subsidiary, LookSmart Group, Inc. (“LSG”), and then spun off the ownership of this subsidiary to the LookSmart stockholders. We had a total of 18,244,671 shares of Common Stock issued and outstanding immediately following the merger and the issuance of our shares to the LookSmart stockholders.
We maintain our principal place of business at K. Karamanli 59, Maroussi 15125, Athens, Greece. Our telephone number at that address is +30 210 638 0200. We maintain our website at www.pyxistankers.com. Information available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus.
Make-Whole Right
In accordance with the terms of the LookSmart Agreement, if the price to the public of shares of Common Stock in this offering is less than $4.30 per share (the “Consideration Value”), former holders of LookSmart’s common stock as of April 29, 2015 (the “Legacy LookSmart Stockholders”) will be entitled to receive additional shares of our Common Stock (the “Make-Whole Right”). Assuming that all of these Legacy LookSmart Stockholders maintain their Make-Whole Right until, and exercise such right following the closing of this offering, and we price this offering at $1.97 per share (the closing price of our shares on June 12, 2017), then we would expect to issue 1,102,032 additional shares to the Legacy LookSmart Stockholders.
Dividend Policy
We do not intend to pay dividends in the near future and will make dividend payments to our shareholders in the future only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal, fiduciary and contractual requirements, including our current and future loan agreements. The payment of any dividends is not guaranteed or assured, and if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.
Loan Agreements
Our vessel owning subsidiaries, as borrowers, entered into separate loan agreements (other than Secondone Corp. (“Secondone”) and Thirdone Corp. (“Thirdone”), which borrowed under one loan agreement, and Sixthone Corp. (“Sixthone”) and Seventhone Corp. (“Seventhone”), which also borrowed under one loan agreement) to finance the purchase of each of the vessels in our fleet. Each of these loan agreements is secured by a first priority mortgage over the vessel and a first priority assignment of the vessel’s insurances and earnings. For more information on our loan agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness.”
Risk Factors
We face a number of risks associated with our business and industry and regarding our ability to utilize our strengths and implement our business strategy. These risks include, among others, the highly cyclical tanker industry; partial dependence on spot charters; fluctuating charter values; changing economic, political and governmental conditions affecting our industry and business; material changes in applicable laws and regulations; full performance by counterparties, particularly charterers; acquisitions and dispositions; increased operating expenses; increased capital expenditures; taxes; maintaining customer relationships; maintaining sufficient liquidity; financing availability and terms; and management turnover. This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in our Common Stock. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 13.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:
•
we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
we are exempt from compliance with any requirement that the Public Company Accounting Oversight Board (the “PCAOB”) may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•
we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements;

•
we are granted the ability to present more limited financial data in this registration statement, of which this prospectus is a part; and

•
we may elect not to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company by 2020 or if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected not to opt-out of such extended transition period, which means that when a new or revised accounting standard is issued, and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard.

The Offering
Shares of Common Stock outstanding
18,277,893 shares of Common Stock
Shares of Common Stock to be offered in this offering
         shares of Common Stock
Over-allotment option
We have granted the Underwriters a 45-day option to purchase, from time to time, up to an additional         shares of our Common Stock to cover over-allotments, if any.
Shares of Common Stock to be outstanding immediately after this offering(1):
— assuming no exercise of over-allotment
         shares of Common Stock
— assuming full exercise of over-allotment
         shares of Common Stock
Use of Proceeds
We estimate that the net proceeds to us from the sale of shares of Common Stock in this offering will be approximately $         after deducting underwriting discounts and commissions and estimated expenses payable by us, assuming the Underwriters do not exercise their over-allotment option. We intend to use $4.5 million of the proceeds of this offering to pay a portion of the purchase price of the common stock of Ninthone, whose principal asset is the Targeted Vessel. The remainder will be used for working capital and to fund general corporate purposes. For more information on the Targeted Vessel, see “Prospectus Summary — Targeted Vessel” on page 2 of this prospectus. For more information on the use of proceeds, see “Use of Proceeds” on page 46 of this prospectus.
Risk Factors
See “Risk Factors” on page 13 of this prospectus and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our Common Stock.
Listing
Our Common Stock is listed on the NASDAQ Capital Market under the symbol “PXS.”
Lock-Up Agreements
We, all of our executive officers and directors, and certain affiliates will enter into lock-up agreements with the Underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Maxim, offer, sell, contract to sell or otherwise dispose of or hedge Common Stock or securities convertible into or exchangeable for Common Stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 90 days after the date of the closing of this offering. For more information, see “Underwriting” on page 148 of this prospectus.

(1)
Excludes          shares of Common Stock to be issued in connection with the Acquisition Placement and the exercise of the Make-Whole Right by Legacy LookSmart Stockholders, assuming the Legacy LookSmart Stockholders maintain their Make-Whole Right and exercise such right. For more information on the Make-Whole Right, see “Business — The LookSmart Agreement and Make-Whole Right.”

Summary Financial and Other Data
The following tables set forth our summary consolidated financial data and other operating data for the periods presented. The summary consolidated financial data as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary consolidated financial data as of December, 31 2013 and 2014 and for the year ended December 31, 2013 are derived from our audited consolidated financial statements that are not included in this prospectus. The summary interim consolidated financial data as of March 31, 2016 and 2017 and for the three-month periods ended March 31, 2016 and 2017 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. This summary is not meant to be a comprehensive statement of our unaudited financial results for these periods and these results are not necessarily indicative of our results for future periods. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The data set forth below should be read in conjunction with the audited consolidated financial statements, related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Statement of Comprehensive Income/(Loss) Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars, except per share data)	2013	2014	2015	2016	2016	2017
Voyage revenues	$21,980	$27,760	$33,170	$30,710	$8,448	$7,715
Voyage related costs and commissions	(3,817)	(10,030)	(4,725)	(6,611)	(805)	(3,006)
Vessel operating expenses	(10,220)	(11,064)	(13,188)	(12,871)	(3,303)	(2,965)
General and administrative expenses	(173)	(93)	(1,773)	(2,574)	(660)	(769)
Management fees, related parties	(468)	(611)	(577)	(631)	(145)	(175)
Management fees, other	(823)	(922)	(1,061)	(1,024)	(262)	(232)
Depreciation and amortization of special survey costs	(4,677)	(5,649)	(5,884)	(6,004)	(1,497)	(1,391)
Bad debt provisions	—	—	—	—	—	(181)
Vessel impairment charge	—	(16,930)	—	(3,998)	—	—
Other income	192	—	74	—	—	—
Interest expenses and finance cost, net	(402)	(1,704)	(2,531)	(2,810)	(701)	(699)
Net income / (loss)	$1,592	$(19,243)	$3,505	$(5,813)	$1,075	$(1,703)
Earnings / (loss) per common share, basic and diluted	$0.09	$(1.05)	$0.19	$(0.32)	$0.06	$(0.09)
Weighted average number of shares, basic	18,244,671	18,244,671	18,244,671	18,277,893	18,277,893	18,277,893
Weighted average number of shares, diluted	18,244,671	18,244,671	18,277,893	18,277,893	18,277,893	18,277,893
Balance Sheet Data
	As of December 31,				As of March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Total current assets	$4,247	$3,519	$6,028	$4,184	$5,145	$5,040
Total other non-current assets	1,104	975	5,193	5,215	5,130	5,198
Total fixed assets, net	132,265	117,445	130,501	121,341	129,067	119,968
Total assets	137,616	121,939	141,722	130,740	139,342	130,206
Total current liabilities	17,298	7,047	11,200	12,870	12,327	16,026
Total non-current liabilities	65,998	60,991	75,956	69,117	71,374	67,130
Total stockholders’ equity	54,320	53,901	54,566	48,753	55,641	47,050

Statement of Cash Flows Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Net cash provided by operating activities	$5,992	$5,362	$12,366	$4,446	$978	$1,803
Net cash used in investing activities	(29,389)	(7,156)	(18,766)	—	—	—
Net cash provided by/(used in) financing activities	25,054	241	9,875	(7,785)	(2,121)	(2,121)
Change in cash and cash equivalents	1,657	(1,553)	3,475	(3,339)	(1,143)	(318)
Other Summary Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars unless indicated otherwise)	2013	2014	2015	2016	2016	2017
EBITDA(1)	$6,671	$(11,890)	$11,920	$3,001	$3,273	$387
Adjusted EBITDA(1)	6,671	5,040	12,063	6,999	3,273	387
Ownership days(2)	1,566	1,825	2,177	2,196	546	540
Available days(3)	1,566	1,806	2,137	2,176	546	540
Operating days(4)	1,523	1,694	2,092	1,986	533	480
Utilization %(5)	97.2%	93.8%	97.9%	91.3%	97.6%	88.9%
Daily time charter equivalent rate(6)	$11,926	$10,466	$13,597	$12,134	$14,339	$9,810
Average number of vessels(7)	4.3	5.0	6.0	6.0	6.0	6.0
Number of vessels at period end	5	5	6	6	6	6
Weighted average age of vessels(8)	4.0	5.0	4.8	5.8	5.1	6.1

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represents the sum of net income/(loss), interest and finance costs, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents EBITDA before vessel impairment charge and stock compensation. EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP.

EBITDA and Adjusted EBITDA are presented in this prospectus as we believe that they provide investors with means of evaluating and understanding how our management evaluates operating performance. These non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures do not have standardized meanings, and are therefore unlikely to be comparable to similar measures presented by other companies.

The following table reconciles net income/(loss) to EBITDA and Adjusted EBITDA.
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Net income / (loss)	$1,592	$(19,243)	$3,505	$(5,813)	$1,075	$(1,703)
Depreciation	4,520	5,446	5,710	5,768	1,435	1,373
Amortization of special survey costs	157	203	174	236	62	18
Interest and finance costs, net	402	1,704	2,531	2,810	701	699
EBITDA	6,671	(11,890)	11,920	3,001	3,273	387
Vessel impairment charge	—	16,930	—	3,998	—	—
Stock compensation	—	—	143	—	—	—
Adjusted EBITDA	6,671	5,040	12,063	6,999	3,273	387
(2)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(3)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(6)
Daily time charter equivalent (“TCE”) is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(7)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(8)
Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dwt of each vessel on the total fleet dwt.

Recent Daily Fleet Data
	Year ended December 31,				Three-month period ended March 31,
(In U.S. Dollars, except for utilization %)	2013	2014	2015	2016	2016	2017
Eco-Efficient MRS: (2 of our vessels)
TCE	$14,401	$15,210	$15,631	$15,015	$15,698	$14,043
Opex(1)	10,908	5,584	6,430	5,754	6,334	5,622
Utilization %	100.0%	100.0%	99.4%	97.0%	99.5%	84.4%
Eco-Modified MR2: (1 of our vessels)
TCE	21,114	12,596	17,480	10,705	17,653	11,050
Opex(1)	6,337	6,802	6,461	6,255	6,553	6,347
Utilization %	100.0%	86.4%	91.3%	92.9%	100.0%	97.8%
Standard MR2: (1 of our vessels)
TCE	13,021	12,019	17,237	15,504	18,730	10,119
Opex(1)	6,376	6,739	6,325	6,772	6,445	5,931
Utilization %	99.2%	95.4%	100.0%	90.5%	100.0%	96.7%
Handysize Tankers: (2 of our vessels)
TCE	6,116	6,200	7,622	7,939	8,768	4,717
Opex(1)	6,062	5,581	5,358	5,315	5,318	4,711
Utilization %	94.5%	93.4%	98.6%	85.1%	93.4%	85.0%
Fleet: (6 vessels)
TCE	11,926	10,466	13,597	12,134	14,339	9,810
Opex(1)	6,527	6,062	6,058	5,861	6,050	5,491
Utilization %	97.2%	93.8%	97.9%	91.3%	97.6%	88.9%

(1)
Vessel operating expenses per day (“Opex”) for a vessel consist primarily of crew wages and related costs, insurance, lube oils, communications, spares and consumables, tonnage taxes as well as repairs and maintenance, divided by the days in the applicable period. See “The International Product Tanker Shipping Industry — Eco Ships” for a description of the terms “eco-efficient,” “eco-modified” and “standard.”

Our fleet consists of two eco-efficient MR2 tankers, the Pyxis Theta and the Pyxis Epsilon, one eco-modified MR2, the Pyxis Malou, one standard MR2 (a non-eco-efficient or eco-modified tanker, which was built prior to 2012), the Pyxis Delta, and the handysize tankers, the Northsea Alpha and the Northsea Beta. The eco-efficient MR2 tankers were primarily under time charter during the respective operating periods. The Pyxis Epsilon was delivered to us in January 2015, and the higher operating expenses in that year reflected vessel start-up costs. During 2014 to 2016, the remaining vessels in our fleet were employed at various occasions under time and spot charters. Lower TCE and utilization rates in 2014 and 2016 for these vessels primarily reflected greater spot charter activity.

RISK FACTORS
Any investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus, including our consolidated financial statements and the related notes, before making an investment decision regarding our Common Stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition or operating results or the trading price of our Common Stock.
Risks Related to Our Industry
Operating ocean-going vessels is inherently risky.
The operation of ocean-going vessels in international trade is affected by a number of risks. Our vessels and their cargoes will be at risk of being damaged or lost because of events, including bad weather, grounding, fire, explosions, mechanical failure, personal injury, vessel and cargo property loss or damage, hostilities, labor strikes, adverse weather conditions, stowaways, placement on our vessels of illegal drugs and other contraband by smugglers, war, terrorism, piracy, human error, environmental accidents generally, collisions and other catastrophic natural and marine disasters. An accident involving any of our vessels could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, damage to our customer relationships, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business or higher insurance rates.
In addition, the operation of tankers, and product tankers in particular, has unique operational risks associated with the transportation of refined petroleum products and chemicals. A spill of refined petroleum products or chemicals may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. We could also become subject to personal injury or property damage claims relating to the release of, or exposure to, hazardous materials associated with our operations. Violations of, or liabilities under, environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels. Compared to other types of vessels, product tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision or other cause due to the high flammability and high volume of the products transported in tankers. In addition, if our vessels are found with contraband, we may face governmental or other regulatory claims. Any of these circumstances or events could negatively impact our business, results of operations and financial condition.
If our vessels suffer damage, they may need to be repaired at a shipyard. The costs of repairs are unpredictable and may be substantial. We may have to pay repairs that our insurance does not cover in full. In addition, we may be unable to find space at a suitable shipyard or our vessels may be forced to travel to a shipyard that is not conveniently located to our vessels’ positions. The loss of revenues and continuation of certain operating expenses while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial conditions. In addition, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
We operate our vessels worldwide and as a result, our vessels are exposed to international risks that may reduce revenue or increase expenses.
The international shipping industry is an inherently risky business involving global operations. In addition to the circumstances and events summarized above, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions that may reduce our revenue or increase our expenses. International shipping is also subject to various security and customs inspection and related procedures in countries of origin and destination and transshipment points. Inspection procedures can result in the seizure of cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations and financial condition.
Charter hire rates for product tankers are cyclical and volatile.
The product tanker market is cyclical and volatile in charter hire rates. The degree of charter hire rate volatility among different types of product tankers has varied widely, and, as a result, our ability to charter, or to re-charter our vessels upon the expiration or termination of our current charters, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the product tanker market at that time and changes in the supply and demand for vessel capacity. After reaching historic highs in mid-2008, charter hire rates for product tankers declined significantly before increasing in 2015 and then declining again in 2016. If charter hire rates remain depressed or fall further in the future when our charters expire, we may be unable to re-charter our vessels at rates as favorable to us, with the result that our earnings and available cash flow will continue to be adversely affected. In addition, a decline in charter hire rates will likely cause the value of our vessels to decline.
Charter hire rates depend on the demand for, and supply of, product tanker vessels. The factors that influence the demand for product tanker vessel capacity are unpredictable and outside of our control, and include, among others:
•
demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;

•
competition from alternative sources of energy and a shift in consumer demand towards other energy resources such as wind, solar or water energy;

•
regional availability of refining capacity;

•
the globalization of manufacturing;

•
global and regional economic and political conditions and developments in international trade;

•
increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those areas;

•
changes in seaborne and other transportation patterns, including changes in the distances over which refined petroleum and chemical cargoes are transported;

•
competition from other shipping companies and other modes of transportation that compete with product tankers;

•
environmental and other regulatory developments;

•
international sanctions, embargoes, import and export restrictions, nationalizations and wars;

•
currency exchange rates; and

•
weather and natural disasters.

The factors that influence the supply of product tanker vessel capacity are also outside of our control and unpredictable and include, among others:
•
the number of product tanker newbuilding deliveries;

•
the scrapping rate of older product tankers;

•
the price of steel and vessel equipment;

•
the cost of newbuildings and the cost of retrofitting or modifying secondhand product tankers as a result of charterer requirements;

•
availability and cost of capital;

•
cost and supply of labor;

•
technological advances in product tanker design and capacity;

•
conversion of product tankers to other uses and the conversion of other vessels to product tankers;

•
product tanker freight rates, which are themselves affected by factors that may affect the rate of newbuilding, scrapping and laying-up of product tankers;

•
port and canal congestion;

•
exchange rate fluctuations;

•
changes in environmental and other regulations that may limit the useful lives of product tankers; and

•
the number of product tankers that are out of service.

These factors influencing the supply of and demand for product tanker capacity and charter rates are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. A global economic downturn may reduce demand for transportation of refined petroleum products and chemicals. We cannot assure you that we will be able to successfully charter our product tankers in the future at all or at rates sufficient to allow us to meet our contractual obligations, including repayment of our indebtedness, or to pay dividends to our shareholders.
Product tanker rates fluctuate based on seasonal variations in demand.
Product tanker markets are typically stronger in the winter months as a result of increased refined petroleum products consumption in the northern hemisphere and weaker in the summer months as a result of lower consumption in the northern hemisphere and refinery maintenance that is typically conducted in the summer months. Unpredictable weather patterns during the winter months in the northern hemisphere tend to disrupt vessel routing and scheduling. The price volatility of products resulting from these factors has historically led to increased product trading activities in the winter months. As a result, revenues generated by vessels are typically weaker during the quarters ended June 30 and September 30, and stronger in the quarters ended March 31 and December 31. If increased revenues generated in the fall/winter months are not sufficient to offset any decreases in revenue in the spring/summer months, it may have an adverse effect on our business results, results of operations and financial condition.
An over-supply of product tanker capacity may lead to reductions in charter rates, vessel values and profitability.
The market supply of product tankers is affected by a number of factors such as the demand for energy resources, oil, petroleum and chemical products, as well as overall global economic growth. There has been a global trend towards energy efficient technologies and alternative sources of energy. In the long-term, demand for oil may be reduced by increased availability of such energy sources and machines that run on them. In addition, reduced global supply of oil due to coordinated action, such as the production cuts recently agreed by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations, may lead to an over-supply of product tanker capacity due to lower demand for the transportation of refined petroleum products.
Furthermore, if the capacity of new ships delivered exceeds the capacity of product tankers being scrapped and lost, product tanker capacity will increase. For example, as of May 31, 2017, the order book for MRs represented 6.9% of the existing MR fleet capacity and the order book may increase further in the future. If the supply of product tanker capacity increases and if the demand for product tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline.
A reduction in charter rates and the value of our vessels for any of these reasons may have a material adverse effect on our business, results of operations and financial condition.

Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in many regions of the world. Although the frequency of piracy on ocean-going vessels has decreased since 2014, piracy incidents continue to occur, such as in the Gulf of Aden off the coast of Somalia and the Gulf of Guinea. Tanker vessels are particularly vulnerable to attacks by pirates. If regions in which our vessels are deployed are characterized as “war risk’’ zones or “war and strikes” listed areas by insurers, or other parties such as the Joint War Committee of Lloyds Insurance and IUA Company, premiums payable for coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents. In addition, any detention hijacking as a result of an act of piracy against our vessels could increase the cost or affect the availability of insurance for our vessels. These risks could have a material adverse impact on our business, results of operations and financial condition.
Our substantial operations outside the United States expose us to political, governmental and economic instability.
Our operations are primarily conducted outside the United States and may be adversely affected by changing or adverse political, governmental and economic conditions in the countries where our vessels are flagged or registered, and in the regions where we operate. In particular, we may derive some portion of our revenues from our vessels transporting refined petroleum products from politically unstable regions.
Terrorist attacks, such as the attacks that occurred against targets in the United States on September 11, 2001, Mumbai on November 26, 2008, Paris on November 13, 2015, Nice on July 14, 2016, and continuing hostilities in Iraq, Syria, Afghanistan and elsewhere in the Middle East and the world may lead to additional armed conflicts or to further acts of terrorism and civil disturbance causing instability. Our operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions, or a disruption of, or limit to, trading activities or other adverse events or circumstances in or affecting the countries and regions where we operate or where we may operate in the future.
Our operations are also potentially vulnerable to economic instability inherent in political and government risk. In particular, the shipping industry, like many others, is dependent on the continued growth of emerging markets. For example, the Chinese government’s reputation and economic reforms continue to develop. Many of the reforms by the Chinese government are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. Due to these and other risks, there can be no assurance that China’s economy will continue to exhibit high growth.
In addition, fluctuations in exchange rates may affect charter rates and may adversely affect the profitability in U.S. dollars of the services we provide in foreign markets where payment is made in other currencies. All of our consolidated revenue is received in U.S. dollars. The amount and frequency of expenses paid in currency other than the U.S. dollar (such as vessel repairs, supplies and stores) may fluctuate from period to period. Depreciation in the value of the U.S. dollar relative to other currencies increases the U.S. dollar cost to us. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations, including the continued devaluation of the Yuan by the People’s Bank of China that commenced in August 2015. Even if we implement hedging strategies to mitigate this risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the hedging activities and potential accounting implications.
Political instability in Greece may have an adverse impact on our and Maritime’s operations in that country. We are headquartered in Greece, which continues to be in the midst of an economic crisis that includes, among other things, a high budget deficit compared to previous years. The Greek government is adopting reforms, and it is not clear how this new legislation will be implemented in practice. On August 19, 2015, the European Commission signed a Memorandum of Understanding (the “MoU”) with Greece following approval by the European Stability Mechanism Board of Governors for further stability support accompanied by a third economic adjustment program. Within the scope of the MoU, the Greek government has committed to phasing out special tax treatments of the shipping industry. Over recent years, Greece has subjected foreign flag vessels (jointly with their owners and their Greece-based ship managers) to tonnage tax equal to that payable for equivalent Greek flag vessels on condition of providing a tax credit for the equivalent taxes actually incurred in respect of the same vessels towards their flag states. Greece has also enacted legislation increasing the levels of tonnage tax by 4% until 2020 in conformity with the MoU. In addition, Greek tax-related shipping legislation is currently under scrutiny by the EU Competition Commission, and the European Commission has the ability to amend the existing shipping tax-related legislation in Greece by early 2019. As part of its reforms, the government in Greece may impose additional taxes on ship management companies located in Greece, as well as on shipowners with vessels under the management of such Greece-based managers, including on shipping income which currently benefits from a dividend tax exemption.
Any of these factors may interfere with the operation of our vessels, increase the cost and risk that insurance will be unavailable, insufficient or more expensive for our vessels and increase our costs, which could harm our business, results of operations and financial condition.
The current global economic condition and financial environment may negatively affect our business.
In recent years, businesses in the global economy have faced slower growth, recessions, limited or no credit or credit on less favorable terms than previously obtained, lower demand for goods and services, reduced liquidity and declining capital markets. These factors have had, and in part continue to have, a negative effect on the demand for refined petroleum products including fuel oil or bunkers, which, along with diminished trade credit available for the delivery of such cargoes have led to decreased demand for product tankers, creating downward pressure on charter rates and reduced product tanker values. In particular, a significant number of the port calls we expect our vessels to make will likely involve the loading or discharging of cargo in ports in Organization of Economic Cooperation and Development countries and the Asia Pacific region. China’s economy has shown signs of slowing its growth rate. We cannot assure you that the Chinese, Indian or Japanese economies, which generate a substantial amount of demand for shipping companies, will not experience a significant contraction or otherwise negatively change in the future, especially due to the recent effects from the turmoil in the Chinese capital markets. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union (“EU”) or various Asian countries may adversely affect economic growth in China and elsewhere. In addition, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for our services.
These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions, especially those lending in the shipping industry, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), increased margins or lending rates or have refused to refinance existing debt at all. Moreover, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Further tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities.
Global economic conditions remain fragile with uncertainty surrounding full recovery and long-term prospects. If the current global economic and financial environment persists or worsens, we may be negatively affected in the following ways, among others:
•
we may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate our vessels profitably;

•
the market value of our vessels could decrease, which may cause us to, among other things, recognize losses if any of our vessels are sold or if their values are impaired, violate covenants in our current loan agreements and future financing agreements and be unable to incur debt at all or on terms that are acceptable to us; and

•
we may experience difficulties obtaining financing commitments or be unable to fully draw under loans we arrange in the future if the lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

In addition, as a result of the ongoing economic slump in Greece and the related austerity measures implemented by the Greek government, our and Maritime’s operations in Greece will likely be subjected to new regulations that will require us to incur new or additional compliance or other administrative costs and may require us to pay to the Greek government new taxes or other fees as described above. In particular, a recently enacted social security reform is likely to require us and Maritime to incur additional social security costs regarding our and Maritime’s Greek based personnel. Furthermore, the continuing debt crisis in Greece and a possible default in the future may undermine Greece’s political and economic stability and may lead it to exit the Eurozone, which may adversely affect our and Maritime’s operations located in Greece. Even though the Greek government has enacted measures to ease the flow of foreign funds transferred to Greece, we also face the risk that continued capital controls on banking deposits with Greek financial institutions and future strikes, work stoppages and civil unrest within Greece may disrupt our shore-side operations and those of Maritime’s employees located in Greece.
The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
Changes in fuel, or bunkers, prices may adversely affect profits.
Fuel, or bunkers, is a significant expense in shipping operations for our vessels employed on the spot market and can have a significant impact on earnings. With respect to our vessels employed on time charter, the charterer is generally responsible for the cost and supply of fuel, but such cost may affect the charter rates we are able to negotiate for our vessels. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail. Changes in the price of fuel may adversely affect our profitability.
If our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, our reputation and the market for our Common Stock could be adversely affected.
Although no vessels owned or operated by us have called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Iran, Sudan, and Syria, in the future, our vessels may call on ports in these countries from time to time on charterers’ instructions in violation of contractual provisions that prohibit them from doing so. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions on companies, such as us, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.
In 2012, President Barack Obama signed Executive Order 13608, which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contact with the United States, including conducting business in U.S. dollars. Also in 2012,

President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “Iran Threat Reduction Act”), which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, financial transactions subject to U.S. jurisdiction, and U.S. ports for that person’s vessels for up to two years.
On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the Joint Plan of Action (“JPOA”). Under the JPOA, it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the United States and the EU would voluntarily suspend certain sanctions for a period of six months.
On January 20, 2014, the United States and the EU indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries, initially for the six-month period beginning January 20, 2014 and ending July 20, 2014. The JPOA has since been extended on multiple occasions.
On July 14, 2015, the P5+1 and the EU announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran’s Nuclear Program (the “JCPOA”), which is intended to significantly restrict Iran’s ability to develop and produce nuclear weapons for 10 years while simultaneously easing sanctions directed toward non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and not involving U.S. persons. On January 16, 2016, the United States joined the EU and the United Nations in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency (“IAEA”) that Iran had satisfied its respective obligations under the JCPOA.
U.S. sanctions prohibiting certain conduct that is now permitted under the JCPOA have not actually been repealed or permanently terminated at this time. Rather, the U.S. government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from the Office of Foreign Assets Control’s sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently “lifted” until the earlier of  “Transition Day,” set to occur on October 20, 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.
We do not do business in sanctions-targeted jurisdictions. We have not entered into agreements or other arrangements with the governments or any governmental entities of sanctioned countries, and we do not have any direct business dealings with officials or representatives of any sanctioned governments or entities. However, it is nevertheless possible that third-party charterers of our vessels, or their sub-charterers, may arrange for vessels in our fleet to call on ports located in one or more sanctioned countries. To avoid this, and maintain our compliance with applicable sanctions and embargo laws and regulations, we have various policies and controls in place, such as, among others, the monitoring and review of the movement of our vessels, as well as the cargo being transported by our vessels, on a continuing basis, and provisions in our charter contracts that restrict our vessels from visiting countries targeted by sanctions or embargo laws.
Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as engaging in operations under an otherwise lawful contract or transaction with a third party which separately and subsequently becomes involved in sanctionable conduct.
Our vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow if we are not able to post the required security to lift the arrest.
Generally under the terms of the time charters for our vessels, a vessel would be placed off-hire (that is, the charterer could cease to pay charter hire) for any period during which it is “arrested” for a reason not arising from the fault of the charterer. Under maritime law in many jurisdictions, and under the International Convention on Arrest of Ships, 1999, crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel and shippers and consignees of cargo and others entitled to a maritime lien against the vessel may enforce their lien by “arresting” a vessel through court processes. In addition, claims may be brought by parties in hostile jurisdictions or on fictitious grounds or for claims against previous owners, if any, or in respect of previous cargoes. Any such claims could lead to the arrest of the vessel, against which the ship owner would have to post security to have the arrest lifted and to defend against such claims.
In addition, in those countries adopting the International Convention on Arrest of Ships, 1999, and in certain other jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. While in some of the jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its vessel-owning subsidiaries, there can be no assurance that liability for damages caused by a vessel managed by ITM (but otherwise with no affiliation to us at all), would not be asserted against us or one or more of our vessels. The arrest of one or more vessels in our fleet could result in a material loss of cash flow for us and/or require us to pay substantial sums to have the arrest lifted.
Governments could requisition our vessels during a period of war or emergency.
A government could take actions for requisition of title, hire or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire, which occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could negatively impact our business, results of operations and financial condition.
We are subject to increasingly complex laws and regulations, including environmental and safety laws and regulations, which expose us to liability and significant additional expenditures, and can adversely affect our insurance coverage and access to certain ports as well as our business, results of operations and financial condition.
Our operations are affected by extensive and changing international, national and local laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration.
These laws and regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990 (the “OPA”), requirements of the U.S Coast Guard (“USCG”) and the U.S. Environmental Protection Agency (the “EPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the “CERCLA”), the U.S. Clean Air Act of 1970 (as amended from time to time and referred to herein as the “CAA”), the U.S. Clean Water Act of 1972 (as amended from time to time and referred to herein as the “CWA”), the IMO, the International Convention on Civil Liability for Oil Pollution Damage of 1969 (as amended from time to time and referred to herein as the “CLC”), the IMO International Convention on

Civil Liability for Bunker Oil Pollution Damages (the “Bunker Convention”), the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as amended from time to time and referred to herein as “MARPOL”), including designation of Emission Control Areas (“ECAs”) thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (as amended from time to time and referred to herein as the “SOLAS Convention”) and the International Management Code for the Safe Operation of Ships and Pollution Prevention (the “ISM Code”) promulgated thereby, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”), the IMO International Convention on Load Lines of 1966 (as from time to time amended), the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”), the International Labour Organization (“ILO”), the Maritime Labour Convention and EU regulations.
Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks.
The safe operation of our vessels is affected by the requirements of the ISM Code, promulgated by the IMO under the SOLAS Convention. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, invalidation of our existing insurance, or reduction in available insurance coverage for our affected vessels. Such noncompliance may also result in a denial of access to, or detention in, certain ports.
Compliance with such laws and regulations, where applicable, may require installation of costly equipment, vessel modifications, operational changes or restrictions, a reduction in cargo-capacity and may affect the resale value or useful lives of our vessels as well as result in the denial of access to, or detention in, certain jurisdictional waters or ports. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditure on our vessels to keep them in compliance, even to scrap or sell certain vessels altogether and generally to increase our compliance costs. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of operations. All of the above, both individually and cumulatively, could have a material adverse effect on our business, results of operations and financial condition.
Recent action by the IMO’s Maritime Safety Committee and U.S. agencies indicate that cyber-security regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cyber-security threats. This might cause companies to cultivate additional procedures for monitoring cyber-security, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.
For more information on laws and regulations applicable to our business, see “Business — Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws.”

The failure to maintain class certifications of authorized classification societies on one or more of our vessels would affect our ability to employ such vessels.
The hull and machinery of every commercial vessel must be certified as meeting its class requirements by a classification society authorized by the vessel’s country of registry. The classification society certifies that the vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention. The operating vessels in our fleet are classed by the major classification societies, Nippon Kaiji Kyokai (“NKK”) and Det Norske Veritas (“DNV GL”). ITM and the vessels in our fleet have also been awarded certifications from major classification societies under the ISM Code. In order for a vessel to maintain its classification, the vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed from time to time over a five year period. All of the vessels in our fleet on time charters or operating on the spot market are on special survey cycles for both hull and machinery inspection. Every vessel may also be required to be dry-docked every two to three years for inspection of the underwater parts of the vessel. If a vessel fails any survey or otherwise fails to maintain its class, the vessel will be unable to trade and will be unemployable, and may subject us to claims from the charterer if it has chartered the vessel, which would negatively impact our revenues as well as our reputation.
We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws.
The FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. In certain circumstances, third parties may request our employees and agents to make payments that may not comply with the FCPA and other anti-bribery laws. Despite such compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could have a negative impact on our business, results of operations and financial condition.
We are subject to funding calls by our protection and indemnity associations, and our associations may not have enough resources to cover claims made against them.
We are indemnified for certain liabilities incurred while operating our vessels through membership in protection and indemnity associations, which are mutual insurance associations whose members contribute to cover losses sustained by other association members. Claims are paid through the aggregate premiums (typically annually) of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable.
Technological innovation could reduce our charter hire income and the value of our vessels.
The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance, the impact of the stress of operations and stipulations from classification societies. If new product tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our financial condition and available cash could be adversely affected.

Risks Related to Our Business and Operations
We operate in highly competitive international markets.
The product tanker industry is highly fragmented, with many charterers, owners and operators of vessels, and the transportation of refined petroleum products is characterized by intense competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Competition for charters, including for the transportation of refined petroleum products, is intense and depends on price as well as on vessel location, size, age, condition and acceptability of the vessel and its operator to the charterer and reputation. Competition may increase in some or all of our principal markets, including with the entry of new competitors. We may not be able to compete successfully or effectively with our competitors and our competitive position may be eroded in the future, which could have an adverse effect on our business, financial condition and results of operations.
Because we intend to charter some of the vessels in our fleet on the spot market or in pools trading in the spot market, we expect to have exposure to the cyclicality and volatility of the spot charter market.
The spot market is highly competitive and volatile, and spot charter rates may fluctuate dramatically based on the competitive factors listed in the preceding risk factor. Significant fluctuations in spot charter rates may result in significant fluctuations in our ability to continuously re-charter our vessels upon the expiration or termination of their current spot charters and in the earnings of our vessels operating on the spot market. Since we charter a number of our vessels on the spot market, and may in the future also admit our vessels in pools trading on the spot market, we have exposure to the cyclicality and volatility of the spot charter market. By focusing the employment of some of the vessels in our fleet on the spot market, we will benefit if conditions in this market strengthen. However, we will also be particularly vulnerable to declining spot charter rates. Future spot charters may continue to be at the rates currently prevailing in the spot market at which we cannot operate our vessels profitably and may fall further. If spot charter rates remain at current levels or decrease further, our earnings will be adversely impacted to the extent we have vessels trading on the spot market.
We may be unable to secure medium- and long-term employment for our vessels at profitable rates.
One of our strategies is to explore and selectively enter into or renew medium- and long-term, fixed rate time and bareboat charters for some of the vessels in our fleet in order to provide us with a base of stable cash flows and to manage charter rate volatility. However, the process for obtaining longer term charters is highly competitive and generally involves a more lengthy and intense screening and vetting process and the submission of competitive bids, compared to shorter term charters. In addition to the quality, age and suitability of the vessel, longer term charters tend to be awarded based upon a variety of other factors relating to the vessel operator, including:
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office assessments and audits of the vessel operator;

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the operator’s environmental, health and safety record;

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compliance with heightened industry standards that have been set by several oil companies and other charterers;

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compliance with several oil companies and other charterers’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical requirements and relationships with third-parties;

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shipping industry relationships, reputation for customer service, technical and operating expertise and safety record;

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shipping experience and quality of ship operations, including cost-effectiveness;

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quality, experience and technical capability of crews;

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the ability to finance vessels at competitive rates and overall financial stability;

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relationships with shipyards and the ability to obtain suitable berths with on-time delivery of new vessels according to customer’s specifications;

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willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

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competitiveness of the bid in terms of overall price.

We cannot assure you that we would be successful in winning medium- and long-term employment for our vessels at profitable rates.
Our ability to obtain new customers will depend upon a number of factors, many of which are beyond our control.
Our ability to obtain new customers will depend upon a number of factors, many of which are beyond our control. These include, among others, our ability to: successfully manage our liquidity and obtain the necessary financing to fund our anticipated growth; attract, hire, train and retain qualified personnel and technical managers to manage and operate our fleet; identify and consummate desirable acquisitions, joint ventures or strategic alliances; and identify and capitalize on opportunities in new markets. ITM may not be approved through the vessel vetting process of certain charterers, thereby limiting our ability to develop new customers.
If we cannot meet our customers’ quality and compliance requirements we may not be able to operate our vessels profitably which could have an adverse effect on our future performance, results of operations, cash flows and financial position.
Our customers, in particular those in the petroleum products industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire value chain, including the shipping and transportation segment. Our continuous compliance with these standards and quality requirements is vital for our operations. Related risks could materialize in multiple ways, including a sudden and unexpected breach in quality and/or compliance concerning one or more vessels, or a continuous decrease in the quality concerning one or more vessels occurring over time. Moreover, continuous increasing requirements from petroleum products industry customers can further complicate our ability to meet the standards. Any noncompliance by us, either suddenly or over a period of time, on one or more vessels, or an increase in requirements by petroleum products operators above and beyond what we deliver, may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
We may not be able to successfully mix our charter durations profitably.
It may be difficult to properly balance time and spot charters and anticipate trends in these markets. If we are successful in employing vessels under medium- and long-term charters, those vessels will not be available for the spot market during an upturn in the product tanker demand cycle, when spot trading may be more profitable. By contrast, at the expiration of our charters, if a charter terminates early for any reason or if we acquire vessels charter-free, we may want to charter or re-charter our vessels under medium- and long-term charters. Should more vessels be available on the spot or short-term market at the time we are seeking to fix new medium- to long-term time charters, we may have difficulty entering into such charters at profitable rates and for any term other than a short-term and, as a result, our cash flow may be subject to instability. A more active short-term or spot market may require us to enter into charters on all our vessels based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the charter rates for product tankers are depressed. If we cannot successfully employ our vessels in a profitable mix of medium- and long-term time charters and on the spot market, our business, results of operations and financial condition could be adversely affected.

We have become reliant on Maritime, an entity affiliated with our Chairman and Chief Executive Officer, Mr. Valentis, for our short-term working capital financing.
At December 31, 2016, Maritime extended $2.0 million of advances which we used to pay various operating costs, debt service and other obligations. At March 31, 2017, such advances had been increased to $5.0 million. In the near-term, we expect Maritime to advance us additional funds for similar purposes. There are no specific repayment terms with respect to these advances, which Maritime controls as our manager. We cannot assure you that in the future we will be able to rely on Maritime for this working capital financing on similar terms, or at all, or on what terms Maritime will request repayment. If our operating cash flows are insufficient to satisfy our liquidity needs, we may have to rely on the sale of assets or additional equity financing to raise adequate funds or restructure our indebtedness, or a combination thereof. An inability to continue this financing in the future from Maritime or the imposition by Maritime of repayment terms that are unfavorable to us may negatively affect our liquidity position and our ability to fund our ongoing operations.
Counterparties, including charterers or technical managers, could fail to meet their obligations to us.
We enter into, among other things, memoranda of agreement, charter parties, ship management agreements and loan agreements with third parties with respect to the purchase and operation of our fleet and our business. Such agreements subject us to counterparty risks. The ability and willingness of each of our counterparties to perform its obligations under these agreements with us depends on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the tanker shipping industry and the overall financial condition of the counterparties. In particular, we face credit risk with our charterers. It is possible that not all of our charterers will provide detailed financial information regarding their operations. As a result, charterer risk is largely assessed on the basis of our charterers’ reputation in the market, and even on that basis, there can be no assurance that they can or will fulfill their obligations under the contracts we enter into with them.
Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a charterer counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for that vessel, and any new charter arrangements we secure on the spot market or on substitute charters may be at lower rates depending on the then existing charter rate levels. The costs and delays associated with the default by a charterer under a charter of a vessel may be considerable. In addition, if the charterer of a vessel in our fleet that is used as collateral under our loan agreements defaults on its charter obligations to us, such default may constitute an event of default under our loan agreements, which may allow the banks to exercise remedies under our loan agreements.
As a result of these risks, we could sustain significant losses, which could have a material adverse effect on our business, results of operations and financial condition.
We depend on ITM and Maritime to operate our business and our business could be harmed if they fail to perform their services satisfactorily.
Pursuant to our management agreements, ITM provides us with day-to-day technical management services (including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals) and Maritime provides us with ship management and administrative services for our vessels. Our operational success depends significantly upon ITM and Martime’s satisfactory performance of these services. Our business would be harmed if ITM or Maritime failed to perform these services satisfactorily. In addition, if our management agreements with either ITM or Maritime were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreements. A change of tenchical manager may require approval by certain customers of ours for employment of a vessel.

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with ITM and Maritime, and their respective reputation and relationships in the shipping industry. If ITM or Maritime suffers material damage to its reputation or relationships, it may harm our ability to:
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obtain new charters;

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obtain financing on commercially acceptable terms;

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maintain satisfactory relationships with our charterers and suppliers; and

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successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.
We may fail to successfully control our operating and voyage expenses.
Our operating results are dependent on our ability to successfully control our operating and voyage expenses. Under our ship management agreements with ITM we are required to pay for vessel operating expenses (which includes crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses), and, for spot charters, voyage expenses (which include bunker expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and conversions). These expenses depend upon a variety of factors, many of which are beyond our or the technical manager’s control, including unexpected increases in costs for crews, insurance or spare parts for our vessels, unexpected dry-dock repairs, mechanical failures or human error (including revenue lost in off-hire days), arrest action against our vessels due to failure to pay debts, disputes with creditors or claims by third parties, labor strikes, severe weather conditions, any quarantines of our vessels and uncertainties in the world oil markets. Some of these costs, primarily relating to voyage expenses, have been increasing and may increase, possibly significantly, in the future. Repair costs are unpredictable and can be substantial, some of which may not be covered by insurance. If our vessels are subject to unexpected or unscheduled off-hire time, it could adversely affect our cash flow and may expose us to claims for liquidated damages if the vessel is chartered at the time of the unscheduled off-hire period. The cost of dry-docking repairs, additional off-hire time, an increase in our operating expenses and/or the obligation to pay any liquidated damages could adversely affect our business, results of operations and financial condition.
In addition, to the extent our vessels are employed under spot charters in the future, our expenses may be impacted by increases in bunker costs and by canal costs, including the cost of canal-related delays incurred by employment of the vessels on certain routes. Unlike time charters in which the charterer bears all bunker and canal costs, in spot charters we bear these costs. Because it is not possible to predict the future price of bunker or canal-related costs when fixing spot charters, a significant rise in these costs could have an adverse impact on the costs associated with any spot charters we enter into and our earnings. Additionally, an increase in the price of bunkers beyond our expectations may adversely affect our profitability at the time we negotiate time or bareboat charters. Proposed low-sulfur bunker rules may result in a significant increase in vessel bunker costs starting in 2020.
We will be required to make substantial capital expenditures, for which we may be dependent on additional financing, to maintain the vessels we own or to acquire other vessels.
We must make substantial capital expenditures to maintain, over the long-term, the operating capacity of our fleet. Our business strategy is also based in part upon the expansion of our fleet through the purchase of additional vessels. Maintenance capital expenditures include dry-docking expenses, modification of existing vessels or acquisitions of new vessels to the extent these expenditures are incurred to maintain the operating capacity of our fleet. In addition, we expect to incur significant maintenance costs for our current and any newly-acquired vessels. A newbuilding vessel must be dry-docked within five years of its delivery from a shipyard, and vessels are typically dry-docked every 30 to 60 months thereafter depending on the vessel, not including any unexpected repairs. We estimate the cost to dry-dock a vessel is between $0.2 and $0.9 million (including estimated expenditures for upgrades to comply with new ballast water treatment system regulations), depending on the size and condition of the vessel and the location of dry-docking. In addition, capital maintenance expenditures could increase as a result of changes in the cost of labor and materials, customer requirements, increases in the size of our fleet, governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment and competitive standards.
To purchase additional vessels from time to time, we may be required to incur additional borrowings or raise capital through the sale of debt or additional equity securities. Asset impairments, financial stress, enforcement actions and credit rating pressures experienced in recent years by financial institutions to extend credit to the shipping industry due to depressed shipping rates and the deterioration of asset values that have led to losses in many banks’ shipping portfolios, as well as changes in overall banking regulations, have severely constrained the availability of credit for shipping companies like us. For example, following heavy losses in its shipping portfolio, and at the EU Commission’s behest, one of our lenders, HSH Nordbank AG, has initiated a process to be privatized by the end of February 2018.
In addition, our ability to obtain bank financing or to access the capital markets for future offerings may be limited by the terms of our existing credit agreements, our financial condition, the actual or perceived credit quality of our customers, and any defaults by them, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.
We cannot assure you that we will be able to obtain such additional financing in the future on terms that are acceptable to us or at all. Our failure to obtain funds for capital expenditures could have a material adverse effect on our business, results of operations and financial condition. In addition, our actual operating and maintenance capital expenditures will vary significantly from quarter to quarter based on, among other things, the number of vessels dry-docked during that quarter. Even if we are successful in obtaining the necessary funds for capital expenditures, the terms of such financings could limit our ability to pay dividends to our shareholders. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant dilution.
Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.
Market volatility and higher bunker prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on bunker efficiency. Many shipbuilders have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our fleet in instances when we believe the efficiency gains will result in a positive return for our shareholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise the fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project we undertake or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on our business, results of operations and financial condition.
We may not be able to implement our business strategy successfully or manage our growth effectively.
Our future growth will depend on the successful implementation of our business strategy. A principal focus of our business strategy is to grow by expanding the size of our fleet while capitalizing on a mix of charter types, including on the spot market. Our future growth will depend upon a number of factors, some of which are not within our control. These factors include, among others, our ability to:
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identify suitable tankers and/or shipping companies for acquisitions at attractive prices;

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identify and consummate desirable acquisitions, joint ventures or strategic alliances;

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hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

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improve our operating, financial and accounting systems and controls; and

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obtain required financing for our existing and new vessels and operations.

Acquisitions of vessels may not be profitable to us at or after the time we acquire them. We may:
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fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

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decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance vessel acquisitions;

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significantly increase our interest expense or financial leverage if we incur additional debt to finance vessel acquisitions;

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fail to integrate any acquired tankers or businesses successfully with our existing operations, accounting systems and infrastructure generally;

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incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired, particularly if any vessel we acquire proves not to be in good condition; or

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incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

In addition, unlike newbuildings, secondhand vessels typically provide very limited or no warranties with respect to the condition of the vessel. While we expect we would inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for, and operated exclusively by, us. Generally, we do not receive the benefit of warranties from the builders of the secondhand vessels that we acquire.
We also seek to take advantage of changing market conditions, which may include taking advantage of pooling arrangements or profit sharing components of the charters we may enter into. In addition, our future growth will depend upon our ability to: maintain or develop new and existing customer relationships; employ vessels consistent with our chartering strategy; successfully manage our liquidity and expenses; and identify and capitalize on opportunities in new markets. Changing market and regulatory conditions may require or result in the sale or other disposition of vessels we are not able to charter because of customer preferences or because they are not or will not be compliant with existing or future rules, regulations and conventions. Additional vessels of the age and quality we desire may not be available for purchase at prices we are prepared to pay or at delivery times acceptable to us, and we may not be able to dispose of vessels at reasonable prices, if at all.
However, even if we successfully implement our business strategy, we may not improve our net revenues or operating results. Furthermore, we may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies in response to business or competitive factors or factors or events beyond our control. Our failure to execute our business strategy or to manage our growth effectively could adversely affect our business, results of operations and financial condition.
If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement may not be available for other cash needs or dividends.
New vessels may experience initial operational difficulties and unexpected incremental start-up costs.
New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems as well as unexpected incremental start-up costs. Typically, the purchaser of a newbuilding will receive the benefit of a warranty from the shipyard for newbuildings, but we cannot assure you that any warranty we obtain will be able to resolve any problem with the vessel without additional costs to us and off-hire periods for the vessel. Upon delivery of a newbuild vessel from a shipyard, we may incur operating expenses above the incremental start-up costs typically associated with such a delivery and such expenses may include, among others, additional crew training, consumables and spares.
Delays in deliveries of additional vessels, our decision to cancel an order for purchase of a vessel, or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our operating results.
We expect to purchase additional vessels from time to time. The delivery of these vessels, or vessels on order, could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations. The delivery of vessels we propose to order or that are on order could be delayed because of, among other things:
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work stoppages or other labor disturbances or other events that disrupt the operations of the shipyard building the vessels;

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quality or other engineering problems;

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changes in governmental regulations or maritime self-regulatory organization standards;

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lack of raw materials;

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bankruptcy or other financial crisis of the shipyard building the vessels;

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our inability to obtain requisite financing or make timely payments;

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a backlog of orders at the shipyard building the vessels;

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hostilities or political or economic disturbances in the countries where the vessels are being built;

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weather interference or a catastrophic event, such as a major earthquake, typhoon or fire;

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our requests for changes to the original vessel specifications;

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shortages or delays in the receipt of necessary construction materials, such as steel;

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our inability to obtain requisite permits or approvals;

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a dispute with the shipyard building the vessels, non-performance of the purchase or construction agreement with respect to a vessel by the seller or the shipyard as applicable;

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our inability to obtain requisite permits, approvals or financings; or

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damage to or destruction of vessels while being operated by the seller prior to the delivery date.

If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter under which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, results of operations and financial condition could be adversely affected.
Declines in charter rates and other market deterioration could cause us to incur impairment charges.
We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires our management to make various estimates including future charter rates, operating expenses and dry-dock costs. All of these items have been historically volatile. We reviewed, as of December 31, 2016, the carrying amount in connection with the estimated recoverable amount for each of our vessels. This review indicated that such carrying amount was not fully recoverable for the Northsea Alpha and the Northsea Beta. Consequently, we wrote down the carrying value of these vessels and recorded a total vessel impairment charge of  $4.0 million.
Our charterers may terminate charters early or choose not to re-charter with us, which could adversely affect our business, results of operations and financial condition.
Our charters may terminate earlier than the dates indicated in the charter party agreements. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive loss of the relevant vessel, the requisition for hire of the relevant vessel, the dry-docking of the relevant vessel for a certain period of time or the failure of the relevant vessel to meet specified performance criteria. An early termination of our charters may adversely affect our business, results of operations and financial condition.
We cannot predict whether any of our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. Also, we may incur additional costs depending on where the vessel is re-delivered to us. We may also employ our vessels on the spot-charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our available cash may be significantly reduced or eliminated.
We are dependent on the services of our founder and Chief Executive Officer and other members of our senior management team.
We are dependent upon our Chief Executive Officer, Mr. Valentis, and the other members of our senior management team for the principal decisions with respect to our business activities. The loss or unavailability of the services of any of these key members of our management team for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as our business grows, could adversely affect our business, results of operations and financial condition. If the individuals were no longer to be affiliated with us, we may be unable to recruit other employees with equivalent talent and experience, and our business and financial condition may suffer as a result. We do not maintain “key man” life insurance for our Chief Executive Officer or other members of our senior management team.
Our founder, Chairman and Chief Executive Officer has affiliations with Maritime, which may create conflicts of interest.
Mr. Valentis, our founder, Chairman and Chief Executive Officer, also owns and controls Maritime. His responsibilities and relationships with Maritime could create conflicts of interest between us, on the one hand, and Maritime, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus vessels managed by other companies affiliated with Maritime. Maritime entered into a Head Management Agreement (as defined herein) with us and into separate ship management agreements with our subsidiaries. The negotiation of these management arrangements may have resulted in certain terms that may not reflect market standard terms or may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services.
In addition, Maritime may give preferential treatment to vessels that are time chartered-in by related parties because our founder, Chairman and Chief Executive Officer and members of his family may receive greater economic benefits. In particular, as of March 31, 2017, Maritime provided commercial management services to one tanker vessel, other than the vessels in our fleet, that was owned or operated by one or more entities affiliated with Mr. Valentis, and such entities may acquire additional vessels that will compete with our vessels in the future. Such conflicts may have an adverse effect on our business, results of operations and financial condition.
Several of our senior executive officers do not, and certain of our officers in the future may not, devote all of their time to our business, which may hinder our ability to operate successfully.
Mr. Valentis, our Chairman and Chief Executive Officer, Mr. Lytras, our Chief Operating Officer, Mr. Williams, our Chief Financial Officer, and Mr. Backos, our General Counsel, Senior Vice President and Secretary, participate, and other of our senior officers which we may appoint in the future may also participate, in business activities not associated with us. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to our shareholders as well as stockholders of other companies with which they may be affiliated. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, results of operations and financial condition.
Our senior executive officers and directors may not be able to successfully manage a publicly traded company.
None of our senior executive officers or directors have previously managed a publicly traded company, and they may not be successful in doing so. The demands of managing a publicly traded company such as us are much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.
We have a limited operating history which may make it difficult for investors to evaluate our prospects for success.
We were incorporated under the laws of the Marshall Islands on March 23, 2015. We own the vessels in our fleet through six separate wholly-owned subsidiaries that were incorporated in the Marshall Islands. We acquired the vessel-owning subsidiaries from affiliates of our founder and Chief Executive Officer in advance of the closing of the transactions contemplated by the LookSmart Agreement, which occurred on October 28, 2015. We have a limited operating history as a consolidated company and this lack of consolidated operating history may make it difficult for investors to evaluate our prospects for success. There is no assurance that we will be successful and the likelihood of success must be considered in light of the relatively early stage of our consolidated operations.
As we expand our business, both we and Maritime may need to improve our operating and financial systems and Maritime will need to recruit and retain suitable employees and crew for our vessels.
Our and Maritime’s current operating and financial systems may not be adequate as the size of our fleet expands, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, Maritime may need to recruit and retain suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that Maritime will be able to continue to hire suitable employees as we expand our fleet. If we or Maritime encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to accomplish the above, our financial reporting performance may be adversely affected and, among other things, it may not be compliant with SEC rules.
Our insurance may be insufficient to cover losses that may result from our operations.
Although we carry hull and machinery, protection and indemnity and war risk insurance on each of the vessels in our fleet, we face several risks regarding that insurance. The insurance is subject to deductibles, limits and exclusions. Since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. As a result, there may be other risks against which we are not insured, and certain claims may not be paid. We do not carry insurance covering the loss of revenues resulting from vessel off-hire time based on our analysis of the cost of this coverage compared to our off-hire experience.
Certain of our insurance coverage, such as tort liability (including pollution-related liability), is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable. If such associations do not remain viable or are unable to cover our losses, we may have to pay what our insurance does not cover in full.
We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. We maintain for each of the vessels in our existing fleet pollution liability coverage insurance in the amount of  $1.0 billion per incident. A catastrophic oil spill or marine disaster could exceed such insurance coverage. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. The circumstances of a spill, including non-compliance with environmental laws, could also result in the denial of coverage, protracted litigation and delayed or diminished insurance recoveries or settlements. The insurance that may be available to us may be significantly more expensive than our existing coverage. Furthermore, even if insurance coverage is adequate, we may not be able to obtain a timely replacement vessel in the event of a loss. Any of these circumstances or events could negatively impact our business, results of operations and financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, environmental claims or proceedings, employment and personal injury matters, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.
We and our subsidiaries may be subject to group liability for damages or debts owed by one of our subsidiaries or by us.
Although each of our vessels is and will be separately owned by individual subsidiaries, under certain circumstances, a parent company and its ship-owning subsidiaries can be held liable under corporate veil piercing principles for damages or debts owed by one of the subsidiaries or the parent. Therefore, it is possible that all of our assets and those of our subsidiaries could be subject to execution upon a judgment against us or any of our subsidiaries.
Maritime and ITM are privately held companies and there is little or no publicly available information about them.
The ability of Maritime and ITM to render their respective management services will depend in part on their own financial strength. Circumstances beyond each such company’s control could impair its financial strength. Because each of these companies is privately held, information about each company’s financial strength is not available. As a result, we and an investor in our securities might have little advance warning of financial or other problems affecting either Maritime or ITM even though its financial or other problems could have a material adverse effect on us and our shareholders.

Our vessels may operate in pooling arrangements in the future, which may or may not be beneficial compared to chartering our vessels outside of a pool.
In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on factors, which may include its cargo capacity, speed and bunker consumption, and actual on-hire performance. Pooling arrangements are intended to maximize vessel utilization. However, pooling arrangements are dependent on the spot charter market, in which rates fluctuate. We cannot assure you that entering any of our vessels into a pool will be beneficial to us compared to chartering our vessels outside of a pool. If we participate in, or for any reason our vessels cease to participate in a pooling arrangement, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse effect on our business, results of operations and financial condition. We also cannot assure you that if we join a pooling arrangement that we will continue to use the pooling arrangement or whether the pools our vessels could participate in will continue to exist in the future.
Exchange rate fluctuations could adversely affect our revenues, financial condition and operating results.
We generate a substantial part of our revenues in U.S. dollars, but incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in our net income due to changes in the value of the U.S. dollar relative to other currencies. We have not hedged our exposure to exchange rate fluctuations, and as a result, our U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.
We must protect the safety and condition of the cargoes transported on our vessels and any failure to do so may subject us to claims for loss or damage.
Under our time and spot charters, we are responsible for the safekeeping of cargo entrusted to us and must properly maintain and control equipment and other apparatus to ensure that cargo is not lost or damaged in transit. Claims and any liability for loss or damage to cargo that is not covered by insurance could harm our reputation and adversely affect our business, financial condition and results of operations.
We may face labor interruptions.
A majority of the crew members on the vessels in our fleet that are under time or spot charters are employed under collective bargaining agreements. ITM is a party to some of these collective bargaining agreements. These collective bargaining agreements and any employment arrangements with crew members on the vessels in our fleet may not prevent labor interruptions and are subject to renegotiation in the future. Any labor interruptions, including due to failure to successfully renegotiate collective bargaining employment agreements with the crew members on the vessels in our fleet, could disrupt our operations and could adversely affect our business, financial condition and results of operations.
We do not currently enter into hedging arrangements with respect to the cost of fuel.
We have not entered into hedging arrangements to establish, in advance, a price for the cost of fuel. As a result, although we may realize the benefit of any short-term decrease in the price of fuel, we will not be protected against increases in the price of fuel, which could materially adversely affect our business, financial condition and results of operation.
In addition, to the extent we decide to enter into hedging arrangements in the future, the success of any hedging arrangement generally depends on the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty, the costs of the hedging transaction and other factors. While such transactions may reduce the risks of losses with respect to adverse movements in market factors, the transaction may also limit the opportunity for gain. In addition, these arrangements may require the posting of cash or other collateral at a time when we have insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transactions costs, including potential tax costs and legal fees, which reduce the anticipated returns on an investment. There can be no assurance that any future hedging transaction we enter will successfully hedge the risks associated with hedged positions or that it will not result in poorer overall investment performance than if it had not been executed.
A cyber-attack could materially disrupt our business.
We and our ship managers rely on information technology systems and networks in our and their operations and business administration. Our or any of our ship managers’ operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data. A successful cyber-attack could materially disrupt our or our managers’ operations, which could also adversely affect the safety of our operations or result in the unauthorized release or alteration of information in our or our managers’ systems. Such an attack on us, or our managers, could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny, diminished customer confidence and damage to our reputation. We do not maintain cyber-liability insurance at this time to cover such losses. As a result, a cyber-attack or other breach of any such information technology systems could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to our Indebtedness
We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
Our ability to make scheduled payments on our outstanding indebtedness and other obligations will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the tanker sector or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable rates or at all will depend on the prevailing economic and competitive conditions.
Amounts borrowed under our loan agreements bear interest at variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease.
In addition, our existing loan agreements require us to maintain various cash balances, our financial and operating performance is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on restrictions on our various debt instruments, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, the provisions of Marshall Islands law affecting the payment of dividends and other factors.
At any time that our operating cash flows are insufficient to service our debt and other liquidity needs, we may be forced to take actions such as increasing our accounts payable and/or our amounts due to related parties, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, seeking bankruptcy protection or any combination of the foregoing. For example, at December 31, 2016, our accounts payable were $3.1 million and our amount due to related parties was $2.0 million, which represented increases of  $2.0 and $1.8 million, respectively, since December 31, 2015. At March 31, 2017, our accounts payable remained at $3.1 million, while our amount due to related parties increased to $5.0 million. We cannot assure you that any of the actions listed above could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. As of March 31, 2017, our total bank debt outstanding, net of deferred financing costs, aggregated $71.3 million. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions as, among other things, if we are unable to meet our debt obligations or if some other default occurs under our loan agreements, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose against the collateral vessels securing that debt. Any such action could also result in an impairment of cash flows and our ability to service debt in the future. Further, our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

The market values of our vessels may decrease, which could cause, as in the past, us to breach covenants in our loan agreements.
The fair market values of product tankers have generally experienced high volatility. You should expect the market value of our vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including, among others:
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prevailing economic conditions in the energy markets;

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a substantial or extended decline in demand for refined products;

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competition from other shipping companies and other modes of transportation;

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the level of worldwide refined petroleum product production and exports;

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changes in the supply-demand balance of the global product tanker market;

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applicable governmental regulations;

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the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;

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changes in prevailing charter hire rates;

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the physical condition of the vessel;

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the vessel’s size, age, technical specifications, efficiency and operational flexibility; and

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the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

If the market value of our fleet declines further, we may not be able to incur debt at all or on terms that are acceptable to us. An additional decrease in these values could cause us to breach certain covenants that are contained in our loan agreements and in future financing agreements. Prior to the consummation of the merger agreed to in the LookSmart Agreement, vessel value fluctuations caused us to not comply with the minimum security covenant in our subsidiary’s loan agreement with Commerzbank AG (“Commerzbank”). In connection with our obtaining Commerzbank’s consent to the merger, in October 2015 we provided Commerzbank with a new guarantee (in place of the prior one given by Maritime) and security in the Northsea Alpha and Northsea Beta as additional collateral to satisfy such non-compliance.
If we breach covenants in our loan agreements or future financing agreements and are unable to cure the breach, our lenders could accelerate our debt repayment and foreclose on vessels in our fleet. In addition, as vessels grow older, they generally decline in value. If for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations and financial condition could be adversely affected. During 2016, the market value of our fleet declined more rapidly than book value as the vessels aged, and this trend may continue in the future. Accordingly, we will incur losses on disposition if we sell vessels below their depreciated book value. See “The International Product Tanker Shipping Industry” for information concerning historical prices of product tankers.
Restrictive covenants in our current and future loan agreements may impose financial and other restrictions on us.
The restrictions and covenants in our current and future loan agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. Our current loan agreements contain, and future financing agreements will likely contain, restrictive covenants that prohibit us or our subsidiaries from, among other things:
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paying dividends under certain circumstances, including if there is a default under the loan agreements or, only with respect to our subsidiaries, Sixthone and Seventhone, if the ratio of our and our subsidiaries as a group total liabilities to market value adjusted total assets is greater than 65% in the relevant year. As of December 31, 2016, the ratio of total liabilities over the market value of our adjusted total assets was 68%, or 3% higher than the required threshold. In addition, as of March 31, 2017, the relevant ratio was 69%, or 4% higher than the required threshold. As such, until such non-compliance is cured, neither Sixthone nor Seventhone is permitted to distribute dividends to us;
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incurring or guaranteeing indebtedness;

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charging, pledging or otherwise encumbering our vessels;

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changing the flag, class, management or ownership of our vessels;

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utilizing available cash;

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changing ownership or structure, including through mergers, consolidations, liquidations or dissolutions;

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making certain investments;

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entering into a new line of business;

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changing the commercial and technical management of our vessels; and

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selling, transferring, assigning or changing the beneficial ownership or control of our vessels.

In addition, the loan agreements generally contain covenants requiring us, among other things, to ensure that:
•
we maintain minimum cash and cash equivalents based on the number of vessels owned and chartered-in and debt service requirements. Our required minimum cash balance as of December 31, 2015, December 31, 2016 and March 31, 2017 was $4.5 million, $5.0 million and $5.0 million, respectively;

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our subsidiaries, Sixthone and Seventhone, maintain retention accounts with monthly deposits equal to one-third of the next quarterly principal installment together with the appropriate amount of interest expense due;

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the fair market value of the mortgaged vessel plus any additional collateral must be no less than a certain percentage (ranging from 125% to 133%) of outstanding borrowings under the applicable loan agreement, less any money in respect of the principal outstanding with the credit of any applicable retention account and any free or pledged cash deposits held with the lender in our or its subsidiary’s name; and

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we maintain, depending on the loan agreement, a total liabilities to market value adjusted total assets ratio of no greater than 75%.

As a result of the above, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
Our ability to comply with covenants and restrictions contained in our current and future loan agreements may also be affected by events beyond our control, including prevailing economic, financial and industry conditions. If our cash flow is insufficient to service our current and future indebtedness and to meet our other obligations and commitments, we will be required to adopt one or more alternatives, such as reducing or delaying our business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of our other strategies, refinancing or restructuring our debt obligations, selling vessels or other assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, we may not be able to effect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all, which could lead to events of default under these loan agreements, giving the lenders foreclosure rights on our vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.
The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all, or our ability to do so only at a higher than anticipated cost, may materially affect our results of operations and our ability to implement our business strategy.
If LIBOR is volatile, it could affect our profitability, earnings and cash flow.
LIBOR has been volatile in the past, with the spread between LIBOR and the prime lending rate widening significantly at times. Because the interest rates borne by most of our outstanding indebtedness fluctuates with changes in LIBOR, significant changes in LIBOR would have a material effect on the amount of interest payable on our debt, which in turn, could have an adverse effect on our financial condition.
Risks Related to Being a Public, Emerging Growth Company
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We expect to remain an “emerging growth company” until December 31, 2020. As an emerging growth company, we are not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt-out is irrevocable. We have elected not to opt-out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with other public companies difficult or impossible because of the potential differences in accountant standards used. Investors may find our Common Stock less attractive because we rely on these provisions. If investors find our Common Stock less attractive as a result, there may be a less active trading market for our shares and our share price may be more volatile.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our Common Stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that may require prospective or retroactive changes in our financial statements or identify other areas for further attention or improvement. In addition, for as long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to restatements of our financial statements and require us to incur the expense of remediation. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.

The PCAOB inspection of our independent accounting firm could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.
Auditors of U.S. public companies are required by law to undergo periodic PCAOB inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. These PCAOB inspections could result in findings in our auditors’ quality control procedures, question the validity of the auditor’s reports on our published consolidated financial statements and cast doubt upon the accuracy of our published audited financial statements.
Risks Related to our Common Stock and this Offering
An investment in our Common Stock is speculative and there can be no assurance of any return on any such investment.
An investment in our Common Stock is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
The price of our Common Stock may be volatile.
Our shares of Common Stock were approved for listing on the NASDAQ Capital Market on October 28, 2015. We cannot assure you that an active and liquid public market for our Common Stock will continue. The price of shares of our Common Stock may fluctuate due to a variety of factors, some of which are beyond our control, including:
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actual or anticipated fluctuations in our periodic results and those of other public companies in the shipping industry;

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changes in market valuations of similar companies and stock market price and volume fluctuations generally;

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speculation in the press or investment community about our business or the shipping industry generally;

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mergers and strategic alliances in the shipping industry;

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market prices and conditions in the shipping industry;

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changes in government regulation;

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potential or actual military conflicts or acts of terrorism;

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natural disasters affecting the supply chain or use of petroleum products;

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the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

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the thin trading market for our Common Stock, which makes it somewhat illiquid;

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additions or departures of key personnel;

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announcements concerning us or our competitors;

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the general state of the securities market; and

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domestic and international economic, market and currency factors unrelated to our performance.

These market and industry factors may materially reduce the market price of shares of our Common Stock, regardless of our operating performance. The seaborne transportation industry has been highly unpredictable and volatile. The market for shares of our Common Stock in this industry may be equally volatile. Consequently, you may not be able to sell shares of our Common Stock at prices equal to or greater than those paid by you in this offering.

We may issue additional shares of our Common Stock or other equity securities without shareholder approval, which would dilute your ownership interests and may depress the market price of our Common Stock.
We may issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances. Our issuance of additional Common Stock or other equity securities of equal or senior rank would have the following effects:
•
our existing shareholders’ proportionate ownership interest in us will decrease;

•
the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding share of our Common Stock may be diminished; and

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the market price of our Common Stock may decline.

Future sales of shares of our Common Stock by existing shareholders or issuance of shares of our Common Stock pursuant to the exercise by Legacy LookSmart Stockholders of their Make-Whole Right could negatively impact our ability to sell equity in the future and cause the market price of shares of our Common Stock to decline.
The market price for shares of our Common Stock could decline as a result of sales by existing shareholders of large numbers of shares of our Common Stock, including Maritime Investors, or as a result of the perception that such sales may occur. In addition, according to the Make-Whole Right in our LookSmart Agreement, the Legacy LookSmart Stockholders are entitled to receive the value of any difference between $4.30 and the price of our shares in this offering as this is an offering of Common Stock of at least $5.0 million expected to be completed prior to April 29, 2018. Assuming that all of these Legacy LookSmart Stockholders maintain their Make-Whole Right until, and exercise such right following the closing of this offering, and we price this offering at $1.97 per share (the closing price of our shares on June 12, 2017) then we would expect to issue 1,102,032 additional shares to the Legacy LookSmart Stockholders. See “Business — The LookSmart Agreement and Make-Whole Right” for information concerning the Make-Whole Right. Any future sales of shares of our Common Stock by these and other shareholders might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.
Of the shares of our Common Stock outstanding after giving effect to this offering:
•
         shares will be freely tradable unless purchased by persons deemed our “affiliates,” as the term is defined in Rule 144 under the Securities Act (“Rule 144”); and

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         additional shares may be sold after the expiration of 90-day lock-up agreements that will be entered into by our executive officers and directors, subject to registration under the Securities Act, compliance with the requirements of Rule 144 or the availability of an exemption from the registration requirements of the Securities Act.

You will experience immediate and substantial dilution of  $          per share.
The offering price per share in this offering will exceed the net tangible book value per share of our Common Stock outstanding prior to this offering. After giving effect to the sale by us of            shares of Common Stock offered in this offering, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate dilution of  $          per share, representing the difference between our as adjusted net tangible book value per share as of March 31, 2017 after giving effect to this offering and the offering price set forth on the cover page of this prospectus.
We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a U.S. jurisdiction.
Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant shareholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our existing vessels, and subsidiaries we form in the future will own any other vessels we may acquire in the future, including the Targeted Vessel. All payments under our charters will be made to our subsidiaries. As a result, our ability to meet our financial and other obligations, and to pay dividends in the future, will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of our loan agreements, any financing agreement we may enter into in the future, or by Marshall Islands law, which regulates the payment of dividends by companies. The applicable loan agreement entered into by our subsidiaries, Sixthone and Seventhone, prohibits such subsidiaries from paying any dividends to us unless the ratio of the total liabilities and the market value adjusted total assets (total assets adjusted to reflect the market value of all our vessels) of us and our subsidiaries as a group is 65% or less. As of December 31, 2016 and March 31, 2017, this ratio was 68% and 69%, respectively, and until such non-compliance is cured, we will not be able to receive dividend distributions from these two subsidiaries. If we, Sixthone or Seventhone do not satisfy this requirement or if we or a subsidiary breach a covenant in our loan agreements or any financing agreement we may enter into in the future, such subsidiary may be restricted from paying dividends. If we are unable to obtain funds from our subsidiaries, we will not be able to fund our liquidity needs or pay dividends in the future unless we obtain funds from other sources, which we may not be able to do.
It may be difficult to serve process on or enforce a U.S. judgment against us, our officers and our directors because we are a foreign corporation.
We are a corporation formed in the Marshall Islands, a substantial portion of our assets are located outside of the United States and many of our directors and executive officers are not residents of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against us or against individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit. A judgment entered in a foreign jurisdiction is enforceable in the Marshall Islands without a retrial on the merits so long as the provisions of the Marshall Islands Uniform Foreign Money-Judgments Recognition Act are complied with. In addition, there is doubt as to the enforceability in Greece against us and/or our executive officers and directors who are non-residents of the U.S., in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.

We do not intend to pay dividends in the near future and cannot assure you that we will ever pay dividends.
We do not intend to pay dividends in the near future, and we will make dividend payments to our shareholders in the future only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal, fiduciary and contractual requirements. The payment of any dividends is not guaranteed or assured, and, if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.
Our ability to pay dividends will in any event be subject to factors beyond our control, including the following, among others:
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our earnings, financial condition and anticipated cash requirements;

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the terms of any current or future credit facilities or loan agreements;

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the loss of a vessel or the acquisition of one or more vessels;

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required capital expenditures;

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increased or unanticipated expenses;

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future issuances of securities;

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disputes or legal actions; and

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the requirements of the laws of the Marshall Islands, which limit payments of dividends if we are, or could become, insolvent and generally prohibit the payment of dividends other than from surplus (retaining earnings and the excess of consideration received for the sale of shares above the par value of the shares).

The payment of dividends would not be permitted if we are not in compliance with our loan agreements or in default of such agreements.
Maritime Investors beneficially owns approximately 93% of our total outstanding Common Stock, which may limit shareholders’ ability to influence our actions.
Maritime Investors, a corporation controlled by our Chief Executive Officer, Mr. Valentis, beneficially owned approximately 93% of our outstanding Common Stock prior to this offering, and, assuming the offering (not including any exercise of an over-allotment option by the Underwriters, or any exercise of the Make-Whole Right by Legacy LookSmart Stockholders), and the Acquisition Placement of our Common Stock in connection with the purchase of Ninthone, will own    % of our outstanding Common Stock following the offering. As a result, Maritime Investors has the power to exert considerable influence over our actions through Maritime Investors’ ability to effectively control matters requiring shareholder approval, including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether our other shareholders believe that any such transaction is in their or our best interests. For example, Maritime Investors could cause us to consummate a merger or acquisition that increases the amount of our indebtedness or causes us to sell all of our revenue-generating assets. We cannot assure you that the interests of Maritime Investors will coincide with the interests of other shareholders. As a result, the market price of shares of our Common Stock could be adversely affected.
Additionally, Maritime Investors may invest in entities that directly or indirectly compete with us, or companies in which Maritime Investors currently invests may begin competing with us. Maritime Investors may also separately pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. As a result of these relationships, when conflicts arise between the interests of Maritime Investors and the interests of our other shareholders, Mr. Valentis may not be a disinterested director. Maritime Investors will effectively control all of our corporate decisions so long as they continue to own a substantial number of shares of our Common Stock.
If our Common Stock does not meet the NASDAQ Capital Market’s minimum share price requirement, and if we cannot cure such deficiency within the prescribed timeframe, our Common Stock could be delisted.
Under the rules of the NASDAQ Capital Market, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. If the price of our Common Stock closes below $1.00 for 30 consecutive days, and if we cannot cure that deficiency within the 180-day timeframe, then our Common Stock could be delisted. On February 23, 2016, we received a deficiency notice from The NASDAQ Stock Market, Inc. stating that, for a period of 30 consecutive trading days, our shares of Common Stock closed below the minimum price of  $1.00 per share as required for continued listing on the NASDAQ Capital Market. In accordance with the notice, we had until August 22, 2016, or 180 calendar days from the date of the notice, to regain compliance with NASDAQ’s continued listing minimum closing bid price requirements (Marketplace Rule 5550(a)(2)). We received a written notification from the exchange on March 11, 2016 stating that the closing bid price of our shares had been $1.00 per share or higher for 10 consecutive trading days, from February 26 to March 10, 2016, and, accordingly, we were again in compliance with the exchange’s minimum closing bid price rule.
On June 1, 2017, our shares of Common Stock closed at the price of  $0.99 per share. However, the closing price of our shares has remained above $1.00 per share since that date.
As a foreign private issuer our corporate governance practices are exempt from certain NASDAQ corporate governance requirements applicable to U.S. domestic companies. As a result, our corporate governance practices may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.
We believe that our corporate governance practices are in compliance with the applicable NASDAQ listing rules and are not prohibited by the laws of the Marshall Islands. For a list of the corporate governance practices followed by us in lieu of the corporate governance rules applicable to U.S. domestic companies, see “Management — Other Corporate Governance Matters” below.
Anti-takeover provisions in our Articles of Incorporation and Bylaws could make it difficult for our shareholders to replace our board of directors or could have the effect of discouraging an acquisition, which could adversely affect the market price of our Common Stock.
Several provisions of our Articles of Incorporation and Bylaws make it difficult for our shareholders to change the composition of our board of directors in any one year. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:
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providing for a classified board of directors with staggered, three year terms;

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authorizing the board of directors to issue so-called “blank check” preferred stock without shareholder approval;

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prohibiting cumulative voting in the election of directors;

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authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our Common Stock cast at an annual meeting of shareholders;

•
prohibiting shareholder action by written consent unless consent is signed by all shareholders entitled to vote on the action;

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limiting the persons who may call special meetings of shareholders;

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establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•
restricting business combinations with interested shareholders.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Common Stock and your ability to realize any potential change of control premium.

We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.
Under the Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation (or “shipping income”) that is attributable to voyages that either begin or end in the United States is characterized as “U.S.-source shipping income” and such income is generally subject to a 4% U.S. federal income tax (on a gross basis) unless that corporation qualifies for exemption from tax under Section 883 of the Code or under an applicable U.S. income tax treaty.
As we and our shipowning subsidiaries are organized under the laws of the Marshall Islands, a country with which the United States does not have an income tax treaty, we do not qualify for a treaty-based exemption. However, we believe that we qualify for the exemption from tax under Section 883 of the Code for the 2016 taxable year and intend to take such position on our returns for the 2016 taxable year. Nevertheless, for the 2017 or any later taxable year, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby cause us to become subject to U.S. federal income tax on our U.S.-source shipping income. For example, there is a risk that we could no longer qualify for exemption under Section 883 of the Code for a particular taxable year if additional shares of our Common Stock are issued to new shareholders such that, due to their status or unwillingness to cooperate with certain substantiation and reporting requirements, we no longer satisfy one of the ownership test requirements for qualification. Due to the factual nature of the issues involved, we can give no assurances on the availability of the exemption to us.
If we and/or one or more of our subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we and/or such subsidiaries would generally be subject for that year to a 4% U.S. federal income tax on the U.S.-source shipping income for that year. The imposition of this tax could have a negative effect on our business and would result in decreased earnings and cash flow. See “Tax Considerations — U.S. Federal Income Taxation of Pyxis” for a detailed discussion of the qualification for the exemption under Section 883 of the Code.
If U.S. tax authorities were to treat us or one or more of our subsidiaries as a “passive foreign investment company,” there could be adverse tax consequences to U.S. holders.
A foreign corporation will be treated as a “passive foreign investment company” (or a “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of  “passive income,” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of  “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, time and voyage charter income is generally viewed as income derived from the performance of services and not rental income and, therefore, would not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Those shareholders of a PFIC who are citizens or residents of the United States or domestic entities would be subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC, and would be subject to annual information reporting to the U.S. Internal Revenue Service (the “IRS”). If Pyxis were to be treated as a passive foreign investment company for any taxable year (and regardless of whether Pyxis remained a PFIC for subsequent taxable years), a U.S. taxpayer who does not make certain mitigating elections, as described more fully in this prospectus under “Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification,” would be required to allocate ratably over such U.S. taxpayer’s holding period any “excess distributions” received (i.e., the portion of any distributions received on Pyxis’ Common Stock in a taxable year in excess of 125% of certain average historic annual distributions) and any gain realized on the sale, exchange or other disposition of Pyxis’ Common Stock. The amount allocated to the current taxable year would be subject to U.S. federal income tax as ordinary income and the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year. An interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Investors in Pyxis’ Common Stock are urged to consult with their own tax advisors regarding the tax consequences of the PFIC rules to them, including the benefit of any available mitigating elections. For a more complete discussion of the U.S. Federal income tax consequences of passive foreign investment company characterization, see “Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification.”
Based on our current and projected operations, we do not believe that we (or any of our subsidiaries) were a PFIC in our 2016 taxable year, nor do we expect us (or any of our subsidiaries) to become a PFIC with respect to the 2017 or any later taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets. There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year if there were to be changes in the nature and extent of our operations.
If U.S. tax authorities were to treat Pyxis as a “controlled foreign corporation,” there could be adverse U.S. federal income tax consequences to certain U.S. investors.
If more than 50% of the voting power or value of our shares is treated as owned by U.S. citizens or residents, U.S. domestic corporations or partnerships, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned at least 10% of our voting power (each, a “U.S. Shareholder”), then we and one or more of our subsidiaries will be a controlled foreign corporation (or “CFC”) for U.S. federal income tax purposes. If we were treated as a CFC for any taxable year, our U.S. Shareholders may face adverse U.S. federal income tax consequences and information reporting obligations. See “Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Consequences of Controlled Foreign Corporation Classification of Pyxis.”

FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business and making acquisitions, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements. All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as our future operating or financial results, global and regional economic and political conditions, including piracy, pending vessel acquisitions, and our ability to consummate such acquisitions, our business strategy and expected capital spending or operating expenses, including drydocking and insurance costs, competition in the tanker industry, statements about shipping market trends, including charter rates and factors affecting supply and demand, our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, our ability to enter into fixed-rate charters after our current charters expire and our ability to earn income in the spot market and our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels’ useful lives. Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements.
Factors that might cause future results to differ include, but are not limited to, the following:
•
changes in governmental rules and regulations or actions taken by regulatory authorities;

•
changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;

•
the length and number of off-hire periods and dependence on third-party managers; and

•
other factors discussed under the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of Common Stock in this offering will be approximately $          after deducting underwriting discounts and commissions and estimated expenses payable by us, and approximately $          if the Underwriters exercise their over-allotment option in full. We currently intend to use $4.5 million of the net proceeds to pay a portion of the purchase price of the common stock of Ninthone, a Marshall Islands registered company, whose principal asset is the Targeted Vessel, a 50,147 dwt. product/oil tanker which was delivered to its current owner on January 11, 2017 from the South Korean shipyard, SPP Shipbuilding Co. Ltd. For more information on the Targeted Vessel, see “Prospectus Summary — Targeted Vessel” on page 2 of this prospectus.
We have entered into a stock purchase agreement with Holdings, the 100% owner of Ninthone, to purchase the common stock of Ninthone. The acquisition price of  $9.3 million will be financed by utilizing approximately $4.5 million of the proceeds of this offering and issuing $4.8 million in a number of shares of our Common Stock determined based on the public offering price per share of the Common Stock offered hereby to Holdings’ parent, Maritime Investors, pursuant to an exemption from the registration requirements of the Securities Act. We will also assume Ninthone’s outstanding debt of  $25.3 million and its restricted cash of  $0.4 million, as part of Ninthone’s other assets and liabilities. For more information on our relationship with Maritime Investors, see “Risk Factors — Risks Related to our Common Stock and this Offering — Maritime Investors beneficially owns approximately 93% of our total outstanding Common Stock, which may limit shareholders’ ability to influence our actions.” The closing of our purchase of Ninthone pursuant to the stock purchase agreement is subject to customary closing conditions as well as the consummation of this offering.
Promptly after the closing of this offering, Pyxis expects to take delivery of the Targeted Vessel.
The remainder of the proceeds of the offering will be used for working capital and other general corporate purposes.
OUR DIVIDEND POLICY
We do not intend to pay dividends in the near future and will make dividend payments to our shareholders in the future only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal, fiduciary and contractual requirements, including our current and future loan agreements. The payment of any dividends is not guaranteed or assured, and if paid at all in the future, may be discontinued at any time at the discretion of our board of directors. In addition, Marshall Islands law generally prohibits the payment of dividends (i) other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent.

DILUTION
Dilution is the amount by which the offering price paid by the purchasers of shares of our Common Stock in this offering will exceed the net tangible book value per share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value as of March 31, 2017 was $46.4 million in total and $2.54 per share for the number of shares for the existing shareholders as of March 31, 2017.
The as adjusted net tangible book value as of March 31, 2017 would have been $          million, or $          per share after the sale by us of shares of our common stock at $          per share in this offering, after deducting underwriting discounts and estimated offering expenses, and the issuance of shares in the Acquisition Placement. This represents an immediate increase in net tangible book value of  $          per share to the existing shareholders and an immediate dilution in net tangible book value of  $          per share to new investors.
The following table illustrates the per share dilution and appreciation as of March 31, 2017:
Assumed public offering price per share of Common Stock	$
Net tangible book value per share before this offering		2.54
Decrease in net tangible book value attributable to new investors in this offering
As adjusted net tangible book value per share after giving effect to this offering
Dilution per share for new investors	$
The following table summarizes, on an as adjusted basis as of March 31, 2017, the differences between the number of shares of our Common Stock acquired from us, the total amount paid and the average price per share paid by the existing shareholders, including Maritime Investors in the Acquisition Placement, and the number of shares of our Common Stock acquired from us, the total amount paid and average price per share paid by you in this offering, based upon the public offering price of  $          per share.
	As Adjusted Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Shareholders
New Investors
Total
Following the closing of this offering, we will issue additional shares of Common Stock to Legacy LookSmart Stockholders who exercise their Make-Whole Right. Assuming that all of the original Legacy LookSmart Stockholders exercised their Make-Whole Right, and we price this offering at $1.97 per share (the closing price of our shares on June 12, 2017), then we would expect to issue 1,102,032 additional shares. See “Business — The LookSmart Agreement and Make-Whole Right” for more information.

CAPITALIZATION
The following table sets forth our capitalization at March 31, 2017:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the following transactions:

•
the issuance and sale of            shares of Common Stock in this offering, at the public offering price as set forth on the cover page of this prospectus, resulting in net proceeds of approximately $          million, after deducting estimated expenses related to this offering of $      million payable by us and the underwriting discounts and commissions of approximately $          million, assuming the Underwriters do not exercise their over-allotment option; and

•
the acquisition of the Targeted Vessel at the expected acquisition price of  $9.3 million, financed by utilizing approximately $4.5 million of the proceeds of this offering and issuing          shares of our Common Stock to Holdings’ parent, Maritime Investors (based on the offering price of our Common Stock as set forth on the cover page of this prospectus), along with the assumption of its outstanding debt of  $25.3 million and its restricted cash of  $0.4 million as of March 31, 2017.

The table below does not reflect our obligation to satisfy the Make-Whole Right following the consummation of this offering. See “Business — the LookSmart Agreement and Make-Whole Right.”
You should read this table in conjunction with our consolidated financial statements included in this prospectus as well as “Use of Proceeds,” “Selected Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of March 31, 2017
(In thousands of U.S. Dollars, except per share data)	Actual	As Adjusted
Cash and cash equivalents, including restricted cash	$5,465	$
Current Debt(1):
Bank loans(2)	6,863
Non-current debt(1):
Bank loans(2)	64,847
Unsecured promissory note	2,500
Total Debt	74,210
Stockholders’ Equity
Preferred stock ($0.001 par value); 50,000,000 shares authorized; none issued, actual and as adjusted	—
Common stock ($0.001 par value); 450,000,000 shares authorized; 18,277,893 and shares issued and outstanding, actual and as adjusted, respectively	18
Additional paid-in capital	70,123
Accumulated Deficit	(23,091)
Total stockholders’ equity	47,050
Total capitalization	$121,260	$

(1)
Subsequent to March 31, 2017, we have paid $             towards scheduled principal repayments of our various debt obligations, which are not reflected in the table above.

(2)
Our vessel owning subsidiaries, as borrowers, entered into loan agreements to finance the purchase of each of the vessels in our fleet. For more information on our loan agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness.”

PRICE RANGE OF OUR COMMON STOCK
Our shares of Common Stock were approved for listing on the NASDAQ Capital Market on October 28, 2015 under the symbol “PXS” and the first reported trade on the NASDAQ Capital Market for our shares was in November 2015. The high and low sales prices of shares of our Common Stock on the NASDAQ Capital Market are presented for the periods listed below.
For the year ended December 31,	High	Low
2015	$4.30	$1.26
2016	$4.27	$0.55
For the quarter ended	High	Low
December 31, 2015	$4.30	$1.26
March 31, 2016	$2.05	$0.55
June 30, 2016	$4.27	$1.92
September 30, 2016	$3.52	$2.07
December 31, 2016	$4.25	$1.89
March 31, 2017	$3.00	$1.92
June 30, 2017(1)	$2.33	$0.90
For the months	High	Low
December 2016	$3.50	$1.89
January 2017	$3.00	$2.47
February 2017	$2.71	$2.19
March 2017	$2.42	$1.92
April 2017	$2.33	$1.78
May 2017	$1.94	$0.90
June 2017(2)	$1.99	$0.99

(1)
From April 1, 2017 through and including June 12, 2017

(2)
Through and including June 12, 2017

On February 23, 2016, we received a deficiency notice from The NASDAQ Stock Market, Inc. stating that, for a period of 30 consecutive trading days, our shares of Common Stock closed below the minimum price of  $1.00 per share as required for continued listing on the NASDAQ Capital Market. In accordance with the notice, we had until August 22, 2016, or 180 calendar days from the date of the notice, to regain compliance with NASDAQ’s continued listing minimum closing bid price requirements (Marketplace Rule 5550(a)(2)). We received a written notification from the exchange on March 11, 2016 stating that the closing bid price of our shares had been $1.00 per share or higher for 10 consecutive trading days, from February 26 to March 10, 2016, and, accordingly, we were again in compliance with the exchange’s minimum closing bid price rule.
On June 1, 2017, our shares of Common Stock closed at the price of  $0.99 per share. However, the closing price of our shares has remained above $1.00 per share since that date.

SELECTED FINANCIAL AND OTHER DATA
The following tables set forth our selected consolidated financial data and other operating data for the periods presented. The selected consolidated financial data as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated financial data as of December, 31 2013 and 2014 and for the year ended December 31, 2013 are derived from our audited consolidated financial statements that are not included in this prospectus. The summary interim consolidated financial data as of March 31, 2016 and 2017 and for the three-month periods ended March 31, 2016 and 2017 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. This summary is not meant to be a comprehensive statement of our unaudited financial results for these periods and these results are not necessarily indicative of our results for future periods. The financial statements have been prepared in accordance with U.S. GAAP. The data set forth below should be read in conjunction with the audited consolidated financial statements, related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Statement of Comprehensive Income/(Loss) Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars, except per share data)	2013	2014	2015	2016	2016	2017
Voyage revenues	$21,980	$27,760	$33,170	$30,710	$8,448	$7,715
Voyage related costs and commissions	(3,817)	(10,030)	(4,725)	(6,611)	(805)	(3,006)
Vessel operating expenses	(10,220)	(11,064)	(13,188)	(12,871)	(3,303)	(2,965)
General and administrative expenses	(173)	(93)	(1,773)	(2,574)	(660)	(769)
Management fees, related parties	(468)	(611)	(577)	(631)	(145)	(175)
Management fees, other	(823)	(922)	(1,061)	(1,024)	(262)	(232)
Depreciation and amortization of special survey costs	(4,677)	(5,649)	(5,884)	(6,004)	(1,497)	(1,391)
Bad debt provisions	—	—	—	—	—	(181)
Vessel impairment charge	—	(16,930)	—	(3,998)	—	—
Other income	192	—	74	—	—	—
Interest expenses and finance cost, net	(402)	(1,704)	(2,531)	(2,810)	(701)	(699)
Net income / (loss)	$1,592	$(19,243)	$3,505	$(5,813)	$1,075	$(1,703)
Earnings / (loss) per common share, basic and diluted	$0.09	$(1.05)	$0.19	$(0.32)	$0.06	$(0.09)
Weighted average number of shares, basic	18,244,671	18,244,671	18,244,671	18,277,893	18,277,893	18,277,893
Weighted average number of shares, diluted	18,244,671	18,244,671	18,277,893	18,277,893	18,277,893	18,277,893

Balance Sheet Data
	As of December 31,				As of March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Total current assets	$4,247	$3,519	$6,028	$4,184	$5,145	$5,040
Total other non-current assets	1,104	975	5,193	5,215	5,130	5,198
Total fixed assets, net	132,265	117,445	130,501	121,341	129,067	119,968
Total assets	137,616	121,939	141,722	130,740	139,342	130,206
Total current liabilities	17,298	7,047	11,200	12,870	12,327	16,026
Total non-current liabilities	65,998	60,991	75,956	69,117	71,374	67,130
Total stockholders’ equity	54,320	53,901	54,566	48,753	55,641	47,050
Statement of Cash Flows Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Net cash provided by operating activities	$5,992	$5,362	$12,366	$4,446	$978	$1,803
Net cash used in investing activities	(29,389)	(7,156)	(18,766)	—	—	—
Net cash provided by/(used in) financing activities	25,054	241	9,875	(7,785)	(2,121)	(2,121)
Change in cash and cash equivalents	1,657	(1,553)	3,475	(3,339)	(1,143)	(318)
Other Summary Data
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars unless indicated otherwise)	2013	2014	2015	2016	2016	2017
EBITDA(1)	$6,671	$(11,890)	$11,920	$3,001	$3,273	$387
Adjusted EBITDA(1)	6,671	5,040	12,063	6,999	3,273	387
Ownership days(2)	1,566	1,825	2,177	2,196	546	540
Available days(3)	1,566	1,806	2,137	2,176	546	540
Operating days(4)	1,523	1,694	2,092	1,986	533	480
Utilization %(5)	97.2%	93.8%	97.9%	91.3%	97.6%	88.9%
Daily time charter equivalent rate(6)	$11,926	$10,466	$13,597	$12,134	$14,339	$9,810
Average number of vessels(7)	4.3	5.0	6.0	6.0	6.0	6.0
Number of vessels at period end	5	5	6	6	6	6
Weighted average age of vessels(8)	4.0	5.0	4.8	5.8	5.1	6.1

(1)
EBITDA represents the sum of net income/(loss), interest and finance costs, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents EBITDA before vessel impairment charge and stock compensation. EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP.

EBITDA and Adjusted EBITDA are presented in this prospectus as we believe that they provide investors with means of evaluating and understanding how our management evaluates operating performance. These non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures do not have standardized meanings, and are therefore unlikely to be comparable to similar measures presented by other companies.

The following table reconciles net income/(loss) to EBITDA and Adjusted EBITDA.
	Year ended December 31,				Three-month period ended March 31,
(In thousands of U.S. Dollars)	2013	2014	2015	2016	2016	2017
Net income / (loss)	$1,592	$(19,243)	$3,505	$(5,813)	$1,075	$(1,703)
Depreciation	4,520	5,446	5,710	5,768	1,435	1,373
Amortization of special survey costs	157	203	174	236	62	18
Interest and finance costs, net	402	1,704	2,531	2,810	701	699
EBITDA	6,671	(11,890)	11,920	3,001	3,273	387
Vessel impairment charge	—	16,930	—	3,998	—	—
Stock compensation	—	—	143	—	—	—
Adjusted EBITDA	6,671	5,040	12,063	6,999	3,273	387
(2)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(3)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(6)
TCE is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(7)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(8)
Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dwt of each vessel on the total fleet dwt.

Recent Daily Fleet Data
(In U.S. Dollars, except for utilization %)	Year ended December 31,				Three-month period ended March 31,
	2013	2014	2015	2016	2016	2017
Eco-Efficient MRS: (2 of our vessels)
TCE	$14,401	$15,210	$15,631	$15,015	$15,698	$14,043
Opex(1)	10,908	5,584	6,430	5,754	6,334	5,622
Utilization %	100.0%	100.0%	99.4%	97.0%	99.5%	84.4%
Eco-Modified MR2: (1 of our vessels)
TCE	21,114	12,596	17,480	10,705	17,653	11,050
Opex(1)	6,337	6,802	6,461	6,255	6,553	6,347
Utilization %	100.0%	86.4%	91.3%	92.9%	100.0%	97.8%
Standard MR2: (1 of our vessels)
TCE	13,021	12,019	17,237	15,504	18,730	10,119
Opex(1)	6,376	6,739	6,325	6,772	6,445	5,931
Utilization %	99.2%	95.4%	100.0%	90.5%	100.0%	96.7%
Handysize Tankers: (2 of our vessels)
TCE	6,116	6,200	7,622	7,939	8,768	4,717
Opex(1)	6,062	5,581	5,358	5,315	5,318	4,711
Utilization %	94.5%	93.4%	98.6%	85.1%	93.4%	85.0%
Fleet: (6 vessels)
TCE	11,926	10,466	13,597	12,134	14,339	9,810
Opex(1)	6,527	6,062	6,058	5,861	6,050	5,491
Utilization %	97.2%	93.8%	97.9%	91.3%	97.6%	88.9%

(1)
Opex for a vessel consist primarily of crew wages and related costs, insurance, lube oils, communications, spares and consumables, tonnage taxes as well as repairs and maintenance, divided by the days in the applicable period. See “The International Product Tanker Shipping Industry — Eco Ships” for a description of the terms “eco-efficient,” “eco-modified” and “standard.”

Our fleet consists of two eco-efficient MR2 tankers, the Pyxis Theta and the Pyxis Epsilon, one eco-modified MR2, the Pyxis Malou, one standard MR2 (a non-eco-efficient or eco-modified tanker, which was built prior to 2012), the Pyxis Delta, and the handysize tankers, the Northsea Alpha and the Northsea Beta. The eco-efficient MR2 tankers were primarily under time charter during the respective operating periods. The Pyxis Epsilon was delivered to us in January 2015, and the higher operating expenses in that year reflected vessel start-up costs. During 2014 to 2016, the remaining vessels in our fleet were employed at various occasions under time and spot charters. Lower TCE and utilization rates in 2014 and 2016 for these vessels primarily reflected greater spot charter activity.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
This section is a discussion of our financial condition as of March 31, 2016 and 2017 and as of December 31, 2014, 2015 and 2016, as well as the results of operations for the three-month periods ended March 31, 2016 and 2017, and for the years ended December 31, 2014, 2015 and 2016. You should read the following discussion and analysis together with our financial statements and related notes included elsewhere in this prospectus. This discussion includes forward-looking statements which are subject to risks and uncertainties that could cause actual events or conditions to differ materially from those currently anticipated, expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors — Risks Related to our Business and Operations.”
With the delivery into service of the newbuild tanker Pyxis Epsilon in January 2015, our fleet consisted of six vessels in operation as of December 31, 2015 and 2016. We expect that our historical results of operations will not necessarily be indicative of our future results of operations for the following reasons:
•
not all of the vessels in our fleet were operating during all periods reflected in our historical results, with one of the vessels in our fleet having been under construction until January 2015;

•
as the fleet expanded, the number of ownership days increased in 2016 by 19 and 371 days, compared to 2015 and 2014, respectively;

•
the potential addition of the Targeted Vessel;

•
our expenses while our vessels were under construction were materially different as compared to our expenses while our vessels are in operation; and

•
in 2015 and 2016, we incurred additional general and administrative expenses of  $1.7 million and $2.5 million, respectively, over such expenses in 2014 due to the implementation of the fixed yearly fee payable to Maritime for the services of our executive officers and the general costs associated with being a public company that we did not incur previously.

Important Financial Terms
Revenues
We generate revenues by chartering our vessels for the transportation of petroleum products and other liquid bulk items, such as organic chemicals and vegetable oils. Revenues are driven primarily by the number of vessels in our fleet, the number of voyage days employed and the amount of daily charter hire earned under vessels’ charters. These factors, in turn, can be affected by a number of decisions by us, including the amount of time spent positioning a vessel for charter, dry-dockings, repairs, maintenance and upgrading, as well as the age, condition and specifications of our ships and supply and demand factors in the product tanker market. At December 31, 2016, we employed two of the vessels in our fleet on time charters and four vessels on the spot market, while at March 31, 2017, we employed three of the vessels in our fleet on time charters and three vessels on the spot market. Revenues from time charter agreements providing for varying daily rates are accounted for as operating leases and thus are recognized on a straight line basis over the term of the time charter as service is performed. Revenue under spot charters is not recognized until a charter has been agreed, even if the vessel has discharged its previous cargo and is proceeding to an anticipated port of loading. Vessels operating on time charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. The vessel owner generally pays commissions on both types of charters on the gross charter rate.
Time Charters
A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges and the cost of bunker, but the vessel owner pays vessel operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores and tonnage taxes. Time charter rates are usually set at fixed rates during the term of the charter. Prevailing time charter rates fluctuate on a seasonal and on a year-to-year basis and, as a result, when employment is being sought for a vessel with an expiring or terminated time charter, the prevailing time charter rates achievable in the time charter market may be substantially higher or lower than the expiring or terminated time charter rate. Fluctuation in time charter rates are influenced by changes in spot charter rates, which are in turn influenced by a number of factors, including vessel supply and demand. The main factors that could increase total vessel operating expenses are crew salaries, insurance premiums, spare parts orders, repairs that are not covered under insurance policies and lubricant prices.
Spot Charters
Generally a spot charter refers to a contract to carry a specific cargo for a single voyage, which generally lasts from several days to three months. Spot charters typically involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot charter, the vessel owner is responsible for the payment of all expenses including its capital costs, voyage expenses, such as port, canal and bunker costs, as well as vessel operating expenses. Fluctuations in spot charter rates are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes.
Voyage Related Costs and Commissions
We incur voyage related costs for our vessels operating under spot charters, which mainly include port and canal charges and bunker expenses. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on spot charters because these expenses are for the account of the vessel owner. All voyage related costs are expensed as incurred. The amount of brokerage commissions payable, if any, depends on a number of factors, including, among other things, the number of shipbrokers involved in arranging the charter and the amount of commissions charged by brokers related to the charterer. Commissions are deferred and amortized over the related voyage period as revenues are earned.
Vessel Operating Expenses
We incur vessel operating expenses for our vessels operating under time and spot charters. Vessel operating expenses primarily consist of crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses necessary for the operation of the vessel. All vessel operating expenses are expensed as incurred.
General and Administrative Expenses
As a public company, we incurred additional expenses that we did not incur previously. The primary components of general and administrative expenses consist of the annual fee payable to Maritime for the administrative services under our Head Management Agreement, which includes the services of our senior executive officers, and the expenses associated with being a public company. Such public company expenses include the preparation of public reporting documents, legal and accounting costs, including hiring additional legal and accounting professionals and staff, and costs related to compliance with the rules, regulations and requirements of the SEC, the rules of NASDAQ, board of directors compensation and investor relations.
Management Fees
We pay management fees to Maritime and ITM for commercial and technical management services, respectively, for our vessels. These services include: obtaining employment for our vessels and managing our relationships with charterers; strategic management services; technical management services, which include managing day-to-day vessel operations, ensuring regulatory and classification society compliance, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs and arranging insurance for vessels; and providing shoreside personnel who carry out the management functions described above. As part of their ship management services, Maritime provides us with supervision services for new construction of vessels; these costs are capitalized as part of the total delivered cost of the vessel.

We also paid management fees to North Sea Tankers BV (“NST”) for their chartering services for the Northsea Alpha and the Northsea Beta. In 2016, we sent to NST notices of termination with respect to the commercial management agreements for both such vessels, and in June and November 2016, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha, respectively.
Depreciation
We depreciate the cost of our vessels after deducting the estimated residual value, on a straight-line basis over the expected useful life of each vessel, which is estimated to be 25 years from the date of initial delivery from the shipyard. We estimate the residual values of our vessels to be $300 per lightweight ton.
Interest and Finance Costs
We have historically incurred interest expense and financing costs in connection with the debt incurred to partially finance the acquisition of our existing fleet. The interest rate is generally linked to the three month LIBOR rate. In the future, we may consider the use of financial hedging products to limit our interest rate exposure.
In evaluating our financial condition, we focus on the above measures as well as fleet utilization and time charter equivalent rates to assess our operating performance. We also monitor our cash position and outstanding debt to assess short-term liquidity and our ability to finance further fleet expansion. Discussions about possible acquisitions or sales of existing vessels are based on our financial and operational criteria which depend on the state of the charter market, availability of vessel investments, employment opportunities, anticipated dry-docking costs and general economic prospects.
We believe that the important factors to consider in analyzing future results of operations and trends in future periods include the following:
•
charter rates and periods of charter hire and any revenues we would receive in the future from any pools in which our vessels may operate;

•
vessel operating expenses and voyage related costs and commissions;

•
depreciation and amortization expenses, which are a function of the cost of our vessels, significant vessel maintenance or improvement costs, our vessels’ estimated useful lives and estimated residual values;

•
financing costs related to our indebtedness, including hedging of interest rate risk;

•
costs of being a public reporting company, including general and administrative expenses, compliance, accounting and legal costs and regulatory expenses; and

•
fluctuations in foreign exchange rates because our revenues are in U.S. dollars but some of our expenses are paid in other currencies.

Revenues from time charters, and to the extent we enter into any in the future, bareboat charters, are stable over the duration of the charter, provided there are no unexpected or periodic off-hire periods and no performance claims from the charterer or charterer defaults. Revenues from spot charters fluctuate, depending on the hire rate in effect at the time of the charter.
Recent accounting pronouncements are discussed in Note 2 of the financial statements contained elsewhere in this prospectus.
Operating Results
As of December 31, 2016, we had six vessels in operation, two of which were employed on time charters and four of which were employed on spot charters. As of March 31, 2017, we employed three of the vessels in our fleet on time charters and three vessels on the spot market. MR vessels owned for a full year typically operate for 360 days per year, which is our historical average, excluding any time for dry-dockings. The five non-operating days per year represent average time spent off-hire. If a vessel undergoes a scheduled intermediate or special survey, the estimated duration is five and 20 days, respectively.

The break-out of revenue by spot and time charters for the recent reported periods is reflected below (in thousands of U.S. dollars):
	Year ended December 31, 2014		Year ended December 31, 2015		Year ended December 31, 2016		Three-month period ended March 31, 2016		Three-month period ended March 31, 2017
	Spot	Time	Spot	Time	Spot	Time	Spot	Time	Spot	Time
Voyage revenues	$15,881	$11,879	$8,677	$24,493	$9,472	$21,238	$1,240	$7,208	$5,663	$2,052
The following table reflects our ownership days, available days and operating days, fleet utilization, TCE, average number of vessels and number of vessels at period end, in each case, for the three-month periods ended March 31, 2016 and 2017, as well as for the years ended December 31, 2014, 2015 and 2016.
	Year ended December 31,			Three-month period ended March 31,
	2014	2015	2016	2016	2017
Ownership days(1)	1,825	2,177	2,196	546	540
Available days(2)	1,806	2,137	2,176	546	540
Operating days(3)	1,694	2,092	1,986	533	480
Utilization %(4)	93.8%	97.9%	91.3%	97.6%	88.9%
Daily time charter equivalent rate(5)	$10,466	$13,597	$12,134	$14,339	$9,810
Average number of vessels(6)	5.0	6.0	6.0	6.0	6.0
Number of vessels at period end	5	6	6	6	6
Weighted average age of vessels(7)	5.0	4.8	5.8	5.1	6.1

(1)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(4)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)
Daily TCE is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(6)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(7)
Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dwt of each vessel on the total fleet dwt.

The following table reflects the calculation of our daily TCE rates for the three-month periods ended March 31, 2016 and 2017, as well as for the years ended December 31, 2014, 2015 and 2016 (in thousands of U.S. dollars, except total operating days and daily TCE rates):
	Year ended December 31,			Three-month period ended March 31,
	2014	2015	2016	2016	2017
Voyage revenues	$27,760	$33,170	$30,710	$8,448	$7,715
Voyage related costs and commissions	(10,030)	(4,725)	(6,611)	(805)	(3,006)
Time charter equivalent revenues*	$17,730	$28,445	$24,099	$7,643	$4,709
Total operating days	1,694	2,092	1,986	533	480
Daily time charter equivalent rate*	$10,466	$13,597	$12,134	$14,339	$9,810

*
Subject to rounding

The improvements in the TCE rate during the year ended December 31, 2015 over the same period in 2014 reflect the inclusion of the Pyxis Epsilon, as well as the improvements in charter rates for the Pyxis Malou and the Pyxis Delta. The decline in the TCE rate in 2016 was primarily attributed to greater spot charter activity, which resulted in lower voyage revenues net of voyage related costs and commissions.
Recent Daily Fleet Data:
	Year ended December 31,				Three-month period ended March 31,
(In U.S. Dollars, except for utilization %)	2013	2014	2015	2016	2016	2017
Eco-Efficient MRS: (2 of our vessels)
TCE	$14,401	$15,210	$15,631	$15,015	$15,698	$14,043
Opex(1)	10,908	5,584	6,430	5,754	6,334	5,622
Utilization %	100.0%	100.0%	99.4%	97.0%	99.5%	84.4%
Eco-Modified MR2: (1 of our vessels)
TCE	21,114	12,596	17,480	10,705	17,653	11,050
Opex(1)	6,337	6,802	6,461	6,255	6,553	6,347
Utilization %	100.0%	86.4%	91.3%	92.9%	100.0%	97.8%
Standard MR2: (1 of our vessels)
TCE	13,021	12,019	17,237	15,504	18,730	10,119
Opex(1)	6,376	6,739	6,325	6,772	6,445	5,931
Utilization %	99.2%	95.4%	100.0%	90.5%	100.0%	96.7%
Handysize Tankers: (2 of our vessels)
TCE	6,116	6,200	7,622	7,939	8,768	4,717
Opex(1)	6,062	5,581	5,358	5,315	5,318	4,711
Utilization %	94.5%	93.4%	98.6%	85.1%	93.4%	85.0%
Fleet: (6 vessels)
TCE	11,926	10,466	13,597	12,134	14,339	9,810
Opex(1)	6,527	6,062	6,058	5,861	6,050	5,491
Utilization %	97.2%	93.8%	97.9%	91.3%	97.6%	88.9%

(1)
Opex for a vessel consist primarily of crew wages and related costs, insurance, lube oils, communications, spares and consumables, tonnage taxes as well as repairs and maintenance, divided by the days in the applicable period. See “The International Product Tanker Shipping Industry — Eco Ships” for a description of the terms “eco-efficient,” “eco-modified” and “standard.”

Our fleet consists of two eco-efficient MR2 tankers, the Pyxis Theta and the Pyxis Epsilon, one eco-modified MR2, the Pyxis Malou, one standard MR2 (a non-eco-efficient or eco-modified tanker, which was built prior to 2012), the Pyxis Delta, and the handysize tankers, the Northsea Alpha and the Northsea Beta. The eco-efficient MR2 tankers were primarily under time charter during the respective operating periods. The Pyxis Epsilon was delivered to us in January 2015, and the higher operating expenses in that year reflected vessel start-up costs. During 2014 to 2016, the remaining vessels in our fleet were employed at various occasions under time and spot charters. Lower TCE and utilization rates in 2014 and 2016 for these vessels primarily reflected greater spot charter activity.
Unaudited Interim Consolidated Statements of Comprehensive Income/(Loss) for the Three-Month Period Ended March 31, 2016 Compared to the Three-Month Period Ended March 31, 2017
	2016	2017	Change	%
	(In thousands of U.S. Dollars)
Voyage revenues:	$8,448	$7,715	$(733)	(8.7)%
Expenses:
Voyage related costs and commissions	(805)	(3,006)	(2,201)	273.4%
Vessel operating expenses	(3,303)	(2,965)	338	(10.2)%
General and administrative expenses	(660)	(769)	(109)	16.5%
Management fees, related parties	(145)	(175)	(30)	20.7%
Management fees, other	(262)	(232)	30	(11.5)%
Amortization of special survey costs	(62)	(18)	44	(71.0)%
Depreciation	(1,435)	(1,373)	62	(4.3)%
Bad debt provisions	—	(181)	(181)	n/a
Operating income / (loss)	$1,776	$(1,004)	$(2,780)	(156.5)%
Other expenses:
Interest and finance costs, net	(701)	(699)	2	(0.3)%
Total other expenses, net	$(701)	$(699)	$2	(0.3)%
Net income / (loss)	$1,075	$(1,703)	$(2,778)	(258.4)%
The average number of vessels in our fleet was 6.0 for the three months ended March 31, 2017 and 2016. The following analysis discusses the primary drivers of the differences between these periods.
Voyage revenues:   Voyage revenues of  $7.7 million for the three months ended March 31, 2017 represented a decrease of  $0.7 million, or 8.7%, from $8.4 million in the comparable period in 2016. The decrease during the first quarter of 2017 was attributed to lower time charter equivalent rates as well as to a decrease in total operating days.
Voyage related costs and commissions:   Voyage related costs and commissions of  $3.0 million for the three months ended March 31, 2017 represented an increase of  $2.2 million, or 273.4%, from $0.8 million in the comparable period in 2016. The increase was primarily attributed to greater spot charter activity which incurs voyage costs.
Vessel operating expenses:   Vessel operating expenses of  $3.0 million for the three months ended March 31, 2017 represented a decrease of  $0.3 million, or 10.2%, from $3.3 million in the comparable period in 2016. The decrease was primarily attributed to our cost efficiencies from the two eco-efficient MR vessels.
General and administrative expenses:   General and administrative expenses of  $0.8 million for the three months ended March 31, 2017 increased by $0.1 million, or 16.5%, from $0.7 million in the comparable period in 2016, mainly due to an increase in other professional services.
Management fees, related parties:   Management fees to our ship manager, Pyxis Maritime Corp., of $0.2 million for the three months ended March 31, 2017 remained relatively stable compared to the three-month period ended March 31, 2016.

Management fees, other:   Management fees mainly payable to International Tanker Management Ltd., our fleet’s technical manager, of  $0.2 million for the three months ended March 31, 2017 remained relatively stable compared to the three-month period ended March 31, 2016, which included the services of North Sea Tankers BV, the former commercial manager of Northsea Alpha and Northsea Beta.
Amortization of special survey costs:   Amortization of special survey costs was less than $0.1 million for both three-month periods ended March 31, 2017 and 2016.
Depreciation:   Depreciation of  $1.4 million for the three months ended March 31, 2017 remained stable compared to the three-month period ended March 31, 2016.
Bad debt provisions:   Bad debt provisions of  $0.2 million for the three months ended March 31, 2017 represented an increase in doubtful account for trade receivables.
Interest and finance costs, net:   Interest and finance costs, net, for the three months ended March 31, 2017 amounted to $0.7 million and remained relatively stable compared to the three-month period ended March 31, 2016.
Consolidated Statements of Comprehensive Income/(Loss) for the Fiscal Year Ended December 31, 2015 Compared to the Fiscal Year Ended December 31, 2016
	2015	2016	Change	%
	(In thousands of U.S. Dollars)
Voyage revenues:	$33,170	$30,710	$(2,460)	(7.4)%
Expenses:
Voyage related costs and commissions	(4,725)	(6,611)	(1,886)	39.9%
Vessel operating expenses	(13,188)	(12,871)	317	(2.4)%
General and administrative expenses	(1,773)	(2,574)	(801)	45.2%
Management fees, related parties	(577)	(631)	(54)	9.4%
Management fees, other	(1,061)	(1,024)	37	(3.5)%
Amortization of special survey costs	(174)	(236)	(62)	35.6%
Depreciation	(5,710)	(5,768)	(58)	1.0%
Vessel impairment charge	—	(3,998)	(3,998)	n/a
Operating income/(loss)	$5,962	$(3,003)	$(8,965)	(150.4)%
Other income/(expenses):
Other income	74	—	(74)	(100.0)%
Interest and finance costs, net	(2,531)	(2,810)	(279)	11.0%
Total other expenses, net	$(2,457)	$(2,810)	$(353)	14.4%
Net income/(loss)	$3,505	$(5,813)	$(9,318)	(265.8)%
Voyage revenues:   Voyage revenues of  $30.7 million for the year ended December 31, 2016 represented a decrease of  $2.5 million, or 7.4%, from $33.2 million in the comparable period in 2015. The decrease during the year ended December 31, 2016, was attributed to lower time charter equivalent rates as well as to a decrease in total operating days associated with greater spot charter activity in 2016.
Voyage related costs and commissions:   Voyage related costs and commissions of  $6.6 million for the year ended December 31, 2016 represented an increase of  $1.9 million, or 39.9%, from $4.7 million in the comparable period in 2015. The increase was primarily attributed to greater spot charter activity which incurs voyage costs.
Vessel operating expenses:   Vessel operating expenses of  $12.9 million for the year ended December 31, 2016 declined $0.3 million, or 2.4%, from $13.2 million in the comparable period in 2015. This decrease was mainly attributed to the one-time, pre-operating costs in 2015, incurred by the newbuild Pyxis Epsilon, which was delivered to our fleet in January 2015.

General and administrative expenses:   General and administrative expenses of  $2.6 million for the year ended December 31, 2016 increased by $0.8 million, or 45.2%, from $1.8 million in the comparable period in 2015, mainly due to the additional administration fees payable to Maritime under the Head Management Agreement (which commenced effectively on March 23, 2015) of  $0.4 million and other fees and professional expenses of  $0.4 million associated with our status as a publicly listed company.
Management fees, related parties:   Management fees to Maritime of  $0.6 million for the year ended December 31, 2016 remained relatively stable compared to the year ended December 31, 2015.
Management fees, other:   Management fees payable to ITM and NST of  $1.0 million in the aggregate for the year ended December 31, 2016 remained relatively stable compared to the same period in 2015. In March and June 2016, we sent notices of termination of the commercial management agreements with NST for the Northsea Beta and Northsea Alpha, respectively. In June and November 2016, Maritime assumed full commercial management of the Northsea Beta and Northsea Alpha, respectively.
Amortization of special survey costs:   Amortization of special survey costs of  $0.2 million for the year ended December 31, 2016 increased by $0.1 million, or 35.6%, compared to the same period in 2015, mainly due to the amortization of the special surveys performed by Northsea Alpha and Northsea Beta during the second quarter of 2015 and the special survey performed by the Pyxis Delta during the fourth quarter of 2016.
Depreciation:   Depreciation of  $5.8 million for the year ended December 31, 2016 remained relatively stable compared to the same period in 2015.
Vessel impairment charge:   The vessel impairment charge of  $4.0 million, of which $3.4 million was charged against vessels, net, and $0.6 million against deferred charges, net, for the year ended December 31, 2016, relates to the write down of the carrying amount of Northsea Alpha and Northsea Beta to their fair values. There was no such charge recorded in 2015.
Interest and finance costs, net:   Interest and finance costs, net, for the year ended December 31, 2016 amounted to $2.8 million, compared to $2.5 million in the comparable period in 2015, an increase of  $0.3 million, or 11.0%. The increase is mainly attributed to the increase of the LIBOR-based interest rates applied to our outstanding bank debt.
Consolidated Statements of Comprehensive Income/(Loss) for the Fiscal Year Ended December 31, 2014 Compared to the Fiscal Year Ended December 31, 2015
	2014	2015	Change	%
	(In thousands of U.S. Dollars)
Voyage revenues:	$27,760	$33,170	$5,410	19.5%
Expenses:
Voyage related costs and commissions	(10,030)	(4,725)	5,305	(52.9)%
Vessel operating expenses	(11,064)	(13,188)	(2,124)	19.2%
General and administrative expenses	(93)	(1,773)	(1,680)	1,806.5%
Management fees, related parties	(611)	(577)	34	(5.6)%
Management fees, other	(922)	(1,061)	(139)	15.1%
Amortization of special survey costs	(203)	(174)	29	(14.3)%
Depreciation	(5,446)	(5,710)	(264)	4.8%
Vessel impairment charge	(16,930)	—	16,930	(100.0)%
Operating (loss)/income	$(17,539)	$5,962	$23,501	(134.0)%
Other income/(expenses):
Other income	—	74	74	n/a
Interest and finance costs, net	(1,704)	(2,531)	(827)	48.5%
Total other expenses, net	$(1,704)	$(2,457)	$(753)	44.2%
Net (loss)/income	$(19,243)	$3,505	$22,748	(118.2)%

Voyage revenues:   Voyage revenues of  $33.2 million for the year ended December 31, 2015 represented an increase of  $5.4 million, or 19.5%, from $27.8 million over 2014. The increase reflected the time charter revenue contribution of the Pyxis Epsilon which was delivered in January 2015, higher spot charter revenue for the Pyxis Malou and higher time charter rates concluded during 2015 primarily for the Pyxis Delta.
Voyage related costs and commissions:   Voyage related costs and commissions of  $4.7 million for the year ended December 31, 2015 represented a decrease of  $5.3 million, or 52.9%, from $10.0 million over 2014. This decrease was mainly a result of a lower portion of our fleet operating under spot charters.
Vessel operating expenses:   Vessel operating expenses of  $13.2 million for the year ended December 31, 2015 increased by $2.1 million, or 19.2%, from $11.1 million in the prior fiscal year. The increase is attributed to operating expenses incurred for the Pyxis Epsilon, which was delivered in January 2015.
General and administrative expenses:   General and administrative expenses of  $1.8 million for the year ended December 31, 2015 increased by $1.7 million from $0.1 million in the prior fiscal year, mainly due to the administration fees payable under the Head Management Agreement of  $1.2 million, stock compensation to certain of our officers of  $0.1 million and other fees and expenses associated with being a public company.
Management fees, related parties:   Management fees to related parties of  $0.6 million for the year ended December 31, 2015 remained relatively stable compared to the prior fiscal year.
Management fees, other:   Management fees to others of  $1.1 million for the year ended December 31, 2015 increased by $0.1 million, or 15.1%, from $0.9 million in the prior fiscal year. The increase is attributed to management fees for the Pyxis Epsilon, which was delivered in January 2015.
Amortization of special survey costs:   Amortization of special survey costs of  $0.2 million for the year ended December 31, 2015 remained relatively stable compared to the prior fiscal year.
Depreciation:   Depreciation of  $5.7 million for the year ended December 31, 2015 increased by $0.3 million, or 4.8%, from $5.4 million in 2014. The increase was primarily due to the addition of the Pyxis Epsilon to our fleet, partially offset by the write-down of the carrying value of the Pyxis Malou in December 2014.
Vessel impairment charge:   A vessel impairment charge of  $16.9 million was incurred in 2014, due to a write-down in the carrying value for the Pyxis Malou based on our year-end analysis, available market data and standard accounting procedures. No impairment charge was recognized in 2015.
Other income:   Other income was nil during the year ended December 31, 2014, and increased slightly to $0.1 million during the year ended December 31, 2015.
Interest and finance costs, net:   Interest and finance costs, net, for the year ended December 31, 2015 amounted to $2.5 million, compared to $1.7 million in 2014, reflecting an increase of  $0.8 million. The increase is mainly attributed to the drawdown of the loan in January 2015 used to finance the remaining construction cost of the Pyxis Epsilon.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity are cash flows from operations, borrowings from bank debt, and we expect in the future, from the selective sale of vessels and the proceeds of issuances of equity and debt. We expect that our future liquidity requirements will relate primarily to:
•
payments of interest and other debt-related expenses and the repayment of principal on our bank debt;

•
vessel acquisitions;

•
our operating expenses, including dry-docking and special survey costs; and

•
maintenance of cash reserves to provide for contingencies and to adhere to minimum liquidity for bank covenants.

We expect to rely upon operating cash flows from the employment of our vessels on spot and time charters and amounts due to related parties, long-term borrowings and the proceeds from future equity and debt offerings to fund our liquidity and capital needs and implement our growth plan. As of the filing date of this prospectus, we believe that our operating cash flows will be sufficient to fund our present and projected cash requirements though the next 12 month period. To the extent we acquire additional vessels, we may need to rely on new debt, proceeds from future securities offerings and/or cash flows from operations to meet our liquidity needs.
Our business is capital intensive and our future success will depend on our ability to maintain a high quality fleet through the acquisition of modern tanker vessels and the selective sale of older tanker vessels. We may pursue a sale or other long-term strategy such as a bareboat charter agreement with purchase option or commitment, for the Northsea Alpha and the Northsea Beta. These acquisitions and dispositions will be principally subject to management’s expectation of future market conditions, our ability to acquire and dispose of tanker vessels on favorable terms as well as access to cost-effective capital on reasonable terms.
We do not intend to pay quarterly dividends to the holders of our shares in the near future and expect to retain our cash flows primarily for the payment of vessel operating costs, dry-docking costs, debt servicing and other obligations, general corporate and administrative expenses, and reinvestment in our business (such as to fund vessel or fleet acquisitions), in each case, as determined by our board of directors.
Cash Flow Analysis
Cash and cash equivalents as of December 31, 2016, amounted to $0.8 million, compared to $4.1 million as of December 31, 2015. We define working capital as current assets minus current liabilities. We had a working capital deficit of  $8.7 million as of December 31, 2016, compared to the working capital deficit of  $5.2 million as of December 31, 2015. The decrease in our working capital is mainly due to a decrease in cash and cash equivalents of  $3.3 million and a decrease of  $0.2 million in the remaining current assets and current liabilities.
Consolidated Cash Flows information:
Statements of Cash Flows Data
	Year ended December 31,			Three-month period ended March 31,
(In millions of U.S. Dollars)	2014	2015	2016	2016	2017
Net cash provided by operating activities	$5.4	$12.4	$4.4	$1.0	$1.8
Net cash used in investing activities	$(7.2)	$(18.8)	$—	$—	$—
Net cash provided / (used in) by financing activities	$0.2	$9.9	$(7.8)	$(2.1)	$(2.1)
Cash Flows
Our principal sources of funds for the three months ended March 31, 2017 have been our cash inflows from the operation of our fleet. Our principal uses of funds have been working capital requirements and principal and interest payments on our debt agreements. Cash and cash equivalents as of March 31, 2017 amounted to $0.5 million, compared to $0.8 million as of December 31, 2016. We define working capital as current assets minus current liabilities. We had a working capital deficit of  $11.0 million as of March 31, 2017, compared to the working capital deficit of  $8.7 million as of December 31, 2016. The increase in our working capital deficit is mainly due to an increase in balances due to related parties of  $3.1 million and a decrease in cash and cash equivalents of  $0.3 million, partially offset by an aggregate increase of  $1.1 million in the remaining current assets, net of the remaining current liabilities, primarily due to an increase in trade receivables.
Operating Activities:   Net cash provided by operating activities was $1.8 million for the three months ended March 31, 2017, compared to $1.0 million for the three months ended March 31, 2016. The increase in our net cash from operating activities was mainly due to an increase in balances due to related parties by $3.2 million, a decrease in vessel operating expenses of  $0.3 million and an increase in cash flows from changes in other assets and liabilities that in aggregate amounted to $1.8 million, partially offset by an increase in trade receivables, net of  $1.5 million, a decrease in voyage revenues, net of voyage related costs and commissions of  $2.9 million and an increase in general and administrative expenses of  $0.1 million.
Net cash provided by operating activities was $4.4 million for 2016, compared to $12.4 million for 2015. The decrease in our net cash from operating activities was mainly due to a decrease in voyage revenues net of voyage related costs and commissions by $4.3 million due to lower time charter equivalent and utilization rates, an increase in general and administrative expenses of  $1.0 million, an increase in cash paid for interest and finance costs of  $0.3 million and an increase in cash flows from changes in other assets and liabilities that in aggregate amounted to $2.7 million, partially offset by a decrease in vessel operating expenses by $0.3 million. Due to lower operating income and greater spot charter activity in the latter half of 2016, inventories and trade receivables increased, while accounts payables and amounts due to related parties expanded.
Net cash provided by operating activities was $12.4 million for 2015, compared to $5.4 million for 2014. The significant increase in net cash provided by operating activities during 2015 was primarily attributed to cash generated by the operations of the Pyxis Epsilon, which was delivered in January 2015, and the higher charter rates achieved by the Pyxis Delta and the Pyxis Malou.
Investing Activities:   There was no net cash provided by or used in investing activities for both of the three-month periods ended March 31, 2017 and March 31, 2016.
There was no net cash provided by or used in investing activities for 2016, compared to net cash used in investing activities of  $18.8 million for 2015. This mainly reflects the cash outflows relating to the delivery of the newbuild vessel Pyxis Epsilon, which was delivered in January 2015.
Financing Activities:   Net cash used in financing activities was $2.1 million for each of the three-month periods ended March 31, 2017 and March 31, 2016, which reflects the long-term debt repayments incurred within the periods presented.
Net cash used in financing activities was $7.8 million for 2016, which mainly reflects long-term debt repayments of  $7.3 million, and an increase in restricted cash of  $0.5 million. Net cash provided by financing activities was $9.9 million for 2015, which mainly reflects the proceeds from long-term debt of $21.0 million and the proceeds from the issuance of the promissory note of  $2.5 million, partially offset by the long-term debt repayments of  $6.9 million, an increase in restricted cash of  $3.5 million, a paid-in capital re-imbursement of  $1.2 million, outflows relating to the merger that was completed in 2015 of  $1.7 million and the payment of financing costs of  $0.3 million.
Indebtedness
Current Indebtedness
Our vessel-owning subsidiaries, as borrowers, entered into loan agreements to purchase each of the vessels in our fleet. As of March 31, 2017, our vessel-owning subsidiaries had outstanding loans under the following loan agreements:
•
Secondone (which owns the Northsea Alpha) and Thirdone (which owns the Northsea Beta) entered as joint and several borrowers into a loan agreement on September 26, 2007, as subsequently amended and supplemented, with Commerzbank providing for an up to $24.6 million facility. The term loan facility bears interest at LIBOR plus a margin of 1.75% per year, and matures in May 2020. The outstanding balance of the loan at March 31, 2017, for each of the Secondone and the Thirdone, was $4.8 million. The loan is repayable in semi-annual installments and a balloon payment. In accordance with the terms of the bank’s consent to the transactions contemplated by the LookSmart Agreement, we guaranteed this loan pursuant to a new guarantee agreement dated October 23, 2015. In addition, we undertook to maintain on each of December 31, 2015 and March 31, 2016 minimum cash deposits at the higher of  $4.5 million or $750,000 per vessel in our fleet. On each of June 30, September 30, December 31 and March 31 of each year thereafter, we undertook to maintain minimum cash deposits at the higher of  $5.0 million or $750,000 per vessel in our fleet, of which $2.5 million must be freely available and unencumbered cash under deposit by us (the “Minimum Cash Requirement”). At any time the number of vessels in our fleet exceeds ten, the Minimum Cash Requirement will be reduced to an amount of  $500,000 for each vessel in the fleet that exceeds ten. The security for this loan is a first preferred mortgage over the Northsea Alpha for Secondone, and the Northsea Beta for Thirdone. In addition, a second priority mortgage is registered over the Pyxis Malou.
•
Fourthone Corp. (“Fourthone”) (which owns the Pyxis Malou), entered into a loan agreement on December 12, 2008, as subsequently amended and supplemented, with Commerzbank providing for an up to $41.6 million facility. The loan bears interest at LIBOR plus a margin of 1.75% per year, and matures in May 2020. The outstanding balance of the loan at March 31, 2017, was $19.3 million. The loan is repayable in semi-annual installments and a balloon payment. At December 31, 2014, the Fourthone loan was not in compliance with its minimum security covenant of 125% of its then outstanding loan balance. On March 23, 2015, Fourthone received a letter from Commerzbank according to which the bank consented to the acquisition of 100% ownership interest in Secondone, Thirdone and Fourthone by us. In return for the bank granting consent to the transactions contemplated by the LookSmart Agreement and in order to remedy the breach of the minimum security covenant under this loan, we guaranteed this loan pursuant to a new guarantee dated October 23, 2015 and added additional collateral for this loan by, among other things, having Secondone, Thirdone and Fourthone enter into cross-guarantees on their respective loans. As a result, the security for this loan is a first preferred mortgage over the Pyxis Malou and a second priority mortgage is registered over the Northsea Alpha and the Northsea Beta.

•
Sixthone (which owns the Pyxis Delta), and Seventhone (which owns the Pyxis Theta), jointly and severally entered into a loan agreement on October 12, 2012, as subsequently amended and supplemented, with HSH Nordbank AG providing for an up to $37.3 million facility. In February 2013, Sixthone drew down an amount of  $13.5 million (“Tranche A”) and, in September 2013, Seventhone drew down an amount of  $21.3 million. The loan bears interest at LIBOR plus a margin of 3.35% per year. Under the original agreement, the tranche relating to Sixthone matures in May 2017 and the tranche relating to Seventhone matures in September 2018. On September 29, 2016, we agreed with the lender of Sixthone to extend the maturity of Tranche A from May 2017 to September 2018, under the same amortization schedule and applicable margin. In addition, in June 2017, the lender of Sixthone and Seventhone agreed to further extend the maturity of its respective loans from September 2018 to September 2022 under the same amortization schedule and applicable margin. The outstanding balance of the loans at March 31, 2017, for the Sixthone and the Seventhone, was $8.1 million and $16.9 million, respectively. The aggregate outstanding balance of these loans as of September 2018 is scheduled to be $20.8 million, which will be subsequently repaid in 16 equal quarterly installments of  $0.65 million each, plus a balloon payment of  $10.4 million payable together with the last quarterly installment. Pursuant to the extension, Sixthone and Seventhone agreed to pay the lender a non-refundable term-out fee of  $190,000. The security for this loan is a first preferred mortgage over the Pyxis Delta for Sixthone, and the Pyxis Theta for Seventhone.

•
Eighthone Corp. (“Eighthone”) (which owns the Pyxis Epsilon), entered into a loan agreement on January 12, 2015, as subsequently amended and supplemented, with DVB Bank SE providing for an up to $21.0 million facility. The loan bears interest at LIBOR plus a margin of 2.90% per annum, and matures in January 2022. The outstanding balance of the loan at March 31, 2017, was $17.8 million. The loan is repayable in quarterly installments and a balloon payment. We entered into a new guarantee agreement and pledged the shares we acquired of Eighthone to the bank on October 26, 2015. The security for this loan is a first preferred mortgage over the Pyxis Epsilon.

Each of the loan agreements referenced above is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel’s insurances and earnings. In addition, certain of our loan agreements and guarantees require us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:
•
we or the applicable vessel-owning subsidiary that is the borrower under the loan must maintain pledged deposits equal to a specified dollar amount;

•
we must maintain minimum liquidity of at least the higher of: i) $5.0 million (of which $2.5 million shall be freely available and unencumbered cash under deposit by us), ii) $750,000 per vessel in our fleet, or iii) the minimum amount of cash necessary to provide debt service for the following six months;

•
certain of our vessel-owning subsidiaries maintain a retention account with monthly deposits equal to one-third of the next principal installment together with the appropriate percentage of interest next due;

•
the fair market value of the mortgaged vessel plus any additional collateral must be no less than a certain percentage (ranging from 125% to 133%) of outstanding borrowings under the applicable loan agreement, less any money in respect of the principal standing to the credit of the retention account and any free or pledged cash deposits held with the lender in our or its subsidiary’s name (the minimum security collateral cover or “MSC”); and

•
we maintain, depending on the loan agreement, a total liabilities to market value adjusted total assets ratio of no greater than 75%. One of our lenders requires such ratio not to exceed 65% in order for the relevant vessel-owning companies to proceed with dividend distributions. As of December 31, 2016, the ratio of total liabilities to market value adjusted total assets ratio was 68%, or 3% higher than the required threshold. In addition, as of March 31, 2017, the relevant ratio was 69%, or 4% higher than the required threshold. Until such non-compliance is cured, we will not be able to receive dividend distributions from these two subsidiaries.

The events of default under our loan documents generally include provisions relating to events of default, such as:
•
the non-payment on the due date of any amount under the loan agreements or any related document;

•
the breach of any covenant or undertaking or failure to provide additional security as required;

•
any untrue or incorrect representation or warranty; and

•
any cross-default.

As of March 31, 2017, we were in compliance with all of our financial and MSC covenants with respect to our loan agreements, other than the ratio of total liabilities to market value adjusted total assets with one of our lenders as discussed above. In addition, as of March 31, 2017, there was no amount available to be drawn down under our existing loan agreements.
Indebtedness in Connection with the Acquisition of the Targeted Vessel
On December 3, 2016, Ninthone (which owns the Targeted Vessel) entered into a loan agreement with Northern Shipping Fund III LP for an up to $25.3 million facility. The term loan facility bears interest at 10.5% per year, and matures in January 2020, subject to a two year extension at the borrower’s option and satisfaction of other conditions. Upon the acquisition of the Targeted Vessel, the outstanding balance is expected to be $25.3 million. Starting in April 2018, the loan is repayable in eight quarterly installments and a balloon payment exclusive of the extension. In accordance with our expected acquisition of Ninthone, we will replace Maritime as guarantor of the loan. Ninthone will be required to maintain a separate cash deposit of  $0.7 million which will be reduced to $200,000 by the second anniversary of drawdown date and may be used, to a limited extent, to repay the loan (the “Liqudity Account”). In addition, the fair market value of the Targeted Vessel plus any additional collateral must be no less than 117.6% of outstanding borrowings under the loan agreement, less any money held in the Liquidity Account. The security for this loan is a first preferred mortgage over the Targeted Vessel. This loan will have cross-default provisions to our other debt.
Major Capital Expenditures
In April 2014, as part of the fifth year special survey dry-docking of the Pyxis Malou, we completed a $0.2 million upgrade program to enhance the vessel’s bunker efficiency and reduce environmental emissions. In January 2015, we took delivery of the newbuild Pyxis Epsilon for a total cost of  $32.5 million. In May and June 2015, we completed the fifth year special survey dry-dockings for the Northsea Alpha and the Northsea Beta for a cost of  $0.4 million for each vessel. In November 2016, we completed the second fifth year special survey dry-docking for the Pyxis Delta for a cost of  $0.4 million.
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements required us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all of our significant accounting policies, see Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.
Going Concern
We perform on a regular basis cash flow projections to evaluate whether we will be in a position to cover our liquidity needs for the next 12 month period and in compliance with the financial and security collateral cover ratio covenants under our existing debt agreements. In developing estimates of future cash flows, we make assumptions about the vessels’ future performance, with significant assumptions relating to time charter equivalent rates by vessel type, vessels’ operating expenses, vessels’ capital expenditures, fleet utilization, our management fees and general and administrative expenses, and cash flow requirements for debt servicing. The assumptions used to develop estimates of future cash flows are based on historical trends as well as future expectations.
We determine cash flow projections by considering the:
•
estimated vessel utilization of 98.6%;

•
charter revenues from existing time charters for the fixed fleet days, and an estimated daily time charter equivalent using independent market analysts’ estimates for similar vessels for the unfixed days over the remaining period until the end of the 12 month period, net of our historical data on vessel operating expenses, management fees and general and administrative expenses, adjusted for 2.0% annual inflation; and

•
estimated cost of scheduled intermediate and special survey dry-dockings.

As of the filing date of this prospectus, we believe that we will be in a position to cover our liquidity needs for the next 12-month period and in compliance with the financial and security collateral cover ratio covenants under our existing debt agreements.
Vessel Impairment
The carrying values of our vessels may not represent their fair market value at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical. We record impairment losses only when events occur that cause us to believe that future cash flows for any individual vessel (which is considered a cash generating unit) will be less than its carrying value. The carrying amounts of vessels held and used by us are reviewed accordingly for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In these instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and our eventual disposition is less than the vessel’s carrying amount. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available. Measurement of the impairment loss is based on the fair value of the asset. We determine the fair value of our assets based on management estimates and assumptions and by making use of available market data and taking into consideration third party valuations.
As of December 31, 2014, the market value of each vessel exceeded its net book value, except the Pyxis Malou, for which the market value was $16.9 million lower than its net book value. In this regard, we performed an impairment analysis to estimate the future undiscounted cash flows for this vessel. The analysis resulted in lower undiscounted cash flows than such vessel’s carrying value as of December 31, 2014 and accordingly, an impairment loss of  $16.9 million was recorded for the year ended December 31, 2014.
As of December 31, 2015, the estimated market value of our fleet was $140.8 million, which exceeded the carrying value of  $131.3 million (including deferred charges relating to special survey costs). As of December 31, 2015, the market value of each vessel exceeded its net book value, except the Northsea Alpha and the Northsea Beta, for which the market values were $0.3 million and $0.2 million lower than their net book values as of December 31, 2015, respectively. In this regard, we performed an impairment analysis to estimate the future undiscounted cash flows for each of these small tankers. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2015 and accordingly, no adjustment to the vessels’ carrying values was required.
As of December 31, 2016, the estimated market value of our fleet was $111.1 million, which is less than the carrying value of  $121.7 million (including deferred charges relating to special survey costs). All of the estimated market values for our vessels were lower than the carrying values of the respective vessels, except for the Pyxis Epsilon. More specifically, the market values of the Pyxis Malou, the Pyxis Delta, the Pyxis Theta, the Northsea Alpha and the Northsea Beta were $2.7 million, $2.5 million, $6.2 million, $1.8 million and $1.6 million lower than their carrying values as of December 31, 2016, respectively. In this regard, we performed an impairment analysis to estimate the future undiscounted cash flows for each of these tankers. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2016, except for the Northsea Alpha and the Northsea Beta for which a total vessel impairment charge of  $4.0 million was recorded as of December 31, 2016, of which $3.4 million was charged against vessels, net, and $0.6 million against deferred charges, net.
We determine future undiscounted net operating cash flows for each vessel and compare it to the vessel’s carrying value. The future undiscounted net operating cash flows are determined by considering the:
•
estimated vessel utilization of 98.6%;

•
estimated vessel scrap value at $300 per lightweight ton;

•
charter revenues from existing time charters for the fixed fleet days, and an estimated daily time charter equivalent using the most recent seven year historical average time charter rates, where available, for similar vessels for the unfixed days over the remaining estimated useful life of the vessel, net of our historical data on vessel operating expenses and adjusted for 2.0% annual inflation; and

•
estimated cost of scheduled intermediate and special survey dry-dockings.

When the estimate of future undiscounted net operating cash flows for any vessel is lower than the vessel’s carrying value, we compare the carrying value to the vessel’s fair value. If the fair market value is lower than the vessel’s carrying value, the carrying value is written down to the vessel’s fair market value, by recording a charge to operations.
Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate, these assumptions are highly subjective. For example, we determined future undiscounted net operating cash flows, in part, based on the average gross one year time charter equivalent rate for the most recent seven year period (years before that period were high yield periods and thus excluded). This seven year period represents a reasonable amount of time in which a substantial portion of the worldwide product tankers newbuild order book was delivered and the global economic conditions gradually improved. Historically, actual freight rates, which have experienced wide spreads between peaks and troughs, industry costs and scrap prices have been volatile, and long-term estimates may differ considerably. There can be no assurance as to how long charter rates and vessel values will remain at their present levels or whether they will change by any significant degree.
Vessel Lives and Depreciation
We depreciate our vessels on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of its initial delivery from the shipyard, which we believe is within industry standards and represents the most reasonable useful life for each of our vessels. Depreciation is based on the cost of the vessel less its estimated residual value at the date of the vessel’s acquisition, which is estimated at $300 per lightweight ton, which our management believes is common in the shipping industry. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful lives. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective.
Contractual Obligations
The following table sets forth our contractual obligations and their maturity dates as of December 31, 2016.
As of December 31, 2016
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(In thousands of U.S. Dollars)
Loan agreements – principal(1)	$73,831	$6,963	$31,582	$23,186	$12,100
Interest on loans(2)	$7,046	$2,554	$3,171	$1,262	$59
Promissory note – principal(3)	$2,500	$—	$2,500	$—	$—
Interest on promissory note(3)	$140	$69	$71	$—	$—
Technical management agreements – ITM(4)	$229	$229	$—	$—	$—
Ship management agreements – Maritime(5)	$681	$444	$237	$—	$—
Administrative services – Maritime(6)	$5,163	$1,600	$3,200	$363	$—
Total	$89,590	$11,859	$40,761	$24,811	$12,159

(1)
Secondone and Thirdone, together, Sixthone and Seventhone, together, and Fourthone and Eighthone, independently, entered into loan agreements with banks, for which the vessels they own are mortgaged as collateral. See “— Indebtedness” above for more information.

(2)
Assumes scheduled loan principal amortization as described above, based on an average 3-month LIBOR rate of 0.9979% plus the applicable margin over LIBOR for the entire duration of the existing loan agreements. See “— Indebtedness” above for more information.

(3)
On October 28, 2015, we and Maritime Investors entered into a new promissory note of  $2,500, payable on January 15, 2017, which replaced the prior promissory note of  $625. The new promissory note bears an interest rate of 2.75% p.a. payable quarterly in arrears in cash or additional shares of our Common Stock, at a price per share based on a five day volume weighted average price. As of March 7, 2017, the maturity date of the promissory note was extended to January 2019. Such extension is taken into account on the table above.

(4)
The technical management agreements with ITM can be cancelled by us for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. As of December 31, 2016, all such agreements were cancelable upon three months’ advance notice.

(5)
The management agreements for the vessels have an initial term of five years. For the Northsea Alpha, Northsea Beta and Pyxis Delta the base term expired on December 31, 2015, for Pyxis Theta will expire on December 31, 2017 and for the Pyxis Epsilon and the Pyxis Malou will expire on December 31, 2018. Following their initial expiration dates, the management agreements will automatically be renewed for consecutive five year periods, or until terminated by either party on three months’ notice.

(6)
Pursuant to our Head Management Agreement, administrative services will be provided minimum until March 23, 2020.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of the date of this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Quantitative Information about Market Risk
Interest Rate Risk
The shipping industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our amortizing bank debt usually contains interest rates that fluctuate with the financial markets. Increasing interest rates could adversely impact future earnings and our ability to service debt.
Our interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would have decreased our net income and cash flows during the years ended December 31, 2015 and 2016 by approximately $0.9 million and $0.8 million, respectively, based upon our average debt level during 2015 and 2016.
Foreign Currency Exchange Risk
We generate most of our revenue in U.S. dollars, but a portion of our expenses, are in currencies other than U.S. dollars (mainly in Euro), and any gain or loss we incur as a result of the U.S. dollar fluctuating in value against those currencies is included in vessel operating expenses and in general and administrative expenses. As of December 31, 2015 and 2016, approximately 14% and 10%, respectively, of our outstanding accounts payable were denominated in currencies other than the U.S. dollar (mainly in Euro). We hold cash and cash equivalents mainly in U.S. dollars.
Inflation
We do not consider inflation to be a significant risk to our business in the current environment and foreseeable future.
Qualitative Information about Market Risk
Interest Rate Exposure
Our debt obligations under each of our subsidiaries’ loan agreements bear interest at LIBOR plus a fixed margin. Increasing interest rates could adversely affect our future profitability. Lower interest rates lower the returns on cash investments. We regularly monitor interest rate exposure and will enter into swap arrangements with acceptable financial counterparties to hedge exposure where it is considered economically advantageous to do so. However, there may be certain incremental costs incurred if we enter into such arrangements.
Operational Risk
We are exposed to operating costs risk arising from various vessel operations. The key areas of operating risk include dry-dock, repair costs, insurance and piracy. Our risk management includes various strategies for technical management of dry-dock and repairs coordinated with a focus on measuring cost and quality. Our relatively young fleet helps to minimize the risk. Given the potential for accidents and other incidents that may occur in vessel operations, the fleet is insured against various types of risk. Finally, we have established a set of countermeasures in order to minimize this risk of piracy attacks during voyages, which includes hiring third party security to protect the crew and make navigation safer for the vessels.
Foreign Exchange Rate Exposure
Our vessel-owning subsidiaries generate revenues in U.S. dollars but incur a portion of their vessel operating expenses, and we incur a majority of our general and administrative costs, in other currencies, primarily Euros. The amount and frequency of some of these expenses (such as vessel repairs, supplies and stores) may fluctuate from period to period, while other of these expenses, such as the compensation paid to Maritime for the administrative services, remain relatively fixed. Depreciation in the value of the U.S. dollar relative to other currencies will increase the U.S. dollar cost to us of paying such expenses and, as a result, an adverse or positive movement could increase or decrease operating expenses. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations. We believe these adverse effects to be immaterial and have not entered into any derivative contracts for either transaction or translation risk during the year.
Credit Risk
There is a concentration of credit risk with respect to cash and cash equivalents to the extent that substantially all of our amounts are held across four banks. While we believe this risk of loss is low, we keep this under review and will revise our policy for managing cash and cash equivalents if we consider it advantageous and prudent to do so. We limit our credit risk with trade accounts receivable by performing ongoing credit evaluations of our customers’ financial condition. We generally do not acquire collateral for trade accounts receivable.
We may have a credit risk in relation to vessel employment and at times may have multiple vessels employed by one charterer. We consider and evaluate concentration of credit risk regularly and performs on-going evaluations of these charterers for credit risk. As of December 31, 2016 and March 31, 2017 all of our vessels were employed with different charterers.
Commodity Risk Exposure
The price and supply of bunker is unpredictable and fluctuates as a result of events outside our control, including geo-political developments, supply and demand for oil and gas, actions by members of OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Because we do not hedge our bunker costs, an increase in the price of bunker beyond our expectations may adversely affect our profitability and cash flows.
Liquidity Risk
The principal objective in relation to liquidity is to ensure that we have access at minimum cost to sufficient liquidity to enable us to meet our obligations as they come due and to provide adequately for contingencies. Our policy is to manage our liquidity by strict forecasting of cash flows arising from time charter revenue, vessel operating expenses, general and administrative overhead and servicing of debt. We maintain limited cash balances in financial institutions operating in Greece.
Inflation
We do not expect inflation to be a significant risk in the current and foreseeable economic environment. In the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating, voyage and finance costs.

The International Product Tanker Shipping Industry
All the information and data contained in this section, including the analysis of relating to the international product tanker shipping industry, has been provided by Drewry Maritime Advisors (“Drewry”). Drewry has advised us that the statistical and graphical information contained in this section is drawn from its database and other sources. In connection therewith, Drewry has advised that: (i) certain information in its database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in its database, and (iii) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data complication is subject to limited audit and validation procedures. We believe that all third-party data provided in this section, “The International Product Tanker Shipping Industry,” is reliable.
Summary
The refined petroleum products (“products”) tanker shipping industry has undergone some fundamental changes since 2003. From 2003 to 2008 seaborne trade in products was spurred on by rising global oil demand and by changes in the location of refinery capacity. While in recent years, the development of shale oil reserves in the United States (“U.S.”) has helped to underpin the continued expansion in seaborne products trades, with the U.S. becoming the world’s largest exporter of products.
Overall, seaborne trade in products grew by a compound annual growth rate (“CAGR”) of 3.8% between 2006 and 2016, rising from 677 to 987 million tons. However, product tanker ton mile demand over the same period increased at a CAGR of 5.3%, because geographical shifts in the pattern of movements have led to increased trade on longer haul routes. Apart from the U.S., countries such as India have also seen double digit growth in export product trades in the last decade.
Products — Seaborne Trade Index
Source: Drewry
Future growth in seaborne product trades is dependent on a number of factors, not least of which will be prevailing trends in the global economy and in oil demand. However, it is apparent that seaborne trade will continue to be underpinned by the emergence of the U.S. as a major exporter of products and the growth in refining capacity in countries such as India, which are heavily focused on servicing export markets.
In terms of vessel supply, products are carried in product tankers, product/chemical tankers and to a limited extent in chemical tankers. Within the context of this report, product tankers include coated and uncoated ships with average tank sizes in excess of 3,000 cubic meters and product/chemical tankers which are certified by the International Maritime Organisation (“IMO”) to transport products and certain chemicals/edible oils, with average tank sizes of less than 3,000 cubic meters. Chemical tankers are all IMO certified and they normally possess multiple tanks of less than 3,000 cubic meters, which are used almost exclusively to transport bulk liquid chemicals and edible oils. They have therefore been excluded in this report. The fleet trading in products therefore consists principally of product tankers and product/chemical tankers. As of May 31, 2017 the total fleet of these two categories amounted to 2,606 ships, with a combined 139.5 million deadweight tons (“dwt”).
Between 2010 and 2014 fleet growth in these sectors was relatively subdued and this helped to create a tighter balance between vessel supply and demand which ultimately led to an improvement in freight rates. However, there were other factors which combined to create a healthier market including:
(i)
increased trade due to higher stocking activity and improved demand for oil products

(ii)
longer voyage distances because of refining capacity additions in Asia and the Middle East

(iii)
product tankers are also carrying crude oil encouraged by firm freight rates for dirty tankers

(iv)
lower bunker prices were a factor contributing to higher net earnings

As a result of these developments the average daily time charter equivalent (“TCE”) of the spot rate for a Medium Range 1 (“MR1”) product tanker in 2015 was $21,050/day, compared with an average of $12,125/day in 2014. Similarly, the average TCE of the spot rate for a Medium Range 2 (“MR2”) product tanker was $20,400/day in 2015, compared with $8,942/day in 2014. On a one year time charter rate basis MR1 rates rose from $12,938/day in 2014 to $14,958/day in 2015. For MR2s the equivalent rates were $14,438/day and $17,271/day, respectively.
However, the increase in freight rates encouraged new ordering, and at its highest point in 2016 the ratio of the product tanker orderbook to the existing product tanker fleet was close to 15%. Negative market sentiment and high levels of new deliveries from the orderbook combined to push the market down and in 2016 average one year time charter rates for an MR2 tanker declined to $15,125/ day, a decrease of 12% from 2015. Nevertheless, towards the end of 2016 there were signs that the market was beginning to correct itself, as supply growth was moderating in the wake of a near collapse in new vessel ordering. In May 2017, the orderbook to existing fleet ratio by dwt had dropped to 9.0% for the product fleet as a whole, and in the case of MR2 tankers to 5.8%. Moreover, in May 2017 the MR2 one year time charter rate improved by 10.4% to $13,250/day from the recent low of  $12,000/day in October 2016.
Product Tanker One Year Time Charter Rates
(US$ Per Day)
	2008 – 2016			2013 Average	2014 Average	2015 Average	2016 Average	2017 May
	Average	Low	High
MR1	13,881	9,700	22,500	12,833	12,938	14,958	13,833	11,500
MR2	15,374	10,800	25,000	14,246	14,438	17,271	15,125	13,250
LR1	16,278	12,800	25,000	13,708	15,188	19,333	17,000	13,500
LR2	18,382	12,500	30,250	14,488	15,708	21,688	22,063	15,000
Source: Drewry
There is also a vibrant secondhand market for ships and product tankers change hands between owners on a regular basis. Secondhand prices are generally influenced by potential vessel earnings, which in turn are influenced by trends in the supply and demand for shipping capacity. The improvement in freight rates and more positive market sentiment in the period from late 2014 to early 2016 had a beneficial impact on secondhand vessel values. For example, in April 2016, a five year old MR2 was valued at $27.0 million, compared with $25.0 million in the corresponding month of 2015. However, limited access and higher cost of capital, including traditional bank debt, have slowed sale and purchase activity recently and resulted in lower vessel valuations. Despite the downturn in freight rates in 2016, values for good quality young tonnage have remained firm and in May 2017 a five year old MR2 tanker was valued at $24.0 million, an amount $8.5 million (26.2%) below the average price since 2006.
The Products Market
The maritime shipping industry is fundamental to international trade as it is the only pragmatic and cost effective way of transporting large volumes of many essential commodities, semi-finished and finished goods over long distances. In turn, the product tanker shipping industry is a vital link in the global energy supply chain, given its ability to carry large quantities of products and bulk liquid chemicals as well as vegetable oils and fats between points of production and points of consumption.
The product tanker shipping industry is highly competitive, with vessel earnings sensitive to changes in the demand for and supply of shipping capacity and it is consequently cyclical and volatile in nature. The wider oil tanker market is divided between crude tankers that carry either crude oil or dirty products such as residual fuel oil, product tankers that carry cargoes such as gas oils and gasoline, and more sophisticated product/chemical and chemical tankers which can carry additionally chemicals and vegetable oils and fats. Petroleum products consist of a number of different grades of dirty products (e.g., fuel oil) and a number of different grades of clean products (e.g., gasoline). The basic structure of the tanker market is shown in the chart below.
Source: Drewry

Demand for tanker shipping is a product of the physical quantity of the cargo (measured in terms of tons) together with the distance the cargo is carried. Generally, demand cycles move in line with developments in the global economy, but other factors such as changes in sources of oil production and refinery capacity, plus movements in oil prices also play a part.
The volume of oil moved by sea was negatively affected by economic recession in 2008 and 2009, but since then renewed growth in the world economy and in oil demand has had a positive impact on seaborne trade. Oil demand has benefited from economic growth in Asia, especially in China, where oil consumption increased by a CAGR of 5.4% to 11.9 million barrels per day (“bpd”) between 2006 and 2016. Provisional estimate suggests that world oil demand in 2016 was 96.6 million bpd, an increase of 1.7% from 2015. Between 2006 and 2016, world oil demand grew by a CAGR of 1.3%.
World Oil Consumption: 1991-2016
(Million bpd)

100
95
90
85
80
75
70
65
60
55
50
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016*

*
Provisional estimate

Source: Drewry
Low per capita oil consumption in developing countries such as China and India compared to the developed world provides scope for higher oil consumption in these economies. Conversely, oil consumption in developed OECD economies has been in decline for much of the last decade, although provisional data for the U.S. and some European countries indicates that this trend was reversed in 2015 and 2016. This was almost certainly due to the positive impact of lower oil prices on demand for products such as gasoline and record new vehicle sales.
In 2016, 3.3 billion tons of crude oil, products and vegetable oils/chemicals were moved by sea. Of this, crude shipments accounted for 2.0 billion tons of cargo, products 1.0 billion tons, with the balance made up of other bulk liquids, including vegetable oils, chemicals and associated products. During the period of 2011 – 16, the seaborne transportation of products and vegetable oils/chemicals increased approximately at 3% per year, slightly lower than global GDP growth of 3.4% per year during the same period.

World Seaborne Tanker Trade: 2000 – 2016
	Crude Oil		Oil Products		Chemicals/Veg Oils		Total		Global GDP (IMF)
Year	Mill T	% y-o-y	Mill T	% y-o-y	Mill T	% y-o-y	Mill T	% y-o-y	% y-o-y
2000	1,697		502		111		2,310		4.8%
2001	1,751	3.2%	518	3.0%	114	3.0%	2,382	3.1%	2.3%
2002	1,756	0.3%	519	0.3%	122	7.0%	2,396	0.6%	2.9%
2003	1,860	5.9%	550	6.0%	129	5.9%	2,538	5.9%	3.7%
2004	1,963	5.6%	599	8.8%	141	9.5%	2,703	6.5%	5.0%
2005	1,994	1.6%	646	8.0%	156	10.5%	2,797	3.5%	4.6%
2006	1,996	0.1%	677	4.7%	166	6.5%	2,839	1.5%	5.3%
2007	2,008	0.6%	723	6.8%	170	2.5%	2,902	2.2%	5.4%
2008	2,014	0.3%	765	5.8%	169	-0.6%	2,947	1.6%	2.6%
2009	1,928	-4.2%	777	1.6%	178	5.4%	2,883	-2.2%	-0.9%
2010	1,997	3.6%	810	4.3%	189	6.2%	2,996	3.9%	5.2%
2011	1,941	-2.8%	860	6.3%	194	2.6%	2,996	0.0%	4.2%
2012	1,988	2.4%	859	-0.2%	202	4.2%	3,049	1.8%	3.4%
2013	1,918	-3.6%	904	5.3%	211	4.1%	3,033	-0.6%	3.3%
2014	1,893	-1.3%	914	1.1%	215	2.1%	3,022	-0.3%	3.4%
2015	1,954	3.2%	958	4.8%	231	7.5%	3,144	4.0%	3.1%
2016(1)	2,042	4.5%	987	3.0%	229	-0.8%	3,259	3.7%	3.1%
CAGR (2011 – 2016)	1.0%		2.8%		3.4%		1.7%
CAGR (2006 – 2016)	0.2%		3.8%		3.3%		1.4%

(1)
Provisional

Source: Drewry
Tanker supply is determined by the size of the existing fleet, measured in terms of dwt. Changes in supply are influenced by a variety of factors, including the size of the existing fleet by number and ship size, the rate of deliveries of newbuildings from the vessel orderbook, and the rate of removals from the fleet through scrapping, loss, conversion and regulatory obsolescence. Other factors, such as port congestion and vessel speeds also affect supply.
Crude oil, products and chemicals/vegetable oils and fats are essentially carried by four different types of tanker. Crude oil is transported in uncoated vessels, which range upwards in size from 55,000 dwt. Clean products are carried in coated tankers ranging in size from 10,000 dwt to 80,000 dwt plus and by product/chemical tankers which have the ability to carry both products and certain chemicals because they have an IMO Certificate of Fitness to Carry Bulk Liquid Chemicals. This latter category represents ‘swing’ ships, with the ability to move between the product and chemical sectors depending on market conditions. Finally, there is a specialist chemical fleet which is all IMO rated, and which is employed primarily in transporting chemicals and vegetable oils and fats. The pure chemical fleet represents some 20.0% of all tankers that can carry products, but because the majority of it is trading in chemicals it is excluded from the analysis of the fleets and orderbook.
The main types of product tanker, together with indicative vessel sizes by class, the type and average size of tanks, IMO certification and the main cargoes carried are shown in the table below. Unless otherwise specified, references in this section to “product tankers” include both non-IMO product tankers and IMO-certified product/chemical tankers.

Types of Product Tanker
Product Tanker Type	Products		Product/Chemical
Sub Types/Size (Dwt)	Long Range 2 (LR2)	80,000+	Long Range 1 (LRI)	55 – 79,999
	Long Range 1 (LRI)	55 – 79,999	Medium Range 2 (MR2)	37 – 54,999
	Medium Range 2 (MR2)	37 – 54,999	Medium Range 1 (MR1)	25 – 36,999
	Medium Range 1 (MR1)	25 – 36,999	Handy	10 – 24,999
	Handy	10 – 24,999
Average Tank Size(1)	>3,000 cbm		>3,000 cbm
Tanks(2)	Coated/Uncoated		Coated
IMO Certification(3)	Non IMO		IMO 2/3 & IMO 3
Cargoes Carried(4)	Clean Products		Clean Products
	Dirty Products		Vegetable Oils
Certain chemicals

(1)
Product capable tankers with an average tank size above 3,000 cubic metres (cbm) are deemed to be Product or Product/Chemical tankers. Tankers with an average tank size below 3,000 cbm are deemed to be chemical tankers.

(2)
Type of tank coating. Coated ships includes epoxy, zinc etc, while some chemical tankers have all/part stainless steel tanks.

(3)
International Maritime Organisation (IMO) Certificate of Fitness for the Carriage of Chemicals in Bulk.

(4)
The main cargoes carried by each ship type.

Source: Drewry
Product tankers are employed in the market through a number of different chartering options:
•
A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature. The cost of repositioning the ship to load the next cargo falls outside the charter and is at the cost and discretion of the owner. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

•
A time charter involves the use of the vessel, either for a number of months or years or in few instances, for a trip between specific delivery and redelivery positions. The charterer pays all voyage related costs. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel.

•
A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages. This arrangement constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship’s operating; voyage and capital costs are borne by the ship owner. The freight rate is normally agreed on a per cargo ton basis.

•
A bareboat charter involves the use of a vessel usually over longer periods of time ranging up to several years. All voyage related costs, including vessel fuel, or bunkers, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are the responsibility of the charterer. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.
The basic structure of the products tanker shipping industry and certain major trading routes of product tankers are outlined in the chart below.
The Product Tanker Shipping Industry
(May 2017)

Crude Oil
Refineries
Oil products
Dirty
Clean
Naptha
Crude tankers carry only crude and fuel oils
Product tankers can switch between clean and dirty products
Sophisticated product tankers work at the clean end and some can carry chemicals
1,971 Crude tankers
2,650 Product tankers
371.5 MDwt Crude tankers
136.7 MDwt Product tankers
Crude Tankers
Product Tankers
MDwt
LR2 80,000+ Dwt
LR1 55-79,999 Dwt
MR2 40-54,999 Dwt
MR1 25-39,999 Dwt
Handy 10-24,999 Dwt
276 Ships
50 Orderbook
Fleet 30.2 MDwt
Orderbook 5.8 MDwt
335 Ships
41 Orderbook
Fleet 24.5 MDwt
Orderbook 3.0 MDwt
1,609 Ships
151 Orderbook
Fleet 74.3 MDwt
Orderbook 7.4 MDwt
178 Ships
0 Orderbook
Fleet 5.9 MDwt
Orderbook 0 MDwt
252 Ships
8 Orderbook
Fleet 3.7 MDwt
Orderbook 0.1 MDwt
MR1
MR2 / LR1
LR1
LR1 / LR2
North Europe – North America
Gasoline
South Korea – Japan
Gas oil
Gasoline
Intra Asia
Gas oil
Naphtha
Caribbean – North America
Gasoline
Naphtha
Gas oil
US – South America
South East Asia – Europe
Veg Oils
South America – Asia
Veg Oils

Source: Drewry

Seaborne Trade in Products, Vegetable Oils and Bulk Liquid Chemicals
In 2016, total seaborne trade in products, vegetable oils and fats, and bulk liquid chemicals amounted to 1.2 billion tons. The development in trade in these cargoes between 2006 and 2016 is shown in the table below. Since 2006, seaborne trade in these cargoes has increased in every year.
Seaborne Trade in Products, Vegetable Oils & Fats and Bulk Liquid Chemicals: 2006 – 2016
(Million Tons)
Sector	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016(1)	2006 – 16 CAGR %
Products
Fuel Oil	208.0	221.1	232.0	238.1	240.0	248.3	259.0	241.3	256.6	247.1	250.7	248.1	1.2%
Gasoil/Diesel	139.0	155.9	164.5	187.3	208.4	212.1	230.0	237.6	252.2	259.0	268.3	285.6	6.2%
Gasoline	109.0	109.2	118.8	124.2	126.9	136.4	147.7	146.2	148.3	156.3	172.4	184.4	5.4%
Kerosene/Jet Fuel	62.0	62.9	71.7	76.2	74.3	75.5	82.1	79.6	88.3	90.2	94.6	95.8	4.3%
Lubricating Oil	13.4	14.8	15.1	17.5	17.3	19.1	21.4	22.9	23.1	24.5	29.1	28.0	6.6%
Naphtha	41.8	39.7	43.3	44.5	46.0	50.8	49.8	49.6	54.2	57.6	64.2	65.1	5.1%
Other/Unknown	73.1	73.3	77.5	76.9	63.7	67.4	70.4	81.4	81.5	79.7	79.1	80.4	0.9%
Total Products	646.4	676.8	723.0	764.6	776.5	809.5	860.3	858.7	904.2	914.3	958.5	987.4	3.8%
Vegetable Oils & Fats	46.8	52.9	53.5	56.4	58.6	60.7	62.3	67.3	70.1	71.9	78.2	72.6	3.2%
Bulk Liquid Chemicals	113.7	117.6	121.9	121.7	125.2	134.8	142.8	142.9	147.1	148.8	153.1	156.9	2.9%
Total	806.9	847.4	898.4	942.7	960.4	1,005.1	1,065.4	1,068.9	1,121.4	1,135.0	1,189.8	1,216.9	3.7%

(1)
Provisional

Source: Drewry
A prime factor driving products trades in the last few years has been developments in the U.S energy economy. Horizontal drilling and hydraulic fracturing have enabled shale oil deposits in the U.S. to be developed and this has led to a steep rise in U.S. domestic oil production. Between 2006 and March 2017 the U.S. oil production rose from 5.0 to 9.1 million bpd. Rising crude oil production also ensured the availability of cheaper feedstocks to local refineries, and as a result the U.S. became a major net exporter of products (see chart below).
U.S. Crude Oil Production and U.S. Refined Petroleum Product Exports: 2006 – 2017
(‘000 Barrels Per Day)
Source: Drewry

In a relatively short span of time the U.S. has become the largest exporter of refined products in the world, with supplies from U.S. Gulf Coast terminals heading to most parts of the globe. By way of illustration, U.S. product exports to South America were close to 8.8 million tons in 2006, but by 2016 had grown to 63.2 million tons, owing to strong import demand and the growth in U.S. products availability. Most of these exports were carried by MR product tankers, which constitute approximately 65% of global product tanker fleet capacity and have been the mainstay of seaborne trade in refined petroleum products.
However, it should be noted that lower crude oil prices in 2015 and 2016 have adversely impacted U.S. shale oil producers and accordingly crude production in the region has been declining since May 2015. The U.S. crude oil production peaked at 9.6 m bpd in April 2015 and was on declining trend till September 2016. The production cut by OPEC came as a relief for domestic producers; production data of recent months reflected a rising trend and the country pumped 9.1 million bpd in March 2017. The lifting of the ban on crude oil exports in December 2015 has also limited the availability of feedstocks to domestic refineries. However, as the chart above shows, exports of products from the U.S. have remained at high levels despite lower domestic oil production compared to 2015.

The U.S Product Sector

Crude Oil
Production
2010
5.5 Mb/d
2016
8.9 Mb/d
Imports
2010
9.2 Mb/d
2016
7.9 Mb/d
Input
2010
15.2 Mb/d
2016
16.5 Mb/d
Refineries
Output
2010
16.9 Mb/d
2016
17.7 Mb/d
Oil products
Imports
2010
1.4 Mb/d
2016
2.1 Mb/d
Exports
2010
2.3 Mb/d
2016
4.6 Mb/d
Product Tankers
US product exports
7.7
9.4
1.0
4.5
6.1
5.1
3.2
8.5
Colombia
2.9
4.6
Ecuador
3.4
4.8
Brazil
3.1
6.0
Chile
2010
2016

Source: Drewry

The shift in the location of global oil production is also being accompanied by a shift in the location of global refinery capacity and throughput. In short, capacity and throughput are moving from the developed to the developing world. Between 2006 and 2016 total OECD refining throughput declined by 4.6%, largely as a result of cutbacks in OECD Europe and OECD Asia Oceania. Conversely, throughput in the OECD Americas in the same period moved up by 1.9% to 18.9 million bpd. In 2016, refining throughput of OECD countries stood at 37.5 million bpd and accounted for 47.5% of global refinery throughput.
Refinery Throughput(1) 2006 – 2016
(‘000 Barrels Per Day)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
OECD Americas	18,547	18,524	17,973	17,480	17,931	17,898	18,190	18,492	18,934	18,850	18,900
OECD Europe	13,571	13,462	13,364	12,377	12,265	11,935	11,942	11,304	11,232	11,900	11,900
OECD Asia Oceania	7,183	7,136	7,049	6,549	6,697	6,586	6,609	6,720	6,652	6,700	6,700
FSU	5,873	6,017	6,188	6,170	6,401	6,592	6,683	6,831	7,069	6,850	6,900
Non-OECD Europe	792	767	699	641	658	627	587	559	557	500	500
China	6,640	7,085	7,299	7,762	8,630	9,041	9,749	10,427	10,864	10,400	10,800
Other Asia	7,595	7,762	7,695	8,224	8,598	8,637	8,792	8,588	8,541	10,000	10,400
Latin America	5,147	5,266	5,181	4,729	4,678	4,873	4,470	4,589	4,545	4,550	4,200
Middle East	6,115	6,213	6,211	6,069	6,164	6,324	6,257	6,202	6,501	6,450	6,700
Africa	2,371	2,372	2,457	2,292	2,451	2,168	2,202	2,182	2,255	2,250	2,000
Total	73,834	74,604	74,116	72,293	74,471	74,682	75,482	75,894	77,149	78,450	79,000

(1)
The difference between oil consumption and refinery throughput is accounted for by condensates, output gains; direct burning of crude oil and other non-gas liquids.

Source: Drewry
Asia (excluding China) and the Middle East added over 0.65 million bpd of export-oriented refinery capacity in 2016. As a result of these developments countries such as India and Saudi Arabia have consolidated their positions as major exporters of products. It is also the case that export-oriented refineries in India and the Middle East, coupled with the closure of refining capacity in the developed world, have prompted longer-haul shipments to cater for product demand. In the product market, growth in U.S. domestic oil demand has combined with greater availability of crude feedstock, rising refinery throughput and the expansion of pipeline infrastructure to make larger-scale product exports feasible, particularly of middle distillates from the U.S. Gulf. Average U.S. exports of products have grown from 1.1 million bpd in 2006 to 4.6 million bpd at the end of 2016. Changes in U.S., Saudi Arabian and Indian product exports in the period 2006 to 2016 are shown in the chart below.

Oil Product Exports — Major Exporters: 2006 – 2017
(Million Barrels Per Day)
Source: Drewry
Changing Product Trades — Longer Haul Voyages
Source: Drewry
Further new refinery capacity is currently scheduled for both the Middle East and Asia in the period 2017 to 2020, but it remains to be seen how these plans will be affected by lower oil prices. In the period 2017 to 2022 anticipated additions to refinery capacity on a regional basis (illustrated in the chart below) amount to 7.2 million bpd, or 9.1% of existing refinery capacity.

Planned Additions to Global Refining Capacity(1)
(Million Barrels Per Day)

2.50
2.00
1.50
1.00
0.50
0.00
-0.50
OECD America
OECD Europe
OECD Asia Oceania
FSU
Non-OECD Europe
China
Other Asia
Latin America
Middle East
Africa
2017
2018
2019
2020
2021
2022

(1)
Assumes all announced plans go ahead as scheduled

Source: Drewry
In developed economies, such as Europe, refinery capacity is on decline and this trend is likely to continue as refinery development plans are concentrated in areas such as Asia and the Middle East or close to oil producing centers and where the new capacity coming on stream is export orientated. These new refineries are more competitive, as they can process sour crude oil and are technically more advanced as well as more environmentally friendly compared with existing European refineries. It is also the case that few new refineries or expansions are planned for Europe. By contrast Chinese and Indian refinery capacity, for example, has grown at faster rates than any other global region in the last decade, due to strong domestic oil consumption, and the construction of export orientated refineries. In the period 2006 to 2016, Chinese refining capacity increased by 86% and for India the growth was 67% (see chart below)
China & India — Refining Capacity (1)
(‘000 Barrels Per Day)

25,000
20,000
15,000
10,000
5,000
0
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
China
India

(1)
Capacity for 2017 to 2020 assumes all announced plans go ahead as scheduled

Source: Drewry

The trend in product imports in major product regions of the world in the period 2006 – 2017 is shown in the chart below.
Oil Product Imports — Major Regions: 2006 – 2017
(Million Barrels Per Day)
Source: Drewry
On the whole the changes that are taking in place in both the volume and geographical structure of seaborne product trades are of benefit to MR product tankers, the workhorses of the industry. In addition to the mainstay trades such as gasoline movements across the Atlantic, MR vessels have the flexibility to service a diverse range of ports and the capability to accommodate the most common parcel sizes.
Product Tanker Demand
Changes in seaborne product trades and product tanker ton-mile demand in the period 2006 to 2016 are shown in the table below.
Seaborne Product Trade and Ton Mile Demand: 2006 – 2016
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2006 – 16 CAGR %
Products
Trade – Million Tons	676.8	723.0	764.6	776.5	809.6	860.3	858.8	904.3	914.3	958.5	987.4	3.8%
Ton Miles – Billion Ton Miles	1,855	2,074	2,283	2,450	2,514	2,566	2,586	2,733	2,859	3,005	3,105	5.3%
Avg Haul Length – Miles	2,741	2,869	2,986	3,155	3,105	2,983	3,011	3,022	3,127	3,135	3,144	1.4%
Vegetable Oils
Trade – Million Tons	49.3	50.4	52.8	55.0	55.8	56.8	62.9	65.8	67.3	71.1	73.0	4.0%
Ton Miles – Billion Ton Miles	221	232	232	236	244	233	259	282	280	304	315	3.6%
Avg Haul Length – Miles	4,487	4,599	4,384	4,296	4,374	4,098	4,113	4,292	4,162	4,281	4,315	-0.4%
Chemicals
Trade – Million Tons	118.7	123.1	122.9	126.0	135.4	143.6	143.9	148.4	149.8	154.7	156.0	2.8%
Ton Miles – Billion Ton Miles	412	407	431	444	477	508	497	494	507	522	532	2.6%
Avg Haul Length – Miles	3,467	3,307	3,507	3,524	3,522	3,537	3,451	3,333	3,381	3,377	3,410	-0.2%
Total
Trade – Million Tons	844.8	896.5	940.3	957.6	1000.8	1060.7	1065.5	1118.4	1131.4	1184.2	1216.4	3.7%
Ton Miles – Billion Ton Miles	2,488	2,713	2,946	3,130	3,235	3,307	3,341	3,509	3,646	3,832	3,952	4.7%
Avg Haul Length – Miles	2,945	3,026	3,133	3,269	3,232	3,117	3,135	3,138	3,222	3,236	3,249	1.0%
Source: Drewry

Tanker demand expressed in terms of ton miles can be calculated by multiplying the volume of products carried on the loaded leg (measured in metric tons) by the distance over which it is carried (measured in miles). Using this ton mile approach, demand in the product sector increased by a CAGR of 5.3% between 2006 and 2016. In effect, changes in the geographical pattern of product movements have led to an increase in average voyage lengths. For example, in 2006 the average loaded voyage length in the product sector was 2,685 miles, but by 2016 the average voyage length had increased to approximately 3,144 miles. The changes that have taken place in total product tanker trade and ton mile demand between 2006 and 2016 are illustrated in the chart below. Continued growth at these historical levels is feasible but will be subject to global economic growth and a continuation of recent trade and refinery trends.
Product Tanker — Seaborne Trade and Vessel Demand: 2006 – 2016
Source: Drewry
Changes in the volume of seaborne trade on the main product routes in the period 2006 – 2016 are shown in the table below. The data in the table substantiates the previous remarks regarding the expansion of export trades from countries such as the U.S. and India.

Seaborne Product Trades: 2006 – 2016
(‘000 Tons)
Exporter	Importer	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016(1)	CAGR % 06 – 16
India	Brazil	1,478	1,464	1,479	943	2,432	3,079	3,456	2,700	5,149	1,519	398	-12.3%
	Saudi Arabia	42	722	1,417	1,725	906	1,395	4,624	7,050	7,828	3,771	2,024	47.3%
	Singapore	7,133	6,385	5,713	4,013	7,961	9,865	10,882	8,547	7,426	6,223	8,781	2.1%
	United Arab Emirates	5,433	6,579	7,456	5,563	7,885	7,134	7,046	4,534	6,940	6,959	7,785	3.7%
	United States	366	1,349	292	180	952	1,689	1,377	3,507	4,585	3,428	3,531	25.4%
	Total named routes	14,452	16,499	16,356	12,424	20,136	23,161	27,384	26,337	31,929	21,900	22,519	4.5%
Russia	Germany	347	345	618	162	437	340	662	1,609	3,729	3,310	2,453	21.6%
	Netherlands	10,237	10,470	12,148	13,649	16,325	15,741	18,350	18,127	19,107	20,244	16,961	5.2%
	Singapore	1,512	1,271	2,139	3,828	3,769	1,999	1,819	836	5,979	5,619	5,726	14.2%
	South Korea	382	735	647	1,008	700	852	1,419	2,946	6,156	7,445	3,980	26.4%
	Turkey	3,654	6,187	5,964	8,332	10,719	8,944	9,081	6,539	5,041	6,102	6,571	6.0%
	United States	2,864	3,150	4,927	6,468	3,784	6,073	4,491	4,469	5,953	8,426	12,102	15.5%
	Total named routes	18,995	22,158	26,443	33,448	35,734	33,949	35,823	34,525	45,965	51,146	47,792	9.7%
Saudi Arabia	Singapore	4,727	3,470	2,024	4,555	2,775	4,029	4,200	4,141	5,857	4,466	5,072	0.7%
United Arab Emirates	Singapore	2,738	2,572	1,979	2,219	3,140	3,687	4,100	5,782	5,884	6,343	5,482	7.2%
	Total named routes	7,464	6,041	4,003	6,774	5,914	7,715	8,300	9,922	11,741	10,809	10,554	3.5%
United States	Brazil	389	276	984	1,268	3,434	4,195	5,628	4,891	6,182	4,887	8,731	36.5%
	Chile	1,746	2,614	3,994	3,307	3,136	5,356	6,079	5,634	5,727	6,124	5,867	12.9%
	Colombia	274	332	1,106	1,893	3,242	3,159	3,756	5,915	7,384	8,977	6,903	38.1%
	Ecuador	1,627	1,101	678	1,712	2,873	2,527	2,607	3,442	4,237	4,589	3,775	8.8%
	France	127	346	893	1,106	982	2,027	3,186	4,756	4,862	4,763	3,722	40.2%
	Netherlands	3,087	3,457	6,452	9,258	7,659	10,552	10,926	10,723	9,134	8,817	9,097	11.4%
	Panama	2,188	2,479	2,597	3,159	4,135	4,917	5,932	6,251	6,819	6,400	4,893	8.4%
	Singapore	2,824	3,542	3,853	5,729	6,119	5,954	5,786	6,800	5,703	4,694	4,965	5.8%
	Total named routes	12,261	14,148	20,557	27,433	31,580	38,688	43,899	48,413	50,049	49,252	47,953	14.6%
China	Singapore	1,886	2,860	1,579	3,893	4,312	1,811	1,961	3,783	4,160	6,850	10,503	18.7%
	Panama	1,643	2,189	3,750	3,664	4,371	5,321	5,019	4,144	3,471	3,276	3,223	7.0%
	South Korea	742	844	971	750	883	1,133	1,328	1,539	1,813	2,261	2,017	10.5%
	Vietnam	1,117	853	572	2,347	1,663	1,247	1,272	1,525	1,934	1,902	1,488	2.9%
	Indonesia	976	1,449	826	2,002	2,638	2,865	2,131	2,594	2,096	1,212	936	-0.4%
	Australia	102	81	106	159	88	104	196	147	599	1,453	2,472	37.6%
	Total named routes	6,467	8,276	7,804	12,814	13,955	12,480	11,908	13,732	14,073	16,954	20,640	12.3%

(1)
Provisional

Source: Drewry
Product Tankers — Vessel Types
To recap, within the context of this review the product capable fleet consists of product tankers and product/chemical tankers, and as such, pure chemical tankers are excluded from the analysis. The product capable fleet can be further divided into the five main size sectors which are shown in the table below.

Product Tanker Types and Main Uses
Class of Tanker	Cargo Capacity (Dwt)	Typical Use
Long Range 2 (LR2)	80,000 +	Short- to medium-haul refined petroleum products transportations from the North Sea or West Africa to Europe or the East Coast of the United States, from the Middle East Gulf to the Pacific Rim.
Long Range 1 (LR1)	55,000 – 79,999	Short- to medium-haul crude oil and refined petroleum products transportations worldwide, mostly on regional trade routes.
Medium Range 2 (MR2) Medium Range 1 (MR1)	37,000 – 54,999 25,000 – 36,999	Flexible vessels involved in medium-haul petroleum products trades both in the Atlantic Basin and the growing intra-Asian/Middle East/ISC trades.
Small	1,000 – 24,999	Short-haul of mostly refined petroleum products worldwide, usually on local or regional trade routes.
Source: Drewry
Long Range (“LR”) product tankers are normally classed as either LR1 or LR2 ships depending on their size. They are employed on various routes, but are less flexible than MR units, as many ports do not have the facilities to accommodate larger ships. MR tankers carry the majority of products transported by sea as their size allows the greatest flexibility on trade routes and port access. The MR fleet can be divided into MR1, typically sized 25,000 dwt to 36,999 dwt, and MR2 typically sized 37,000 dwt to 54,999 dwt. The smallest product tankers, often referred to as “Handies”, are largely deployed on short haul routes.
The Product Tanker Fleet
As of May 31, 2017 the product tanker fleet comprised of 2,606 vessels with a combined capacity of 139.5 million dwt. The May 31, 2017 product tanker fleet by vessel type and size is shown in the table below.
The Product Tanker Fleet(1)
Total Product Fleet	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity ’000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	280	10.7	30,671	22.0
Long Range 1 (LR1)	55 – 79,999	348	13.4	25,496	18.3
Medium Range 2 (MR2)	37 – 54,999	1,623	62.3	75,494	54.1
Medium Range 1 (MR1)	25 – 36,999	143	5.5	4,730	3.4
Handy	10 – 24,999	212	8.1	3,093	2.2
Total		2,606	100.0	139,483	100.0

Of Which:
Product Tankers	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity ’000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	275	19.5	30,183	36.4
Long Range 1 (LRI)	55 – 79,999	317	22.5	23,239	28.1
Medium Range 2 (MR2)	37 – 54,999	500	35.5	22,971	27.7
Medium Range 1 (MR1)	25 – 36,999	105	7.5	3,383	4.1
Handy	10 – 24,999	211	15.0	3,069	3.7
Total		1,408	100.0	82,844	100.0

Product/Chemical	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity '000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	5	0.4	488	0.9
Long Range 1 (LRI)	55 – 79,999	31	2.6	2,256	4.0
Medium Range 2 (MR2)	37 – 54,999	1,123	93.7	52,523	92.7
Medium Range 1 (MR1)	25 – 36,999	38	3.2	1,347	2.4
Handy	10 – 24,999	1	0.1	25	0.0
Total		1,198	100.0	56,639	100.0

(1)
As of May 31, 2017. Excludes U.S. flag vessels

Source: Drewry
Future supply will be affected by the size of the newbuilding orderbook. As of May 31, 2017, there were a total of 184 product and product/chemical tankers on order, equivalent to 7.1% of the existing fleet by units and 9.0% of the existing fleet by dwt. The MR2 orderbook was equivalent to 5.5% of the existing MR2 fleet by units and 5.8% by dwt.
Product Tanker Orderbook(1) and Scheduled Year of Delivery
Total Product Fleet						Scheduled Year of Delivery
	Deadweight Tons (Dwt)	Orderbook		% Fleet		2017		2018		2019		2020+
Vessel Size		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	44	5,126	15.7	16.7	26	2,981	12	1,455	6	690	0	0
Long Range 1 (LR1)	55 – 79,999	36	2,668	10.3	10.5	20	1,481	14	1,033	2	153	0	0
Medium Range 2 (MR2)	37 – 54,999	90	4,389	5.5	5.8	46	2,241	36	1,749	6	300	2	100
Medium Range 1 (MR1)	25 – 36,999	8	256	5.6	5.4	6	190	1	35	1	32	0	0
Handy	10 – 24,999	6	105	2.8	3.4	4	70	2	35	0	0	0	0
Total		184	12,544	7.1	9.0	102	6,963	65	4,306	15	1,175	2	100
Of Which:
	Deadweight Tons (Dwt)	Orderbook		% Fleet		2017		2018		2019		2020+
Product Tankers		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	44	5,126	16.0	17.0	26	2,981	12	1,455	6	690	0	0
Long Range 1 (LRI)	55 – 79,999	33	2,447	10.4	10.5	17	1,261	14	1,033	2	153	0	0
Medium Range 2 (MR2)	37 – 54,999	11	526	2.2	2.3	4	188	6	289	1	50	0	0
Medium Range 1 (MR1)	25 – 36,999	0	0	0.0	0.0	0	0	0	0	0	0	0	0
Handy	10 – 24,999	6	105	2.8	3.4	4	70	2	35	0	0	0	0
Total		94	8,204	6.7	9.9	51	4,500	34	2,812	9	893	0	0
	Deadweight Tons (Dwt)	Orderbook		% Fleet		2017		2018		2019		2020+
Product/Chemical		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	0	0	0.0	0.0	0	0	0	0	0	0	0	0
Long Range 1 (LRI)	55 – 79,999	3	220	0.0	0.0	3	220	0	0	0	0	0	0
Medium Range 2 (MR2)	37 – 54,999	79	3,863	7.0	7.4	42	2,053	30	1,460	5	250	2	100
Medium Range 1 (MR1)	25 – 36,999	8	256	0.0	0.0	6	190	1	35	1	32	0	0
Handy	10 – 24,999	0	0	0.0	0.0	0	0	0	0	0	0	0	0
Total		90	4,340	7.5	7.7	51	2,463	31	1,495	6	282	2	100

(1)
As of May 31, 2017. Excludes U.S. flag vessels

Source: Drewry

Based on the total orderbook and scheduled deliveries as of May 31, 2017, approximately 7.0 million dwt is expected to be delivered in the remainder of 2017, 4.3 million dwt in 2018 and 1.3 million dwt in 2019 and beyond. In recent years, however, the orderbook has been affected by the non-delivery of vessels (sometimes referred to as ‘‘slippage’’). Some of this slippage resulted from delays, either through mutual agreement or through shipyard problems, while some was due to vessel cancellations. Slippage is likely to remain an issue going forward and, as such, it will have a moderating effect over product tanker fleet growth in 2017/2018.
Tanker supply is also affected by vessel scrapping or demolition and the removal of vessels through loss and conversion. As a product tanker ages, vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its useful life than to upgrade the vessel to maintain its “in-class” status. Often, particularly when tankers reach approximately 25 years of age (less in the case of larger vessels), the costs of conducting the class survey and performing required repairs become economically inefficient.
The average age of the product and product/chemical fleet was 10.4 years as of May 31, 2017. The age profile is shown in the table below.
Product and Product/Chemical Fleet — Age Profile(1)
Product	<5 Yrs	5 – 10 Yrs	10 – 15 Yrs	15 – 20 Yrs	20 – 25 Yrs	25+ Yrs	Average Age – Yrs
10 – 24,999 Dwt	7%	19%	16%	11%	18%	29%	19.1
25 – 36,999 Dwt	1%	12%	22%	26%	10%	29%	19.0
37 – 54,999 Dwt	3%	30%	38%	14%	8%	8%	13.0
55 – 79,999 Dwt	10%	40%	44%	4%	1%	0%	9.3
80,000+ Dwt	33%	40%	16%	8%	3%	1%	7.4
Product/Chemical	<5 Yrs	5 – 10 Yrs	10 – 15 Yrs	15 – 20 Yrs	20 – 25 Yrs	25+ Yrs	Average Age – Yrs
10 – 24,999 Dwt	0%	0%	0%	100%	0%	0%	17.0
25 – 36,999 Dwt	0%	8%	47%	45%	0%	0%	14.0
37 – 54,999 Dwt	33%	31%	27%	6%	2%	0%	7.8
55 – 79,999 Dwt	16%	61%	16%	6%	0%	0%	7.8
80,000+ Dwt	0%	0%	60%	20%	0%	20%	16.8

(1)
Based on May 31, 2017 fleet

Source: Drewry
The age profile of the more sophisticated product/chemical fleet is generally younger than its straight product tanker counterpart. The average age of MR1 and MR2 product tankers is 19.0 and 13.0 years, respectively, while for product/chemical tankers the average age of MR1 and MR2 tankers are 14.0 and 7.8 years, respectively. Approximately 39.0% of the MR1 product tanker fleet is over 20 years of age and for MR2s the equivalent figure is 16.2%. In the product/chemical fleet there are no MR1 ships over 20 years of age and only 2.0% of MR2s are aged 20 years or more. Overall, 6.4% of the current MR2 fleet or 104 vessels are aged 20 years or more.
In addition to vessel age, scrapping activity is influenced by freight markets. During periods of high freight rates, scrapping activity will decline and the opposite will occur when freight rates are low. This is evident from the chart below which shows the trend in product tanker scrapping for period 2011 – 2016. High levels of scrappage were seen in the period 2011 to 2014 and this was a contributing factor in the recovery of product tanker freight rates. Scrapping levels declined in 2015 and 2016 due to a stronger freight market and the fact that the age profile of the product fleet was reduced by the influx of newbuildings.
Two other important factors are likely to affect product tanker supply in the future. The first is the requirement to retrofit ballast water management systems (“BWTS”) to existing vessels. In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments. The IMO ballast water management (“BWM”) Convention contains an environmentally protective numeric standard for the treatment of ship’s ballast water before it is discharged. This standard, detailed in Regulation “D-2” of the BWM Convention, sets out the numbers of organisms allowed in specific volumes of treated discharge water. The IMO “D-2” standard is also the standard that has been adopted by the U.S. Coast Guard’s ballast water regulations and the U.S. EPA’s Vessel General Permit. The BWM Convention also contains an implementation schedule for the installation of IMO member state type approved treatment systems in existing ships and in new vessels, requirements for the development of vessel ballast water management plans, requirements for the safe removal of sediments from ballast tanks, and guidelines for the testing and type approval of ballast water treatment technologies. The BWM Convention will enter into force on September 8, 2017. Vessels trading internationally will have to comply with the BWM Convention upon their next special survey after that date and for an MR2 tanker the retrofit cost could be as much as $1.0 million per vessel including labor. Expenditure of this kind will be another factor impacting on the decision to scrap older vessels.
The second factor that is likely to impact on future vessel supply is the drive to introduce low sulfur fuels. For many years heavy fuel oil (“HFO”) has been the main fuel of the shipping industry. It is relatively inexpensive and widely available, but it is “dirty” from an environmental point of view.
The sulfur content of HFO is extremely high and it is the reason that maritime shipping accounts for 8% of global emissions of sulfur dioxide (“SO2”), an important source for acid rain as well as respiratory diseases. In some port cities, such as Hong Kong, shipping is the largest single source of SO2 emissions, as well as emissions of particulate matter (“PM”), which are directly tied to the sulfur content of fuel. One estimate suggests that PM emissions from maritime shipping led to 87,000 premature deaths worldwide in 2012.
The IMO, the governing body of international shipping, has made a decisive effort to diversify the industry away from HFO into cleaner fuels with less harmful effects on the environment and human health. Effective in 2015, ships operated within the Emission Control Areas (“ECAs”) covering the Economic Exclusive Zone of North America, the Baltic Sea, the North Sea, and the English Channel are required to use marine gas oil with allowable sulfur content up to 1,000 parts per million (“ppm”). From 2020, ships sailing outside ECAs will switch to marine diesel oil with permitted sulfur content up to 5,000 ppm. This will create openings for a variety of new fuels, or major capital expenditure for costly “scrubbers” to be retrofitted on existing ships and as such it will be another factor hastening the demise of older ships whose propulsion systems are based on the use of HFO.
Product Tanker Scrapping: 2011 – 2016
(‘000 Dwt)
Source: Drewry
The Product Tanker Charter Market
The product tanker charter market is highly competitive. Competition is based primarily on the offered charter rate, the location and technical specification of the vessel. Similarly, the reputation of the vessel and its manager will play a major role in the product tanker market than other shipping sectors. Typically, the agreed terms are based on standard industry charter parties prepared to streamline the negotiation and documentation processes.
The major charterers of product tanker tonnage are oil companies, both private and state controlled, oil traders and refiners, and in some cases independent ship owners. The oil companies in particular have their own agreed procedures for vetting and approving tonnage suitable for charter. Oil company vetting procedures are generally more stringent than others, especially when vessels are being taken on time charter. Typically, the vetting procedures will include periodic assessments of the vessel owner’s office set-up and management, the setting of key performance indicators (KPIs), and examination of crew retention rates and appraisal of the financial accounts of company providing the ship for charter.
Product Tanker Charter Rates
Worldscale is the tanker industry’s standard reference for calculating spot charter rates. Worldscale provides the flexibility required for the oil trade. Products are a fairly homogenous commodity as it does not vary significantly in quality and it is relatively easy to transport by a variety of methods. These attributes, combined with the volatility of the world oil markets, means that a products cargo may be bought and sold many times while at sea and therefore, the cargo owner requires great flexibility in its choice of discharge options. If tanker fixtures were priced in the same way as dry cargo fixtures, this would involve the shipowner calculating separate individual charter rates for a wide variety of discharge points. Worldscale provides a set of nominal rates designed to provide roughly the same daily income irrespective of discharge point. Time charter equivalent (“TCE”) is the measurement that describes the earnings potential of any spot market voyage based on the quoted Worldscale rate. As described above, the Worldscale rate is set and can then be converted into dollars per cargo ton. A voyage calculation is then performed which removes all expenses (port costs, bunkers and commission) from the gross revenue, resulting in a net revenue which is then divided by the total voyage days, which includes the days from discharge of the prior cargo until discharge of the cargo for which the charter is paid (at sea and in port), to give a daily TCE rate.
The supply and demand for product tanker capacity influences product tanker charter hire rates and vessel values. In general, time charter rates are less volatile than spot rates as they reflect the fact that the vessel is fixed for a longer period of time. In the spot market, rates will reflect the immediate underlying conditions in vessel supply and demand and are thus more prone to volatility. The chart and table below illustrate changes in the monthly average TCE rates for product tankers in the period from January 2006 to May 2017 for selected representative routes.
Product Tanker Time Charter Equivalent (TCE) Spot Rates: 2006 – 2017
(US$/Day – Period Averages)
Source: Drewry

Time Charter Equivalent (TCE) Spot Rates: 2006 – 2017(1)
(US$/Day – Period Averages)
Year Period Average	MR1 Med-Med (Clean)	MR2 Caribs-USAC	LR1 AG-Japan (Clean)
2006	18,908	n/a	22,858
2007	18,425	n/a	19,567
2008	19,600	23,358	28,800
2009	5,417	8,575	9,267
2010	8,908	9,875	6,608
2011	6,750	10,417	2,408
2012	8,117	10,450	4,800
2013	9,375	12,642	5,417
2014	12,125	8,942	8,858
2015	21,050	20,400	21,742
2016	11,663	12,400	10,283
May-17	8,200	11,200	2,800
2008 – 2016
Averages	11,442	13,006	10,909
Low	1,600	1,800	-3,800
High	32,400	32,400	51,600

(1)
TCE rates are based on normal sailing speeds/consumption. In weak freight markets this can theoretically lead to negative rates, but in most cases this is avoided by reducing sailing speeds and fuel consumption.

Source: Drewry
After a period of favorable market conditions between 2004 and 2008, demand for products fell as the world economy went into recession in the latter half of 2008 and there was a negative impact on product tanker demand. With supply at the same time increasing at a fast pace, falling utilization levels pushed tanker charter rates downwards in 2009. A modest recovery took place in the early part of 2010, but this was short-lived and rates started to fall once more in mid-2012 before rebounding in 2014.
Charter rates in the tanker sector started to improve in the second half of 2014 as result of low growth in vessel supply and rising vessel demand. In the products sector a number of other factors combined to push up rates, including:
•
Falling crude prices

•
Increased trade due to higher stocking activity and improved demand for oil products

•
Longer voyage distances because of refining capacity additions in Asia

•
Product tankers also carrying crude encouraged by firm charter rates for dirty tankers

•
Lower bunker prices contributing to higher net earnings

•
Freight rates remained firm throughout 2015 and this led to higher revenue and improved profitability for ship-owners

However, by early 2016 product tanker charter rates were in decline as newbuilding orders placed in 2013 – 2015 led to a sharp increase in product tanker supply in 2016. Time charter rates have followed a similar trend to spot market rates. The trend in one year period average time charter rates for product tankers in the period 2006 – 2017 is shown in the chart and below.

Product Tanker One Year Time Charter Rates: 2006 – 2017
(US$ Per Day – Period Average)
Source: Drewry
One Year Time Charter Rates: 2006 – 2017
(US$ Per Day – Period Average)
Year Period Average	MR1	MR2	LR1	LR2
2006	21,417	26,792	26,683	29,100
2007	22,200	25,367	25,954	30,408
2008	21,438	23,092	23,429	28,525
2009	13,675	14,850	16,338	18,617
2010	11,038	12,388	14,608	16,333
2011	12,208	13,633	13,767	14,758
2012	12,013	13,325	13,129	13,263
2013	12,833	14,246	13,708	14,488
2014	12,938	14,438	15,188	15,708
2015	14,958	17,271	19,333	21,688
2016	13,833	15,125	17,000	22,063
May-17	11,500	13,250	13,500	15,000
2008 – 2016
Averages	13,881	15,374	16,278	18,382
Low	9,700	10,800	12,800	12,500
High	22,500	25,000	25,000	30,250
Source: Drewry
During weak freight markets owners often use slow steaming to reduce bunker consumption, but the use of triangulation voyage can help to bolster earnings. Triangulation in effect reduces the amount of time a vessel will spend sailing in ballast (i.e., empty) and seeks to maximize the amount of time it is carrying revenue generating cargo. The map below show how triangulation works for a typical MR tanker.

Typical MR Triangulation in the Atlantic Basin

Loaded North West Europe – USES: Gasoline
Ballast USES – USG
Ballast West Africa – North West Europe
Loaded US Gulf – West Africa – Diesel Oil
Ballast
Loaded

Source: Drewry
Eco Ships
Ship builders have recently designed and built ships that use less fuel while carrying the same amount of cargo as an existing ship. These vessels are referred to in the industry as “eco” ships. In addition, an eco ship has a number of technical innovations designed to reduce emissions. Such vessels are a comparatively new development, with the first designs appearing in 2012 and are typically called “eco-efficient” tankers.
A newbuilding eco ship has an optimized hull form and a lower speed fuel efficient engine, which will reduce fuel consumption. Existing ships can reduce fuel consumption by lowering sailing speeds, but in practice this only happens when markets are substantially over-supplied and bunker prices are high. Other options for existing ships to reduce fuel consumption include retrofitting equipment such as applying low friction paint, or installing Mewis ducts (which maximizes propeller thrust) and a rudder bulb or other similar features (vessels with such features are typically called “eco-modified” tankers). Eco ships started to be delivered in the second half of 2012, and in the case of tankers, most of the vessels delivered to date have been less than 100,000 dwt.
Size is important in evaluating the relative benefits of eco vessels, as smaller ships spend a greater proportion of their trading year in port, where there is little economic benefit between an eco-design and an older or “standard” tanker. Without added or retrofitted fuel consumption reduction features, shipbuilders do not provide warranted performance data for eco ships, but the experience of vessels delivered to date appears to suggest that fuel savings of approximately 15% over standard tankers are achievable under normal sailings speeds. For an MR2 product tanker, the difference in daily fuel consumption between an eco and a non-eco ship is approximately 15% lower fuel consumption per day, while sailing at design speeds. It also seems to be the case that the first eco ships that were delivered in 2012 are less sophisticated in design as ships delivered post 2015.
Newbuilding Prices and Secondhand Values
Vessels are constructed at shipyards of varying size and technical sophistication. Drybulk carriers are generally considered to be the least technically sophisticated vessels to construct, with oil and product tankers, container vessels and LNG carriers entailing a much higher degree of technical sophistication. The actual construction of a vessel can take place in two years and can be partitioned into five stages: contract signing, steel cutting, keel laying, launching and delivery. The amount of time between signing a newbuilding contract and the date of delivery is usually between 20 – 24 months, but in times of high shipbuilding demand it can extend to three years.
The charts which follow illustrate the trend in newbuilding (“NB”) prices and secondhand (“SH”) values (5 years old) for a MR1 and MR2 product and product/chemical tanker.
MR1 Product &Product/Chemical Tanker —
Newbuilding Price & Secondhand Value: 2006 – 2017
(US$ Million)
	MR1
End Year	NB Price	NB Price Average 06 – 16	SH Price – 5 Yrs Old	SH Price Average 06 – 16
2006	40.5	34.6	42.0	26.8
2007	46.0	34.6	40.5	26.8
2008	40.0	34.6	36.5	26.8
2009	31.0	34.6	20.0	26.8
2010	33.0	34.6	21.0	26.8
2011	31.5	34.6	24.0	26.8
2012	30.0	34.6	21.0	26.8
2013	31.0	34.6	25.0	26.8
2014	33.0	34.6	23.0	26.8
2015	32.0	34.6	26.0	26.8
2016	30.0	34.6	20.0	26.8
May-17	31.0		21.0
Source: Drewry
Newbuilding prices increased significantly between 2003 and 2007 primarily as a result of increased tanker demand. Thereafter prices weakened in the face of a poor freight market and lower levels of new ordering. In late 2013, prices started to recover and they continued to edge up slowly during 2014 before falling marginally in late 2015. Moreover, newbuilding prices fell further in 2016 because of excess capacity available at shipyards accompanied with low steel prices. New orders declined on account of diminishing earning potential of oil tankers, and mandatory compliance to Tier III emission for ships ordered on or after January 1, 2016, as well as owners’ limited access to cost-effective capital.
MR2 Product &Product/Chemical Tanker —
Newbuilding Price & Secondhand Value: 2006 – 2017
(US$ Million)
	MR2
End Year	NB Price	NB Price Average 06 – 16	SH Price – 5 Yrs Old	SH Price Average 06 – 16
2006	47.5	39.5	47.5	32.9
2007	54.0	39.5	52.0	32.9
2008	46.5	39.5	42.0	32.9
2009	36.0	39.5	24.0	32.9
2010	36.0	39.5	24.0	32.9
2011	36.0	39.5	27.0	32.9
2012	33.0	39.5	24.0	32.9
2013	35.0	39.5	29.0	32.9
2014	37.0	39.5	24.0	32.9
2015	36.0	39.5	27.0	32.9
2016	32.0	39.5	22.0	32.9
May-17	33.0		24.0

Source: Drewry
Secondhand values primarily, albeit with a lag, reflect prevailing and expected charter rates. During extended periods of high charter rates vessel values tend to appreciate and vice versa. However vessel values are also influenced by other factors, including the age of the vessel. Prices for young vessels, those approximately up to five years old, are also influenced by newbuilding prices while prices for old vessels, near the end of their useful economic life, those approximately at or in excess of 25 years, are influenced by the value of scrap steel. In addition, values for younger vessels tend to fluctuate less on a percentage basis than values for older vessels. This is attributed to the finite useful economic life of older vessels which makes the value of younger vessels, commensurate with longer remaining economic lives, less susceptible to the level of prevailing and expected charter rates in the short term.
Vessel values are determined on a daily basis in the sale and purchase (“S&P”) market, where vessels are sold and bought through specialized sale and purchase brokers who regularly report these transactions to the market. The sale and purchase market for product tankers is transparent and quite liquid, with a large number of vessels changing hands on a regular basis.
In the period 2005 to 2007, secondhand values of modern tankers rose substantially as a result of the underlying trend in freight rates and newbuilding prices. At times, during the height of the boom, values for modern secondhand tankers exceeded newbuilding prices. However, the downturn in tanker charter rates in the second half of 2008 had an immediate and negative impact on second hand values as the tables indicate. There was a brief rally in values in late 2010/early 2011 but this proved short-lived and thereafter prices continued to decline until the middle of 2013.
In late 2013, prices for all modern tankers increased as a result of improvement in freight rates and positive market sentiment and further gains were recorded in 2014 and 2015. However in 2016, second hand prices saw a double-digit decline on weakening charter rates. For illustration, the secondhand price of a five year old MR 2 tanker fell by 18% from US$ 27.0 million at the end of 2015 to US$ 22.0 million by the end of 2016. As of May 2017, secondhand prices for product tankers were also still well below their long-term averages for every vessel class.

BUSINESS
Overview
We are an international maritime transportation company focused on the product tanker sector. Our fleet is comprised of six double hull product tankers, which are employed under a mix of spot and medium-term time charters. As of June 1, 2017, our fleet had an average age of 6.2 years, based on dwt, compared to an industry average of approximately 10.4 years as of May 31, 2017, with a total cargo carrying capacity of 216,635 dwt. We acquired these six vessels from affiliates of our founder and Chief Executive Officer, Mr. Valentis. Four of the vessels in the fleet are MR tankers, three of which have eco-efficient or eco-modified designs, and two are short-range tanker sister ships. Each of the vessels in the fleet has IMO certifications and is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.
Our principal objective is to own and operate our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the product tanker sector to maximize our revenues. We intend to expand the fleet through selective acquisitions of modern product tankers, primarily MRs, and to employ our vessels through time charters to creditworthy customers and on the spot market. We intend to continually evaluate the markets in which we operate and, based upon our view of market conditions, adjust our mix of vessel employment by counterparty and stagger our charter expirations. In addition, we may choose to opportunistically direct asset sales when conditions are appropriate, and may pursue a sale or long-term strategy for our small tankers.
The Fleet
The following chart provides summary information concerning our fleet as of June 1, 2017:
Vessel Name	Year Built	Shipyard	Vessel type	Carrying Capacity (dwt)	Type of Charter	Charter Rate (p/day)(1)	Anticipated Delivery Date
Pyxis Epsilon	2015	SPP/S. Korea	MR	50,295	Time	$13,350	Dec. 2017
Pyxis Theta	2013	SPP/S. Korea	MR	51,795	Spot	n/a	n/a
Pyxis Malou	2009	SPP/S. Korea	MR	50,667	Spot	n/a	n/a
Pyxis Delta	2006	Hyundai/S. Korea	MR	46,616	Time	$13,125	Sep. 2017
Northsea Alpha	2010	Kejin/China	Small Tanker	8,615	Spot	n/a	n/a
Northsea Beta	2010	Kejin/China	Small Tanker	8,647	Spot	n/a	n/a
	Avg Age: 6.2			Total: 216,635

(1)
This table shows gross rates and does not reflect any commissions payable.

Our Charters
We generate revenues by charging customers a fee, typically called charter hire, for the use of our vessels. Customers utilize the vessels to transport their refined petroleum products and other liquid bulk items and have historically entered into the following types of contractual arrangements with us or our affiliates:
•
Time charters: A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate. The customer, also called a charterer, is responsible for substantially all of the vessel’s voyage expenses, which are costs related to a particular voyage including the cost for bunkers and any port fees, cargo loading and unloading expenses, canal tolls and agency fees. In addition, a time charter may include a profit share component, which would enable us to participate in increased profits in the event rates increase above the specified daily rate.

•
Spot charters: A spot charter is a contract to carry a specific cargo for a single voyage. Spot charters for voyages involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot voyage charter, the vessel owner is responsible for the payment of all expenses including voyage expenses, such as port, canal and bunker costs.

The table below sets forth the basic distinctions between these types of charters:
	Time Charter	Spot Charters
Typical contract length	Typically 3 months – 5 years or more	Indefinite but typically less than 3 months
Basis on which charter rate is paid	Per day	Per ton, typically
Voyage expenses(1)	Charterer pays	We pay
Vessel operating costs(2)	We pay	We pay
Off-hire(3)	We pay	We pay

(1)
We are responsible for voyage expenses for vessels operating under spot charters. These costs mainly include port and canal charges and bunker expenses.

(2)
We are responsible for vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and the commercial and technical management fees payable to our ship managers. The largest components of our vessel operating costs are generally crews and repairs and maintenance.

(3)
“Off-hire” refers to the time a vessel is not available for service primarily due to scheduled and unscheduled repairs or dry-docking.

Under both time and spot charters on the vessels in the fleet, we are responsible for the technical management of the vessel and for maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. We have entered into a contract with Maritime to provide commercial, sale and purchase, and other operations and maintenance services to all of the vessels in our fleet. Previously, the chartering services of the Northsea Alpha and the Northsea Beta were performed by NST, a third party manager, until we terminated our commercial management agreements with NST in 2016, as discussed below. Our vessel-owning subsidiaries have contracted with ITM, a third party technical manager and subsidiary of V. Ships Limited, to provide crewing and technical management to all of the vessels in our fleet. See “— Management of Ship Operations, Administration and Safety” below.
We intend to continue to outsource the day-to-day crewing and technical management of all our vessels to ITM. We believe that ITM has a strong reputation for providing high quality technical vessel services, including expertise in efficiently managing tankers. Following our delivery of termination notices to NST, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha in June and November 2016, respectively.
In the future, we may also place one or more of our vessels in pooling arrangements or on bareboat charters:
•
Pooling Arrangements.   In pooling arrangements, vessels are managed by a single pool manager who markets a number of vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners, typically under a pre-arranged weighting system that recognizes a vessel’s earnings capacity based on various factors. The vessel owner also generally pays commissions on pooling arrangements generally ranging from 1.25% to 5.0% of the earnings.

•
Bareboat Charters.   A bareboat charter is a contract pursuant to which a vessel owner provides its vessel to a charterer for a fixed period of time at a specified daily rate, and the charterer generally provides for all of the vessel’s operating expenses in addition to the voyage costs and assumes all risk of the vessel’s operation. A bareboat charterer will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel, including dry-dockings and insurance.

Our Competitive Strengths
We believe that we possess a number of competitive strengths relative to other product tanker companies, including:
•
High Quality Fleet of Modern Tankers.   As of June 1, 2017, our fleet had an average age of 6.2 years, based on dead weight tonnage, compared to an industry average of approximately 10.4 years as of May 31, 2017. Our fleet of vessels consists mainly of MR tankers that were built in Korean shipyards. We believe these vessels, along with our smaller tankers, provide our customers with high quality and reliable transportation of cargos at competitive operating costs. Owning a modern fleet reduces off-hire time, repairs and maintenance costs, including dry-docking expenses, and improves safety and environmental performance. Also, lenders are attracted to modern, well maintained vessels, which can result in more reasonable terms for secured loans.

•
Established Relationships with Charterers.   We have developed long-standing relationships with a number of leading tanker charterers, including major integrated and national oil companies, refiners, international trading firms and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. Our customers have included, among others, Shell, Valero, Koch, Trafigura, Total and Vitol. We strive to meet high standards of operating performance, achieve cost-efficient operations, reliability and safety in all of our operations and maintain long-term relationships with our customers. We believe that our charterers value our fleet of modern, quality tankers as well as our management team’s industry experience. These attributes should allow us to continue to charter our vessels and expand our fleet.

•
Competitive Cost Structure.   Even though we currently operate a relatively small number of vessels, we believe we are very cost competitive as compared to other companies in our industry. For example, during the year ended December 31, 2016, our daily operating costs per vessel were $5,861, while our general and administrative expenses were $1,172 per vessel, per ownership day. In addition, during the three-month period ended March 31, 2017, our daily operating costs per vessel were $5,491, while our general and administrative expenses were $1,424 per vessel, per ownership day. This is a result of our fleet profile, our experienced technical and commercial managers as well as the hands-on approach and substantial equity ownership of our management team. Our technical manager, ITM, manages 42 tankers, including our vessels. Our technical and commercial management fees aggregate to approximately $750 per day per vessel, which is competitive within our industry. The collaborative approach between our management team and our external managers creates a platform that we believe is able to deliver excellent operational results at competitive costs and positions us for further growth.

•
Well-Positioned to Capitalize on Improving Rates.   We believe our current fleet is positioned to capitalize when spot and time charter rates improve. As of June 1, 2017, we had two tankers under time charters and four under spot voyages. As of June 1, 2017, 23% of our fleet’s available days in 2017 were contracted, exclusive of charterers’ options. For any additional tankers we acquire, we expect to continue to employ our mixed chartering strategy.

•
Experienced Management Team.   Our four senior officers, led by our Chairman and Chief Executive Officer, Mr. Valentis, have combined over 100 years of industry experience in shipping, including vessel ownership, acquisitions, divestitures, newbuildings, dry-dockings and vessel modifications, on-board operations, chartering, technical supervision, corporate management, legal/regulatory, accounting and finance.

Our Business Strategy
Our principal objective is to own, operate and grow our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the tanker sector. Our strategy to achieve this objective includes the following:
•
Maintain High Quality Fleet of Modern Tankers.   We intend to maintain a high quality fleet that meets rigorous industry standards and our charterers’ requirements and that has an average age of seven years or less. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built the vessels. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of modern, high quality vessels. Our MR tankers include eco-efficient and eco-modified designed vessels which offer the benefits of lower bunker consumption and reduced emissions. In addition, we are able to cost-effectively operate standard older MRs. We also intend to maintain the quality of our fleet through ITM’s comprehensive planned maintenance and preventive maintenance programs.

•
Grow the Fleet Opportunistically.   We plan to take advantage of what we believe to be attractive asset values in the product tanker sector to expand our fleet through acquisitions. We believe that demand for tankers will expand as trade routes for liquid cargoes continue to evolve to developed markets, such as those in the United States and Europe, and as changes in refinery production patterns in developing countries such as China and India, as well as in the Middle East, contribute to increases in the transportation of refined petroleum products. We believe that a diversified tanker fleet will enable us to serve our customers across the major tanker trade routes and to continue to develop a global presence. We have strong relationships with reputable owners, charterers, banks and shipyards, which we believe will assist us in identifying attractive vessel acquisition opportunities. We intend to focus primarily on the acquisition of IMO II and III class MR tankers of eight years of age or less, which have been built in Tier 1 Asian shipyards and have modern bunker efficient designs given demands for lower bunker consumption and concerns about environmental emissions. We will also consider acquisitions of newbuild vessels (also called re-sales), which typically have lower operating costs, and of fleets of existing vessels when such acquisitions are accretive to shareholders or provide other strategic or operating advantages to us.

•
Optimize the Operating Efficiency of our Fleet.   We evaluate each of our existing and future vessels regarding their operating efficiency, and if we believe it will advance the operation of our fleet and benefit our business, we may make vessel modifications to improve fuel consumption and meet stricter environmental standards. We will consider making such modifications when the vessels complete their charter contracts or undergo scheduled dry-docking, or with new acquisitions, at the time we acquire them. Among the modifications that we monitor and may make in the future to our vessels include: fitting devices that reduce main engine bunker consumption without reducing available power and speed; fitting devices that improve bunker combustion and therefore bunker consumption for auxiliary equipment; efficient electrical power generation and usage; minimizing hull and propeller frictional losses; systems that allow for optimized routing; and systems that allow for improved maintenance, performance monitoring and management. We refer to vessels that have one or more of these modifications as “eco-modified.” We have evaluated and successfully installed in vessels a variety of technologies and equipment that have resulted in operating efficiencies. For example, we completed modifications on the Pyxis Malou during its fifth year special survey that we believe has resulted in our attaining an attractive return on such capital investment in the first year of operation. We will continue to build on our experience with these and other modifications and seek methods to efficiently improve the operational performance of our vessels while keeping costs competitive and in full regulatory compliance.

•
Utilize Portfolio Approach for Commercial Employment.   We expect to employ the vessels in our fleet under a mix of spot and time charters (with and without profit share), bareboat charters and pooling arrangements. We expect to diversify our charters by customer and staggered duration. In addition, any long-term time charters we enter into with a profit sharing component will offer us some protection when charter rates decrease, while allowing us to share in increased profits in the event rates increase. We believe that this portfolio approach to vessel employment is an integral part of risk management which will provide us a base of stable cash flows while providing us the optionality to take advantage of rising charter rates and market volatility in the spot market.
•
Preserve Strong Safety Record & Commitment to Customer Service and Support.   Maritime and ITM have strong histories of complying with rigorous health, safety and environmental protection standards and have excellent vessel safety records. We intend to maintain these high standards in order to provide our customers with a high level of safety, customer service and support.

•
Maintain Financial Flexibility.   We intend to maintain financial flexibility to expand our fleet by targeting a balanced capital structure of debt and equity. As part of our risk management policies, we expect to enter into time charters for most of the vessels we acquire, which provide us predictable cash flows for the duration of the charter and attract lower-cost debt financing at more favorable terms. We believe this will allow us to build upon our strong commercial lending relationships and optimize our ability to access the public capital markets to respond opportunistically to changes in our industry and financial market conditions.

The LookSmart Agreement and Make-Whole Right
On April 23, 2015, we and our wholly-owned subsidiary, Maritime Technologies Corp., entered into the LookSmart Agreement with LookSmart and its then wholly-owned subsidiary, LSG. On October 28, 2015, LookSmart completed its merger with and into Maritime Technologies Corp. As a condition to the consummation of the merger, LookSmart transferred all of its business, assets and liabilities to LSG, and then spun off the ownership of LSG to the LookSmart stockholders. In connection with the closing of the merger, each share of LookSmart was cancelled and exchanged for the right to receive 1.0667 shares of our Common Stock. Following the merger, we had a total of 18,244,671 shares of Common Stock issued and outstanding, after giving effect to rounding up on fractional shares.
In accordance with the terms of the LookSmart Agreement, each of LSG, its subsidiaries, and LSG’s majority shareholder, Mr. Michael Onghai, agreed to jointly and severally indemnify us and our directors, officers, shareholders and affiliates from and against any and all claims, liabilities, losses, damages, judgments, costs and/or expenses or amounts that are paid in settlement related to, among other things, (i) the breach of any representation, warranty or covenant made by LookSmart or LSG in the LookSmart Agreement or in any document delivered pursuant thereto, or (ii) the business or operations of LookSmart, LSG and their respective subsidiaries prior to the merger closing, including taxes owed for all periods and activities prior to the merger closing (collectively, the “LSG Indemnification Liabilities”). In addition, we agreed to indemnify LookSmart and its directors, officers, stockholders and affiliates from and against any and all claims, liabilities, losses, damages, judgments, costs and/or expenses or amounts that are paid in settlement related to the breach of any representation, warranty or covenant we made in the LookSmart Agreement or in any document delivered pursuant thereto, or the business or operations of us and our subsidiaries prior to the closing of the merger.
Pursuant to the LookSmart Agreement and until October 28, 2017, none of LSG or its operating subsidiaries, shall directly or indirectly, transfer or create any encumbrance on any of their respective businesses, operations or assets, subject to certain limited exceptions, without our prior written consent. In addition, we entered into a Pledge Agreement on April 23, 2015 with LSG and Mr. Michael Onghai (the “Pledge Agreement”), pursuant to which, among other things, Mr. Michael Onghai and his affiliates pledged to us all of their shares (i) that they received from us in exchange for their LookSmart shares in connection with the merger and (ii) in LSG’s operating subsidiaries (with certain exceptions). The pledge and the constraint on the disposition of the LSG operating business during the two-year period after closing of the merger were designed to provide collateral to support LSG’s indemnification obligations under the LookSmart Agreement. To the extent that any LSG Indemnification Liabilities are not timely paid as set forth in the Pledge Agreement, the LookSmart Agreement provides that such LSG Indemnification Liabilities will first be paid by Mr. Michael Onghai out of the shares he received in the merger that he pledged pursuant to the Pledge Agreement, and then by each of LSG and its subsidiaries.
In accordance with the terms of the LookSmart Agreement, we granted a Make-Whole Right to each Legacy LookSmart Stockholder who has held their LookSmart shares and the shares of our Common Stock they received in connection with the merger continuously since April 29, 2015. According to the

Make-Whole Right, if the price to the public of shares of Common Stock in this offering is less than the Consideration Value, Legacy LookSmart Stockholders who exercise their Make-Whole Right will be entitled to the value of any difference between $4.30 and the price of our Common Stock in this offering of at least $5.0 million (excluding any proceeds received from any shares purchased by Maritime Investors or its affiliates) in additional shares of our Common Stock.
As of June 12, 2017, we believe there were up to 931,761 of our shares held by the Legacy LookSmart Stockholders. Assuming that all of these Legacy LookSmart Stockholders maintain their Make-Whole Right until, and exercise such right following, the closing of this offering and we price our offering at $1.97 per share (the closing price of our shares on June 12, 2017) then we would expect to issue 1,102,032 additional shares to the Legacy LookSmart Stockholders. The computation would be as follows:
Consideration Value per share	$4.30
Less: New Offering Price per share	$1.97
Make-Whole per share	$2.33
Multiplied by Shares held by LS Legacy Stockholders	931,761
Make-Whole Amount	$2,171,003
Divided by New Offering Price per share	$1.97
Additional Pyxis shares to be issued to Legacy LS Stockholders for Make-Whole provision	1,102,032
Any persons that purchased shares of Looksmart’s common stock after April 29, 2015 are not entitled to the foregoing compensation related to this offering.
Management of Ship Operations, Administration and Safety
Typically, Maritime and ITM enter into individual ship management agreements with our vessel-owning subsidiaries pursuant to which they provide us with:
•
commercial management services, which include obtaining employment, that is, the chartering, for our vessels and managing our relationships with charterers;

•
strategic management services, which include providing us with strategic guidance with respect to locating, purchasing, financing and selling vessels;

•
technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support; and

•
shoreside personnel who carry out the management functions described above.

Head Management Agreement and Ship Management Agreements with Maritime.   Headquartered in Maroussi, Greece, Maritime was formed in May 2007 by our founder and Chief Executive Officer to take advantage of opportunities in the tanker sector. Maritime’s business employs or receives consulting services from 10 people in four departments: technical, operations, chartering and finance/accounting. We entered into a head management agreement with Maritime (the “Head Management Agreement”) pursuant to which they provide us and our vessels, among other things, with ship management services and administrative services. Under the Head Management Agreement, each vessel-owning subsidiary that owns a vessel in our fleet also enters into a separate ship management agreement with Maritime. Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also provides administrative services to us such as executive, financial, accounting and other administrative services. As part of its responsibilities, Maritime supervises the crewing and technical management performed by ITM for all our vessels. In return for such services, Maritime receives from us:

•
for each vessel while in operation a fee of  $325 per day ($250 per day if the vessel is under bareboat charter), and for each vessel under construction, a fee of  $450 per day, plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision (collectively the “ship-management fees”);

•
1.0% of the purchase price of any sale and purchase transaction from the seller of the vessel;

•
1.25% of all chartering, hiring and freight revenue we receive that was procured by or through Maritime; and

•
a lump sum of approximately $1.6 million per annum for the administrative services it provides to us (the “administration fees”).

The ship-management fees and the administration fees are also subject to annual adjustment to take into account inflation in Greece or such other country where Maritime was headquartered during the preceding year. We believe these amounts payable to Maritime are very competitive to many of our U.S. publicly listed tanker competitors, especially given our relative size. We anticipate that once our fleet reaches 15 tankers, the fee that we pay to Maritime for its ship management services for vessels in operation will recognize a volume discount in an amount to be determined by the parties at that time.
The Head Management Agreement will continue until March 23, 2020, unless terminated by either party on 90 days’ notice. Following the initial expiration date, the Head Management Agreement will automatically be renewed for a five year period. In addition, the ship management agreements have an initial term of five years, while following their initial expiration dates, they will automatically be renewed for consecutive five year periods, or until terminated by either party on three months’ notice.
For more information on our Head Management Agreement and our ship management agreements with Maritime, see “Certain Relationships and Related-Party Transactions.”
Ship Management Agreements with ITM.   We outsource the day-to-day technical management of our vessels to an unaffiliated third party, ITM, which has been certified for ISO 9001:2008 and ISO 14001:2004. Each vessel-owning subsidiary that owns a vessel in our fleet under a time or spot charter also typically enters into a separate ship management agreement with ITM. ITM is responsible for all technical management, including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals. In performing its services, ITM is responsible for operating a management system that complies, and ITM ensures that each vessel and its crew comply, with all applicable health, safety and environmental laws and regulations. In addition to reimbursement of actual vessel related operating costs, we also pay an annual fee to ITM of  $155,000 per vessel (equivalent to approximately $425 per day). This fee is reduced to the extent any vessel ITM manages is not fully operational for a time, which is also referred to as any period of  “lay-up.”
Each ship management agreement with ITM continues by its terms until it is terminated by either party. The ship management agreements can be cancelled by us for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. We have the right to terminate the ship management agreement for a specific vessel upon 60 days’ notice if in our reasonable opinion ITM fails to manage the vessel in accordance with sound ship management practice. ITM can cancel the ship management agreement if it has not received payment it requests within 60 days. Each ship management agreement will be terminated if the relevant vessel is sold (other than to our affiliates), becomes a total loss, becomes a constructive, compromised or arranged total loss or is requisitioned for hire.
Commercial Ship Management Agreements with NST.   We outsourced the chartering of the Northsea Beta and the Northsea Alpha to NST, an unaffiliated third party, until June and November, 2016, respectively. Each of the subsidiaries owning these vessels had entered into a commercial ship management agreement with NST. In return for the chartering and related services for these vessels, we paid NST an annual fee of  €55,000 per vessel (equivalent to approximately €151 per day) plus a commission from 1.25% to 5% calculated on the net daily charter revenue, generated within a calendar quarter, of  €3,374 and above. In case these vessels did not have certain specified approvals from major oil companies in place, then the commission was set at 2.5% on gross revenue. Following NST’s termination, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha.

Insurance.   We are obligated to keep insurance for each of our vessels, including hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurances), and we must ensure each vessel carries a certificate of financial responsibility as required. We are responsible to ensure that all premiums are paid. See “— Risk Management and Insurance” below.
Classification, Inspection and Maintenance
Every large, commercial seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and is maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a party. In addition, where surveys of vessels are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class, regular and extraordinary surveys of hull and machinery, including the electrical plant and any special equipment, are required to be performed as follows:
Annual Surveys.   For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable, on special equipment classed at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
Intermediate Surveys.   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.
Special (Class Renewal) Surveys.   Class renewal surveys, also known as “special surveys,” are carried out on the vessel’s hull and machinery, including the electrical plant, and on any special equipment classed at the intervals indicated by the character of classification for the hull. During the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period is granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner’s discretion, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
Occasional Surveys.   These are inspections carried out as a result of unexpected events, for example, an accident or other circumstances requiring unscheduled attendance by the classification society for re-confirming that the vessel maintains its class, following such an unexpected event.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies (the “IACS”). In December 2013, the IACS adopted new harmonized Common Structure Rules which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. All of our vessels are certified as being “in-class” by NKK and DNV GL. We expect that all vessels that we purchase will be certified prior to their delivery and that we will have no obligation to take delivery of the vessel if it is not certified as “in class” on the date of closing.

Risk Management and Insurance
General
The operation of any cargo carrying ocean-going vessel embraces a wide variety of risks, including the following:
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Physical damage to the vessel:

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mechanical failure or damage, for example by reason of the seizure of a main engine crankshaft;

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physical damage to the vessel by reason of a grounding, collision or fire; and

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other physical damage due to crew negligence.

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Liabilities to third parties:

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cargo loss or shortage incurred during the voyage;

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damage to third party property, such as during a collision or berthing operation;

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personal injury or death to crew and/or passengers sustained due to accident; and

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environmental damage, for example arising from marine disasters such as oil spills and other environmental mishaps.

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Business interruption and war risk or war-like operations:

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this would include business interruption, for example by reason of political disturbance, strikes or labor disputes, or physical damage to the vessel and/or crew and cargo resulting from deliberate actions such as piracy, war-like actions between countries, terrorism and malicious acts or vandalism.

The value of such losses or damages may vary from modest sums, for example for a small cargo shortage damage claim, to catastrophic liabilities, for example arising out of a marine disaster such as a serious oil or chemical spill, which may be virtually unlimited. While we expect to maintain the traditional range of marine and liability insurance coverage for our fleet (hull and machinery insurance, war risks insurance and protection and indemnity coverage) in amounts and to extents that we believe will be prudent to cover normal risks in our operations, we cannot insure against all risks, and it cannot be assured that all covered risks are adequately insured against. Furthermore, there can be no guarantee that any specific claim will be paid by the insurer or that it will always be possible to obtain insurance coverage at reasonable rates. Any uninsured or under-insured loss could harm our business and financial condition.
The following table sets forth information regarding the insurance coverage on our existing fleet as of December 31, 2016 and March 31, 2017.
Type	Aggregate Sum Insured For All Vessels in our Existing Fleet
Hull and Machinery	$202.0 million
War Risk	$202.0 million
Protection and Indemnity (“P&I”)	Pollution liability claims: limited to $1.0 billion per vessel per incident
Hull and Machinery Insurance and War Risk Insurance
The principal coverages for marine risks (covering loss or damage to the vessels, rather than liabilities to third parties) are hull and machinery insurance and war risk insurance. These address the risks of the actual (or constructive) total loss of a vessel and accidental damage to a vessel’s hull and machinery, for example from running aground or colliding with another vessel. These insurances provide coverage which is limited to an agreed “insured value” which, as a matter of policy, is never less than the particular vessel’s fair market value. Reimbursement of loss under such coverage is subject to policy deductibles which vary according to the vessel and the nature of the coverage.

Protection and Indemnity Insurance
P&I insurance is the principal coverage for a ship owner’s third party liabilities as they arise out of the operation of its vessel. Such liabilities include those arising, for example, from the injury or death of crew, passengers and other third parties working on or about the vessel to whom the ship owner is responsible, or from loss of or damage to cargo carried on board or any other property owned by third parties to whom the ship owner is liable. P&I coverage is traditionally (and for the most part) provided by mutual insurance associations, originally established by ship owners to provide coverage for risks that were not covered by the marine policies that developed through the Lloyd’s market.
Our P&I coverage for liabilities arising out of oil pollution is limited to $1.0 billion per vessel per incident in our existing fleet. As the P&I associations are mutual in nature, historically, there has been no limit to the value of coverage afforded. In recent years, however, because of the potentially catastrophic consequences to the membership of a P&I association having to make additional calls upon the membership for further funds to meet a catastrophic liability, the associations have introduced a formula based overall limit of coverage. Although contingency planning by the managements of the various associations has reduced the risk to as low as reasonably practicable, it nevertheless remains the case that an adverse claims experience across an association’s membership as a whole may require the members of that association to pay, in due course, unbudgeted additional funds to balance its books.
Uninsured Risks
Not all risks are insured and not all risks are insurable. The principal insurable risks which nevertheless remain uninsured across our fleet are “loss of hire” and “strikes.” We will not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for revenue or “loss of hire” that is not receivable by the ship-owner under the policy. For example, loss of hire risk may be covered on a 14/90/90 basis, with a 14 days deductible, 90 days cover per incident and a 90-day overall limit per vessel per year. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. The purpose of the loss of hire insurance is to secure the loss of charter income during such periods.
Competition
We operate in international tanker markets that are highly competitive. As a general matter, competition is based primarily on the supply and demand of commodities and the number of vessels operating at any given time. We compete for charters, in particular, on the basis of price and vessel location, size, age and condition, as well as the acceptability of the vessel’s operator to the charterer and on our reputation. We will arrange charters for our vessels typically through the use of brokers, who negotiate the terms of the charters based on market conditions. Competition arises primarily from other product tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Ownership of product tankers is highly fragmented and is divided among publicly listed companies, state-controlled owners and independent shipowners, some of which also have other types of tankers or vessels that carry diverse cargoes. Several of our publicly listed competitors include Scorpio Tankers Inc., Ardmore Shipping Corporation, Capital Product Partners L.P. and Tsakos Energy Navigation Limited.
Customers
We market our vessels and related services to a broad range of customers, including international commodity trading companies, integrated and national enterprises in the oil and gas industry and large shipping companies.

Our significant customers that accounted for more than 10% of our revenues in 2015 and 2016 were as follows:
Charterer	2015	2016
Shell Tankers (Singapore) Pte. Ltd.	18%	—
Mansel Ltd.	17%	12%
MTM Trading LLC	17%	20%
Cargill International S.A.	—	14%
Hyproc Shipping Company SPA	—	10%
	52%	56%

In addition to these companies, we and our ship manager, Maritime, also have historical and growing chartering relationships with major integrated oil and international trading companies, including Exxon, BP, SK Energy, Statoil, Total, Petramina, Gazprom, Vitol, Clearlake, Trafigura, ST Shipping (an affiliate of Glencore), Repsol, Koch Shipping and Petrobras.
As of December 31, 2016 and March 31, 2017, we did not have any material trade receivable outstanding from any of our customers that accounted more than 10% of our revenues during 2016. We do not believe that we are dependent on any one of our key customers. In the event of a default of a charter by any of our key customers, we could seek to re-employ the vessel in the spot or time charter markets, although the rate could be lower than the charter rate agreed with such charterer.
Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws
Our operations and our status as an operator and manager of ships are significantly regulated by international conventions, (i.e., the SOLAS Convention and MARPOL), class requirements, U.S. federal, state and local and foreign health, safety and environmental protection laws and regulations, including the OPA, CERCLA, the U.S. Port and Waterways Safety Act, the Act to Prevent Pollution from Ships, regulations adopted by the IMO and the EU, various volatile organic compound air emission requirements, IMO/USCG pollution regulations and various SOLAS Convention and MARPOL amendments, as well as other regulations. In addition, various jurisdictions either have or are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive. Compliance with these laws, regulations and other requirements entail, or would entail, additional expense, including vessel modifications and implementation of certain operating procedures.
We are also required by various other governmental and quasi-governmental agencies and private organizations to obtain permits, licenses and certificates for our vessels, depending upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew, the age and size of the vessel and our status as owner or charterer. Failure to maintain necessary permits, licenses or certificates could require us to incur substantial costs or temporarily suspend operations of one or more of our vessels.
We believe that the heightened environmental and quality concerns of insurance underwriters, regulators and charterers will in the future impose greater inspection and safety requirements on all vessels in the shipping industry. In addition to inspections by us, our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (such as USCG, Harbor Head or equivalent), classification societies, flag state administration P&I Associations, charterers, and particularly terminal operators and oil companies which conduct frequent vessel inspections.
We believe that our vessels operate in full compliance with applicable environmental laws and regulations. However, because such laws and regulations frequently change and may impose increasingly strict requirements, we cannot predict the ultimate cost of complying with these and any future requirements or the impact of these and any future requirements on the resale value or useful lives of our vessels.

International Maritime Organization
The IMO is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the CLC, the Bunker Convention and the MARPOL. MARPOL is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, adopted by the IMO in September of 1997, relates to air emissions.
In 2012, the IMO’s Marine Environmental Protection Committee (“MEPC”), adopted by resolution amendments to the International Code for the Construction and Equipment of Ships carrying Dangerous Chemicals in Bulk (the “IBC Code”). The provisions of the IBC Code are mandatory under MARPOL and the SOLAS Convention. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code. As of January 1, 2016, amendments to the IBC Code require that all chemical tankers must be fitted with approved stability instruments capable of verifying compliance with both intact and damage stability.
In 2013, the MEPC adopted by resolution amendments to the MARPOL Annex I Condition Assessment Scheme. The amendments, which became effective on October 1, 2014, are intended to complement inspections for bulk carriers and tankers set forth in the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, and enhances the programs of inspections for certain tankers.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of  “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can, for example, include discharges occurring in the course of the ship’s repair and maintenance. Emissions of  “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of bunker and allows for special areas to be established with more stringent controls of sulfur emissions in ECAs.
The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any bunker used on board ships. As of January 1, 2012, the amended Annex VI requires that bunker contain no more than 3.50% sulfur. On October 27, 2016, at its 70th session (“MEPC 70”), MEPC announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from the current 3.50% to 0.50% as of the beginning of 2020 rather than extending the deadline back to 2025. By 2020, ships will now have to either reduce sulfur from emissions through the installation and use of emission scrubbers or purchase fuel with lower sulfur content.
Sulfur content standards are even stricter within certain ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use bunker with sulfur content in excess of 0.10%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. On August 1, 2012, certain coastal areas of North America were designated ECAs and effective January 1, 2014, the applicable areas of the U.S. Caribbean Sea were designated ECAs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations.
As of January 1, 2013, all new ships had to comply with new sets of mandatory requirements to address greenhouse gas emissions from ships adopted by MEPC, in July 2011 relating to greenhouse gas emissions. All ships are required to develop and follow a Ship Energy Efficiency Management Plan, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, applies to new ships. By 2025, all new ships built must be 30% more energy efficient than those built in 2014. These requirements could cause us to incur additional compliance costs.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. At MEPC 70, MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxides, effective January 1, 2021. It is expected that these areas will be formally designated after draft amendments are presented at MEPC’s next session. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009.
Safety Management System Requirements
The IMO adopted the SOLAS Convention and the International Convention on Load Lines (“LL”), which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS Convention and LL standards. Some SOLAS Convention amendments entered into force as of January 1, 2014 and addressed a range of issues including regulations regarding the carriage of dangerous goods and safe manning levels. The Convention on Limitation for Maritime Claims of 1976 as amended (“LLMC”) was recently amended and went into effect on June 8, 2015. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.
Our operations are also subject to environmental standards and requirements contained in the ISM Code promulgated by the IMO under Chapter IX of the SOLAS Convention. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that has been developed for our vessels for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. ITM has obtained documents of compliance for its offices, and we have obtained safety management certificates for all of our vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.
Noncompliance with the ISM Code and other IMO regulations may subject the ship owner or bareboat charterer to increased liability, decreases in, or invalidation of, available insurance coverage for affected vessels and denial of access to, or detention in, some ports.
Pollution Control and Liability Requirements
IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the ship owner’s personal fault and under the 1992 Protocol where the spill is caused by the ship owner’s personal act or omission by intentional or reckless conduct where the ship owner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.
The IMO adopted the Bunker Convention to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as bunker in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
In addition, the IMO adopted the BWM Convention in February 2004 and it was ratified in 2016. This will result in ballast water treatment systems being required to be installed on vessels at the first renewal survey starting September 2017. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers and the costs of ballast water treatments may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. Although we do not believe that the costs of such compliance will be material, it is difficult to predict the overall impact of such a requirement on our operations. At present, none of our vessels have had the necessary installation of ballast water treatment systems.
The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
U.S. Regulations
The OPA has established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. The OPA affects all “owners and operators” whose vessels trade in the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The U.S. has also enacted CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” Accordingly, both OPA and CERCLA impact our operations.
Under the OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:
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injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

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injury to, or economic losses resulting from, the destruction of real and personal property;

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net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

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loss of subsistence use of natural resources that are injured, destroyed or lost;

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lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

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net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

The OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 21, 2015, the USCG adjusted the limits of OPA liability to the greater of  $2,200 per gross ton or $18,796,800 (subject to periodic adjustment for inflation) for tanker vessels greater than 3,000 gross tons, other than a single hull tanker vessel, such as double hull tankers, and our fleet is entirely composed of vessels of this size class. These limits of liability do not apply (rendering the responsible person liable for the total cost of response and damages) if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of  $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of  $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
The OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.
The OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We have provided such evidence and received certificates of financial responsibility from the USCG’s for each of our vessels that is required to have one.
The OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Environmental Enforcement (“BSEE”) issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems and blowout prevention practices. A new rule issued by the U.S. Bureau of Ocean Energy Management that increased the limits of liability of damages for offshore facilities under OPA based on inflation took effect in January 2015. In April 2015, it was announced that new regulations are expected to be imposed in the United States regarding offshore oil and gas drilling and the BSEE announced a new Well Control Rule in April 2016. In December 2015, the BSEE announced a new pilot inspection program for offshore facilities. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation, regulations, or other requirements applicable to the operation of our vessels that may be implemented in the future could adversely affect our business.

Through our P&I club membership, we expect to maintain pollution liability coverage insurance in the amount of  $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The CWA prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The EPA and USCG, have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.
The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within U.S. waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (“VGP”). For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent, at least 30 days before the vessel operates in U.S. waters. On March 28, 2013 the EPA re-issued the VGP for another five years. This VGP took effect on December 19, 2013. The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.
USCG regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, which require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict our vessels from entering U.S. waters. As of June 21, 2012, the USCG implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The USCG must approve any technology before it is placed on a vessel.
As of January 1, 2014, vessels are technically subject to the phasing-in of these standards. However, it was not until December 2016 that the USCG first approved said technology. The USCG previously provided waivers to vessels that could not install the as-yet unapproved technology and vessels now requiring a waiver will need to show why they cannot install the approved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.
It should also be noted that in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remain in effect until the EPA issues a new VGP. In the fall 2016, sources reported that the EPA indicated it was working on a new VGP. It presently remains unclear how the ballast water requirements set forth by the EPA, the USCG, and IMO BWM Convention, some of which are in effect and some of which are pending, will co-exist.
The CAA requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels will be subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes will be equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to adopt State Implementation Plans (“SIPs”), designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas will be equipped with vapor recovery systems that satisfy these existing requirements.
Compliance with the EPA and the USCG regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.
European Union Regulations
In October 2009, the EU amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.
The EU has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, flag and the number of times the ship has been detained. The EU also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the EU with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention on Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not directly limit greenhouse gas emissions from ships.
The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships. In April 2015, a regulation was adopted requiring that large ships (over 5,000 gross tons) calling at European ports from January 2018 collect and publish data on carbon dioxide omissions. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period, from 2013 to 2020. In the U.S., the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has received petitions from the California Attorney General and various environmental groups seeking such regulation. Moreover, in the U.S. individual states can also enact environmental regulations. For example, California has introduced caps for greenhouse gas emissions and, in the end of 2016, signaled it may take action regarding climate change. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.
International Labour Organization
The ILO is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. Amendments to MLC 2006 were adopted in 2014 and 2016.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the U.S. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.
Similarly, in December 2002, amendments to the SOLAS Convention created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code (“ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism.
To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”), from a recognized security organization approved by the vessel’s flag state. The following are among the various requirements, some of which are found in SOLAS:
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on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

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on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

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the development of vessel security plans;

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ship identification number to be permanently marked on a vessel’s hull;

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a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•
compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.
The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. We have implemented the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code, and our fleet is in compliance with applicable security requirements.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of shares of our Common Stock.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.
Employees
We have no direct employees. The services of our executive officers, internal auditors and secretary are provided by Maritime. We have entered into a Head Management Agreement with Maritime, pursuant to which we pay approximately $1.6 million per year for the services of these individuals, and for other administrative services associated with our being a public company and other services to our subsidiaries. See “Certain Relationships and Related-Party Transactions.”
Properties
Other than our vessels, we do not own any material property. Maritime, our affiliated ship management company, provides office space to us in part of Maritime’s offices in Maroussi, Greece in connection with the administrative services provided to us under the terms of our Head Management Agreement with Maritime.
Legal Proceedings
We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. At this time, we are not aware of any proceedings against us or the vessels in our fleet or contemplated to be brought against us or the vessels in our fleet which could have significant effects on our financial position or profitability. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our board of directors believes are reasonable and prudent. We expect that most claims arising in the normal course of business would be covered by insurance, subject to customary deductibles. Any such claims, however, even if lacking merit, could result in the expenditure of significant financial and managerial resources.
Seasonality
For a description of the effect of seasonality on our business, see “Risk Factors — Risks Related to Our Industry — Product tanker rates flucturate based on seasonal variations in demand.”
Corporate Information
We are a holding company incorporated under the laws of the Marshall Islands on March 23, 2015. We own the vessels in our fleet through separate wholly-owned subsidiaries that were incorporated in the Marshall Islands. We maintain our principal executive offices at K. Karamanli 59, Maroussi 15125, Athens, Greece. Our telephone number at this address is +30 210 638 0200. We maintain our website at www.pyxistankers.com. Information available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:
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we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

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we are exempt from compliance with any requirement that the PCAOB may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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we are permitted to provide less extensive disclosure about our executive compensation arrangements;

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we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements;

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we are granted the ability to present more limited financial data in this registration statement, of which this prospectus is a part; and

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we may elect not to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company by 2020 or if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected not to opt-out of such extended transition period, which means that when a new or revised accounting standard is issued, and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard.

MANAGEMENT
Directors and Executive Officers
Our directors are divided into three classes and serve the following terms:
Class:	Term:
Class I	Class I directors serve for a term of three years, and are elected by the shareholders at the beginning of each term. The current full 3-year term for Class I directors extends to our annual meeting of shareholders in 2018.
Class II	Class II directors served for an initial term of one year and were re-elected at our 2016 annual meeting of shareholders to a term of three years, and are elected by the shareholders at the beginning of each term. The current full 3-year term for Class II directors extends to our 2019 annual shareholders meeting.
Class III	Class III directors serve for an initial term of two years and are expected thereafter to serve three year terms, and are elected by the shareholders at the beginning of each term. The current term for Class III directors extends to our 2017 annual shareholders meeting.
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. The business address of each of the below-listed directors and officers is c/o Pyxis Tankers Inc., K. Karamanli 59, Maroussi 15125, Athens, Greece.
Name	Age	Position
Eddie Valentis	50	Chairman, Chief Executive Officer and Class I Director
Henry P. Williams	61	Chief Financial Officer and Treasurer
Antonios C. Backos	47	Senior Vice President for Corporate Development, General Counsel and Secretary
Konstantinos Lytras	51	Chief Operating Officer
Robin P. Das	44	Class III Director
Robert B. Ladd	58	Class II Director
Basil G. Mavroleon	69	Class III Director
Aristides J. Pittas	58	Class II Director
Biographical information with respect to each of our directors and executive officers is set forth below.
Eddie Valentis, a Class I director, has over 25 years of shipping industry experience, including owning, operating and managing tankers. He has served as Chief Executive Officer and Chairman of our board of directors since our inception. In 2007, Mr. Valentis founded and is the president of Maritime. In 2001, Mr. Valentis was appointed Managing Director of Konkar Shipping Agencies S.A., a drybulk operator based in Greece, which is a position he continues to hold. From 1998 to 2001, Mr. Valentis was the Commercial Manager for Loucas G. Matsas Salvage & Towage. From 1996 through 1998, Mr. Valentis worked as a dry cargo chartering broker for N. Cotzias Shipping. From 1989 to 1995, Mr. Valentis was involved in the operation of his family’s drybulk vessels. Since 2013, Mr. Valentis has also served as a member of the Greek Committee of NKK Classification Society, and, since 2016, as a council member of the International Association of Independent Tanker Owners (INTERTANKO). Mr. Valentis has an MBA from Southern New Hampshire University and a B.Sc. from Landsdowne College, London. Mr. Valentis also holds a Captain’s diploma from the Aspropyrgos Naval Academy in Greece.
Henry P. Williams was appointed as our Chief Financial Officer and Treasurer in August 2015. Mr. Williams has approximately 35 years of commercial, investment and merchant banking experience. From February 2015, he served as a financial consultant to and is employed by Maritime and its affiliates. From March 2014 to January 2015, Mr. Williams was Managing Director, Head of Maritime, Energy Services & Infrastructure (U.S.) investment banking for Canaccord Genuity Inc. From August 2012 to February 2014, Mr. Williams was a Senior Advisor to North Sea Securities LLC, a boutique advisory firm in New York. From November 2010 to June 2012, Mr. Williams was Managing Director, Global Sector Head, Shipping of Nordea Markets in Oslo, Norway and Head of its U.S. Investment Banking division in

New York. From 1992 until 2010, Mr. Williams was employed by Oppenheimer & Co. Inc., as Managing Director, Head of Energy & Transportation of its investment banking division. Mr. Williams has an MBA in Finance from New York University Leonard N. Stern School of Business and a BA in Economics and Business Administration from Rollins College.
Antonios C. Backos, has served as our Senior Vice President for Corporate Development, General Counsel and Secretary since our inception. Since 2012, Mr. Backos has also been the Executive Director of AB Management LLC, a private consulting firm providing transactional advisory services to international ultra-high net worth families and their affiliates primarily in the shipping, energy and natural resources sectors. He has served as a consultant to our affiliates since June 2013, and, commencing April 2016, Mr. Backos has been employed by Maritime and its affiliates. Mr. Backos was a partner focusing on capital markets, private equity, mergers & acquisitions and other corporate cross-border transactions at the international law firms of Watson, Farley & Williams LLP from 2008 to 2012, Orrick Herrington & Sutcliffe LLP from 2006 to 2008 and Healy & Baillie LLP from 2005 to 2006. Mr. Backos commenced his corporate legal career in 1997 and worked until 2005 at the New York and London offices of international law firm Weil, Gotshal & Manges LLP. Since February 2017, Mr. Backos has also served as a non-executive director of Zebra Fuel Ltd., an app-based on demand start-up. Mr. Backos has a B.S. (Wharton School of Business) and a B.A. from the University of Pennsylvania and graduate degrees from the London School of Economics (M.Sc.) and the University of Michigan Law School (J.D.). Mr. Backos is a member of the New York Bar, the Connecticut Maritime Association and the Maritime Law Association of the United States.
Konstantinos Lytras, has served as our Chief Operating Officer since our inception. Mr. Lytras has also served as Maritime’s Financial Director since 2008. Prior to joining Maritime, from 2007 through 2008, Mr. Lytras served as Managing Director and Co-Founder of Navbulk Shipping S.A., a start-up shipping company focused on dry bulk vessels. From 2002 through 2007, Mr. Lytras worked as Financial Director of Neptune Lines Shipping and Managing Enterprises S.A. Mr. Lytras served as Financial Controller of Dioryx Maritime Corp. and Liquimar Tankers Management Inc. from 1996 through 2002. Mr. Lytras worked as a Financial Assistant from 1992 to 1994 at Inchcape Shipping Services Ltd. Mr. Lytras earned a B.A. in Business Administration from Technological Institute of Piraeus and a B.S. in Economics from the University of Athens.
Robin P. Das, serves as a Class III director. Mr. Das has worked in shipping finance and investment banking since 1995. He is the founder and has been a director of Auld Partners Ltd, a boutique shipping and finance focused advisory firm, since 2013. From 2011 to 2012, Mr. Das was Managing Director (partner) of Navigos Capital Management LLC, an asset management firm established to focus on the shipping sector. From 2005 until 2011, Mr. Das was Global Head of Shipping at HSH Nordbank AG, then the largest lender globally to the shipping industry. Before joining HSH Nordbank AG in 2005, he was Head of Shipping at WestLB and prior to that time, Mr. Das was joint Head of European Shipping at J.P. Morgan. Since October 2016, Mr. Das also serves as director of Nimrod Sea Assets Limited (LSE:NSA), which invests in marine assets associated with the offshore oil and gas industry. Mr. Das holds a BSc (Honours) degree from the University of Strathclyde.
Robert B. Ladd, serves as a Class II director. Mr. Ladd was appointed President and CEO of MGT Capital Investments, Inc. (NYSE: MGT) in January 2012. From 2006 to 2012, Mr. Ladd served on the board of directors of Delcath Systems, Inc. (NASDAQ: DCTH) and, from 2007 to 2009, he served on the board of directors of InFocus Systems, Inc. (NASDAQ: INFS). Mr. Ladd is also the managing member of Laddcap Value Advisors, LLC, which serves as the investment manager for various private partnerships, including Laddcap Value Partners LP. From 2002 to 2003, Mr. Ladd was a Managing Director at Neuberger Berman Group LLC (“Neuberger”), a large international money management firm catering to individuals and institutions. From 1992 through 2002, Mr. Ladd was a portfolio manager for various high net worth clients of Neuberger. Prior to this experience, Mr. Ladd was a securities analyst at Neuberger from 1988 through 1992. Mr. Ladd has earned his designation as a Chartered Financial Analyst in 1986. Mr. Ladd holds a B.S. from the University of Pennsylvania and an MBA from Northwestern University.
Basil G. Mavroleon, serves as a Class III director. Mr. Mavroleon has been in the shipping industry for 45 years. Since 1970, Mr. Mavroleon has worked for Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing

Director of Charles R. Weber Company, Inc. for 25 years and Manager of the Projects Group for five years, from 2009 until 2013. Mr. Mavroleon currently serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Athens, Greece. He is a Director of Genco Shipping and Trading Limited (NYSE: GNK), a company engaged in the shipping business focused on the drybulk industry spot market. Since its inception in 2003 through its liquidation in 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that invested in tanker freight forward agreements and derivatives. Mr. Mavroleon is on the board of the Associate Membership Committee of INTERTANKO, is on the Advisory Board of NAMMA (North American Maritime Ministry Association), is Director Emeritus of NAMEPA (North American Marine Environmental Protection Association), and the Chairman of the New York World Scale Committee (NYC) INC. Mr. Mavroleon was educated at Windham College, Putney Vermont.
Aristides J. Pittas, serves as a Class II Director. Mr. Pittas has more than 30 years of shipping industry experience. Since 2005, he has been a member of the board of directors and the Chairman and Chief Executive Officer of Euroseas Ltd. (NASDAQ: ESEA) (“Euroseas”), an independent shipping company that operates in the drybulk and container shipping industry. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., Euroseas’ affiliate, which is a shipbroking company specializing in chartering, selling and purchasing ships. Since 1995, Mr. Pittas has been the President and Managing Director of Eurobulk Ltd., Euroseas’ affiliated ship management company. Eurobulk Ltd. is a ship management company that provides ocean transportation services. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle Upon Tyne and a M.Sc. in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board of Directors
Our board of directors and executive officers oversee and supervise our operations. Our board of directors consists of the directors named above. In keeping with the corporate governance rules of the NASDAQ, four directors (Robert Ladd, Aristides Pittas, Robin Das and Basil Mavroleon) are independent directors. Under the corporate governance rules of the NASDAQ, a director will not be considered independent unless the board affirmatively determines that the director has no material relationship with us. In making this determination, the board broadly considers all facts and circumstances the board deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In addition, a director would not be independent if:
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the director who is, or at any time during the past three years was, employed by us;

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the director who accepted or who has a family member who accepted any compensation from us in excess of  $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)
compensation for board or board committee service;

(ii)
compensation paid to a family member who is an employee (other than an executive officer) of us; or

(iii)
benefits under a tax-qualified retirement plan, or non-discretionary compensation.

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the director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

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the director who is, or has a family member who is, a partner in, or a controlling shareholders or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)
payments arising solely from investments in our securities; or

(ii)
payments under non-discretionary charitable contribution matching programs.

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the director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

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the director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Committees of the Board of Directors
While a number of the NASDAQ’s corporate governance standards do not apply to us as a foreign private issuer, we comply with a number of those rules. For example, while not required under Marshall Islands law to do so, we have a board of directors comprised of a majority of independent directors. In addition, we have an audit committee comprised entirely of independent directors, although our nominating and corporate governance committee is not comprised entirely of independent directors. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors. In lieu of a compensation committee comprised of independent directors, our board of directors will be responsible for monitoring the fee paid for the administrative services provided by Maritime and for overseeing the services of our executive officers. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.
Audit Committee
Our audit committee consists of three independent, non-executive directors: Aristides Pittas, Robin Das and Basil Mavroleon. We believe that Robin Das qualifies as an audit committee “financial expert,” as such term is defined in Regulation S-K promulgated by the SEC. The audit committee is responsible for, among other things:
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recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor;

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approving the overall scope of the audit;

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assisting the board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements;

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annually reviewing an independent auditors’ report describing the auditing firms’ internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

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discussing the annual audited financial and quarterly or interim unaudited statements with management and the independent auditor;

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discussing earnings press releases, as well as financial information and earning guidance provided to analysts and rating agencies;

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approving all related party transactions;

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discussing policies with respect to risk assessment and risk management;

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meeting separately, periodically, with management, internal auditors and the independent auditor;

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reviewing with the independent auditor any audit problems or difficulties and managements’ response;

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setting clear hiring policies for employees or former employees of the independent auditors;

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annually reviewing the adequacy of the audit committee’s written charter;

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reporting regularly to the board of directors; and

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handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time.

Nominating and Corporate Governance Committee
We have a nominating and corporate governance committee consisting of at least a majority of independent directors. The nominating and corporate governance committee is responsible for, among other things:
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developing and recommending criteria for selecting new directors;

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screening and recommending to the board of directors individuals qualified to become executive officers;

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overseeing evaluations of the board of directors, its members and committees of the board of directors; and

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handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

The members of our nominating and corporate governance committee are Aristides Pittas, Basil Mavroleon and Valentos Valentis.
Other Corporate Governance Matters
We believe that our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Marshall Islands. Therefore, we believe we are exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter.
The practices that we follow in lieu of NASDAQ’s corporate governance rules include:
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instead of obtaining an independent review of related party transactions for conflicts of interests by our audit committee or another independent body of our board of directors, consistent with Marshall Islands law requirements, no transaction between us and one or more of our directors or officers, or between us and any other entity in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable for this reason alone or solely because such director or officer is present at or participates in the meeting of our board of directors that authorized the contract or transaction or solely because the vote of such director or officer are counted for such purposes if: (i) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors, and our board of directors in good faith authorizes such contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our board of directors as defined in Section 55 of the BCA, by unanimous vote of our disinterested directors; (ii) the material facts as to the director’s or officer’s relationship or interest and as to such contract or transaction are disclosed and the contract or transaction is specifically approved in good faith by a vote of the shareholders entitled to vote thereon; or (iii) the contract or transaction is fair to us as of the time it is authorized, and is approved or ratified by our board of directors, a committee thereof or our shareholders. Interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or of a committee that authorizes the aforementioned contract or transaction;

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as a foreign private issuer, we will not be required to solicit proxies or provide proxy statements to NASDAQ pursuant to NASDAQ corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, we intend to notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our Bylaws provide that shareholders must give us advance notice to properly introduce any business at a meeting of the shareholders and that shareholders may designate in writing a proxy to act on their behalf;
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instead of holding regular meetings at which only independent directors are present, our entire board of directors, a majority of whom are currently independent, will hold regular meetings as is consistent with Marshall Islands law;

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shareholders approval is not required to amend or terminate our equity incentive plan or to establish a new equity incentive plan since Marshall Islands law permits the board of directors to take these actions;

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as a foreign private issuer, we will not be required to obtain shareholders approval prior to the issuance of securities in connection with an acquisition of the stock or assets of another company; and

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in lieu of obtaining shareholders approval prior to the issuance of designated securities, we intend to comply with provisions of the BCA and obtain the approval of our board of directors for such share issuances.

Code of Business Conduct and Ethics
Our board of directors has approved and adopted a Code of Business Conduct and Ethics for all officers and employees, a copy of which is available on our website.
Indemnification of Officers and Directors
We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding except as contained in specified exceptions. We believe that the provisions in our Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Compensation of Directors, Executive Officers and Key Employees
We have no direct employees. The services of our executive officers, internal auditors and secretary are provided by Maritime. We have entered into a Head Management Agreement with Maritime, pursuant to which we pay approximately $1.6 million per year for the services of these individuals, and for other administrative services associated with our being a public company and other services to our subsidiaries. See “Certain Relationships and Related-Party Transactions.”
Our non-executive directors receive in aggregate an annual compensation in the amount of  $165,000 per year, plus reimbursements for actual expenses incurred while acting in their capacity as a director. We may in the future also grant directors awards under our Pyxis Tankers Inc. 2015 equity incentive plan as compensation. We do not have a retirement plan for our officers or directors. There are no service contracts with our non-executive directors that provide for benefits upon termination of their services as director. Individuals serving as chairs of committees will be entitled to receive additional compensation from us as the board of directors may determine.
Equity Incentive Plan
On October 28, 2015, we adopted the Pyxis Tankers Inc. 2015 equity incentive plan (the “EIP”), an equity incentive plan which entitles our and our subsidiaries’ and affiliates’ employees, officers and directors, as well as consultants and service providers to us (including persons who are employed by or provide services to any entity that is itself a consultant or service provider) and our subsidiaries (including employees of Maritime, our affiliated ship manager), to receive stock options, stock appreciation rights, restricted stock grants, restricted stock units, unrestricted stock grants, other equity-based or equity-related awards, and dividend equivalents. We summarize below the material terms of the EIP.

The nominating and corporate governance committee of our board of directors serves as the administrator under the EIP. Subject to adjustment for changes in capitalization as provided in the EIP, the maximum aggregate number of shares of Common Stock that may be delivered pursuant to awards granted under the EIP during the ten-year term of the EIP will be 15% of the then-issued and outstanding number of shares of our Common Stock. If an award granted under the EIP is forfeited, or otherwise expires, terminates or is cancelled or settled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the EIP. Any shares that are held back to satisfy the exercise price or tax withholding obligation pursuant to any stock options or stock appreciation rights granted under the EIP will again be available for delivery pursuant to other awards under the EIP. No award may be granted under the EIP after the tenth anniversary of the date the EIP was adopted by our board of directors.
In the event that we are subject to a “change of control” (as defined in the EIP), the EIP administrator may, in accordance with the terms of the EIP, make such adjustments and other substitutions to the EIP and outstanding awards under the EIP as it deems equitable or desirable.
Except as otherwise determined by the EIP administrator in an award agreement, the exercise price for options shall be equal to the fair market value of a share of our Common Stock on the date of grant, but in no event can the exercise price be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement may not exceed ten years from the date of the grant.
Stock appreciation rights (“SARs”), will provide for a payment of the difference between the fair market value of a share of our Common Stock on the date of exercise of the SAR and the exercise price of a SAR, which will not be less than 100% of the fair market value on the date of grant, multiplied by the number of shares for which the SAR is exercised. The SAR agreement will also specify the maximum term of the SAR, which will not exceed ten years from the date of grant. Payment upon exercise of the SAR may be made in the form of cash, shares of our Common Stock or any combination of both, as determined by the EIP administrator.
Restricted and/or unrestricted stock grants may be issued with or without cash consideration under the EIP and may be subject to such restrictions, vesting and/or forfeiture provisions as the EIP administrator may provide. The holder of a restricted stock grant awarded under the EIP may have the same voting, dividend and other rights as our other shareholders.
Settlement of vested restricted stock units may be in the form of cash, shares of our Common Stock or any combination of both, as determined by the EIP administrator. The holders of restricted stock units will have no voting rights.
Subject to the provisions of the EIP, awards granted under the EIP may include dividend equivalents. The EIP administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws. We have not set aside any amounts to provide pension, retirement or similar benefits to persons eligible to receive awards under the EIP or otherwise.

PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding the beneficial owners of more than five percent of shares of our Common Stock, and the beneficial ownership of each of our directors and executive officers and of all of our directors and executive officers as a group as of the date of this prospectus. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share held.
Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
The percentage of beneficial ownership upon consummation of this offering is based on shares of our Common Stock outstanding immediately after this offering, with a column that assumes the Underwriters’ over-allotment is not exercised and with a column that assumes it is exercised in full.
Identity of person or group(1)	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering Assuming No Exercise of Over-Allotment Option		Shares Beneficially Owned After Offering Assuming Exercise in Full of Over-Allotment Option
	Number	Percentage	Number	Percentage(4)	Number	Percentage(4)
Maritime Investors Corp.(2)	17,002,445	93.0%	17,002,445		17,002,445
Valentios (“Eddie”) Valentis(2)	17,007,445	93.0%	17,007,445		17,007,445
Henry P. Williams(3)	16,074	*	16,074	*	16,074	*
Antonios C. Backos(3)	11,905	*	11,905	*	11,905	*
Konstantinos Lytras(3)	13,974	*	13,974	*	13,974	*
Robin P. Das	—	—	—	—	—	—
Robert B. Ladd	—	—	—	—	—	—
Basil G. Mavroleon	—	—	—	—	—	—
Aristides J. Pittas	—	—	—	—	—	—
All directors and executive officers as a group (8 person)	17,048,567	93.3%	17,048,567		17,048,567

(1)
Except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o 59 K. Karamanli Street, Maroussi, 15125, Greece.

(2)
Eddie Valentis is a 100% shareholder of Maritime Investors and shares voting and investment power with Maritime Investors of the 17,002,445 shares of our Common Stock held by it. Mr. Valentis owns the balance of his holdings in our shares of Common Stock through his affiliated company, Thousand Islands Lake Corp.

(3)
Each of Messrs. Backos, Lytras and Williams received 11,074 restricted shares of Common Stock in March 2016 as an award under our 2015 equity incentive plan.

(4)
Percentage ownership does not include any potential effects of the issuance of Common Stock pursuant to the Acquisition Placement or the exercise of the Make-Whole Right.

*
Less than 1% of our outstanding shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Amended and Restated Head Management Agreement with Maritime
The operations of our vessels are managed by Maritime, an affiliated ship management company, under our Head Management Agreement dated August 5, 2015 and separate management agreements with each of our vessel-owning subsidiaries. Under the Head Management Agreement, Maritime is either directly responsible for or oversees all aspects of ship management for us and our fleet. Under that agreement, Maritime also provides administrative services to us, which include, among other things, the provision of the services of our Chief Executive Officer, Chief Financial Officer, Senior Vice President of Corporate Development, General Counsel and Secretary, Chief Operating Officer, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. As part of the ship management services, Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also supervises the crewing and technical management performed by ITM for all our vessels.
Maritime also currently manages the Targeted Vessel, the Pyxis Lamda, which is owned by Ninthone, a party affiliated with our founder and Chief Executive Officer.
The term of the Head Management Agreement with Maritime commenced on March 23, 2015 and will continue until March 23, 2020. The Head Management Agreement can be terminated by Maritime only for cause or under other limited circumstances, such as upon a sale of us or Maritime or the bankruptcy of either party. The Head Management Agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the termination date. Pursuant to the Head Management Agreement, each of our new subsidiaries that acquires a vessel in the future will enter into a separate management agreement with Maritime with a rate set forth in the Head Management Agreement. Under the Head Management Agreement, we pay Maritime a cost of  $1.6 million annually for the services of our executive officers and other administrative services, including use of office space in Maritime’s premises. In return for Maritime’s ship management services, we pay to Maritime for each vessel while in operation, a fee per day of  $325, and for each vessel under construction, a fee of  $450 plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision. The fees payable to Maritime for the administrative and ship management services will be adjusted effective as of every January 1st for inflation in Greece or such other country where it is headquartered. On August 9, 2016, we amended the Head Management Agreement with Maritime to provide that in the event that the official inflation rate for any calendar year is deflationary, no adjustment shall be made to the ship-management fees and the administration fees, which will remain the same as per the previous calendar year. In addition, Maritime will receive 1.0% of the purchase price of any sale and purchase transaction from the seller of the vessel, and 1.25% of all chartering, hiring and freight revenue procured by or through it. In the event the agreement is terminated without cause and a change of control (as defined therein) occurred within 12 months after such termination or the agreement is terminated due to a change of control, we will pay Maritime an amount equal to 2.5 times the administrative fee.
The following amounts were charged by Maritime to us during the three-month periods ended March 31, 2016 and 2017, and for the years ended December 31, 2014, 2015 and 2016:
	Year ended December 31,			Three-month period ended March 31,
(In thousands of U.S. Dollars, except per share data)	2014	2015	2016	2016	2017
Charter hire commissions	$236	$321	$316	$79	$95
Ship-management fees	611	577	631	145	175
Administration fees	—	1,245	1,600	391	395
Vessel construction supervision fees	255	10	—	—	—
Total	$1,102	$2,153	$2,547	$615	$665

Promissory Note issued to Maritime Investors
On October 28, 2015, we issued a promissory note in the amount of  $2.5 million in favor of Maritime Investors in connection with its election to receive a portion of the merger true-up shares in the form of a promissory note. The note also includes amounts due to Maritime Investors for the payment of  $0.6 million by Maritime Investors to LookSmart, representing the cash consideration of the merger, and the amounts that allowed us to pay miscellaneous transactional costs. The promissory note had a maturity of January 15, 2017 and an interest rate of 2.75% per annum. On August 9, 2016, we agreed with Maritime Investors to extend the maturity of the promissory note for one year, from January 15, 2017 to January 15, 2018, at the same terms and at no additional cost to us. In addition, on March 7, we agreed with Maritime Investors to further extend the maturity of the promissory note for one additional year, from January 15, 2018 to January 15, 2019, at the same terms and at no additional costs to us.
Stock Purchase Agreement
We have entered into a stock purchase agreement with Holdings, the 100% owner of Ninthone, to purchase the common stock of Ninthone. The acquisition price of  $9.3 million will be financed by utilizing approximately $4.5 million of the proceeds of this offering and issuing $4.8 million in a number of shares of our Common Stock determined based on the public offering price per share of the Common Stock offered hereby to Holdings’ parent, Maritime Investors, pursuant to an exemption from the registration requirements of the Securities Act. We will also assume Ninthone’s outstanding debt of  $25.3 million and its restricted cash of  $0.4 million, as part of Ninthone’s other assets and liabilities. For more information on our relationship with Maritime Investors, see “Risk Factors — Risks Related to our Common Stock and this Offering — Maritime Investors beneficially owns approximately 93% of our total outstanding Common Stock, which may limit shareholders’ ability to influence our actions.” The closing of our purchase of Ninthone pursuant to the stock purchase agreement is subject to customary closing conditions as well as the consummation of this offering.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have             shares of Common Stock outstanding, or             if the Underwriters’ over-allotment option is exercised in full. Of these shares, only             shares, or             if the Underwriters’ over-allotment option is exercised in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares acquired by one of our “affiliates” as defined in Rule 144 under the Securities Act. Immediately after the closing of this offering, the existing shareholders, directors and executive officers of our company will continue to own     % of our Common Stock, or     % of our Common Stock if the Underwriters’ over-allotment option is exercised in full, some of which, including those shares of Common Stock issued in the Acquisition Placement, were acquired in private transactions not involving a public offering, and these shares will therefore be treated as “restricted securities” for purposes of Rule 144. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.
In general, under Rule 144 as currently in effect, a person or persons who is an affiliate, or whose shares are aggregated and who owns shares that were acquired from the issuer or an affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of  (i) 1% of our then outstanding Common Stock, which would be approximately             shares of Common Stock immediately after this offering (            assuming the Underwriters’ over-allotment option is exercised in full), or (ii) an amount equal to the average weekly reported volume of trading in shares of Common Stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.
A person or persons whose shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to any lock-up periods as described below and our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.
We and our directors and executive officers will enter into lock-up agreements with the Underwriters. Under these agreements, without the prior written consent of Maxim on behalf of the Underwriters, we and they will not, during the period ending 90 days after the date of the closing of this offering (the “lock-up period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock;

•
file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock.

Whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, we and each such person will agree that, without the prior written consent of Maxim on behalf of the Underwriters, we or such other person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions. See “Underwriting.”
Maxim, in its sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.
After the offering, certain employees, including our executive officers and/or directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.
As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:
Date	Number of Shares Eligible for Sale	Comment
Date of prospectus		Shares not locked up and eligible for sale freely or under Rule 144
90 days from date of the closing of this offering(1)		Lock-up released; shares eligible for sale under Rule 144

(1)
Assumes that the lock-up period will not be waived in accordance with the terms of the lock-up agreement and that the Underwriters do not exercise their over-allotment option.

No prediction can be made as to the effect, if any, that future sales or the availability of shares our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Common Stock in the public market, including shares of Common Stock issued upon the exercise of options that may be granted under any employee stock option or employee stock award plan, or the perception that those sales may occur, could adversely affect prevailing market prices for shares of our Common Stock.

DESCRIPTION OF OUR CAPITAL STOCK
We are a corporation organized under the laws of the Marshall Islands and are subject to the provisions of Marshall Islands law. Our authorized capital stock consists of 450,000,000 shares of Common Stock, par value, $0.001 per share, of which 18,244,671 shares are currently issued and outstanding and 50,000,000 shares of preferred stock, par value, $0.001 per share, none of which are outstanding. All of our shares of stock are in registered form. There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities, imposed by Marshall Islands law or by our Articles of Incorporation or Bylaws.
The following is a description of the material terms of our Articles of Incorporation and Bylaws. See our Articles of Incorporation and Bylaws, copies of which have been filed as Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form F-4 (File No. 333-203598) filed with the SEC on April 23, 2015. The information contained in these exhibits is incorporated by reference herein.
Purpose
Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands BCA.
Authorized Capital Stock
Common Stock
Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our Common Stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Stock are entitled to receive pro rata the remaining assets available for distribution. Holders of our Common Stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.
Preferred Stock
Our board of directors has the authority to authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by our board of directors providing for the issuance of such preferred stock. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of shareholders entitled to vote. There is no provision for cumulative voting.
Directors are elected annually on a staggered basis. There are three classes of directors; each class serves a separate term length. Our board of directors has the authority to, in its discretion, fix the amounts which shall be payable to members of the board of directors and to members of any committee for attendance at the meetings of the board of directors or of such committee and for services rendered to us.
Certain Provisions of Our Articles of Incorporation and Bylaws
Certain provisions of Marshall Islands law and our Articles of Incorporation and Bylaws could make the acquisition of Pyxis by means of a tender offer, a proxy contest, or otherwise, and the removal of our incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pyxis to work with our management.

Our Articles of Incorporation and Bylaws include provisions that:
•
allow our board of directors to issue, without further action by the shareholders, up to 50,000,000 shares of undesignated preferred stock;

•
providing for a classified board of directors with staggered, three year terms;

•
prohibiting cumulative voting in the election of directors;

•
prohibiting shareholder action by written consent unless consent is signed by all shareholders entitled to vote on the action;

•
authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our Common Stock cast at an annual meeting of shareholders;

•
require that special meetings of our shareholders be called only by a majority of our board of directors or the chairman of the board; and

•
establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders.

Our Articles of Incorporation also prohibit us from engaging in any “Business Combination” with any “Interested Shareholder” (as such terms are explained further below) for a period of three years following the date the shareholder became an Interested Shareholder, unless:
•
prior to such time, our board of directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the Business Combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

•
the shareholder became an Interested Shareholder prior to March 23, 2015.

These restrictions shall not apply if:
•
a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Pyxis and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of our board of directors then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)
a merger or consolidation of Pyxis (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(b)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis (other than to any direct or indirect wholly-owned subsidiary or to Pyxis) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c)
a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Our Articles of Incorporation define a “Business Combination” to include:
•
any merger or consolidation of Pyxis or any direct or indirect majority-owned subsidiary of Pyxis with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Pyxis, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•
any transaction which results in the issuance or transfer by Pyxis or by any direct or indirect majority-owned subsidiary of Pyxis of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Pyxis solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by Pyxis to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by Pyxis; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•
any transaction involving Pyxis or any direct or indirect majority-owned subsidiary of Pyxis which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•
any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Pyxis), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through Pyxis or any direct or indirect majority-owned subsidiary.

Our Articles of Incorporation define an “Interested Shareholder” as any person (other than Pyxis and any direct or indirect majority-owned subsidiary of Pyxis or Maritime Investors and its affiliates) that:
•
is the owner of 15% or more of our outstanding voting shares; or

•
is an affiliate or associate of Pyxis and was the owner of 15% or more of the outstanding voting shares of Pyxis at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Pyxis; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Pyxis, except as a result of further Company action not caused, directly or indirectly, by such person.
Shareholder Meetings
Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special shareholder meetings may be called at any time by the majority of our board of directors or the chairman of the board. No business may be conducted at the special meeting other than the business brought before the special meeting by the majority of our board of directors or the chairman of the board. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.
Interested Transactions
Our Bylaws provide that no contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction or solely because his or her or their votes are counted for such purpose, if  (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; (ii) the material facts as to the relationship or interest are disclosed to the shareholders, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by the board of directors, its committee or the shareholders.
Registrar and Transfer Agent
The registrar and transfer agent for our Common Stock is VStock Transfer, LLC.
Listing
Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “PXS.”

MARSHALL ISLANDS COMPANY CONSIDERATIONS
We are a corporation organization under the BCA. Marshall Islands law and our Articles of Incorporation and Bylaws govern the rights of our shareholders. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, when you become a shareholder of Pyxis you may have more difficulty in protecting your interests in the face of actions by the management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights. You also should review our Articles of Incorporation and Bylaws previously filed with the SEC, as well as the Delaware corporate law and corporate laws of BCA, including the BCA, to understand how these laws apply to us.
SHAREHOLDER MEETINGS
Marshall Islands	Delaware
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held within or outside the Marshall Islands.	May be held within or outside Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communications, if any.
A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.
SHAREHOLDERS’ VOTING RIGHTS
Marshall Islands	Delaware
Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him or her by proxy.
Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
Except as otherwise required by the BCA or the articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or our articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon.	Unless otherwise specified in the certificate of incorporation or by-laws, directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.
Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions.	Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions.
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.
alters or abolishes any preferential right of any outstanding shares having preferences;
creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares;
alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
DIRECTORS
Marshall Islands	Delaware
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Marshall Islands	Delaware
Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.
REMOVAL
Marshall Islands	Delaware
Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may affect removal of any or all directors only for cause.

TAX CONSIDERATIONS
Certain U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax consequences of an investment in Pyxis’ Common Stock. The discussion set forth below is based upon the Code, Treasury regulations and judicial and administrative rulings and decisions all as in effect and available on the date hereof and all of which are subject to change, possibly with retroactive effect. In addition, the application and interpretation of certain aspects of the PFIC rules, referred to below, require the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these regulations will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. This discussion is not binding on the IRS or the courts and prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.
Further, the following summary does not deal with all U.S. federal income tax consequences applicable to any given investor, nor does it address the U.S. federal income tax considerations applicable to categories of investors subject to special taxing rules, such as brokers, expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, controlled foreign corporations, individual retirement or other tax-deferred accounts, dealers or traders in securities or currencies, traders in securities that elects to use a mark-to-market method of accounting for their securities holdings, tax-exempt organizations, partners and partnerships, S corporations, estates and trusts, investors that hold their Common Stock as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the U.S. dollar or investors that own, directly or indirectly 10% or more of Pyxis’ stock by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, nor any state tax consequences, and is generally limited to investors that will hold their Common Stock as “capital assets” within the meaning of Section 1221 of the Code. Each prospective investor is strongly urged to consult, and depend on, his or her own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him or her of the acquisition, ownership or disposition of Pyxis’ Common Stock.
THIS DISCUSSION SHOULD NOT BE VIEWED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Taxation of Pyxis
Taxation of Operating Income
Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 Exemption,” a foreign corporation that earns only shipping income (as described below) is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax, or (2) the net basis tax and branch profits tax. Because Pyxis and its subsidiaries are organized in the Marshall Islands and there is no comprehensive income tax treaty between the Marshall Islands and the United States, Pyxis and its subsidiaries cannot claim an exemption from such taxes under a treaty.
The 4% Gross Basis Tax
The United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on a foreign corporation’s U.S.-source gross shipping income to the extent such income is not treated as effectively connected with the conduct of a U.S. trade or business. For this purpose, shipping income includes income from (i) the use of a vessel, (ii) hiring or leasing of a vessel for use on a time, operating or bareboat charter basis or (iii) the performance of services directly related to the use of a vessel (and thus includes voyage, time and bareboat charter income). The U.S.-source portion of shipping income is 50% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. As a result of this sourcing rule, the effective tax is 2% of the gross income attributable to voyages beginning or ending in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of the shipping income attributable to such voyages is subject to this 4% tax. Although the entire amount of shipping income from voyages that both begin and end in the United States would be U.S. source, Pyxis does not expect to have any shipping income from voyages that both begin and end in the United States.
The Net Basis Tax and Branch Profits Tax
Pyxis does not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or if Pyxis were to be treated as engaged in a U.S. trade or business, all or a portion of Pyxis’ taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this U.S. trade or business (or “Effectively Connected Income”). Any Effectively Connected Income, net of allowable deductions, would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, Pyxis also may be subject to a 30% “branch profits” tax on earnings effectively connected with the conduct of the U.S. trade or business (as determined after allowance for certain adjustments), and on certain interest paid or deemed paid that is attributable to the conduct of our U.S. trade or business. The 4% gross basis tax described above is inapplicable to income that is treated as Effectively Connected Income. Pyxis’ U.S.-source shipping income would be considered to be Effectively Connected Income only if Pyxis has or is treated as having a fixed place of business in the United States involved in the earning of U.S.-source gross shipping income and substantially all of Pyxis’ U.S.-source gross shipping income is attributable to regularly scheduled transportation (such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States). Based on its intended mode of shipping operations and other activities, Pyxis does not expect to have any Effectively Connected Income.
The Section 883 Exemption
The 4% gross basis tax, the net basis tax and branch profits taxes described above are inapplicable to shipping income that qualifies for exemption under Section 883 of the Code (the “Section 883 Exemption”). To qualify for the Section 883 Exemption, a foreign corporation must, among other things:
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be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

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satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test (the “50% Ownership Test”), (2) the controlled foreign corporation test (the “CFC Test”) or (3) the “Publicly Traded Test”; and

•
meet certain substantiation, reporting and other requirements (which include the filing of U.S. income tax returns).

Pyxis is organized under the laws of the Republic of the Marshall Islands. Each of the vessels in Pyxis’ existing fleet will be owned by a separate wholly-owned subsidiary organized in the Republic of the Marshall Islands. Some of these subsidiaries may make elections to be treated as disregarded entities for U.S. federal income tax purposes, in which case all of their income, assets and operations will be attributed to Pyxis. If Pyxis makes an election to treat any subsidiary entity as a disregarded entity, U.S. Holders may have U.S. federal income tax reporting obligations in respect of those entities on IRS Form 8858 if, as discussed under “U.S. Federal Taxation of U.S. Holders — Consequences of Controlled Foreign Corporation Classification of Pyxis,” Pyxis is treated as a CFC. U.S. Holders are urged to consult with their own tax advisers regarding any such reporting obligations. The Treasury recognizes the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption; therefore, Pyxis and/or one or more of its subsidiaries meet the first requirement for the Section 883 Exemption.
If the shareholdings in Pyxis are such that Pyxis believes that it or one or more of its subsidiaries may satisfy one of the ownership tests for claiming the Section 883 Exemption in respect of U.S.-source shipping income, Pyxis intends to attempt to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code to claim the exemption. However, the substantiation requirements may require cooperation of the shareholders of Pyxis and there is no assurance that a sufficient number of shareholders will cooperate with Pyxis. As of the date hereof, Pyxis cannot determine its or one or more of its subsidiaries’ ability to satisfy one of the ownership tests enumerated in the second requirement above for future taxable years as more fully described below.
The 50% Ownership Test
In order to satisfy the 50% Ownership Test, a non-U.S. corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “Qualified Shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the Treasury regulations promulgated under Section 883 of the Code (the “Section 883 Regulations”) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-U.S. corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. In order for a shareholder to be a Qualified Shareholder, there cannot be any bearer shares in the chain of ownership between the shareholder and the taxpayer claiming the exemption. A corporation claiming the Section 883 Exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations) and must meet certain substantiation and reporting requirements. After this offering, it is more likely than not that Pyxis will be able to satisfy the 50% Ownership Test due to the expected ownership of its shares.
The CFC Test
The CFC Test requires that the non-U.S. corporation be treated as a CFC for U.S. federal income tax purposes for more than half of the days in the taxable year. A CFC is a foreign corporation, more than 50% of the vote or value of which is owned by significant U.S. Shareholders (meaning U.S. persons who own at least 10% of the voting power of the foreign corporation). In addition, more than 50% of the value of the shares of the CFC must be owned by qualifying U.S. persons for more than half of the days during the taxable year concurrent with the period of time that Pyxis qualifies as a CFC. For this purpose, a qualifying U.S. person is defined as a U.S. citizen, a resident alien, a domestic corporation or domestic trust, in each case, if such U.S. person, and each intermediary in the chain of ownership between Pyxis and the qualified U.S. person, provides Pyxis with an ownership statement signed under penalty of perjury. See “— U.S. Federal Income Taxation of Pyxis — The Publicly Traded Test.” Pyxis does not believe that it will be a CFC after this offering based on the expected ownership of its shares.
The Publicly Traded Test
The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption. The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market. Upon completion of this offering, Pyxis’ Common Stock is listed on the NASDAQ Capital Market exchange, which may be considered an established securities market in the United States; therefore Pyxis expects that its Common Stock may be deemed to be “regularly traded” on an established securities market, provided the further requirements described below are met.
Under the applicable Treasury regulations, in order for Pyxis’ Common Stock to be considered “regularly traded” on an established securities market, it is further required that with respect to each class of stock relied upon to meet the listing threshold (1) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1∕6 of the days in a short taxable year; and (2) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. As of the date hereof, Pyxis cannot determine whether it will satisfy the trading frequency and trading volume tests in any current or future taxable year. However, the Section 883 Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the applicable Treasury regulations provide, in pertinent part, that a class of Pyxis’ stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of such class of the outstanding shares of Pyxis’ stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by a person or persons who each own 5% or more of the vote and value of such class of Pyxis’ outstanding stock, which Pyxis refers to as the “Five Percent Override Rule.” For purposes of being able to determine the persons who own 5% or more of Pyxis’ Common Stock (each, a “5% Shareholder”) the Treasury regulations permit Pyxis to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as having a 5% or more beneficial interest in Pyxis’ Common Stock. The applicable Treasury regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes. In the event the Five Percent Override Rule is triggered, the Section 883 Regulations provide that the Five Percent Override Rule will nevertheless not apply if Pyxis can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of the Section 883 Exemption to preclude non-qualified shareholders in such group from owning 50% or more of Pyxis’ Common Stock for more than half the number of days during the taxable year.
For 2017, we expect that one or more 5% Shareholders will own collectively more than 50% of our Common Stock on more than half of the days during the taxable year. Thus, Pyxis anticipates that its Common Stock will be subject to the Five Percent Override Rule, unless it can establish that among the 5% Shareholders sufficient shares are owned, directly or indirectly, by one or more qualified shareholders for purposes of the Section 883 Exemption to preclude non-qualified shareholders in such group from owning 50% or more of Pyxis’ Common Stock for more than half the number of days during the taxable year.
If, after this offering, the ownership of Pyxis is such that it will not satisfy the 50% Ownership Test, the CFC Test or the Publicly Traded Test, it will be subject to the 4% gross basis tax on its U.S.-source shipping income.
A corporation’s qualification for the Section 883 Exemption is determined for each taxable year. If Pyxis and/or one or more of its subsidiaries were not to qualify for the Section 883 Exemption in any year, the U.S. income taxes that become payable would have a negative effect on the business of Pyxis and its subsidiaries, and would result in decreased earnings available for distribution to Pyxis’ shareholders. If the shareholdings in Pyxis are such that Pyxis and/or one or more of its subsidiaries may qualify for the Section 883 Exemption, Pyxis would not be entitled to claim the exemption unless each of the shareholders needed to qualify for the 50% Ownership Test, the Publicly Traded Test or the CFC Ownership test provided Pyxis or the relevant subsidiary with a statement, signed under penalty of perjury, certifying such shareholder’s status as a qualifying shareholder for purposes of satisfying such tests. If in future years the shareholders fail to update or correct such statements, Pyxis and its subsidiaries may not continue to qualify for the Section 883 Exemption.
U.S. Taxation of Gain on Sale of Vessels
If Pyxis qualifies for the Section 883 Exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. If, however, the gain is not exempt from tax under Section 883 of the Code, Pyxis will not be subject to U.S. federal income taxation with respect to such gain provided that the income from the vessel has never constituted Effectively Connected Income and that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, Pyxis will attempt to structure any sale of a vessel so that it is considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders
As used herein, “U.S. Holder” means a beneficial owner of Common Stock that is an individual citizen or resident of the United States for U.S. federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under Treasury regulations to be treated as a domestic trust). A “Non-U.S. Holder” generally means any owner (or beneficial owner) of Common Stock that is not a U.S. Holder, other than a partnership. If a partnership holds Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Common Stock should consult their own tax advisors regarding the tax consequences of an investment in the Common Stock (including their status as U.S. Holders or Non-U.S. Holders).
Distributions
Subject to the discussion of PFICs below, any distributions made by Pyxis with respect to its Common Stock to a U.S. Holder of Common Stock will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of Pyxis’ current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of Pyxis’ earnings and profits will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Stock and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Pyxis.
Dividends paid with respect to our Common Stock generally will be treated as non-U.S. source income and generally will constitute “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal foreign tax credit purposes. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. holder’s particular circumstances. You should consult your own tax advisor to determine the foreign tax credit implications of owning our Common Stock.
Dividends paid on the shares of a non-U.S. corporation to an individual U.S. Holder generally will not be treated as qualified dividend income that is taxable at preferential tax rates. However, dividends paid in respect of Pyxis’ Common Stock to an individual U.S. Holder may qualify as qualified dividend income if: (1) Pyxis’ Common Stock is readily tradable on an established securities market in the United States; (2) Pyxis is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the individual U.S. Holder has owned the Common Stock for more than 60 days in the 121-day period beginning 60 days before the “ex dividend date” and (4) the individual U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Pyxis anticipates that the first requirement may be met, and anticipates that the second requirement will be met as more fully described below under “Consequences of Possible PFIC Classification.” Satisfaction of the final two requirements will depend on the particular circumstances of each individual U.S. Holder. Consequently, depending on the status of the U.S. Holder, the dividends paid to individual U.S. Holders in respect of Pyxis’ Common Stock may be treated as qualified dividend income and may not be taxed as ordinary income. Dividends received from Pyxis that are not eligible for the preferential tax rate will be taxed at the ordinary income rates.
Consequences of Possible PFIC Classification
The Code provides special rules regarding certain distributions received by U.S. persons with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock in a PFIC. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income, or (2) 50% or more of the average value of its assets (based on the average of the fair market values of the assets determined at the end of each quarterly period) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” generally includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. Time and voyage charter income also generally is viewed as income derived from the performance of services and not rental income and, therefore, would not constitute “passive income,” although as discussed below recent case law has treated a time charter as a lease (thereby generating rental income) for a different tax purpose even though such a charter arrangement would have been treated as service contract income (generating services income) under IRS rulings. Under the look through rule, in determining whether a non-U.S. corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund (or “QEF”) with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A U.S. Holder of shares in a PFIC may be required to file an annual information return containing information regarding the PFIC as required by Treasury regulations.
While there are legal uncertainties involved in this determination, including as a result of adverse recent case law described herein, Pyxis believes that (1) the time charters Pyxis (or its subsidiaries) has entered into should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets that Pyxis owns for the production of this income should not constitute passive assets.
In 2009, the Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299, that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the Tidewater case is applied to Pyxis’ situation and Pyxis’ time charters are treated as leases, Pyxis’ time charter income could be classified as rental income and Pyxis would be a PFIC unless more than 25% of its income is from spot charters or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case, and would have treated the income from the time charters at issue in Tidewater as services income and not as passive income including under the PFIC rules. Pyxis intends to take the position that all of its time chartering activities will generate active operating income and not passive leasing income.
Based on Pyxis’ intention and expectation that the income generated by it and its subsidiaries from spot, time and voyage chartering activities will be greater than 25% of their total gross income individually or in the aggregate at all relevant times, and that the gross value of their vessels subject to such charters will exceed the gross value of all other assets they own at all relevant times, Pyxis does not expect that it (or one or more of its subsidiaries) will constitute a PFIC with respect to any taxable year. However, there can be no assurance that Pyxis will be able to manage its vessels and its business so as to avoid being classified as a PFIC for any particular taxable year.
There can be no assurance that the nature of the assets, income and operations of Pyxis and its subsidiaries will remain the same in the future (notwithstanding Pyxis’ current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept Pyxis’ position that the time charters Pyxis has entered into constitute service contracts rather than leases for U.S. federal income tax purposes, or that future changes of law will not adversely affect this position. Pyxis has not obtained a ruling from the IRS and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the shares of Pyxis’ Common Stock and the prices at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by Pyxis’ shareholders.
If Pyxis (and/or one or more of its subsidiaries) were to be classified as a PFIC in any year, each U.S. Holder of Pyxis’ Common Stock will be subject (in that year and all subsequent years) to special rules with respect to, unless such holder makes a QEF election or mark-to-mark election: (1) any “excess distribution”

(generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares), and (2) any gain realized upon the sale or other disposition of the Common Stock. Under these rules:
•
the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period;

•
the amount allocated to the current taxable year and any year prior to the first year in which Pyxis was a PFIC will be taxed as ordinary income in the current year; and

•
the amount allocated to each of the other taxable years in the U.S. Holder’s holding period will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules discussed above, U.S. Holders may make a QEF election provided in Section 1295 of the Code in respect of their Common Stock. In lieu of the PFIC rules discussed above, a U.S. Holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of Pyxis’ ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Common Stock during the year. If Pyxis later distributes the income or gain on which the U.S. Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. Holder. A U.S. Holder’s tax basis in any Common Stock as to which a QEF election has been validly made will be increased by the amount included in such U.S. Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. Holder. On the disposition of a common share, a U.S. Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. Holder’s U.S. federal income tax return for the first taxable year for which Pyxis is a PFIC or, if later, the first taxable year for which the U.S. Holder held Common Stock by filing an IRS Form 8621. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that Pyxis first determines that it is a PFIC, Pyxis will use commercially reasonable efforts to provide any U.S. Holder of Common Stock, upon request, with the information necessary for such U.S. Holder to make the QEF election. A U.S. Holder whose QEF election is effective after the first taxable year during the holder’s holding period in which the corporation is a PFIC will continue to be subject to the excess distribution rules for years beginning with such first taxable year for which the QEF election is effective.
In addition to the QEF election, Section 1296 of the Code permits U.S. Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under Treasury regulations. Because Pyxis’ Common Stock may be regularly traded on a qualified exchange, Pyxis’ Common Stock may be treated as marketable for this purpose, and the mark-to-market election may be available if this is the case, unless or until the shares cease to meet applicable trading requirements. The excess distribution rules described above generally do not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. However, if a U.S. Holder makes a mark-to-market election for PFIC stock after the beginning of the holder’s holding period for the stock, a coordination rule applies to ensure that the holder does not avoid the tax and interest charge with respect to amounts attributable to periods before the election.
If a U.S. Holder makes a mark-to-market election in respect of its Common Stock, such U.S. Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Common Stock at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the Common Stock, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. Holder’s adjusted tax basis in the Common Stock over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. Holder’s basis in the Common Stock being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election are generally less favorable than those of a QEF election for U.S. Holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC.
As previously indicated, if Pyxis (and/or one or more of its subsidiaries) were to be classified as a PFIC for a taxable year in which Pyxis pays a dividend or the immediately preceding taxable year, the preferential U.S. federal income tax rates for dividends and long-term capital gain of individual U.S. holders (as well as certain trusts and estates) would not apply, and special rates would apply for calculating the amount of the foreign tax credit with respect to excess distributions.
U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PYXIS’ STATUS AS A PFIC, AND, IF PYXIS (AND/OR ONE OR MORE OF ITS SUBSIDIARIES) IS TREATED AS A PFIC, AS TO THE EFFECT ON THEM OF, AND THE REPORTING REQUIREMENTS WITH RESPECT TO, THE PFIC RULES AND THE DESIRABILITY OF MAKING, AND THE AVAILABILITY OF, EITHER A QEF ELECTION OR A MARK-TO-MARKET ELECTION WITH RESPECT TO OUR ORDINARY SHARES. PYXIS PROVIDES NO ADVICE ON TAXATION MATTERS.
Consequences of Controlled Foreign Corporation Classification of Pyxis
If more than 50% of either the total combined voting power of the shares of Pyxis entitled to vote or the total value of all of Pyxis’ outstanding shares were owned, directly, indirectly or constructively by one or more U.S. Shareholders (i.e., (1) citizens or residents of the United States, (2) U.S. partnerships or corporations, or (3) U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively 10% or more of the total combined voting power of Pyxis shares entitled to vote), Pyxis and its wholly-owned subsidiaries generally would be treated as CFCs. U.S. Shareholders of a CFC are treated as receiving current distributions of their pro rata shares of the Subpart F Income of the CFC even if they do not receive actual distributions. Pyxis or its subsidiaries may have income that would be treated as Subpart F Income, such as interest income or passive leasing income in respect of ship charters. See “— U.S. Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification.” Consequently, any U.S. Holders who are also U.S. Shareholders may be required to include in their U.S. federal taxable income their pro rata share of the Subpart F Income of Pyxis and its subsidiaries, regardless of the amount of cash distributions received. Pyxis believes that its time charter income will not be treated as passive rental income, but there can be no assurance that the IRS will accept this position.
In the case where Pyxis is a CFC, to the extent that Pyxis’ distributions to a U.S. Holder who is also a U.S. Shareholder are attributable to prior inclusions of Subpart F income of such U.S. Holder, such distributions generally are not required to be reported as additional income of such U.S. Holder.
Whether or not Pyxis or a subsidiary will be a CFC will depend on the identity of the shareholders of Pyxis during each taxable year of Pyxis. Pyxis does not believe that it will be a CFC after this offering based on the expected ownership of its shares.
If Pyxis and/or one or more of its subsidiaries is a CFC, certain burdensome U.S. federal income tax and administrative requirements would apply to U.S. Holders that are U.S. Shareholders, but such U.S. Holders generally would not also be subject to all of the requirements generally applicable to owners of a PFIC. For example, a U.S. Holder that is a U.S. Shareholder will be required to annually file IRS Form 5471 to report certain aspects of its indirect ownership of a CFC or IRS Form 8858 to report in respect to the entities through which Pyxis holds its vessels. U.S. Holders should consult with their own tax advisors as to the consequences to them of being a U.S. Shareholder in a CFC.
Sale, Exchange or Other Disposition of Common stock
A U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of Common Stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such Common Stock.

Assuming Pyxis does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Taxation of Non-U.S. Holders
A Non-U.S. Holder will generally not be subject to U.S. federal income tax on dividends paid in respect of Pyxis’ Common Stock or on gains recognized in connection with the sale or other disposition of the Common Stock provided that the Non-U.S. Holder makes certain tax representations (1) regarding the identity of the beneficial owner of the Common Stock, (2) that such dividends or gains are not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business or are not attributable to a permanent establishment (or in the case of an individual, a fixed place of business) that such Non-U.S. Holder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis) and (3) that, with respect to gain recognized in connection with the sale or other disposition of the Common Stock by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition. In the second case, the Non-U.S. Holder will be taxed in the same manner as a U.S. Holder (other than with respect to the Medicare Tax described below). In the second case, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s U.S.-source capital gains exceed such non-U.S. Holder’s U.S.-source capital losses. If you are a corporate non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Medicare Tax
Certain U.S. holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income,” which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the Common Stock, subject to certain limitations and exceptions. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of the Common Stock.
Backup Withholding and Information Reporting
Information reporting to the IRS may be required with respect to payments on Pyxis’ Common Stock and with respect to proceeds from the sale of the Common Stock. With respect to Non-U.S. Holders, copies of such information returns reporting may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax (currently at a 28% rate) may also apply to those payments if a non-corporate holder of the Common Stock fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-U.S. Holder), such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns or, in certain circumstances, such holder has failed to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying under penalties of perjury their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable. A Non-U.S. Holder should consult his or her own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining the exemption.
U.S. Holders of Common Stock may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such U.S. Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, to supply the IRS with certain information regarding the U.S. Holder, other U.S. Holders and Pyxis if  (1) such person owns at least 10% of the total value or 10% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000. In the event a U.S. Holder fails to file a form when required to do so, the U.S. Holder could be subject to substantial tax penalties.
If a shareholder of Pyxis is a Non-U.S. Holder and sells his or her Common Stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the shareholder certifies that he or she is not a U.S. person, under penalty of perjury, or he or she otherwise establishes an exemption. If a shareholder of Pyxis is a Non-U.S. Holder and sells his or her Common Stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such shareholder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a shareholder outside the United States, if the shareholder sells his or her Common Stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the shareholder is not a U.S. person and certain other conditions are met, or the shareholder otherwise establishes an exemption.
Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that appropriate returns are filed with and certain required information is furnished to the IRS in a timely manner.
Information with Respect to Foreign Financial Assets
In addition, a U.S. Holder that is an individual (and, to the extent provided in future regulations, an entity), may be subject to certain reporting obligations with respect to Pyxis’s Common Stock if the aggregate value of these and certain other “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing IRS Form 8938 with the IRS. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so. In addition, a U.S. Holder should consider the possible obligation to file IRS Form TD F 90-22.1 — Foreign Bank and Financial Accounts Report as a result of holding Pyxis’ Common Stock. U.S. Holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Pyxis’ Common Stock.
Non-U.S. Tax Consequences
The following discussion is the opinion of Seward & Kissel LLP as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
Because Pyxis does not, and Pyxis does not expect that it will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Republic of the Marshall Islands law you will not be subject to Republic of the Marshall Islands taxation or withholding on distributions, including upon a return of capital, Pyxis makes to you as a shareholder. In addition, you will not be subject to Republic of the Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Common Stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Common Stock.
Pyxis encourages each U.S. Holder and Non-U.S. Holder to consult with his, her or its own tax advisor as to the particular tax consequences to it of holding and disposing of Pyxis’ Common Stock, including the applicability of any federal, state, local or foreign tax laws and any proposed changes in applicable law.
In particular, it is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Republic of the Marshall Islands, of his or her investment in Pyxis. Accordingly, each prospective shareholder is urged to consult, and depend upon, his or her tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him or her.

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through their representative, Maxim Group LLC (the “Representative”), have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of Common Stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus and as further described in this section:
Name	Number of shares of Common Stock
Maxim Group LLC
Aegis Capital Corp.
Total
The Underwriters are offering the Common Stock subject to their acceptance of the shares of Common Stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Common Stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Common Stock offered by this prospectus if any such Common Stock is taken. However, the Underwriters are not required to take or pay for the Common Stock covered by the Underwriters’ over-allotment option described below.
We have agreed to pay the Underwriters a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering.
We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional                 shares of Common Stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each of the Underwriters will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of Common Stock as the number listed next to its name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all Underwriters in the preceding table.
The Representative has advised us that it proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of  $          per share. The Underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of  $          per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.
The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase up to an additional                 shares of Common Stock.
Total
	Per Share of Common Stock	No Exercise	Full Exercise
Public offering price	$
Underwriting discounts and commissions to be paid by us:	$
Proceeds, before expenses, to us	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately         . This amount includes the Representative’s reasonable accountable expenses that we agreed to pay of up to $100,000. The Representative is entitled to an advance against expenses of  $40,000. Any advances received must be returned to us if not offset by actual out-of-pocket expenses.
Our Common Stock trades on the NASDAQ Capital Market under the symbol “PXS.”
We, all of our executive officers and directors, and certain affiliates will enter into lock-up agreements with the Underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the Representative, offer, sell, contract to sell or otherwise dispose of or hedge Common Stock or securities convertible into or exchangeable for Common Stock, subject to certain exceptions. These restrictions will be in effect for a period of 90 days after the date of the closing of this offering.
The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.
In addition, during the lock-up period, we will not be permitted, subject to certain exceptions, to file any registration statement relating to, and each of our executive officers, directors and the aforementioned shareholders have agreed not to make any demand for, or exercise any right relating to, the registration of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, without the prior written consent of the Representative.
Upon the declaration of effectiveness of the registration statement of which this prospectus is a part, we will enter into an underwriting agreement with the Representative. The terms of the underwriting agreement provide that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors.
In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the Underwriters may sell more Common Stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Common Stock available for purchase by the Underwriters under the over-allotment option. The Underwriters can close out a covered short sale by exercising the over-allotment option or purchasing Common Stock in the open market. In determining the source of Common Stock to close out a covered short sale, the Underwriters will consider, among other things, the open market price of Common Stock compared to the price available under the over-allotment option. The Underwriters may also sell Common Stock in excess of the over-allotment option, creating a naked short position. The Underwriters must close out any naked short position by purchasing Common Stock in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the Underwriters may bid for, and purchase, Common Stock in the open market to stabilize the price of our Common Stock. These activities may raise or maintain the market price of our Common Stock above independent market levels or prevent or retard a decline in the market price of our Common Stock. The Underwriters are not required to engage in these activities and may end any of these activities at any time.
The underwriting agreement provides for indemnification between the Underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the Underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.
A prospectus in electronic format may be made available on websites maintained by one or more of the Underwriters, or selling group members, if any, participating in this offering. The Representative may agree to allocate a number of Common Stock to Underwriters for sale to their online brokerage account holders.

Internet distributions will be allocated by the Representative to Underwriters that may make Internet distributions on the same basis as other allocations.
Certain of the Underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services for us, for which they have received customary fees and expenses. The Underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses.
Selling Restrictions
Foreign Regulatory Restrictions on Purchase of Shares Generally
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Common Stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Common Stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
In addition to the public offering of the Common Stock in the United States, the Underwriters may, subject to the applicable foreign laws, also offer the Common Stock to certain institutions or accredited persons in certain countries.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Common Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Common Stock shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive

For the purposes of this provision, the expression an “offer to the public” in relation to any Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Common Stock to be offered so as to enable an investor to decide to purchase any Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom
The Underwriters have represented and agreed that:
(a)
they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Common Stock in, from or otherwise involving the United Kingdom.

Canada
The Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the Common Stock and certain other matters of Marshall Islands law will be passed upon for us by Seward & Kissel LLP. Certain matters of U.S. federal law will be passed upon for us by Jones Day, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York have represented the Underwriters in connection with this offering.
EXPERTS
The consolidated financial statements of Pyxis Tankers Inc. at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is Chimarras 8B, 151 25 Maroussi, Greece.
The sections in this prospectus titled “Prospectus Summary — Tanker Industry Trends” and “The International Product Tanker Shipping Industry” have been prepared by Drewry Shipping Consultants Ltd., our industry experts, who have confirmed to us that such sections accurately describe the international tanker market. The address of Drewry Shipping Consultants Ltd. is 15-17 Christopher Street, London EC2A 2BS, United Kingdom.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our managing directors and supervisory directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
We estimate the expenses in connection with the distribution of shares of our Common Stock in this offering, other than underwriting discounts and commissions, will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.
SEC Registration Fee	$1,333
Printing and Engraving Expenses	$25,000
Legal Fees and Expenses	$145,000
Accountants’ Fees and Expenses	$165,000
FINRA Fee	$2,225
Blue Sky Fees and Expenses	$15,000
Transfer Agent’s Fees and Expenses	$1,000
Miscellaneous Costs	$30,442
Total	$385,000
ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our executive office is located outside of the United States in Maroussi, Greece. Some of our directors, officers and the experts named in this registration statement reside outside of the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons.
Furthermore, there is substantial doubt that the courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

GLOSSARY OF SHIPPING TERMS
The following are definitions of certain terms that are commonly used in the shipping industry.
Annual survey.   The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
Ballast.   A voyage during which the vessel is not laden with cargo.
Bareboat charter.   A charter of a vessel under which the vessel-owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating costs, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.
Bunkers.   Fuel oil used to operate a vessel’s engines, generators and boilers.
CERCLA.   Comprehensive Environmental Response, Compensation and Liability Act.
Charter.   The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
Charterer.   The party that hires a vessel pursuant to a charter.
Charterhire.   Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.
Charter rate.   The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis that is used to calculate the vessel’s charterhire.
Classification society.   An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.
Clean petroleum products.   Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gasoil.
Contract of Affreightment.   A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and ship owner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the ship owner may use different ships to perform these individual voyages. As a result, COAs are mostly entered into by large fleet operators such as pools or ship owners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the ship owner while the freight rate normally is agreed on a per cargo ton basis.
Deadweight ton or “dwt.”   A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.

Dirty petroleum products.   Liquid products refined from crude oil, whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products usually require heating during a voyage, because their viscosity or waxiness makes discharge difficult at ambient temperatures.
Double-hull.   Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.
Draft.   Vertical distance between the waterline and the bottom of the vessel’s keel.
Drydocking.   The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.
Gross ton.   A unit of weight equal to 2,240 pounds.
Handysize (also known as SR or Small Range) tanker.   A tanker ranging in size from 10,000 dwt to 24,999 dwt.
Hull.   Shell or body of a vessel.
IMO.   International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.
ISM Code.   International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel-owners to obtain a safety management certification for each vessel they manage.
ISPS Code.   International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.
Intermediate survey.   The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.
Metric ton.   A unit of weight equal to 1,000 kilograms.
MR Product Tanker.   A vessel ranging from 25,000 dwt to 59,999 dwt and classed for petroleum or IMO 3 cargoes (e.g. vegetable oils, caustic soda, or liquid fertilizer).
Newbuilding.   A new vessel under construction or just completed.
Off-hire.   The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.
OPA.   Oil Pollution Act of 1990 of the United States (as amended).
Period charter.   A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.
Product tanker.   A tanker designed for the carriage of refined petroleum products whose cargo tanks are usually coated with epoxy-based paint to facilitate the cleaning of the tanker between the carriage of different cargoes and to prevent product contamination and hull corrosion. A product tanker typically has multiple cargo tanks capable of handling different cargoes simultaneously. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.
Protection and indemnity (or P&I) insurance.   Insurance obtained through mutual associations (called “Clubs”) formed by vessel-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.
Refined petroleum products.   Refined crude oil products, such as fuel oils, gasoline and jet fuel.
Scrapping.   The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Single-hull.   A hull construction design in which a vessel has only one hull.
Sister ship.   Vessels of the same type and specification.
SOLAS.   The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.
Special survey.   An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.
Spot charter.   A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, consisting mostly of a single voyage between one load port and one discharge port.
Spot market.   The market for the immediate chartering of a vessel, usually for single voyage.
Strict liability.   Liability that is imposed without regard to fault.
Tanker.   Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including refined petroleum products, crude oil, liquid chemicals and liquid gas.
Time charter.   A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The vessel-owner pays all vessel operating costs such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.
Time charter equivalent (TCE) rates.   Time charter equivalent, or TCE, rates, are a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the number of days in the period.
Trip time charter.   A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and vessel-owner as described under time charter and voyage charter.
Ton.   See “Metric ton.”
Vessel operating costs.   The costs of operating a vessel that are incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating costs exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the vessel-owner pays vessel operating costs. For a bareboat charter, the charterer pays vessel operating costs.
Voyage charter.   A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.
Voyage expenses.   Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

PYXIS TANKERS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PYXIS TANKERS INC.

Consolidated Balance Sheets
As of December 31, 2016 and March 31, 2017 (unaudited)
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Notes	December 31, 2016	March 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$783	$465
Restricted cash, current portion		143	142
Inventories	4	1,173	1,063
Trade receivables, net		1,681	2,968
Prepayments and other assets		404	402
Total current assets		4,184	5,040
FIXED ASSETS, NET:
Vessels, net	5	121,341	119,968
Total fixed assets, net		121,341	119,968
OTHER NON-CURRENT ASSETS:
Restricted cash, net of current portion		4,857	4,858
Deferred charges, net	6	358	340
Total other non-current assets		5,215	5,198
Total assets		$130,740	$130,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt, net of deferred financing costs, current	7	$6,813	$6,717
Accounts payable		3,115	3,115
Due to related parties	3	1,953	5,024
Hire collected in advance		415	446
Accrued and other liabilities		574	724
Total current liabilities		12,870	16,026
NON-CURRENT LIABILITIES:
Long-term debt, net of current portion and deferred financing costs, non-current	7	66,617	64,630
Promissory note	3	2,500	2,500
Total non-current liabilities		69,117	67,130
COMMITMENTS AND CONTINGENCIES	11	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock ($0.001 par value; 50,000,000 shares authorized; none issued)	8	—	—
Common stock ($0.001 par value; 450,000,000 shares authorized; 18,277,893 shares issued and outstanding at each of December 31, 2016 and March 31, 2017)	8	18	18
Additional paid-in capital		70,123	70,123
Accumulated deficit		(21,388)	(23,091)
Total stockholders’ equity		48,753	47,050
Total liabilities and stockholders’ equity		$130,740	$130,206

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

PYXIS TANKERS INC.

Unaudited Interim Consolidated Statements of Comprehensive Income/(Loss)
For the three-month periods ended March 31, 2016 and 2017
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Notes	Three Months Ended March 31, 2016	Three Months Ended March 31, 2017
Voyage revenues		$8,448	$7,715
Expenses:
Voyage related costs and commissions	3	(805)	(3,006)
Vessel operating expenses		(3,303)	(2,965)
General and administrative expenses	3	(660)	(769)
Management fees, related parties	3	(145)	(175)
Management fees, other		(262)	(232)
Amortization of special survey costs	6	(62)	(18)
Depreciation	5	(1,435)	(1,373)
Bad debt provisions		—	(181)
Operating income/(loss)		1,776	(1,004)
Other expenses:
Interest and finance costs, net	3, 12	(701)	(699)
Total other expenses, net		(701)	(699)
Net income/(loss)		$1,075	$(1,703)
Earnings/(loss) per common share, basic and diluted	9	$0.06	$(0.09)
Weighted average number of common shares, basic and diluted	9	18,277,893	18,277,893
The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

PYXIS TANKERS INC.

Unaudited Interim Consolidated Statements of Stockholders’ Equity
For the three-month periods ended March 31, 2016 and 2017
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	# of Shares	Par Value
Balance January 1, 2016	18,244,671	$18	$70,123	$(15,575)	$54,566
Issuance of common stock	33,222	—	—	—	—
Net income	—	—	—	1,075	1,075
Balance March 31, 2016	18,277,893	$18	$70,123	$(14,500)	$55,641
Balance January 1, 2017	18,277,893	$18	$70,123	$(21,388)	$48,753
Net loss	—	—	—	(1,703)	(1,703)
Balance March 31, 2017	18,277,893	$18	$70,123	$(23,091)	$47,050

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

PYXIS TANKERS INC.

Unaudited Interim Consolidated Statements of Cash Flows
For the three-month periods ended March 31, 2016 and 2017
(Expressed in thousands of U.S. Dollars)
	Three Months Ended March 31, 2016	Three Months Ended March 31, 2017
Cash flows from operating activities:
Net income/(loss)	$1,075	$(1,703)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	1,435	1,373
Amortization of special survey costs	62	18
Amortization of financing costs	43	38
Bad debt provisions	—	181
Changes in assets and liabilities:
Inventories	34	110
Trade receivables, net	(17)	(1,468)
Due from related parties	(10)	—
Prepayments and other assets	147	2
Accounts payable	(445)	—
Due to related parties	(121)	3,071
Hire collected in advance	(1,139)	31
Accrued and other liabilities	(86)	150
Net cash provided by operating activities	$978	$1,803
Cash flow from investing activities:	—	—
Net cash provided by investing activities	$—	$—
Cash flows from financing activities:
Repayment of long-term debt	(2,121)	(2,121)
Net cash used in financing activities	$(2,121)	$(2,121)
Net decrease in cash and cash equivalents	(1,143)	(318)
Cash and cash equivalents at the beginning of the period	4,122	783
Cash and cash equivalents at the end of the period	$2,979	$465

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)
1.
Basis of Presentation and General Information

PYXIS TANKERS INC. (“Pyxis”) was formed as a corporation under the laws of the Republic of Marshall Islands on March 23, 2015, for the purpose of acquiring from entities under common control 100% ownership interest in six vessel-owning companies, SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone”), (collectively the “Vessel-owning companies”). All of the Vessel-owning companies were established under the laws of the Republic of Marshall Islands and are engaged in the marine transportation of liquid cargoes through the ownership and operation of tanker vessels, as listed below:
Vessel-owningcompany	Incorporation date	Vessel	DWT	Year built	Acquisition date
Secondone	05/23/2007	Northsea Alpha	8,615	2010	05/28/2010
Thirdone	05/23/2007	Northsea Beta	8,647	2010	05/25/2010
Fourthone	05/30/2007	Pyxis Malou	50,667	2009	02/16/2009
Sixthone	01/15/2010	Pyxis Delta	46,616	2006	03/04/2010
Seventhone	05/31/2011	Pyxis Theta	51,795	2013	09/16/2013
Eighthone	02/08/2013	Pyxis Epsilon	50,295	2015	01/14/2015
The accompanying unaudited interim consolidated financial statements include the accounts of Pyxis and its Vessel-owning companies (collectively the “Company”) as discussed above as of December 31, 2016 (audited) and March 31, 2017 and for the three–month periods ended March 31, 2016 and 2017.
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete annual financial statements. In the opinion of the management of the Company, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position, operating results and cash flows have been included in the accompanying unaudited interim consolidated financial statements. Interim results are not necessarily indicative of results that may be expected for the year ending December 31, 2017. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes for the year ended December 31, 2016, included in the Company’s Annual Report on Form 20-F filed with the SEC on March 28, 2017 (the “Annual Report”).
PYXIS MARITIME CORP. (“Maritime”), a corporation established under the laws of the Republic of Marshall Islands, which is beneficially owned by Mr. Valentios (“Eddie”) Valentis, the Company’s Chairman, Chief Executive Officer and Class I Director, provides certain ship management services to the Vessel-owning companies, as discussed in Note 3 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
With effect from the delivery of each vessel, the crewing and technical management of the vessels were contracted to INTERNATIONAL TANKER MANAGEMENT LTD. (“ITM”) with permission from Maritime. ITM is an unrelated third party technical manager, represented by its branch based in Dubai, UAE. Each ship-management agreement with ITM continues by its terms until it is terminated by either party. The ship-management agreements can be cancelled by the Company for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship-management agreement.
In September 2010, Secondone and Thirdone entered into commercial management agreements with NORTH SEA TANKERS BV (“NST”), an unrelated company established in the Netherlands. Pursuant to these agreements, NST provided chartering services to Northsea Alpha and Northsea Beta. On March 16,

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

1.
Basis of Presentation and General Information (Continued)

2016 and on June 28, 2016, the Company sent notices of termination of the commercial management agreements between NST and Thirdone and Secondone, respectively. In June 2016 and November 2016, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha, respectively.
As of March 31, 2017, Mr. Valentis beneficially owned approximately 93% of the Company’s common stock.
2.
Significant Accounting Policies

The same accounting policies have been followed in these unaudited interim consolidated financial statements as were applied in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2016. See Note 2 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
Recent Accounting Pronouncements: There are no recent accounting pronouncements the adoption of which would have a material effect on the Company’s unaudited consolidated financial statements in the current period or expected to have an impact on future periods, other than the ones discussed in Note 2 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
The Company had no transactions which affect comprehensive income / (loss) during the three months ended March 31, 2016 and 2017, and accordingly, comprehensive income / (loss) was equal to net income / (loss).
3.
Transactions with Related Parties:

The following transactions with related parties occurred during the three months ended March 31, 2016 and 2017.
(a)
Maritime:

The following amounts were charged by Maritime pursuant to the head management and ship-management agreements with the Company, and are included in the accompanying unaudited interim consolidated statements of comprehensive income / (loss):
	Three Months Ended March 31,
	2016	2017
Included in Voyage related costs and commissions
Charter hire commissions	$79	$95
Included in Management fees, related parties
Ship-management fees	145	175
Included in General and administrative expenses
Administration fees	391	395
Total	$615	$665

As of December 31, 2016 and March 31, 2017, the balances due to Maritime were $1,953 and $5,024, respectively and are included in Due to related parties in the accompanying consolidated balance sheets. The amount due to Maritime as of December 31, 2016 and March 31, 2017, includes $300 placed in escrow by Maritime on behalf of Sixthone, relating to a dispute with one of the Company’s charterers, as discussed in Note 11. The balances with Maritime are interest free and with no specific repayment terms.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

3.
Transactions with Related Parties: (Continued)

The ship-management fees and the administration fees will be adjusted annually according to the official inflation rate in Greece or such other country where Maritime was headquartered during the preceding year. On August 9, 2016, the Company amended the head management agreement with Maritime to provide that in the event the official inflation rate for any calendar year is deflationary, no adjustment shall be made to the ship-management fees and the administration fees, which will remain, for the particular calendar year, as per the previous calendar year.
(b)
Maritime Investors Corp. (“Maritime Investors”):

The promissory note of  $2,500 that bears an interest rate of 2.75% per annum payable quarterly in arrears in cash or common shares of the Company, at a price per common share based on a five day volume weighted average price, at the Company’s discretion, is separately reflected in the accompanying consolidated balance sheets.
Accrued interest on the promissory note for the three months ended March 31, 2016 and 2017, amounted to $17 for both periods, and is included in Interest and finance costs, net in the accompanying consolidated statement of comprehensive income / (loss).
On each of August 9, 2016 and March 7, 2017, the Company agreed with Maritime Investors to extend the maturity of the promissory note for one year, at the same terms and at no additional cost to the Company. The maturity of the promissory note, as amended, is January 2019.
4.
Inventories:

The amounts in the accompanying consolidated balance sheets as at December 31, 2016 and March 31, 2017 are analyzed as follows:
	December 31, 2016	March 31, 2017
Lubricants	$479	$411
Bunkers	694	652
Total	$1,173	$1,063

5.
Vessels, net:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:
	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance January 1, 2017	$138,060	($16,719)	$121,341
Depreciation for the period	—	(1,373)	(1,373)
Balance March 31, 2017	$138,060	($18,092)	$119,968

All of the Company’s vessels have been pledged as collateral to secure the bank loans discussed in Note 7.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

6.
Deferred Charges, net:

The movement in deferred charges in the accompanying consolidated balance sheets are as follows:
Special Survey Costs
Balance, January 1, 2017	$358
Amortization	(18)
Balance, March 31, 2017	$340

The amortization of the special survey costs is separately reflected in the accompanying unaudited interim consolidated statements of comprehensive income / (loss).
7.
Long-term Debt:

The amounts shown in the accompanying consolidated balance sheets at December 31, 2016 and March 31, 2017 are analyzed as follows:
Vessel (Borrower)	December 31, 2016	March 31, 2017
Northsea Alpha (Secondone)	$4,808	$4,808
Northsea Beta (Thirdone)	4,808	4,808
Pyxis Malou (Fourthone)	20,350	19,280
Pyxis Delta (Sixthone)	8,437	8,100
Pyxis Theta (Seventhone)	17,228	16,914
Pyxis Epsilon (Eighthone)	18,200	17,800
Total	$73,831	$71,710

Current portion	$6,963	$6,863
Less: Current portion of deferred financing costs	(150)	(146)
Current portion of long-term debt, net of deferred financing costs, current	$6,813	$6,717

Long-term portion	$66,868	$64,847
Less: Non-current portion of deferred financing costs	(251)	(217)
Long-term debt, net of current portion and deferred financing costs, non-current	$66,617	$64,630

Each loan is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel’s insurances and earnings. Each loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessel, in dividends distribution when certain financial ratios are not met, as well as requirements regarding minimum security cover ratios. For more information, please refer to Note 7 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
On September 29, 2016, the Company agreed with the lender of Sixthone and Seventhone (“Tranche A” and “Tranche B”, respectively) to extend the maturity of the loan under Tranche A from May 2017 to September 2018, under the same amortization schedule and applicable margin.
In June 2017, the lender of Sixthone and Seventhone agreed to further extend the maturity of its respective loans from September 2018 to September 2022 under the same amortization schedule and applicable margin. As of September 2018, the aggregate outstanding balance of these loans is scheduled to

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

7.
Long-term Debt: (Continued)

be $20,773, which will be subsequently repaid in 16 equal quarterly installments of  $651 each, plus a balloon payment of  $10,357 payable together with the last quarterly installment.
The annual principal payments required to be made after March 31, 2017, excluding the extension of the loan agreement of the Sixthone and Seventhone that was agreed in June 2017 discussed above, are as follows:
To March 31,	Amount
2018	$6,863
2019	26,672
2020	4,260
2021	20,915
2022	13,000
2023 and thereafter	—
Total	$71,710

The Company’s weighted average interest rate (including the margin) for the three months ended March 31, 2016 and 2017 was 3.17% and 3.53%, including the promissory note discussed in Note 3, respectively.
As of March 31, 2017, the ratio of the Company’s total liabilities to market value adjusted total assets was 69%, or 4% higher than the required threshold under the loan agreement with one of its lenders. This requirement is only applicable in order to assess whether the relevant two Vessel-owning companies are entitled to distribute dividends to Pyxis. Other than the above, the Company was in compliance with all of its financial and security collateral cover ratio covenants with respect to its loan agreements. In addition, as of March 31, 2017, there was no amount available to be drawn down by the Company under its existing loan agreements.
As of the filing date of the interim financial statements, the Company believes that it will be in a position to cover its liquidity needs for the next 12 month period and in compliance with the financial and security collateral cover ratio covenants under its existing debt agreements as discussed in Note 7 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
8.
Capital Structure and Equity Incentive Plan:

The Company’s authorized common and preferred stock consists of 450,000,000 common shares and 50,000,000 preferred shares with a par value of USD 0.001 per share.
As of December 31, 2016 and March 31, 2017, the Company had a total of 18,277,893 common shares and no preferred shares outstanding.
On October 28, 2015, the Company’s Board of Directors approved an equity incentive plan (the “EIP”), providing for the granting of share-based awards to directors, officers and employees of the Company and its affiliates and to its consultants and service providers. The maximum aggregate number of shares of common stock of the Company, that may be delivered pursuant to awards granted under the EIP, shall be equal to 15% of the then issued and outstanding number of shares of common stock. On the same date, the Company’s Board of Directors approved the issuance of 33,222 restricted shares of the Company’s common stock to certain of its officers. As of December 31, 2016, all such shares had been vested and issued. During the three months ended March 31, 2017, no additional shares were granted under the EIP, and as of March 31, 2017, there was no unrecognized compensation cost.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

8.
Capital Structure and Equity Incentive Plan: (Continued)

On April 27, 2017, the Company filed with the SEC a registration statement on Form F-1 with respect to a proposed offering of the Company’s shares of common stock in an amount of  $10,000 (exclusive of the over-allotment option). The Company intends to use the proceeds of this offering to pay a portion of the purchase price of the common stock of a vessel-owning company whose principal asset is a 2017-built MR vessel (named the Pyxis Lamda) and to fund working capital and other general corporate purposes.
9.
Earnings / (loss) per Common Share:

	March 31,
	2016	2017
Net income / (loss)	$1,075	$(1,703)
Weighted average number of common shares, basic and diluted	18,277,893	18,277,893
Earnings / (loss) per common share, basic and diluted	$0.06	$(0.09)
10.
Risk Management:

The principal financial assets of the Company consist of cash and cash equivalents and trade accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans, accounts payable, due to related parties and a promissory note.
Interest Rate Risk: The Company’s interest rates are calculated at LIBOR plus a margin. Long-term loans and repayment terms are described in Note 7 above, as well as in Note 7 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report. The Company’s exposure to market risk from changes in interest rates relates to the Company’s bank debt obligations.
Credit Risk: Credit risk is minimized since accounts receivable from charterers are presented net of the relevant provision for uncollectible amounts, whenever required. On the balance sheet dates there were no significant concentrations on credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the balance sheet.
Currency risk: The Company’s transactions are denominated primarily in U.S. Dollars; therefore overall currency exchange risk is limited. Balances in foreign currency other than U.S. Dollars are not considered significant.
Fair Value: The fair values of cash and cash equivalents, accounts receivable, due to related parties and accounts payable approximate their respective carrying amounts due to their short term nature. The fair value of long-term bank loans with variable interest rates approximate the recorded values, generally due to their variable interest rates. In addition, the Company believes that the fixed rate of the promissory note of 2.75% approximates the current market variable interest rates, and as such its fair value approximates the recorded value.
As of December 31, 2016 and March 31, 2017, the Company did not have any assets or liabilities measured at fair value, other than the ones discussed in Note 10 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report.
11.
Commitments and Contingencies:

Minimum Contractual Charter Revenues: Future minimum contractual charter revenues, gross of 1.25% brokerage commissions to Maritime, and of any other brokerage commissions to third parties, based on vessels committed, non-cancelable, long-term time charter contracts as of March 31, 2017, expiring through March 31, 2018, amount to $5,625.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

11.
Commitments and Contingencies: (Continued)

Make-Whole Right and Financial Guarantee: In the event that the Company completes a primary common share financing (a “Future Pyxis Offering”) at an offering price per share (the “New Offering Price”) lower than the valuation ascribed to the share of the Company’s common stock received by the former stockholders of LookSmart, Ltd. (“LS”) pursuant to the agreement and plan of merger discussed in Note 1 of the Company’s consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report (the “Consideration Value”), the Company will be obligated to make “whole” the former LS stockholders as of April 29, 2015 (the “Make-Whole Record Date”) pursuant to which such LS stockholders will be entitled to receive additional shares of the Company’s common stock to compensate them for the difference between $4.30 per share and the New Offering Price. The Make-Whole Right shall only apply to the first Future Pyxis Offering following the closing of the merger which results in gross proceeds to the Company of at least $5,000, excluding any proceeds received from any shares purchased or sold by Maritime Investors or its affiliates.
In addition, the Make-Whole Right provides that should the Company fail to complete a Future Pyxis Offering within a date which is three years from the date of the closing of the merger, or April 2018, each former LS stockholder who has held the Company shares continuously from the date of the Make-Whole Record Date (the “Legacy LS Stockholders”) until the expiration of such three year period, will have a 24-hour option (the “Put Period”) to require the Company to purchase from such Legacy LS Stockholders, a pro rata amount of the Company’s common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders, in an amount not to exceed $2,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than $4.30 (the “Financial Guarantee”).
Under ASC 815, the Make-Whole Right does not meet the criteria to be accounted for as a derivative instrument under “Derivatives and Hedging” since it is not readily convertible into cash. The Make-Whole Right requires the Company to issue its own equity shares and, according to ASC 460 “Guarantees”, the Company is not required to recognize an initial liability. If a Future Pyxis Offering had been completed as of March 31, 2017, the maximum number of shares issuable to Legacy LS Stockholders would have amounted to 833,249, based on the closing price of the Company’s stock on March 31, 2017 of  $2.27, and assuming that all of the original Legacy LS Stockholders retained their make-whole right as of such date and they exercised their right to receive the additional shares.
The Financial Guarantee is accounted under ASC 460-10 “Guarantees — Option Based Contracts”. No liability for the Financial Guarantee has been reflected in the accompanying consolidated balance sheet dates, assuming that a Future Pyxis Offering will take place, the number of shares to be repurchased is not fixed, and the New Offering Price will be at a minimum equal to the Consideration Value. The Company controls the timing of any Future Pyxis Offering and the New Offering Price of any Pyxis shares in such future offering will be subject to U.S. capital markets conditions and investors’ interest.
Dispute with charterer: In September 2016, the Company had a commercial dispute with one of its charterers. As a result, Maritime placed an amount of  $300, as security, in escrow on behalf of Sixthone, which is included in balances due to related parties as reflected in the accompanying consolidated balance sheet as of December 31, 2016 and March 31, 2017, as discussed in Note 3. In 2016, the Company recognized an allowance for doubtful accounts of  $100 relating to this case. In the first quarter of 2017, such allowance was increased to $150.
Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision has not been established in the accompanying interim consolidated financial statements.

PYXIS TANKERS INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Expressed in thousands of U.S. Dollars, except for share and per share data)

11.
Commitments and Contingencies: (Continued)

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any other claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.
12.
Interest and Finance Costs, net:

The amounts in the accompanying unaudited interim consolidated statements of comprehensive income / (loss) are analyzed as follows:
	March 31,
	2016	2017
Interest on long-term debt (Note 7)	$641	$644
Interest on promissory note (Note 3)	17	17
Amortization of financing costs	43	38
Total	$701	$699

13.
Subsequent Events:

Long-term Debt: In June 2017, the lender of Sixthone and Seventhone agreed to extend the maturity of its respective loans from September 2018 to September 2022 under the same amortization schedule and applicable margin, as discussed in Note 7.
Equity Offering: On April 27, 2017, the Company filed with the SEC a registration statement on Form F-1 with respect to a proposed offering of the Company’s shares of common stock in an amount of $10,000 (exclusive of the over-allotment option), as discussed in Note 8.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Pyxis Tankers Inc.
We have audited the accompanying consolidated balance sheets of Pyxis Tankers Inc. and its wholly-owned subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income/(loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in Item 18.1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pyxis Tankers Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst and Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
March 28, 2017

PYXIS TANKERS INC.

Consolidated Balance Sheets
As at December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Notes	2015	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$4,122	$783
Restricted cash, current portion		143	143
Inventories	4	583	1,173
Trade receivables, net		455	1,681
Prepayments and other assets		725	404
Total current assets		6,028	4,184
FIXED ASSETS, NET:
Vessels, net	5, 10	130,501	121,341
Total fixed assets, net		130,501	121,341
OTHER NON-CURRENT ASSETS:
Restricted cash, net of current portion		4,357	4,857
Deferred charges, net	6	836	358
Total other non-current assets		5,193	5,215
Total assets		$141,722	$130,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt, net of deferred financing costs, current	7	$7,095	$6,813
Accounts payable		1,103	3,115
Due to related parties	3	121	1,953
Hire collected in advance		2,129	415
Accrued and other liabilities		752	574
Total current liabilities		11,200	12,870
NON-CURRENT LIABILITIES:
Long-term debt, net of current portion and deferred financing costs, non-current	7	73,456	66,617
Promissory note	3	2,500	2,500
Total non-current liabilities		75,956	69,117
COMMITMENTS AND CONTINGENCIES	11	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock ($0.001 par value; 50,000,000 shares authorized; none issued)	8	—	—
Common stock ($0.001 par value; 450,000,000 shares authorized; 18,244,671 and 18,277,893 shares issued and outstanding at December 31, 2015 and 2016, respectively)	8	18	18
Additional paid-in capital	8	70,123	70,123
Accumulated deficit		(15,575)	(21,388)
Total stockholders’ equity		54,566	48,753
Total liabilities and stockholders’ equity		$141,722	$130,740

The accompanying notes are an integral part of these consolidated financial statements.

PYXIS TANKERS INC.

Consolidated Statements of Comprehensive Income/(Loss)
For the years ended December 31, 2014, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Notes	2014	2015	2016
Voyage revenues		$27,760	$33,170	$30,710
Expenses:
Voyage related costs and commissions	3	(10,030)	(4,725)	(6,611)
Vessel operating expenses		(11,064)	(13,188)	(12,871)
General and administrative expenses	3, 8	(93)	(1,773)	(2,574)
Management fees, related parties	3	(611)	(577)	(631)
Management fees, other		(922)	(1,061)	(1,024)
Amortization of special survey costs	6	(203)	(174)	(236)
Depreciation	5	(5,446)	(5,710)	(5,768)
Vessel impairment charge	5, 10	(16,930)	—	(3,998)
Operating (loss)/income		(17,539)	5,962	(3,003)
Other income/(expenses):
Other income		—	74	—
Interest and finance costs, net	3, 12	(1,704)	(2,531)	(2,810)
Total other expenses, net		(1,704)	(2,457)	(2,810)
Net (loss)/income		$(19,243)	$3,505	$(5,813)
(Loss)/earnings per common share, basic and diluted	9	$(1.05)	$0.19	$(0.32)
Weighted average number of shares, basic	9	18,244,671	18,244,671	18,277,893
Weighted average number of shares, diluted	9	18,244,671	18,277,893	18,277,893
The accompanying notes are an integral part of these consolidated financial statements.

PYXIS TANKERS INC.

Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2014, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Common Stock		Additional paid-in capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	# of Shares	Par value
BALANCE, January 1, 2014	—	$—	$54,157	$163	$54,320
Net loss	—	—	—	(19,243)	(19,243)
Stockholder’s contributions	—	—	18,824	—	18,824
BALANCE, December 31, 2014	—	$—	$72,981	$(19,080)	$53,901
Issuance of common stock	18,244,671	18	(8)	—	10
Net income	—	—	—	3,505	3,505
Expenses for Merger	—	—	(1,745)	—	(1,745)
Stock compensation	—	—	143	—	143
Paid-in capital re-imbursement/distribution	—	—	(1,248)	—	(1,248)
BALANCE, December 31, 2015	18,244,671	$18	$70,123	$(15,575)	$54,566
Issuance of common stock	33,222	—	—	—	—
Net loss	—	—	—	(5,813)	(5,813)
BALANCE, December 31, 2016	18,277,893	$18	$70,123	$(21,388)	$48,753

The accompanying notes are an integral part of these consolidated financial statements.

PYXIS TANKERS INC.

Consolidated Statements of Cash Flows
For the years ended December 31, 2014, 2015 and 2016
(Expressed in thousands of U.S. Dollars)
	2014	2015	2016
Cash flows from operating activities:
Net (loss)/income	$(19,243)	$3,505	$(5,813)
Adjustments to reconcile net (loss)/income to net cash from operating activities:
Depreciation	5,446	5,710	5,768
Amortization of special survey costs	203	174	236
Amortization of financing costs	136	173	164
Vessel impairment charge	16,930	—	3,998
Stock compensation	—	143	—
Changes in assets and liabilities:
Inventories	(482)	321	(590)
Trade receivables	(131)	748	(1,226)
Prepayments and other assets	(217)	(107)	321
Special surveys cost	(469)	(888)	(364)
Accounts payable	328	532	2,012
Due to related parties	3,353	(10)	1,832
Hire collected in advance	(421)	1,650	(1,714)
Accrued and other liabilities	(71)	415	(178)
Net cash provided by operating activities	$5,362	$12,366	$4,446
Cash flows from investing activities:
Advances for vessel acquisition	(6,923)	(18,766)	—
Additions to vessel cost	(233)	—	—
Net cash used in investing activities	$(7,156)	$(18,766)	$—
Cash flows from financing activities:
Proceeds from long-term debt	—	21,000	—
Repayment of long-term debt	(6,183)	(6,863)	(7,263)
Issuance of promissory note	—	2,500	—
Issuance of common stock	—	10	—
Change in restricted cash	—	(3,500)	(500)
Proceeds from equity contributions	6,424	—	—
Paid-in capital re-imbursement/distribution	—	(1,248)	—
Payment of financing costs	—	(279)	(22)
Expenses for Merger	—	(1,745)	—
Net cash provided by/(used in) financing activities	$241	$9,875	$(7,785)
Net (decrease)/increase in cash and cash equivalents	(1,553)	3,475	(3,339)
Cash and cash equivalents at beginning of the year	2,200	647	4,122
Cash and cash equivalents at end of the year	$647	$4,122	$783
SUPPLEMENTAL INFORMATION:
Cash paid for interest, net of amounts capitalized	$1,788	$2,191	$2,779
The accompanying notes are an integral part of these consolidated financial statements.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
1.
Basis of Presentation and General Information

PYXIS TANKERS INC. (“Pyxis”) was formed as a corporation under the laws of the Republic of Marshall Islands on March 23, 2015, for the purpose of acquiring from entities under common control a 100% ownership interest in six vessel-owning companies, SECONDONE CORP. (“Secondone”), THIRDONE CORP. (“Thirdone”), FOURTHONE CORP. (“Fourthone”), SIXTHONE CORP. (“Sixthone”), SEVENTHONE CORP. (“Seventhone”) and EIGHTHONE CORP. (“Eighthone” and collectively with the other vessel-owning companies, the “Vessel-owning companies”). All of the Vessel-owning companies were established under the laws of the Republic of Marshall Islands and are engaged in the marine transportation of liquid cargoes through the ownership and operation of tanker vessels, as listed below:
Vessel-owning company	Incorporation date	Vessel	DWT	Year built	Acquisition date
Secondone	05/23/2007	Northsea Alpha	8,615	2010	05/28/2010
Thirdone	05/23/2007	Northsea Beta	8,647	2010	05/25/2010
Fourthone	05/30/2007	Pyxis Malou	50,667	2009	02/16/2009
Sixthone	01/15/2010	Pyxis Delta	46,616	2006	03/04/2010
Seventhone	05/31/2011	Pyxis Theta	51,795	2013	09/16/2013
Eighthone	02/08/2013	Pyxis Epsilon	50,295	2015	01/14/2015
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Pyxis and its wholly-owned subsidiaries (collectively the “Company”) as discussed below, as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016.
All of the Company’s vessels are double-hulled and are engaged in the transportation of refined petroleum products and other liquid bulk items, such as, organic chemicals and vegetable oils. The vessels Northsea Alpha and Northsea Beta are smaller tanker sister ships and Pyxis Malou, Pyxis Delta, Pyxis Theta and Pyxis Epsilon, are medium-range tankers.
Prior to the consummation of the transactions discussed below, Mr. Valentios (“Eddie”) Valentis was the sole ultimate stockholder of Pyxis and the Vessel-owning companies, holding all of their issued and outstanding share capital through MARITIME INVESTORS CORP. (“Maritime Investors”). Maritime Investors owned directly 100% of Pyxis, Secondone and Thirdone, and owned indirectly (through the intermediate holding company PYXIS HOLDINGS INC. (“Holdings”)) 100% of Fourthone, Sixthone, Seventhone and Eighthone.
On March 25, 2015, Pyxis caused MARITIME TECHNOLOGIES CORP., a Delaware corporation (“Merger Sub”), to be formed as its wholly-owned subsidiary and to be a party to the agreement and plan of merger discussed below.
On April 23, 2015, Pyxis and Merger Sub entered into an agreement and plan of merger (the “Agreement and Plan of Merger”) (further amended on September 22, 2015) with among others, LOOKSMART LTD. (“LS”), a digital advertising solutions company listed on NASDAQ. Merger Sub served as the entity into which LS was merged in accordance with the Agreement and Plan of Merger (the “Merger”). Upon execution of the Agreement and Plan of Merger, Pyxis paid LS a cash consideration of  $600.
Prior to the Merger, on October 26, 2015, Holdings and Maritime Investors transferred all of their shares in the Vessel-owning companies to Pyxis as a contribution in kind, at no consideration. Since there was no change in ultimate ownership or control of the business of the Vessel-owning companies, the transaction constituted a reorganization of companies under common control, and has been accounted for

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

1.
Basis of Presentation and General Information (Continued)

in a manner similar to a pooling of interests. Accordingly, upon the transfer of the assets and liabilities of the Vessel-owning companies, the financial statements of the Company are presented using combined historical carrying amounts of the assets and liabilities of the Vessel-owning companies and present the consolidated financial position and results of operations, as if Pyxis and its wholly-owned companies were consolidated for all periods presented.
On October 28, 2015, in accordance with the terms of the Agreement and Plan of Merger, LS, after having divested full of its business and all of its assets and liabilities, merged with and into the Merger Sub, with Merger Sub surviving the Merger and continuing to be a wholly-owned subsidiary of Pyxis.
On October 28, 2015, the Merger was consummated and the Company’s shares commenced their listing on the NASDAQ Capital Markets thereafter.
Pyxis was both the legal and accounting acquirer of LS. The acquisition by Pyxis of LS was not an acquisition of an operating company as the business, assets and liabilities of LS were spun off prior to the Merger. As such, for accounting purposes, the Merger between Merger Sub and LS was accounted for as a capital transaction rather than as a business combination.
PYXIS MARITIME CORP. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is beneficially owned by Mr. Valentis, provides certain ship management services to the Vessel-owning companies (Note 3).
With effect from the delivery of each vessel, the crewing and technical management of the vessels were contracted to INTERNATIONAL TANKER MANAGEMENT LTD. (“ITM”) with permission from Maritime. ITM is an unrelated third party technical manager, represented by its branch based in Dubai, UAE. Each agreement with ITM will continue indefinitely until terminated by either party with three months’ prior notice.
In September 2010, Secondone and Thirdone entered into commercial management agreements with NORTH SEA TANKERS BV (“NST”), an unrelated company established in the Netherlands. Pursuant to these agreements, NST provided chartering services to Northsea Alpha and Northsea Beta. On March 16, 2016 and on June 28, 2016, the Company sent notices of termination of the commercial management agreement with Thirdone and Secondone, respectively. In June and November 2016, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha, respectively.
As of December 31, 2016, Mr. Valentis beneficially owned approximately 93% of the Company’s common stock.
2.
Significant Accounting Policies

(a) Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. The consolidated financial statements include the accounts of Pyxis and its wholly-owned subsidiaries (the Vessel-owning companies and Merger Sub). All intercompany balances and transactions have been eliminated upon consolidation.
Pyxis, as the holding company, determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity. Under Accounting Standards Codification (“ASC”) 810 “Consolidation” a voting interest entity is an entity in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make financial and operating decisions. Pyxis consolidates voting interest entities in which it owns all, or at least a majority (generally, greater than 50%), of the voting interest. Variable interest entities (“VIE”) are

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

entities as defined under ASC 810-10, that in general either do not have equity investors with voting rights or that have equity investors that do not provide sufficient financial resources for the entity to support its activities. A controlling financial interest in a VIE is present when a company absorbs a majority of an entity’s expected losses, receives a majority of an entity’s expected residual returns, or both. The company with a controlling financial interest, known as the primary beneficiary, is required to consolidate the VIE. Pyxis evaluates all arrangements that may include a variable interest in an entity to determine if it may be the primary beneficiary, and would be required to include assets, liabilities and operations of a VIE in its consolidated financial statements. As of December 31, 2016 no such interest existed.
(b) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.
(c) Comprehensive Income/(Loss): The Company follows the provisions of ASC 220 “Comprehensive Income”, which requires separate presentation of certain transactions which are recorded directly as components of equity. The Company had no transactions which affect comprehensive income/(loss) during the years ended December 31, 2014, 2015 and 2016 and, accordingly, comprehensive income/(loss) was equal to net income/(loss).
(d) Foreign Currency Translation: Since the Company operates in international shipping markets and, therefore, primarily transacts business in U.S. dollars, its functional currency is the U.S. dollar. The Company’s accounting records are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are included in Vessel operating expenses in the accompanying consolidated statements of comprehensive income/(loss). All amounts in the financial statements are presented in thousand U.S. dollars rounded at the nearest thousand.
(e) Commitments and Contingencies: Provisions are recognized when: the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.
(f) Insurance Claims Receivable:The Company records insurance claim recoveries for insured losses incurred on damage to fixed assets and for insured crew medical expenses. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company’s fixed assets suffer insured damages or when crew medical expenses are incurred, recovery is probable under the related insurance policies and the claim is not subject to litigation.
(g)Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with qualified financial institutions with high creditworthiness. The Company performs periodic evaluations of the relative creditworthiness of those financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.
(h) Cash and Cash Equivalents and Restricted Cash: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

equivalents. Restricted cash is associated with pledged retention accounts in connection with the loan repayments and minimum liquidity requirements under the loan agreements discussed in Note 7 and is presented separately in the accompanying consolidated balance sheets.
In order to align the Restricted cash, current portion and the Restricted cash, net of current portion included under the accompanying consolidated balance sheets with the minimum liquidity requirements pursuant to the Company’s debt agreements, the Company adjusted the balance of the sum of both line items to include the balance under its retention accounts in the overall minimum liquidity requirements discussed in Note 7. In this context, as of December 31, 2015, Cash and cash equivalents increased and Restricted cash, net of current portion decreased by $143. This reclassification has no impact on the Company’s results of operations and net assets for any period.
(i) Income Taxation: Under the laws of the Republic of the Marshall Islands, the country of incorporation of the Vessel-owning companies, and/or the vessels’ registration, the Vessel-owning companies are not liable for any income tax on their income derived from shipping operations. Instead, a tax is levied depending on the countries where the vessels trade based on their tonnage, which is included in Vessel operating expenses in the accompanying consolidated statements of comprehensive income/(loss). The Vessel-owning companies with vessels that have called on the United States during the relevant year of operation are obliged to file tax returns with the Internal Revenue Service. The applicable tax is 50% of 4% of U.S. related gross transportation income unless an exemption applies. The Company believes that based on current legislation the relevant Vessel-owning companies are entitled to an exemption because they satisfy the relevant requirements, namely that (i) the related Vessel-owning companies are incorporated in a jurisdiction granting an equivalent exemption to U.S. corporations and (ii) over 50% of the ultimate stockholders of the vessel-owning companies are residents of a country granting an equivalent exemption to U.S. persons.
(j) Inventories: Inventories consist of lubricants and bunkers on board the vessels, which are stated at the lower of cost or market value. Cost is determined by the first-in, first-out (“FIFO”) method.
(k) Trade Receivables, net: The amount shown as receivables, at each balance sheet date, includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts, if any. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for overdue accounts receivable. The allowance for doubtful accounts at December 31, 2015 and 2016 was $nil and $100, respectively.
(l) Advances for Vessels under Construction and Related Costs: This represents amounts expended by the Company in accordance with the terms of the construction contracts for its vessels, as well as other expenses incurred directly or under a management agreement with a related party in connection with onsite supervision. The carrying value of vessels under construction represents the accumulated costs at the balance sheet date. Costs components include payments for yard installments and variation orders, commissions to a related party, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs.
(m) Vessels, Net: Vessels are stated at cost, which consists of the contract price and any material expenses incurred in connection with the acquisition (initial repairs, improvements, delivery expenses and other expenditures to prepare the vessel for her initial voyage, as well as professional fees directly associated with the vessel acquisition). Subsequent expenditures for major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise, these amounts are charged to expenses as incurred. Amounts paid to sellers of vessels as advances and for other costs related with the acquisition of a vessel are included in Advances for vessel acquisitions in the accompanying consolidated balance sheets until the date the vessel is delivered to the Company, when the amounts are transferred to Vessels, net.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

The cost of each of the Company’s vessels is depreciated from the date of acquisition on a straight-line basis over the vessels’ remaining estimated economic useful life, after considering the estimated residual value. A vessel’s residual value is equal to the product of its lightweight tonnage and estimated scrap rate of $0.300 per ton. The Company estimates the useful life of the Company’s vessels to be 25 years from the date of initial delivery from the shipyard. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.
(n) Impairment of Long Lived Assets: The Company reviews its long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.
In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels’ future performance, with the significant assumptions relating to time charter equivalent rates by vessel type, vessels’ operating expenses, vessels’ capital expenditures, vessels’ residual value, fleet utilization and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations.
To the extent impairment indicators are present, the projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter rate for the unfixed days (based on the most recent seven year historical average rates, where available, over the remaining estimated useful life of the vessels), expected outflows for vessels’ operating expenses assuming an annual inflation rate of 2.00% (in line with the world Consumer Price Index), planned dry-docking and special survey expenditures, management fees expenditures which are adjusted every year, pursuant to the Company’s existing group management agreement, and fleet utilization of 98.6% (excluding the scheduled off-hire days for planned dry-dockings and vessel surveys which are determined separately ranging from five days for intermediate and up to 20 days for special surveys depending on the size and age of each vessel) based on historical experience. The residual value used in the impairment test is estimated to be approximately $0.300 per lightweight ton in accordance with the vessels’ depreciation policy.
As of December 31, 2015, the Company obtained market valuations for all its vessels from reputable marine appraisers, each of which exceeded the carrying value of the respective vessel, except for the Northsea Alpha and the Northsea Beta, for which the market values were $330 and $201 lower than their net book values as of December 31, 2015, respectively. In this respect, the Company performed an impairment analysis to estimate the future undiscounted cash flows for each of these vessels. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2015 and accordingly, no adjustment to the vessels’ carrying values was required.
As of December 31, 2016, the Company obtained market valuations for all its vessels from reputable marine appraisers, all of which were lower than the carrying values of the respective vessels, except for the Pyxis Epsilon. More specifically, the market values of the Pyxis Malou, the Pyxis Delta, the Pyxis Theta, the Northsea Alpha and the Northsea Beta were $2,694, $2,524, $6,176, $1,769 and $1,623 lower than their carrying values as of December 31, 2016, respectively. In this respect, the Company performed an impairment analysis to estimate the future undiscounted cash flows for each of these tankers. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2016, except for the Northsea Alpha and the Northsea Beta for which a total Vessel impairment charge of  $3,998 was recorded as of December 31, 2016, of which $3,392 was charged against Vessels, net and $606 against Deferred charges, net (Notes 5, 6 and 10).
(o) Accounting for Special Survey and Dry-docking Costs: The Company follows the deferral method of accounting for special survey and dry-docking costs, whereby actual costs incurred at the yard and parts

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

used in the dry-docking or special survey, are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred are limited to actual costs incurred at the shipyard and costs incurred in the dry-docking or special survey. If a dry-dock or a survey is performed prior to the scheduled date, the remaining unamortized balances of the previous dry-dock and survey are immediately written off. Unamortized dry-dock and survey balances of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale.
(p) Financing Costs: Costs associated with new loans or refinancing of existing loans, including fees paid to lenders or required to be paid to third parties on the lender’s behalf for obtaining new loans or refinancing existing loans, are recorded as a direct deduction from the carrying amount of the debt liability. Such costs are deferred and amortized to Interest and finance costs in the consolidated statements of comprehensive income/(loss) during the life of the related debt using the effective interest method. Unamortized costs relating to loans repaid or refinanced, meeting the criteria of debt extinguishment, are expensed in the period the repayment or refinancing is made. Commitment fees relating to undrawn loan principal are expensed as incurred.
(q) Revenue and Related Expenses: The Company generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using primarily either spot charters, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate, or time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably during the duration of the period of each spot or time charter. Revenues from time charter agreements providing for varying daily rates are accounted for as operating leases and thus are recognized on a straight line basis over the term of the time charter as service is performed. Revenue under spot charters is not recognized until a charter has been agreed, even if the vessel has discharged its previous cargo and is proceeding to an anticipated port of loading. Demurrage income represents payments by a charterer to a vessel owner when loading or discharging time exceeds the stipulated time in the spot charter and is recognized ratably as earned during the related spot charter’s duration period. Hire collected in advance includes cash received prior to the balance sheet date and is related to revenue earned after such date.
Voyage expenses, primarily consisting of commissions, port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements or by the Company under spot charter arrangements, except for commissions, which are always paid for by the Company, regardless of the charter type. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions are deferred and amortized over the related voyage period in a charter to the extent revenue has been deferred since commissions are earned as the Company’s revenues are earned.
Revenues for the years ended December 31, 2014, 2015 and 2016, deriving from significant charterers individually accounting for 10% or more of revenues (in percentages of total revenues), were as follows:
Charterer	2014	2015	2016
A	7%	18%	—
B	21%	17%	12%
C	—	17%	20%
D	—	—	14%
E	—	—	10%
	28%	52%	56%

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

(r) Fair Value Measurements: The Company follows the provisions of Accounting Standard Update (“ASU”) 2015-07 “Fair Value Measurements and Disclosures”, Topic 820, which defines and provides guidance as to the measurement of fair value. This standard creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy (Note 10).
(s) Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide (subject to certain agreed exclusions) and, as a result, the disclosure of geographic information is impracticable. As a result, management, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.
(t) Earnings/(loss) per Share: Basic earnings/(loss) per share are computed by dividing net income attributable to common equity holders by the weighted average number of shares of common stock outstanding. The computation of diluted earnings/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and is performed using the treasury stock method.
(u) Stock Compensation: The Company has a stock based incentive plan that covers directors and officers of the Company and its affiliates and its consultants and service providers. Awards granted are valued at fair value and compensation cost is recognized on a straight line basis, net of estimated forfeitures, over the requisite service period of each award. The fair value of restricted stock awarded to directors and officers of the Company at the grant date is equal to the closing stock price on that date and is amortized over the applicable vesting period using the straight-line method. The fair value of restricted stock awarded to non-employees is equal to the closing stock price at the grant date adjusted by the closing stock price at each reporting date and is amortized over the applicable performance period.
(v) Going Concern: The Company performs on a regular basis cash flow projections to evaluate whether it will be in a position to cover its liquidity needs for the next 12 month period and in compliance with the financial and security collateral cover ratio covenants under its existing debt agreements. In developing estimates of future cash flows, the Company makes assumptions about the vessels’ future performance, with significant assumptions relating to time charter equivalent rates by vessel type, vessels’ operating expenses, vessels’ capital expenditures, fleet utilization, the Company’s management fees and general and administrative expenses, and cash flow requirements for debt servicing. The assumptions used to develop estimates of future cash flows are based on historical trends as well as future expectations.
As of the filing date of the financial statements, the Company believes that it will be in a position to cover its liquidity needs for the next 12 month period and in compliance with the financial and security collateral cover ratio covenants under its existing debt agreements as discussed in Note 7.
(w) New Accounting Pronouncements:
i) Revenue from Contracts with Customers: In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) (collectively, the “Boards”) jointly issued a standard that will supersede virtually all of the existing revenue recognition

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

guidance in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The standard establishes a five-step model that will apply to revenue earned from a contract with a customer (with limited exceptions), regardless of the type of revenue transaction or the industry. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities (e.g., sales of property, plant and equipment or intangibles). Extensive disclosures will be required, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods, and key judgments and estimates.
The guidance in ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, this ASU supersedes some cost guidance included in Subtopic 605-35, “Revenue Recognition — Construction-Type and Production-Type Contracts”. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. In August 2015, the FASB deferred by one year the effective date of the new guidance. The new revenue recognition standard will be effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Nonpublic entities will be required to adopt the standard for annual reporting periods beginning after 15 December 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Public and nonpublic entities will be permitted to adopt the standard as early as the original public entity effective date (i.e., annual reporting periods beginning after December 15, 2016 and interim periods therein). In 2016, the FASB issued two updates with respect to Topic 606: ASU 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” and ASU 2016-12, “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients.” The amendments in these updates do not change the core principle of the guidance in Topic 606. The amendments in update 2016-10 clarify the following two aspects of Topic 606: i) identifying performance obligations and ii) licensing implementation guidance. The amendments in update 2016-12 similarly affect only certain narrow aspects of Topic 606; namely, i) “Assessing the Collectability Criterion and Accounting for Contracts That Do Not Meet the Criteria for Step 1,” ii) “Presentation of Sales Taxes and Other Similar Taxes Collected from Customers,” iii) “Noncash Consideration,” iv) “Contract Modifications at Transition,” v) “Completed Contracts at Transition,” and vi) “Technical Correction.” The effective date and transition requirements for the amendments in these updates are the same as the effective date and transition requirements in Topic 606. Early adoption prior to that date will not be permitted. The Company is in the process of assessing the impact of the new standard on the Company’s consolidated financial position and performance.
ii) Inventories: In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory”. ASU 2015-11 simplifies the subsequent measurement of inventory by replacing today’s lower of cost or market test with a lower of cost and net realizable value test. The guidance applies only to inventories for which cost is determined by methods other than last-in first-out (“LIFO”) and the retail inventory method (“RIM”). Entities that use LIFO or RIM will continue to use existing impairment models. The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, and the new guidance must be applied prospectively after the date of adoption. The Company believes that the implementation of this update will not have any material impact on its financial statements.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

iii) Leases: In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) which provides new guidance related to accounting for leases and supersedes existing U.S. GAAP on lease accounting. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, unless the lease is a short term lease. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is in the process of assessing the impact of the new standard on the Company’s consolidated financial position and performance.
iv) Stock Compensation: In March 2016, the FASB issued the ASU No 2016-09, Stock Compensation, which is intended to simplify several aspects of the accounting for share-based payment award transactions. The guidance will be effective for the fiscal year beginning after December 15, 2016, including interim periods within that year. The Company believes that the implementation of this update will not have any material impact on its financial statements.
v) Classification of Certain Cash Payments and Cash Receipts: In August 2016, the FASB issued the ASU 2016-15 – classification of certain cash payments and cash receipts. This ASU addresses certain cash flow issues with the objective of reducing the existing diversity in practice. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. It must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable, if retrospective application would be impracticable. The Company believes that the implementation of this update will not have any material impact on its financial statements and has not elected early adoption.
vi) Restricted Cash: In November 2016 the FASB issued the ASU 2016-18 – Restricted cash. This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. The implementation of this update affects disclosures only and has no impact on the Company’s balance sheet and statement of comprehensive income/(loss). The Company has not elected early adoption.
(vii) Business Combinations: In January 2017, FASB issued the ASU 2017-01 Business Combinations to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets,

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

2.
Significant Accounting Policies (Continued)

the set is not a business. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. The amendments of this ASU should be applied prospectively on or after the effective date. Early adoption is permitted, including adoption in an interim period 1) for transactions for which the acquisition date occurs before the issuance date or effective date of the ASU, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and 2) for transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. Company is in the process of assessing the impact of the new standard on the Company’s consolidated financial position and performance.
3.
Transactions with Related Parties

The Company uses the services of Maritime, a ship management company with its principal office in Greece and an office in the U.S.A. Maritime is engaged under separate management agreements directly by the Company’s respective subsidiaries to provide a wide range of shipping services, including but not limited to, chartering, sale and purchase, insurance, operations and dry-docking and construction supervision, all provided at a fixed daily fee per vessel. For the ship management services, Maritime charges a fee payable by each subsidiary of  $0.325 per day per vessel, while the vessel is in operation including any pool arrangements (or $0.160 per day for as long as the chartering services for the Northsea Alpha and the Northsea Beta were subcontracted to NST) and $0.450 per day per vessel while the vessel is under construction, as well as an additional daily fee (which is dependent on the seniority of the personnel) to cover the cost of engineers employed to conduct the supervision of the newbuilding (collectively the “ship-management fees”). As discussed in Note 1, in June and November 2016, Maritime assumed full commercial management of the Northsea Beta and the Northsea Alpha, respectively. In addition, Maritime charges the Company a commission rate of 1.25% on all charter hire agreements arranged by Maritime.
The management agreements for the vessels have an initial term of five years. For the Northsea Alpha, Northsea Beta and Pyxis Delta the base term expired on December 31, 2015, for Pyxis Theta will expire on December 31, 2017 and for the Pyxis Epsilon and the Pyxis Malou will expire on December 31, 2018. Following their initial expiration dates, the management agreements will automatically be renewed for consecutive five year periods, or until terminated by either party on three months’ notice.
Under a Head Management Agreement (the “Head Management Agreement”) with Maritime that commenced on March 23, 2015 and will continue until March 23, 2020 (unless terminated by either party on 90 days’ notice), Maritime provides administrative services to the Company, which include, among other, the provision of the services of the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary, Chief Operating Officer, one or more internal auditor(s) and a secretary, as well as the use of office space in Maritime’s premises. Following the initial expiration date, the Head Management Agreement will automatically be renewed for a five year period. Under the Head Management Agreement, the Company pays Maritime a fixed fee of $1,600 annually (the “administration fees”). In the event of a change of control of the Company during the management period or within 12 months after the early termination of the Head Management Agreement, then the Company will pay to Maritime an amount equal to 2.5 times the then annual administration fees.
The ship-management fees and the administration fees will be adjusted annually according to the official inflation rate in Greece or such other country where Maritime was headquartered during the preceding year. On August 9, 2016, the Company amended the Head Management Agreement with Maritime to provide that in the event that the official inflation rate for any calendar year is deflationary, no adjustment shall be made to the ship-management fees and the administration fees, which will remain, for the particular calendar year, as per the previous calendar year.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

3.
Transactions with Related Parties (Continued)

The following amounts charged by Maritime are included in the accompanying consolidated statements of comprehensive income/(loss):
	Year Ended December 31,
	2014	2015	2016
Included in Voyage related costs and commissions
Charter hire commissions	$236	$321	$316
Included in Management fees, related parties
Ship-management fees	611	577	631
Included in General and administrative expenses
Administration fees	—	1,245	1,600
Total	$847	$2,143	$2,547

In addition, Maritime also charged $255, $10 and $nil for the years ended December 31, 2014, 2015 and 2016, respectively, which relate to the supervision costs during the vessels construction period, and are included as a component of Vessels, net, in the accompanying consolidated balance sheets.
On April 23, 2015, the Company issued a promissory note amounting to $625 (the “Note”) in favor of Maritime Investors. The Note was issued in return for the payment of  $600 by Maritime Investors to LS on behalf of the Company, representing the cash consideration of the Merger. The remaining balance of the Note covered miscellaneous transaction costs. On October 28, 2015, the Company and Maritime Investors agreed to replace the existing Note of  $625 with a new promissory note of  $2,500, payable on January 15, 2017. The additional amount of  $1,875 was provided in lieu of additional, newly issued, fully paid and non-assessable shares of Pyxis common stock, in accordance with the terms of the amended Agreement and Plan of Merger (Note 1). The new promissory note bears an interest rate of 2.75% per annum payable quarterly in arrears in cash or additional shares of the Company, at a price per share based on a five day volume weighted average price, at the Company’s discretion. As of December 31, 2015, the amount of $2,500 is separately reflected in the consolidated balance sheet under non-current liabilities. On each of August 9, 2016, and March 7, 2017, the Company agreed with Maritime Investors to extend the maturity of the promissory note for one year, at same terms and at no additional cost to the Company. The maturity of the promissory note, as amended, is January 2019.
Interest charged for the period from the replacement date of the Note until December 31, 2015, and for the year ended December 31, 2016, amounted to $12 and $69, respectively, and is included in Interest and finance costs, net, in the accompanying consolidated statement of comprehensive income/loss.
As of December 31, 2015 and 2016, the balances due to Maritime were $121 and $1,953, respectively and are included in Due to related parties in the accompanying consolidated balance sheets. The amount due to Maritime as of December 31, 2016, includes $300 placed in escrow by Maritime on behalf of Sixthone, relating to a dispute with one of the Company’s charterers, as discussed in Note 11. The balances with Maritime are interest free and with no specific repayment terms.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

4.
Inventories

The amounts in the accompanying consolidated balance sheets as at December 31, 2015 and 2016 are analyzed as follows:
	2015	2016
Lubricants	$583	$479
Bunkers	—	694
Total	$583	$1,173

5.
Vessels, net

The amounts in the accompanying consolidated balance sheets are analyzed as follows:
	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance January 1, 2014	$143,505	$(18,045)	$125,460
Additions to vessel cost	233	—	233
Depreciation	—	(5,446)	(5,446)
Vessel impairment charge	(28,443)	11,913	(16,530)
Balance December 31, 2014	115,295	(11,578)	103,717
Depreciation	—	(5,710)	(5,710)
Transfer from advances for vessel acquisition	32,494	—	32,494
Balance December 31, 2015	147,789	(17,288)	130,501
Depreciation	—	(5,768)	(5,768)
Vessel impairment charge	(9,729)	6,337	(3,392)
Balance December 31, 2016	$138,060	$(16,719)	$121,341

Eighthone took delivery of the Pyxis Epsilon on January 14, 2015. As a result, $31,623 of advances paid to the shipyard together with $871 of capitalized costs (out of which $18,743 and $23, respectively, were incurred during the year ended December 31, 2015), were transferred from Advances for vessel acquisition to Vessels, net.
As of December 31, 2016, the Company reviewed the carrying amount in connection with the estimated recoverable amount for each of its vessels. This review indicated that such carrying amount was not fully recoverable for the Company’s vessels Northsea Alpha and Northsea Beta. Consequently the carrying value of these vessels was written down resulting in a total impairment charge of  $3,998, of which $3,392 was charged against Vessels, net, based on level 2 inputs of the fair value hierarchy, as discussed in Notes 2 and 10.
All of the Company’s vessels have been pledged as collateral to secure the bank loans discussed in Note 7.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

6.
Deferred Charges

The movement in Deferred charges in the accompanying consolidated balance sheets are as follows:
Special Survey Costs
Balance, January 1, 2014	$256
Additions	469
Amortization	(203)
Impairment charge	(400)
Balance, December 31, 2014	122
Additions	888
Amortization	(174)
Balance, December 31, 2015	836
Additions	364
Amortization	(236)
Impairment charge	(606)
Balance, December 31, 2016	$358

The amortization of the special survey costs is separately reflected in the accompanying consolidated statements of comprehensive income/(loss).
The impairment charge of  $606 relates to the impairments of the Northsea Alpha and the Northsea Beta as of December 31, 2016, discussed in Notes 2 and 10.
7.
Long-term Debt

The amounts shown in the accompanying consolidated balance sheets at December 31, 2015 and 2016 are analyzed as follows:
Vessel (Borrower)	2015	2016
(a) Northsea Alpha (Secondone)	$5,268	$4,808
(a) Northsea Beta (Thirdone)	5,268	4,808
(b) Pyxis Malou (Fourthone)	22,490	20,350
(c) Pyxis Delta (Sixthone)	9,787	8,437
(c) Pyxis Theta (Seventhone)	18,481	17,228
(d) Pyxis Epsilon (Eighthone)	19,800	18,200
Total	$81,094	$73,831
Current portion	$7,263	$6,963
Less: Current portion of deferred financing costs	(168)	(150)
Current portion of long-term debt, net of deferred financing costs, current	$7,095	$6,813
Long-term portion	$73,831	$66,868
Less: Non-current portion of deferred financing costs	(375)	(251)
Long-term debt, net of current portion and deferred financing costs, non-current	$73,456	$66,617

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

7.
Long-term Debt (Continued)

(a)   On September 26, 2007, Secondone and Thirdone jointly entered into a loan agreement with a financial institution for an amount of up to $24,560, in order to partly finance the acquisition cost of the vessels Northsea Alpha and Northsea Beta.
Each of Secondone’s and Thirdone’s outstanding loan balance at December 31, 2016 amounting to $4,808, is repayable in seven semiannual installments of  $230 each, the first falling due in May 2017, and the last installment accompanied by a balloon payment of  $3,198 falling due in May 2020.
The main terms and conditions of the loan agreement dated September 26, 2007, as subsequently amended, are as follows:
•
In addition to a first priority mortgage over the Northsea Alpha and the Northsea Beta, the loan is secured by a second priority mortgage over the Pyxis Malou.

•
The loan bears interest at LIBOR, plus a margin of 1.75% per annum.

Covenants:
•
The Company undertakes to maintain as of December 31, 2015 and March 31, 2016, minimum liquidity at the higher of  $4,500 or $750 per vessel in its fleet. On each of June 30, September 30, December 31 and March 31 of each year thereafter, the Company undertakes to maintain minimum cash deposits at the higher of  $5,000 or $750 per vessel in its fleet, of which $2,500 shall be freely available and unencumbered cash under deposit by the Company. At any time that the number of vessels in the fleet exceeds ten, the minimum cash requirement shall be reduced to an amount of  $500, for each vessel in the fleet that exceeds ten.

•
The minimum security collateral cover (“MSC”) is to at least 133% of the respective outstanding loan balance.

(b)   Based on a loan agreement concluded on December 12, 2008, Fourthone borrowed $41,600 in February 2009 in order to partly finance the acquisition cost of the Pyxis Malou.
The outstanding balance of the loan at December 31, 2016 of  $20,350, is repayable in seven semiannual installments of  $1,070 each, the first falling due in February 2017, plus a balloon payment of  $12,860 falling due in May 2020.
The main terms and conditions of the loan agreement dated December 12, 2008, as subsequently amended, are as follows:
•
In addition to a first priority mortgage over the Pyxis Malou, the loan is secured by a second priority mortgage over the Northsea Alpha and the Northsea Beta.

•
The loan bears interest at LIBOR, plus a margin of 1.75% per annum.

Covenants:
•
The Company undertakes to maintain on each of December 31, 2015 and March 31, 2016, minimum liquidity at the higher of  $4,500 or $750 per vessel in its fleet. On each of June 30, September 30, December 31 and March 31 of each year thereafter, the Company undertakes to maintain minimum cash deposits at the higher of  $5,000 or $750 per vessel in its fleet, of which $2,500 shall be freely available and unencumbered cash under deposit by the Company. At any time that the number of vessels in the fleet exceeds ten, the minimum cash requirement shall be reduced to an amount of  $500, for each vessel in the fleet that exceeds ten.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

7.
Long-term Debt (Continued)

•
MSC is to be at least 125% of the respective outstanding loan balance.

(c)   On October 12, 2012, Sixthone and Seventhone concluded as joint and several borrowers a loan agreement with a financial institution in order to partly finance the acquisition and construction cost of the Pyxis Delta and the Pyxis Theta, respectively. In February 2013, Sixthone drew down an amount of $13,500, while in September 2013, Seventhone drew down an amount of  $21,300 (“Tranche A” and “Tranche B”, respectively). On September 29, 2016, the Company agreed with the lender of Sixthone to extend the maturity of Tranche A from May 2017 to September 2018, under the same amortization schedule and applicable margin.
Following the supplemental agreement dated September 29, 2016, the outstanding balance of the loan under Tranche A at December 31, 2016 of  $8,437, is repayable in seven quarterly installments of  $338 each, the first falling due in February 2017, and the last installment accompanied by a balloon payment of  $6,071 falling due in September 2018. In addition, the outstanding balance of the loan under Tranche B at December 31, 2016 of  $17,228, is repayable in seven quarterly installments of  $313 each, the first falling due in March 2017, and the last installment accompanied by a balloon payment of  $15,037 falling due in September 2018.
The main terms and conditions of the loan agreement dated October 12, 2012, as subsequently amended, are as follows:
•
The loan bears interest at LIBOR, plus a margin of 3.35% per annum.

Covenants:
•
The Company undertakes to maintain minimum deposits with the bank of  $1,000 at all times.

•
The ratio of the Company’s total liabilities to market value adjusted total assets is not to exceed 65%. This requirement is only applicable in order to assess whether the two Vessel-owning companies are entitled to distribute dividends to Pyxis. As of December 31, 2016, such ratio was 68%, or 3% higher than the required threshold. Until the Company cures such non-compliance, neither Sixthone nor Seventhone will be permitted to make dividend distributions.

•
MSC is to be at least 130% of the respective outstanding loan balance.

(d)   Based on a loan agreement concluded on January 12, 2015, Eighthone borrowed $21,000 on the same date in order to partly finance the construction cost of the Pyxis Epsilon.
The outstanding balance of the loan at December 31, 2016 of  $18,200, is repayable in one quarterly installment of  $400 due in January 2017, followed by 20 quarterly installments of  $300 each, the last together with a balloon payment of  $11,800 falling due in January 2022.
The main terms and conditions of the loan agreement dated January 12, 2015, as subsequently amended, are as follows:
•
The loan bears interest at LIBOR, plus a margin of 2.90% per annum.

Covenants:
•
The Company undertakes to maintain minimum deposits with the bank of  $750 at all times.

•
The Company undertakes to maintain minimum liquidity of at least the higher of: i) $750

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

7.
Long-term Debt (Continued)

multiplied by the number of vessels owned by the Company and ii) during the Company’s first two financial quarters following its listing on NASDAQ, debt service for the following three months and thereafter, debt service for the following six months.
•
The ratio of the Company’s total liabilities to market value adjusted total assets is not to exceed 75%.

•
MSC is to be at least 130% of the respective outstanding loan balance until January 2018 and at least 135% thereafter.

Each loan is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel’s insurances and earnings. Each loan agreement contains customary ship finance covenants including restrictions as to changes in management and ownership of the vessel, and in dividend distributions when certain financial ratios are not met.
As of December 31, 2016, the Company was in compliance with all of its financial and MSC covenants with respect to its loan agreements, other than the ratio of total liabilities over the market value of the Company’s adjusted total assets with one of its lenders, which only restricts the ability of two vessel-owning companies to distribute dividends to Pyxis as discussed above in 7(c). In addition, as of December 31, 2016, there was no amount available to be drawn down by the Company under its existing loan agreements.
The annual principal payments required to be made after December 31, 2016, are as follows:
Year ending December 31,	Amount
2017	$6,963
2018	27,322
2019	4,260
2020	21,986
2021	1,200
2022 and thereafter	12,100
Total	$73,831

Total interest expense on long-term debt for the years ended December 31, 2014, 2015 and 2016, amounted to $1,796, $2,359 and $2,577, respectively, and is included in Interest and finance costs, net (Note 12) in the accompanying consolidated statements of comprehensive income/(loss). Of the above amounts $228, $13 and $nil for the years ended December 31, 2014, 2015 and 2016, respectively, were capitalized and are included in Advances for vessels acquisition and Vessels, net, respectively. The Company’s weighted average interest rate (including the margin) for the years ended December 31, 2014, 2015 and 2016, was 2.57%, 2.78% and 3.27% per annum, including the promissory note discussed in Note 3, respectively.
8.
Common Stock Equity of Contributed Entities and Additional Paid-In Capital

The Company’s authorized common and preferred stock consists of 450,000,000 common shares and 50,000,000 preferred shares with a par value of USD 0.001 per share, out of which 10,000,000 common shares were issued to Maritime Investors upon formation of Pyxis.
As of December 31, 2015 and 2016, the Company had a total of 18,244,671 and 18,277,893, common shares outstanding, respectively, and no preferred shares outstanding.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

8.
Common Stock Equity of Contributed Entities and Additional Paid-In Capital (Continued)

In connection with the Merger and as provided in the Agreement and Plan of Merger, the Company further issued: i) to Maritime Investors, 7,002,445 common “true-up” shares following the transfer of the shares of the Vessel-owning companies to Pyxis and ii) to LS shareholders and Maxim Group LLC (Pyxis’ financial advisor), 931,761 and 310,465 common shares, respectively.
The amounts shown in the accompanying consolidated balance sheets as Additional paid-in capital represent contributions made by the stockholders at various dates to finance vessel acquisitions in excess of the amounts of bank loans obtained and advances for working capital purposes, net of subsequent distributions primarily from re-imbursement of certain payments to shipyards in respect to the construction of new-built vessels.
In addition, paid-in capital includes transaction costs relating to the Merger of  $3,080, comprising: i) the fees charged by Pyxis’ legal advisors, consultants and auditors, totaling to $820, ii) $625 representing the cash consideration to LS shareholders upon execution of the Merger and miscellaneous transactional costs and iii) an aggregate $1,635 fee due to Maxim Group LLC, of which $300 was paid in cash and $1,335 was compensated through the issuance of restricted stock (i.e., 310,465 Pyxis’ common shares) at the date of the Merger and accounted for as transaction cost. The aforementioned transaction costs totaling to $1,745 payable in cash were recognized in equity.
On October 28, 2015, the Company’s Board of Directors approved an equity incentive plan (the “EIP”), providing for the granting of share-based awards to directors, officers and employees of the Company and its affiliates and to its consultants and service providers. The maximum aggregate number of shares of common stock of the Company, that may be delivered pursuant to awards granted under the EIP, shall be equal to 15% of the then issued and outstanding number of shares of common stock. On the same date the Company’s Board of Directors approved the issuance of 33,222 restricted shares of the Company’s common stock to certain of its officers. As of December 31, 2015, all such shares had been vested, but were not issued until March 2016. The respective stock compensation recognized in the consolidated statement of comprehensive income/(loss) under General and administrative expenses for the years ended December 31, 2015 and 2016, amounted to $143 and $nil, respectively.
Paid-in capital re-imbursement/distribution for the years ended December 31, 2014, 2015 and 2016 amounted to $nil, $1,248 and $nil respectively.
9.
Earnings/(Loss) per Common Share

	2014	2015	2016
Net (loss)/income available to common stockholders	$(19,243)	$3,505	$(5,813)
Weighted average number of common shares, basic	18,244,671	18,244,671	18,277,893
Dilutive effect of stock granted under the EIP	—	33,222	—
Weighted average number of common shares, diluted	18,244,671	18,277,893	18,277,893
(Loss)/earnings per common share, basic and diluted	$(1.05)	$0.19	$(0.32)
Basic earnings per share for the year ended December 31, 2014 reflect retrospectively the common shares issued upon formation of Pyxis and in connection with the consummation of the Merger. Dilutive earnings per share has been adjusted to reflect the restricted shares of the Company’s common stock to certain of its officers, granted during the year ended December 31, 2015 under the Company’s EIP (Note 8).
10.
Risk Management and Fair Value Measurements

The principal financial assets of the Company consist of cash and cash equivalents, amounts due from related parties and trade accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable and due to related parties.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

10.
Risk Management and Fair Value Measurements (Continued)

Interest Rate Risk
The Company’s interest rates are calculated at LIBOR plus a margin. Long-term loans and repayment terms are described in Note 7. The Company’s exposure to market risk from changes in interest rates relates to the Company’s bank debt obligations.
Credit Risk
Credit risk is minimized since accounts receivable from charterers are presented net of the relevant provision for uncollectible amounts, whenever required. On the balance sheet date there were no significant concentrations on credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.
Currency risk
The Company’s transactions are denominated primarily in U.S. Dollars; therefore overall currency exchange risk is limited. Balances in foreign currency other than U.S. Dollars are not considered significant.
Fair Value
The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective carrying amounts due to their short term nature. The fair value of long-term bank loans with variable interest rates approximate the recorded values, generally due to their variable interest rates.
Long Lived Assets Held and Used
As of December 31, 2016, the Company reviewed the carrying amount in connection with the estimated recoverable amount for each of its vessels. This review indicated that such carrying amount was not fully recoverable for the Company’s vessels Northsea Alpha and Northsea Beta. Consequently the carrying value of these vessels was written down as presented in the table below.
Vessel	Significant Other Observable Inputs (Level 2)	Impairment Loss charged against Vessels, net	Impairment Loss charged against Deferred charges, net	Vessel Impairment Charge
Northsea Alpha	$8,000	$1,769	$292	$2,061
Northsea Beta	8,000	1,623	314	1,937
TOTAL	$16,000	$3,392	$606	$3,998

The fair value is based on level 2 inputs of the fair value hierarchy and reflects the Company’s best estimate of the value of each vessel on a time charter free basis, and is supported by a vessel valuation of an independent shipbroker as of December 31, 2016, which is mainly based on recent sales and purchase transactions of similar vessels.
The Company recognized the total Vessel impairment charge of  $3,998, which is included in the accompanying consolidated statements of comprehensive income/(loss) for the year ended December 31, 2016.
The Company performs such an exercise on an annual basis and whenever circumstances indicate so. All other nonfinancial assets or nonfinancial liabilities are carried at fair value as of December 31, 2015 and 2016.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

11.
Commitments and Contingencies

Minimum Contractual Charter Revenues: Future minimum contractual charter revenues, gross of 1.25% brokerage commissions to Maritime, and of any other brokerage commissions to third parties, based on vessels committed, non-cancelable, long-term time charter contracts as of December 31, 2016 are as follows:
Year ending December 31,	Amount
2017	$4,846
$4,846

Make-Whole Right and Financial Guarantee: In the event that subsequent to the Merger, the Company completes a primary common share financing (a “Future Pyxis Offering”) at an offering price per share (the “New Offering Price”) lower than the valuation ascribed to the share of the Company’s common stock received by the former LS stockholders pursuant to the Agreement and Plan of Merger (the “Consideration Value”), the Company will be obligated to make “whole” the former LS stockholders as of April 29, 2015 (the “Make-Whole Record Date”) pursuant to which such LS stockholders will be entitled to receive additional shares of the Company’s common stock to compensate them for the difference between the New Offering Price and the Consideration Value (the “Make-Whole Right”). The Make-Whole Right shall only apply to the first Future Pyxis Offering following the closing of the Merger which results in gross proceeds to the Company of at least $5,000, excluding any proceeds received from any shares purchased or sold by Maritime Investors or its affiliates.
In addition, the Make-Whole Right provides that should the Company fail to complete a Future Pyxis Offering within a date which is three years from the date of the closing of the Merger, each former LS stockholder who has held his Company shares continuously from the date of the Make-Whole Record Date (the “Legacy LS Stockholders”) until the expiration of such three year period, will have a 24-hour option (the “Put Period”) to require the Company to purchase from such Legacy LS Stockholders, a pro rata amount of the Company’s common stock that would result in aggregate gross proceeds to the Legacy LS Stockholders, in an amount not to exceed $2,000; provided that in no event shall a Legacy LS Stockholder receive an amount per share greater than the Consideration Value (the “Financial Guarantee”).
Under ASC 815, the Make-Whole Right does not meet the criteria to be accounted for as a derivative instrument under “Derivatives and Hedging.” since it is not readily convertible into cash. The Make-Whole Right requires the Company to issue its own equity shares and according to ASC 460 “Guarantees”, the Company is not required to recognize an initial liability. If a Future Pyxis Offering had been completed as of December 31, 2016, the maximum number of shares issuable to Legacy LS Stockholders would have amounted to 609,228, based on the closing price of the Company’s stock on December 31, 2016 of  $2.60, the Consideration Value at the Merger date of  $4.30, and assuming that all number of the original Legacy LS Stockholders retained their make-whole right as of such date and they exercised their right to receive the additional shares.
The Financial Guarantee is accounted under ASC 460-10 “Guarantees — Option Based Contracts”. No liability for the Financial Guarantee has been reflected in the accompanying consolidated balance sheet dates, assuming that a Future Pyxis Offering will take place, the number of shares to be repurchased is not fixed, and the New Offering Price will be at a minimum equal to the Consideration Value. The Company controls the timing of any Future Pyxis Offering and the New Offering Price of any Company shares in such future offering will be subject to U.S. capital markets conditions and investors’ interest.
Dispute with charterer: In September 2016, the Company had a commercial dispute with one of its charterers. As a result, Maritime placed an amount of  $300, as security, in escrow on behalf of Sixthone, and is included in balances due to related parties as reflected in the accompanying consolidated balance sheet for the year ended December 31, 2016, as discussed in Note 3. The Company has already recognized allowance for doubtful accounts of  $100 relating to this case, as discussed in Note 2.

PYXIS TANKERS INC.

Notes to the Consolidated Financial Statements
December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)

11.
Commitments and Contingencies (Continued)

Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision has not been established in the accompanying consolidated financial statements.
The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any other claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.
12.
Interest and Finance Costs

The amounts in the accompanying consolidated statements of comprehensive income/(loss) are analyzed as follows:
	2014	2015	2016
Interest on long-term debt (Note 7)	$1,796	$2,359	$2,577
Interest on Promissory Note (Note 3)	—	12	69
Capitalized interest	(228)	(13)	—
Amortization of deferred financing costs (Note 7)	136	173	164
Total	$1,704	$2,531	$2,810

13.
Subsequent Events

On March 7, 2017, the Company agreed with Maritime Investors to further extend the maturity of the promissory note for one additional year, from January 2018 to January 2019, at same terms and at no additional cost to the Company.

PYXIS TANKERS INC.
Schedule I — Condensed Financial Information of PYXIS TANKERS INC. (Parent Company Only)

Balance Sheets
As at December 31, 2015 and 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	2015	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,967	$—
Prepayments and other assets	2	—
Total current assets	1,969	—
NON-CURRENT ASSETS:
Restricted cash	2,607	131
Investment in subsidiaries*	57,778	52,131
Total non-current assets	60,385	52,262
Total assets	$62,354	$52,262
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$226	$105
Due to related parties	4,909	822
Accrued and other liabilities	153	82
Total current liabilities	5,288	1,009
NON-CURRENT LIABILITIES:
Promissory note	2,500	2,500
Total non-current liabilities	2,500	2,500
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock ($0.001 par value; 50,000,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value; 450,000,000 shares authorized; 18,244,671 and 18,277,893 shares issued and outstanding at December 31, 2015 and 2016, respectively)	18	18
Additional paid-in capital	70,123	70,123
Accumulated deficit	(15,575)	(21,388)
Total stockholders’ equity	54,566	48,753
Total liabilities and stockholders’ equity	$62,354	$52,262

*
Eliminated in consolidation

PYXIS TANKERS INC.

Schedule I — Condensed Financial Information of PYXIS TANKERS INC. (Parent Company Only)

Statements of Comprehensive Income/(Loss)
For the period from March 23, 2015 (“Incorporation Date”) until December 31, 2015, and for the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	From Incorporation Date until December 31, 2015	Year Ended December 31, 2016
Expenses:
General and administrative expenses	$(1,607)	$(2,344)
Operating loss	(1,607)	(2,344)
Other expenses:
Interest and finance costs, net	(13)	(72)
Total other expenses, net	(13)	(72)
Equity in earnings/(loss) of subsidiaries*	5,125	(3,397)
Net income/(loss)	$3,505	$(5,813)
Earnings/(loss) per common share, basic and diluted	$0.19	$(0.32)
Weighted average number of shares, basic	18,244,671	18,277,893
Weighted average number of shares, diluted	18,277,893	18,277,893

*
Eliminated in consolidation

PYXIS TANKERS INC.

Schedule I — Condensed Financial Information of PYXIS TANKERS INC. (Parent Company Only)

Statements of Stockholders’ Equity
For the period from Incorporation Date until December 31, 2015, and for the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ Equity
	# of Shares	Par value
BALANCE, as of Incorporation Date	—	$—	$71,733	$(19,080)	$52,653
Issuance of common stock	18,244,671	18	(8)	—	10
Net income	—	—	—	3,505	3,505
Expenses for Merger	—	—	(1,745)	—	(1,745)
Stock compensation	—	—	143	—	143
BALANCE, December 31, 2015	18,244,671	$18	$70,123	$(15,575)	$54,566
Issuance of common stock	33,222	—	—	—	—
Net loss	—	—	—	(5,813)	(5,813)
BALANCE, December 31, 2016	18,277,893	$18	$70,123	$(21,388)	$48,753

PYXIS TANKERS INC.

Schedule I — Condensed Financial Information of PYXIS TANKERS INC. (Parent Company Only)

Statements of Cash Flows
For the period from Incorporation Date until December 31, 2015, and for the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars)
	From Incorporation Date until December 31, 2015	Year Ended December 31, 2016
Cash flows from operating activities:
Net income/(loss)	$3,505	$(5,813)
Adjustments to reconcile net income/(loss) to net cash from operating activities:
Stock compensation	143	—
Equity in (earnings)/loss of subsidiaries, net of dividends received*	(5,125)	5,647
Changes in assets and liabilities:
Prepayments and other assets	(2)	2
Accounts payable	226	(121)
Due to related parties	4,909	(4,087)
Accrued and other liabilities	153	(71)
Net cash provided by/(used in) operating activities	$3,809	$(4,443)
Cash flows from investing activities:
Net cash provided by investing activities	$—	$—
Cash flows from financing activities:
Issuance of promissory note	2,500	—
Issuance of common stock	10	—
Change in restricted cash	(2,607)	2,476
Expenses for Merger	(1,745)	—
Net cash (used in)/provided by financing activities	$(1,842)	$2,476
Net increase/(decrease) in cash and cash equivalents	1,967	(1,967)
Cash and cash equivalents at beginning of the period	—	1,967
Cash and cash equivalents at end of the period	$1,967	$—

*
Eliminated in consolidation

PYXIS TANKERS INC.

Schedule I — Condensed Financial Information of PYXIS TANKERS INC. (Parent Company Only)

For the period from Incorporation Date until December 31, 2015, and for the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars, except for share and per share data)
In the condensed financial information of Pyxis, Pyxis’ investment in subsidiaries is stated at cost plus equity in undistributed earnings/losses of subsidiaries. During the period from the Incorporation Date until December 31, 2015, Pyxis did not receive dividend distributions from its subsidiaries. In May 2016, Pyxis received dividend distributions from Sixthone and Seventhone amounting to $2,250, in the aggregate, based on the respective vessel-owning companies’ financial position as of and for the year ended December 31, 2015.
The lender of Sixthone and Seventhone requires the ratio of the Company’s total liabilities to market value adjusted total assets not to exceed 65%. This requirement is only applicable in order to assess whether the two Vessel-owning companies are entitled to distribute dividends to Pyxis. As of December 31, 2015, the ratio of the Company’s total liabilities to market value adjusted total assets was 58%, while as of December 31, 2016, such ratio was 68%, or 3% higher than the required threshold. As discussed in Note 7, until the Company cures such non-compliance, neither Sixthone nor Seventhone will be permitted to make dividend distributions. Other than the above, there are no legal or regulatory restrictions on Pyxis’ ability to obtain funds from its subsidiaries through dividends, loans or advances.
The condensed financial information of Pyxis, as parent company only, should be read in conjunction with the Company’s consolidated financial statements.

$10,000,000
             Shares of Common Stock

PROSPECTUS

Joint Book Running Managers
Maxim Group LLC	Aegis Capital Corp.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.   Indemnification of Directors and Officers
I.   Section 8.1 of the Bylaws of the registrant provides that:
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
II.   Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
(1)
Actions not by or in right of the corporation.   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.   A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.   To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.   The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.   A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.   Indemnification Agreements
The registrant has entered, and expect to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the registrants board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.   Recent Sales of Unregistered Securities
On March 23, 2015, in connection with the registrant’s formation, Maritime Investors subscribed for and purchased 10,000,000 shares of the registrant’s Common Stock for a consideration of  $10,000 in cash.
The following table sets forth all private sales of shares of the registrant’s Common Stock since its formation:
Securities Sold	Date Sold	Consideration Per Share	Total Consideration	Registration Exemption	Purchaser
10,000,000 shares of Common Stock	March 23, 2015	$1,000	$10,000	Section 4(a)(2) of the Securities Act	Maritime Investors Corp.

Item 8.   Exhibits and Financial Statement Schedules
Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
1.1*	Form of Underwriting Agreement
2.1#	Agreement and Plan of Merger, dated April 23, 2015, by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart, Ltd. and LookSmart Group, Inc.	F-4	333-203598	2.1	April 23, 2015
2.2#	Amendment to Agreement and Plan of Merger, dated as of September 22, 2015, by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart Ltd. and LookSmart Group, Inc.	20-F	001-37611	2.2	March 23, 2016
3.1#	Articles of Incorporation of the Company	F-4	333-203598	3.1	April 23, 2015
3.2#	Bylaws of the Company	F-4	333-203598	3.2	April 23, 2015
4.1#	Specimen Stock Certificate of Pyxis Tankers Inc.	F-4	333-203598	4.2	September 28, 2015
5.1*	Opinion of Seward & Kissel LLP as to the validity of the Common Stock of Pyxis Tankers Inc. being registered
8.1*	Opinion of Seward & Kissel LLP as to certain tax matters
10.1#	Form of Lock-Up Agreement	F-4	333-203598	10.1	April 23, 2015
10.2#	Voting Agreement between LookSmart, Ltd., Pyxis Tankers Inc. and Michael Onghai	F-4	333-203598	10.2	August 6, 2015
10.3#	Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	F-4	333-203598	10.3	September 4, 2015
10.4#	First Amendment dated August 9, 2016, to the Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	20-F	001-37611	4.1.1	March 28, 2017
10.5#	Form of Ship Management Agreement with International Tanker Management Ltd.	F-4	333-203598	10.4	September 4, 2015
10.6#	Form of Commercial Ship Management Agreement with North Sea Tankers BV	F-4	333-203598	10.5	September 4, 2015
10.7#	Loan Agreement, dated as of September 26, 2007, by and between Secondone Corp. and Thirdone Corp., as borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	F-4	333-203598	10.6	August 6, 2015

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
10.8#	Supplemental Agreement relating to a term loan facility dated September 26, 2007, dated as of May 28, 2010, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.1	March 23, 2016
10.9#	Supplemental Agreement in relation to a Loan Agreement dated September 26, 2007, dated as of December 1, 2010, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.2	March 23, 2016
10.10#	Third Supplemental Agreement in relation to a Loan Agreement dated September 26, 2007, dated as of October 23, 2015, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.3	March 23, 2016
10.11#	Guarantee relating to a Loan Agreement dated September 26, 2007, dated as of October 23, 2015, by and between Pyxis Tankers Inc., as guarantor, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.4	March 23, 2016
10.12#	Loan Agreement, dated as of December 12, 2008, between Fourthone Corp., as borrower, and Deutsche Schiffsbank Aktiengesellschaft, as lender	F-4	333-203598	10.7	August 6, 2015
10.13#	Supplemental Agreement in relation to a Loan Agreement dated December 12, 2008, dated as of October 23, 2015, by and between Fourthone Corp., as borrower, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.5.1	March 23, 2016
10.14#	Guarantee relating to a Loan Agreement dated December 12, 2008, dated as of October 23, 2015, by and between Pyxis Tankers Inc., as guarantor, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.5.2	March 23, 2016
10.15#	Loan Agreement, dated October 12, 2012, by and among Sixthone Corp. and Seventhone Corp., as borrowers, the banks and financial institutions listed therein, as lenders, and HSH Nordbank AG, as agent	F-4	333-203598	10.8	August 6, 2015

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
10.16#	Supplemental Agreement relating to a secured loan facility dated October 12, 2012, dated February 13, 2013, by and among Sixthone Corp. and Seventhone Corp., the lenders and HSH Nordbank AG, as agent	F-4	333-203598	10.9	August 6, 2015
10.17#	Second Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated October 23, 2015, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	20-F	001-37611	4.6.2	March 23, 2016
10.18#	Guarantee relating to a Loan Agreement dated October 12, 2012, dated as of October 26, 2015, by and between Pyxis Tankers Inc., as guarantor, and HSH Nordbank AG, as security trustee	20-F	001-37611	4.6.3	March 23, 2016
10.19#	Third Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated September 29, 2016, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	20-F	001-37611	4.6.4	March 28, 2017
10.20#	Fourth Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated June 6, 2017, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	F-1/A	333-217498	10.20	June 6, 2017
10.21#	Facility Agreement for a $21,000,000 Term Loan Facility, dated January 12, 2015, by and among Eighthone Corp., as borrower, and DVB Bank SE, as lender and as agent and security trustee	F-4	333-203598	10.10	August 6, 2015
10.22#	Supplemental Agreement in relation to a Loan Agreement dated January 12, 2015, dated October 23, 2015, by and among Eighthone Corp., DVB Bank SE, as lender and as agent and security trustee	20-F	001-37611	4.7.1	March 23, 2016
10.23#	Corporate Guarantee, dated as of October 26, 2015, by and between Pyxis Tankers Inc., as guarantor, and DVB Bank SE, as security trustee	20-F	001-37611	4.7.2	March 23, 2016

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
10.24#	Pledge over Shares in Eighthone Corp., dated as of October 26, 2015, by and between Pyxis Tankers Inc., as shareholder, and DVB Bank SE, as security trustee	20-F	001-37611	4.7.3	March 23, 2016
10.25#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of April 23, 2015	F-4	333-203598	10.11	August 6, 2015
10.26#	Pledge Agreement, dated as of April 23, 2015, between Michael Onghai, LookSmart Group Inc. and Pyxis Tankers Inc.	20-F	001-37611	4.9	March 23, 2016
10.27#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12	March 23, 2016
10.28#	First Amendment dated August 9, 2016, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.1	March 28, 2017
10.29#	Second Amendment dated March 7, 2017, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.2	March 28, 2017
10.30#	Form of 2015 Equity Incentive Plan	F-4	333-203598	10.12	September 4, 2015
10.31#	Form of Indemnification Agreement	F-4	333-203598	10.13	September 4, 2015
10.32*	Stock Purchase Agreement, effective as of June 13, 2017, by and between Pyxis Tankers Inc. and Pyxis Holdings Inc.
21.1#	List of Subsidiaries	F-1	333-217498	21.1	April 27, 2017
23.1*	Consent of Ernst & Young (Hellas) Certified Auditors – Accountants S.A. independent registered public accounting firm of Pyxis Tankers Inc.
23.2*	Consent of Drewry Shipping Consultants Ltd.
23.3*	Consent of Seward & Kissel LLP (included within Exhibit 5.1 and Exhibit 8.1)
24.1#	Powers of Attorney	F-1	333-217498	24.1	April 27, 2017

Exhibit Number	Description of Exhibit
101*
The following materials from the Company’s Registration Statement on Form F-1, formatted in eXtensible Business Reporting Language (XBRL):

(i) Consolidated Balance Sheets as at December 31, 2016 and March 31, 2017 (unaudited);
(ii) Unaudited Interim Consolidated Statements of Comprehensive Income/(Loss) for the three-month periods ended March 31, 2016 and 2017;
(iii) Unaudited Interim Consolidated Statements of Stockholders’ Equity for the three-month periods ended March 31, 2016 and 2017;
(iv) Unaudited Interim Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2016 and 2017;
(v) Notes to the Unaudited Interim Consolidated Financial Statements;
(vi) Consolidated Balance Sheets as at December 31, 2015 and 2016;
(vii) Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2014, 2015 and 2016;
(viii) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2014, 2015 and 2016;
(ix) Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2015 and 2016; and
(x) Notes to the Consolidated Financial Statements.

#
Indicates a document previously filed with the SEC, incorporated by reference herein.

*
Filed herewith.

Item 9.   Undertakings
The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 13th day of June, 2017.
PYXIS TANKERS INC.

By:	/s/ Valentios Valentis Name: Valentios (“Eddie”) Valentis Title: Chairman, Chief Executive Officer and Director
In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 13, 2017 in the capacities indicated.
Signature	Title
/s/ Valentios Valentis Valentios (“Eddie”) Valentis	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Henry P. Williams Henry P. Williams	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ * Robin P. Das	Director
/s/ * Robert B. Ladd	Director
/s/ * Basil G. Mavroleon	Director
/s/ * Aristides J. Pittas	Director
* By: /s/ Henry P. Williams Henry P. Williams Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Pyxis Tankers Inc. in the United States, has signed this registration statement on Form F-1 in the City of Glen Cove, State of New York, on the 13th day of June, 2017.
AUTHORIZED REPRESENTATIVE

By:	/s/ Henry P. Williams Name: Henry P. Williams Title: Authorized Representative

EXHIBIT INDEX
Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
1.1*	Form of Underwriting Agreement
2.1#	Agreement and Plan of Merger, dated April 23, 2015, by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart, Ltd. and LookSmart Group, Inc.	F-4	333-203598	2.1	April 23, 2015
2.2#	Amendment to Agreement and Plan of Merger, dated as of September 22, 2015, by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart Ltd. and LookSmart Group, Inc.	20-F	001-37611	2.2	March 23, 2016
3.1#	Articles of Incorporation of the Company	F-4	333-203598	3.1	April 23, 2015
3.2#	Bylaws of the Company	F-4	333-203598	3.2	April 23, 2015
4.1#	Specimen Stock Certificate of Pyxis Tankers Inc.	F-4	333-203598	4.2	September 28, 2015
5.1*	Opinion of Seward & Kissel LLP as to the validity of the Common Stock of Pyxis Tankers Inc. being registered
8.1*	Opinion of Seward & Kissel LLP as to certain tax matters
10.1#	Form of Lock-Up Agreement	F-4	333-203598	10.1	April 23, 2015
10.2#	Voting Agreement between LookSmart, Ltd., Pyxis Tankers Inc. and Michael Onghai	F-4	333-203598	10.2	August 6, 2015
10.3#	Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	F-4	333-203598	10.3	September 4, 2015
10.4#	First Amendment dated August 9, 2016, to the Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	20-F	001-37611	4.1.1	March 28, 2017
10.5#	Form of Ship Management Agreement with International Tanker Management Ltd.	F-4	333-203598	10.4	September 4, 2015
10.6#	Form of Commercial Ship Management Agreement with North Sea Tankers BV	F-4	333-203598	10.5	September 4, 2015
10.7#	Loan Agreement, dated as of September 26, 2007, by and between Secondone Corp. and Thirdone Corp., as borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	F-4	333-203598	10.6	August 6, 2015
10.8#	Supplemental Agreement relating to a term loan facility dated September 26, 2007, dated as of May 28, 2010, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.1	March 23, 2016
10.9#	Supplemental Agreement in relation to a Loan Agreement dated September 26, 2007, dated as of December 1, 2010, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Deutsche Schiffsbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.2	March 23, 2016

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
10.10#	Third Supplemental Agreement in relation to a Loan Agreement dated September 26, 2007, dated as of October 23, 2015, by and between Secondone Corp. and Thirdone Corp., as joint and several borrowers, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.3	March 23, 2016
10.11#	Guarantee relating to a Loan Agreement dated September 26, 2007, dated as of October 23, 2015, by and between Pyxis Tankers Inc., as guarantor, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.4.4	March 23, 2016
10.12#	Loan Agreement, dated as of December 12, 2008, between Fourthone Corp., as borrower, and Deutsche Schiffsbank Aktiengesellschaft, as lender	F-4	333-203598	10.7	August 6, 2015
10.13#	Supplemental Agreement in relation to a Loan Agreement dated December 12, 2008, dated as of October 23, 2015, by and between Fourthone Corp., as borrower, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.5.1	March 23, 2016
10.14#	Guarantee relating to a Loan Agreement dated December 12, 2008, dated as of October 23, 2015, by and between Pyxis Tankers Inc., as guarantor, and Commerzbank Aktiengesellschaft, as lender	20-F	001-37611	4.5.2	March 23, 2016
10.15#	Loan Agreement, dated October 12, 2012, by and among Sixthone Corp. and Seventhone Corp., as borrowers, the banks and financial institutions listed therein, as lenders, and HSH Nordbank AG, as agent	F-4	333-203598	10.8	August 6, 2015
10.16#	Supplemental Agreement relating to a secured loan facility dated October 12, 2012, dated February 13, 2013, by and among Sixthone Corp. and Seventhone Corp., the lenders and HSH Nordbank AG, as agent	F-4	333-203598	10.9	August 6, 2015
10.17#	Second Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated October 23, 2015, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	20-F	001-37611	4.6.2	March 23, 2016
10.18#	Guarantee relating to a Loan Agreement dated October 12, 2012, dated as of October 26, 2015, by and between Pyxis Tankers Inc., as guarantor, and HSH Nordbank AG, as security trustee	20-F	001-37611	4.6.3	March 23, 2016
10.19#	Third Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated September 29, 2016, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	20-F	001-37611	4.6.4	March 28, 2017
10.20#	Fourth Supplemental Agreement relating to a senior secured loan facility dated October 12, 2012, dated June 6, 2017, by and among Sixthone Corp. and Seventhone Corp., the lenders, and HSH Nordbank AG, as agent	F-1/A	333-217498	10.20	June 6, 2017

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
10.21#	Facility Agreement for a $21,000,000 Term Loan Facility, dated January 12, 2015, by and among Eighthone Corp., as borrower, and DVB Bank SE, as lender and as agent and security trustee	F-4	333-203598	10.10	August 6, 2015
10.22#	Supplemental Agreement in relation to a Loan Agreement dated January 12, 2015, dated October 23, 2015, by and among Eighthone Corp., DVB Bank SE, as lender and as agent and security trustee	20-F	001-37611	4.7.1	March 23, 2016
10.23#	Corporate Guarantee, dated as of October 26, 2015, by and between Pyxis Tankers Inc., as guarantor, and DVB Bank SE, as security trustee	20-F	001-37611	4.7.2	March 23, 2016
10.24#	Pledge over Shares in Eighthone Corp., dated as of October 26, 2015, by and between Pyxis Tankers Inc., as shareholder, and DVB Bank SE, as security trustee	20-F	001-37611	4.7.3	March 23, 2016
10.25#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of April 23, 2015	F-4	333-203598	10.11	August 6, 2015
10.26#	Pledge Agreement, dated as of April 23, 2015, between Michael Onghai, LookSmart Group Inc. and Pyxis Tankers Inc.	20-F	001-37611	4.9	March 23, 2016
10.27#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12	March 23, 2016
10.28#	First Amendment dated August 9, 2016, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.1	March 28, 2017
10.29#	Second Amendment dated March 7, 2017, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.2	March 28, 2017
10.30#	Form of 2015 Equity Incentive Plan	F-4	333-203598	10.12	September 4, 2015
10.31#	Form of Indemnification Agreement	F-4	333-203598	10.13	September 4, 2015
10.32*	Stock Purchase Agreement, effective as of June 13, 2017, by and between Pyxis Tankers Inc. and Pyxis Holdings Inc.
21.1#	List of Subsidiaries	F-1	333-217498	21.1	April 27, 2017
23.1*	Consent of Ernst & Young (Hellas) Certified Auditors – Accountants S.A. independent registered public accounting firm of Pyxis Tankers Inc.
23.2*	Consent of Drewry Shipping Consultants Ltd.
23.3*	Consent of Seward & Kissel LLP (included within Exhibit 5.1 and Exhibit 8.1)
24.1#	Powers of Attorney	F-1	333-217498	24.1	April 27, 2017

Exhibit Number	Description of Exhibit	Schedule/ Form	File Number	Exhibit	File Date
101*
The following materials from the Company’s Registration Statement on Form F-1, formatted in eXtensible Business Reporting Language (XBRL):

(i) Consolidated Balance Sheets as at December 31, 2016 and March 31, 2017 (unaudited);
(ii) Unaudited Interim Consolidated Statements of Comprehensive Income/(Loss) for the three-month periods ended March 31, 2016 and 2017;
(iii) Unaudited Interim Consolidated Statements of Stockholders’ Equity for the three-month periods ended March 31, 2016 and 2017;
(iv) Unaudited Interim Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2016 and 2017;
(v) Notes to the Unaudited Interim Consolidated Financial Statements;
(vi) Consolidated Balance Sheets as at December 31, 2015 and 2016;
(vii) Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2014, 2015 and 2016;
(viii) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2014, 2015 and 2016;
(ix) Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2015 and 2016; and
(x) Notes to the Consolidated Financial Statements.

#
Indicates a document previously filed with the SEC, incorporated by reference herein.

*
Filed herewith.